As filed with the Securities and Exchange Commission on November 18, 2013
Registration Number 333-191448
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RICEBRAN TECHNOLOGIES
(Exact Name of Registrant as Specified in its Charter)

California	2040	87-0673375
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
6720 N. Scottsdale Road, Suite # 390
Scottsdale, AZ 85253
(602) 522-3000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

W. John Short
Chief Executive Officer
RiceBran Technologies
6720 N. Scottsdale Road, Suite # 390
Scottsdale, AZ 85253
(602) 522-3000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

with copies to:

Christopher V. Chediak, Esq.	Barry I. Grossman, Esq.
Weintraub Tobin Chediak Coleman Grodin	Benjamin S. Reichel, Esq.
400 Capitol Mall, Suite 1100	Ellenoff Grossman & Schole LLP
Sacramento, CA 95814	1345 Avenue of the Americas, 11th Floor
(916) 558-6000	New York, New York 10105
(212) 370-1300
________________________

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Larger accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common stock, no par value(2)	$17,250,000	$2,222.00
Warrants to purchase common stock(2)(4)	(5)	(6)
Shares of common stock underlying warrants(2)(3)
Representative’s warrants (4)	$1,078,125	$139.00
Shares of common stock underlying Representative’s warrants (3)(4)
Total	$18,328,125	$2,361.00(7)

(1)	Estimated solely for the purpose of calculating the registration fee under Rule 457(o) of the Securities Act of 1933, as amended (“Securities Act”).

(2)	Includes additional shares of common stock and/or warrants which may be issued upon exercise of a 45-day option granted to the underwriters to cover over-allotments, if any, up to 15%.

(3)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(4)	Assumes the underwriters’ over-allotment is fully exercised.

(5)	The warrants to be issued to investors hereunder are included in the price of the common stock above.

(6)	No separate registration fee is required pursuant to Rule 457(g) promulgated under the Securities Act of 1933, as amended.

(7)	Fee of $2,046.00 paid with initial filing.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL AND IS NOT A SOLICITATION OF AN OFFER TO BUY IN ANY STATE IN WHICH AN OFFER, SOLICITATION, OR SALE IS NOT PERMITTED.

SUBJECT TO COMPLETION, DATED NOVEMBER 18, 2013
PRELIMINARY PROSPECTUS

__________ SHARES OF COMMON STOCK AND
WARRANTS TO PURCHASE __________ SHARES OF COMMON STOCK

We are offering _____ shares of our common stock, no par value per share, together with warrants to purchase ___ shares of our common stock.

One share of common stock is being sold together with a warrant, with each warrant being immediately exercisable for ______ share of common stock at an exercise price of $_____ per share and will expire ___ months after the issuance date.

Our common stock is currently traded on the OTCQB Marketplace, operated by OTC Markets Group, under the symbol “RIBT”. We have applied to list our common stock and warrants on The NASDAQ Capital Market under the symbols “RIBT” and “RIBTW”, respectively. No assurance can be given that our application will be approved. On November 15, 2013, the last reported sales price for our common stock was $0.06 per share ($12.00 per share in post-split shares). On November 13, 2013, we effected a one-for-200 reverse split on our issued and outstanding shares of our common stock. All warrant, option, share and per share information in this prospectus gives retroactive effect to the one-for-200 reverse split.

INVESTING IN THE OFFERED SECURITIES INVOLVES RISKS, INCLUDING THOSE SET FORTH IN THE “RISK FACTORS” SECTION OF THIS PROSPECTUS BEGINNING ON PAGE 6. INVESTORS SHOULD ONLY CONSIDER AN INVESTMENT IN THESE SECURITIES IF THEY CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	Per Share(1)	Per Warrant(1)	Total
Public offering price	$	$	$
Underwriting discounts and commissions (2)	$	$	$
Proceeds, before expenses, to us(3)	$	$	$

(1)	One share of common stock is being sold together with a warrant, with each warrant being exercisable for the purchase of ___ share of common stock.
(2)	We have agreed to issue warrants to the underwriters and to reimburse the underwriters for certain expenses. See “Underwriting” on page ___ of this prospectus for a description of these arrangements.
(3)	We estimate the total expenses of this offering will be approximately $_________.

The underwriters expect to deliver our securities, against payment, on or about ________, 2013.

We have granted the underwriters a 45-day option to purchase up to _____ additional shares of common stock and/or additional warrants to purchase up to _______ additional shares of common stock from us at the offering price for each security, less underwriting discounts and commissions, to cover over-allotments, if any.

Sole Book Running Manager
Maxim Group LLC

Co-Managers
Chardan Capital Markets, LLC    Dawson James Securities, Inc.

The date of this prospectus is __________, 2013.

PROSPECTUS SUMMARY

__________ SHARES OF COMMON STOCK AND
WARRANTS TO PURCHASE _______ SHARES OF COMMON STOCK

ABOUT THIS PROSPECTUS

This summary highlights certain information appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements. References in this prospectus to “we,” “us,” “our,” and “Company” refer to RiceBran Technologies and its subsidiaries. You should read both this prospectus and any prospectus supplement together with additional information described below under the heading "Where You Can Find More Information."

All warrant, option, share and per share information in this prospectus gives retroactive effect to a one-for-200 reverse stock split effective as of November 13, 2013.

ABOUT RICEBRAN TECHNOLOGIES

Corporate Information

Our principal executive office is located at 6720 N. Scottsdale Road, Suite # 390, Scottsdale, AZ 85253. Our telephone number is (602) 522-3000.

Company Overview

We are a human food ingredient, nutritional supplement and animal nutrition company that uses our proprietary and patented technologies for value-added processing of healthy, natural and nutrient dense products derived from raw rice bran (RRB), an underutilized by-product of the rice milling industry.

We have three reportable business segments: (i) USA, which manufactures and distributes stabilized rice bran (SRB) in various granulations along with other products derived from rice bran via proprietary and patented enzyme treatment processes; (ii) Brazil, which extracts crude rice bran oil (RBO) and defatted rice bran (DRB) from rice bran, which are then further processed into a number of valuable human food and animal nutrition products; and (iii) Corporate, which includes our corporate, administrative, regulatory and compliance functions.

The combined operations of our USA and Brazil segments encompass our bio-refining approach to processing RRB into various high quality value-added constituents and finished products. Over the past decade, we have developed and optimized our proprietary bio-refining processes to support the production of healthy, natural, hypoallergenic, gluten free, and non-genetically modified ingredients and supplements for use in human meats, baked goods, cereals, coatings, health foods, nutritional supplements, nutraceuticals and high-end animal nutrition and health products.

The manufacturing facilities included in our USA segment have proprietary processing equipment and patented technology for the stabilization and further processing of rice bran into a number of food ingredient and derivative products. The USA segment consists of two locations in California and two locations in Louisiana, all of which can produce SRB. One of the two Louisiana SRB facilities, located in Lake Charles, has been idle since May 2009. The USA segment also includes our Dillon, Montana Stage II facility which produces our Stage II products RiSolubles, a highly nutritious, carbohydrate and lipid rich fraction of SRB, RiFiber, a fiber rich derivative of SRB, RiBalance, a complete rice bran nutritional package derived from further processing SRB, ProRyza P-35, a water-dispersible 35% protein extract from SRB, and ProRyza PF-20/50, a 20% protein and 50% insoluble dietary fiber extract of SRB. Stage II refers to the patented processes run at our Dillon, Montana facility and the products produced at that facility using our patented processes. In 2012, approximately 50% of USA segment revenue was from sales of human ingredient and derivative products and the other 50% was from sales of animal nutrition products. We expect human ingredient and derivative product sales to grow more rapidly than sales of animal nutrition products in the future.

The Brazil segment’s only operating subsidiary is our majority-owned subsidiary Industria Riograndens De Oleos Vegetais Ltda. (Irgovel), located in Pelotas, Brazil. Irgovel manufactures RBO and DRB products for both the human and animal food markets in Brazil and internationally. In refining RBO to an edible grade, several co-products are obtained. One such product is distilled fatty acids, a valuable raw material for the detergent industry. DRB is sold in bulk as animal feed and compounded with a number of other ingredients to produce complex animal nutrition products which are packaged and sold under Irgovel brands in the Brazilian market. In 2012, approximately 46% of Brazil segment product revenue was from sales of RBO products and 54% was from sales of DRB products. Irgovel is a wholly owned subsidiary of our holding company, Nutra SA, LLC (Nutra SA). We own 50.9% of Nutra SA with the remaining 49.1% held by our minority equity partner Alothon Group and its affiliated entities (collectively, the Investors). The Investors have certain rights associated with its equity ownership as more fully described in the “Ownership Interest in Nutra SA” under the “Business” section of this prospectus.

With the proceeds from this offering, we will be positioned to capitalize on specific market conditions that we expect will increase market acceptance of our products and lead to increased growth and profitability. These market conditions include: (i) increased global demand for vegetable oil, (ii) increased demand for new protein sources, (iii) consumer demand for “clean” labels on food products, and (iv) demand for proprietary, evidence-based functional ingredients for nutraceuticals and functional foods.

Our growth strategy is multifaceted and involves: (i) expanding our nutraceuticals and functional foods (NFF) business through the acquisition and integration of H&N Distribution, Inc. (H&N), an established co-packaging company that serves the NFF industry, (ii) the expansion of our global distribution network, (iii) the expansion of existing productions facilities in both the USA and Brazil segments, (iv) the investment in the development and commercialization of rice bran products in China in partnership with Wilmar-International Limited, and (v) continuing to generate evidence-based functionality of our proprietary products.

Recent Developments

In April 2013, we entered into a series of agreements with various affiliates of Wilmar-International Limited (collectively, Wilmar) under which we agreed to license to Wilmar all of our patented and proprietary intellectual property and know-how for stabilizing and further processing rice bran, including technologies resulting from recent research and development efforts regarding extraction and concentration of protein from rice bran. In return, Wilmar agreed to license to us (i) its intellectual property with respect to processing of rice bran, and its derivatives, based on the intellectual property licensed to Wilmar for use worldwide, excluding China and (ii) its other intellectual property with respect to processing of rice bran, and its derivatives, for use worldwide, excluding certain countries in Asia. Under the agreements, we obtained the right to purchase up to 45% of the capital stock of any entity Wilmar establishes to develop new products relating to rice bran or its derivative using the intellectual property licensed to Wilmar.

In July 2013, we amended our exclusive distribution agreement with Beneo-Remy, a 100% owned subsidiary of Sudzucker AG, a German public company, under which Beneo-Remy will exclusively distribute our SRB product and non-exclusively distribute our other products to more than 40 countries in Europe, the Middle East, Africa and other geographies. The amended agreement provides for minimum purchases of approximately $8.8 million by Beneo-Remy during the 4 year term of the agreement. As of September 26, 2013, Beneo-Remy has made approximately $400,000 in purchases under the agreement.

In August 2013, we entered into a multi-year purchase agreement with a rapidly growing US-based direct sales company to purchase a minimum of approximately $7.65 million of one of our patented Stage II products during the 40 month term of the agreement.

In September 2013, we entered into an exclusive distribution agreement with a Taiwanese marketing and distribution company to market another of our patented Stage II products in Taiwan.

On September 24, 2013, we entered into an acquisition and stock purchase agreement with H&N and the shareholders of H&N (the H&N Shareholders) pursuant to which the H&N Shareholders will sell 100% of the issued and outstanding shares of capital stock of H&N to us (the Purchase Agreement). H&N is engaged in the business of functional food blending and manufacturing, and the distribution of food ingredients and product. Under the Purchase Agreement, we agreed to purchase 100% of the H&N capital stock for $2.0 million plus a number of shares of our common stock based on H&N’s adjusted EBITDA (as defined in the Purchase Agreement) for the calendar year ending December 31, 2013. The number of shares of our common stock that will be issued to the H&N Shareholders ranges from 187,500 to 237,500 shares. At closing, H&N’s current chief executive officer and founder, Mark McKnight, will join the Company as senior vice president of contract manufacturing and remain CEO of H&N. The closing of the Purchase Agreement remains subject to certain conditions including but not limited to the completion of our due diligence on H&N and our raising at least $7.5 million in a financing. A portion of the proceeds from this offering will be used to satisfy the cash purchase price at the closing of the Purchase Agreement. Upon closing of the transaction, H&N will become part of our USA segment.

By incorporating H&N’s formulating and packaging capabilities into our business model, we expect to drive sales of our Stage II products into multiple NFF channels allowing us to capture not only single ingredient sales but also sales of blended finished products consisting predominantly of our ingredients blended with other products and sold as a finished product on a business to business basis.

Effective as of November 13, 2013, certain warrant holders agreed to exchange warrants to purchase 496,060 shares of common stock for 1,554,734 shares of our common stock. The warrant holders will be committed to exchange their warrants which will be cancelled upon our raising of at least $7.0 million; however the shares will not be issued until after our next shareholder meeting, which must occur prior to July 1, 2014 and at which time we will request to increase our authorized shares of common stock, provided our shareholders approve such increase. Additionally, the holders of our subordinated convertible notes agreed to amend their notes to reduce the interest rate under the notes to five percent (5%) from ten percent (10%) and to remove the conversion feature and anti-dilutive protections under the note. If the shareholders do not approve to increase the authorized number of shares of common stock by July 1, 2014 (as discussed above), the interest rate on the notes will increase to ten percent (10%). Finally, an investor purchased an additional $200,000 note and agreed to purchase an additional $300,000 note, each of which would bear five percent (5%) interest with a July 31, 2016 maturity date, in exchange for the Company issuing the investor 134,250 shares of common stock; however the shares will not be issued until after our next shareholder meeting, which must occur prior to July 1, 2014 and at which time we will request to increase our authorized shares of common, provided our shareholders approve such increase. The warrant exchange and amendments to the notes are contingent upon our raising of at least $7.0 million in this offering and the listing of our common stock and the warrants sold in this offering on a national securities exchange.

All warrant, option, share and per share information in this prospectus gives retroactive effect to a one-for-200 reverse stock split effective as of November 13, 2013.

SUMMARY OF THE OFFERING

Securities offered:
_____ shares of our common stock together with warrants to purchase ____ shares of our common stock at an exercise price of $[*] per share. The warrants will be immediately exercisable and will expire ____ months after the issuance date.

Common stock	1,149,890 shares
outstanding before
the offering (1):

Common stock to	_____ shares
be outstanding
after the offering (1)(2):

Underwriter’s Over-Allotment Option:
The Underwriting Agreement provides that we will grant to the underwriter an option, exercisable within 45 days after the closing of this offering, to acquire up to an additional 15% of the total number of common stock and/or warrants to be offered by us pursuant to this offering, solely for the purpose of covering over-allotments.

Use of proceeds:	We intend to use a portion of the net proceeds from this offering for the following purposes:

•	approximately $2,000,000 to fund the cash portion of the purchase price for the acquisition of H&N;
•
a minimum of $3,000,000 and a maximum of $5,000,000 for an additional capital contribution to Nutra SA to fund operations at its operating subsidiary Irgovel, including the planned capital expansion project, based upon the amount of net proceeds raised in this offering;

•	approximately $2,500,000 for a capacity expansion project at the Dillon, Montana facility;
•	approximately $1,000,000 for other capital improvement and quality assurance projects in other US facilities;
•	approximately $1,000,000 for continued research and development to support certain product launches;
•	approximately $700,000 for repayment of certain accounts payables for professional service;
•	approximately $200,000 to pay accrued interest owed and due to certain subordinated convertible note holders; and
•	approximately $150,000 to pay deferred board of director fees.

OTCQB Symbol:	RIBT

Proposed Listing and Symbol:	We have applied for listing of our common stock and the warrants sold in this offering on The NASDAQ Capital Market under the symbol “RIBT” and “RIBTW”, respectively.

Risk Factors:
Investing in our securities involves substantial risks. You should carefully review and consider the “Risk Factors” section of this prospectus beginning on page 6 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in this offering.

Reverse Split:	All warrant, option, share and per share information in this prospectus gives retroactive effect to a one-for-200 reverse stock split effective as of November 13, 2013.

(1) The number of shares of our common stock outstanding excludes the following:

•	176,932 shares of common stock issuable upon exercise of outstanding stock options, at a weighted average exercise price of $24.60 per share, under our equity incentive plans;
•	130,862 additional shares of common stock reserved for future issuance under our equity incentive plans;
•	Assuming we raise at least $7.0 million in this offering, 2,320 shares of common stock that are issuable upon conversion of an outstanding convertible debenture, with a current conversion price of $14.00 per share, which contain anti-dilution provisions that cause the conversion price to decrease automatically if we issue shares of our common stock or securities convertible into shares of our common stock at prices below $14.00;
•	Assuming we raise at least $7.0 million in this offering, 223,067 shares of common stock issuable upon exercise of outstanding warrants, with current exercise prices ranging from $14.00 per share to $46.80 per share. Warrants for 208,038 of these shares contain anti-dilution provisions that cause the exercise price to decrease automatically if we issue shares of our common stock or securities convertible into shares of our common stock at prices below either $16.00 or $14.00;

•	Shares issued to the Investors in Nutra SA if they elect to exchange their units in Nutra SA for shares of our common stock at a price to be determined based on the appraised fair value of Nutra SA;
•	___________ shares of common stock issuable upon exercise of the warrants issued to the public in connection with this offering; and
•	___________ shares of common stock issuable upon exercise of the warrants to be received by the underwriters in connection with this offering.

(2) The total number of shares of our common stock outstanding after this offering is based on 1,149,890 shares outstanding as of November 18, 2013 and includes (i) 237,500 shares of common stock issuable to the H&N Shareholders, which is the maximum number of shares that would be issued to the H&N Shareholders in connection with the acquisition of H&N, (ii) 1,554,734 shares of common stock to be issued by July 1, 2014 to certain warrant holders in exchange for the cancellation of warrants to purchase up to 496,060 shares of common stock, and (iii) 134,250 shares to be issued by July 1, 2014 to a note investor.

Except as otherwise indicated herein, all information in this prospectus assumes the underwriter does not exercise the over-allotment option and the warrants offered hereby are not exercised.

RISK FACTORS

You should carefully consider and evaluate all of the information in this prospectus, including the risk factors listed below. Risks and uncertainties in addition to those we describe below, that may not be presently known to us, or that we currently believe are immaterial, may also harm our business and operations. If any of these risks occur, our business, results of operations and financial condition could be harmed, the price of our common stock could decline, and future events and circumstances could differ significantly from those anticipated in the forward-looking statements contained in this prospectus.

Risks Relating to Our Business

Our significant losses and negative cash flow raise questions about our ability to continue as a going concern.

Our net cash used in operating activities was approximately $4.8 million in 2012 and approximately $2.5 million for the first nine months of 2013. We may not be able to achieve revenue growth, profitability or positive cash flow, on either a quarterly or annual basis, and that profitability, if achieved, may not be sustained. If we are unable to achieve or sustain profitability, we may not be financially viable in the future and may have to curtail, suspend, or cease operations, restructure existing operations to attempt to ensure future viability, or pursue other alternatives such as re-filing for bankruptcy, pursuing dissolution and liquidation, seeking to merge with another company, selling all or substantially all of our assets or raising additional capital through equity or debt financings. Because of our recurring losses and negative cash flows from operations, the audit report of our independent registered public accountants on our consolidated financial statements for 2012 contains an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

We have not yet achieved positive cash flows.

We have generated negative operating cash flows since our inception. We continue to assess our business to identify core and non-core assets. To raise additional cash funding we may be required to sell non-core assets and/or business units although there are no current plans do so. Additionally, we will need to reduce operating expenses and increase cash flow to fund current operations in our USA segment if we are not able to fund these operations by raising additional capital through equity or debt financings.

We have generated significant losses since our inception in 2000, and losses in the future could cause the trading price of our stock to decline or have a material adverse effect on our financial condition, our ability to pay our debts as they become due and on our cash flows.

Since we began operations in February 2000, we have incurred an accumulated deficit in excess of $200 million. We may not be able to achieve or maintain profitable operations if achieved. If our losses continue, our liquidity may continue to be severely impaired, our stock price may fall and our shareholders may lose all or a significant portion of their investment. If we are not able to attain profitability in the near future our financial condition could deteriorate further which could have a material adverse impact on our business and prospects and result in a significant or complete loss of your investment. Further, we may be unable to pay our debt obligations as they become due, which include obligations to secured creditors.

We may need to raise additional funds through debt or equity financings in the future to achieve our business objectives and to satisfy our cash obligations, which would dilute the ownership of our existing shareholders and possibly subordinate certain of their rights to the rights of new investors.

In addition to the funds raised in this offering, we likely will need to raise additional funds through debt or equity financings in order to complete our ultimate business objectives. We also may choose to raise additional funds in debt or equity financings if they are available to us on reasonable terms to increase our working capital, strengthen our financial position or to make acquisitions. Our board of directors (the Board) has the ability, without seeking shareholder approval, to issue convertible debt and additional shares of common stock or preferred stock that is convertible into common stock for such consideration as the board of directors may consider sufficient, which may be at a discount to the market price. Any sales of additional equity or convertible debt securities would result in dilution of the equity interests of our existing shareholders, which could be substantial. Additionally, if we issue shares of preferred stock or convertible debt to raise funds, the holders of those securities might be entitled to various preferential rights over the holders of our common stock, including repayment of their investment, and possibly additional amounts, before any payments could be made to holders of our common stock in connection with an acquisition of us. Such preferred shares, if authorized, might be granted rights and preferences that would be senior to, or otherwise adversely affect, the rights and the value of our common stock. Also, new investors may require that we and certain of our shareholders enter into voting arrangements that give them additional voting control or representation on our board of directors.

We have had material weaknesses in our internal control over financial reporting in the past. Any material weaknesses in our internal control over financing reporting in the future could adversely affect investor confidence, impair the value of our common stock and increase our cost of raising capital.

In our Annual Report on Form 10-K for the year ended December 31, 2011, filed on March 30, 2012, our management identified material weaknesses in our internal control over financial reporting at our Brazilian subsidiary, Irgovel. While we believe we have since remediated such weaknesses, any future failure to remedy deficiencies in our internal control over financial reporting that may be discovered or our failure to implement new or improved controls, or difficulties encountered in the implementation of such controls, could harm our operating results, cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Any such failure could, in turn, affect the future ability of our management to certify that internal control over our financial reporting is effective. Inferior internal control over financial reporting could also subject us to the scrutiny of the SEC and other regulatory bodies which could cause investors to lose confidence in our reported financial information and could subject us to civil or criminal penalties or shareholder litigation, which could have an adverse effect on our results of operations and the trading price of our common stock.

In addition, if we or our independent registered public accounting firm identify deficiencies in our internal control over financial reporting, the disclosure of that fact, even if quickly remedied, could reduce the market’s confidence in our financial statements and harm our share price. Furthermore, deficiencies could result in future non-compliance with Section 404 of the Sarbanes-Oxley Act of 2002. Such non-compliance could subject us to a variety of administrative sanctions, including review by the SEC or other regulatory authorities.

There are significant market risks associated with our business.

We have formulated our business plan and strategies based on certain assumptions regarding the size of the rice bran market, our anticipated share of this market, the estimated price and acceptance of our products and other factors. These assumptions are based on our best estimates, however our assessments may not prove to be correct. Any future success may depend upon factors including changes in the dietary supplement industry, governmental regulation, increased levels of competition, including the entry of additional competitors and increased success by existing competitors, changes in general economic conditions, increases in operating costs including costs of rice bran, production, supplies, personnel, equipment, and reduced margins caused by competitive pressures. Many of these factors are beyond our control.

We have entered into an acquisition and stock purchase agreement to acquire H&N, but such agreement may not lead to an acquisition of H&N.

On September 24, 2013, we entered into the Purchase Agreement with the shareholders of H&N, a company involved in functional food blending and manufacturing, and the distribution of food ingredients and products. Although the Purchase Agreement is binding on all parties, the closing (and our acquisition of H&N) remains subject to several conditions, including completion of due diligence, absence of material adverse changes to H&N and other conditions set forth in the agreement including the consummation of a financing by us of at least $7.5 million. Therefore, we may not close the acquisition in a timely manner, or at all. Once the acquisition is consummated, we will face the integration risks discussed below, and it is not known how third parties, competitors, and costumers will respond to the acquisition.

We may face difficulties integrating businesses we acquire.

As part of our strategy, we expect to review opportunities to buy other businesses or technologies, such as the acquisition of H&N, that would complement our current products, expand the breadth of our markets or enhance technical capabilities, or that may otherwise offer growth opportunities. The H&N acquisition and other acquisitions involve numerous risks, including:

•	problems combining the purchased operations, technologies or products;
•	unanticipated costs;
•	diversion of management’s attention from our core business;
•	adverse effects on existing business relationships with suppliers and customers;
•	risks associated with entering markets in which we have no or limited prior experience; and
•	potential loss of key employees of purchased organizations.

We may not be able to successfully integrate H&N or any other businesses, products, technologies or personnel that we might acquire in the future.

We have significant foreign operations and there are inherent risks in operating overseas.

An important component of our business strategy is to build rice bran stabilization and rice bran oil facilities in foreign countries and to market and sell our products internationally. For example, we have an operation in Brazil which manufactures rice bran oil. There are risks in operating facilities in foreign countries because, among other reasons, we may be unable to attract sufficient qualified personnel, intellectual property rights may not be enforced as we expect, and legal rights may not be available as contemplated. Should any of these risks occur, our ability to expand our foreign operations may be materially limited and we may be unable to maximize the output from these facilities and our financial results may decrease from our anticipated levels. The inherent risks of international operations could materially adversely affect our business, financial condition and results of operations. The types of risks faced in connection with international operations and sales include, among others:

•	cultural differences in the conduct of business;
•	fluctuations in foreign exchange rates;
•	greater difficulty in accounts receivable collection and longer collection periods;
•	challenges in obtaining and maintaining financing;
•	impact of recessions in economies outside of the United States;
•	reduced or obtainable protection for intellectual property rights in some countries;
•	unexpected changes in regulatory requirements;
•	tariffs and other trade barriers;
•	political conditions in each country;
•	management and operation of an enterprise spread over various countries;
•	the burden and administrative costs of complying with a wide variety of foreign laws; and
•	currency restrictions.

Brazilian economic, political and other conditions, and Brazilian government policies or actions in response to these conditions, may negatively affect our business and results of operations.

The Brazilian economy has historically been characterized by interventions by the Brazilian government and unstable economic cycles. The Brazilian government has often changed monetary, taxation, credit, tariff and other policies to influence the course of Brazil’s economy. For example, the government’s actions to control inflation have at times involved setting wage and price controls, blocking access to bank accounts, imposing exchange controls and limiting imports into Brazil. We have no control over, and cannot predict, what policies or actions the Brazilian government may take in the future.

Our Brazilian segment’s business, results of operations, financial condition and prospects may be adversely affected by, among others, the following factors:

•	exchange rate movements;
•	exchange control policies;
•	expansion or contraction of the Brazilian economy, as measured by rates of growth in GDP;
•	inflation;
•	tax policies;
•	other economic political, diplomatic and social developments in or affecting Brazil;
•	interest rates;
•	energy shortages;
•	liquidity of domestic capital and lending markets;
•	changes in environmental regulation; and
•	social and political instability.

Our interests in Nutra SA are subject to certain drag along rights and we may receive little or no proceeds from such sale.

The Investors have the right to force the sale of all Nutra SA assets after the earlier of January 1, 2015, or upon the failure to process a certain level of rice bran in the second and third quarters of 2014. Should the Investors desire to sell 100% of Nutra SA to a third party, we are obligated to cooperate in the negotiation and sale of Nutra SA in accordance with the terms of such sale as agreed to thereby. In the event of a sale, the Investors are entitled to a preferential return of any proceeds received from the sale of Nutra SA in an amount equal to a minimum of 2.0 times and a maximum of 2.5 times such investors’ unreturned capital which will be distributed first to such investors until the preferential return has been paid in full. The unreturned capital balance for the Investors at the date of this prospectus is approximately $14.3 million. Because of these drag along rights, we will only receive a certain portion of the proceeds if the sales proceeds are greater than the amount of such preferential return, and it is possible that we will receive no or little proceeds from the sale of Nutra SA.

Our interests in our subsidiaries other than Nutra SA may be diluted.

Pursuant to the Nutra SA investor rights agreement dated January 18, 2011, the Investors may convert their membership interests in Nutra SA into interests of each our subsidiaries. The conversion occurs on a percentage/numerical basis, rather than on a value basis, meaning that the Investors are entitled to an equity interest in our other subsidiaries such that their percentage ownership in each of our other subsidiaries equals the percentage ownership in Nutra SA immediately prior to the conversion. Therefore the impact thereof is difficult to predict. Should one or more of our other subsidiaries become more profitable relative to Nutra SA, the Investors may elect to convert their interests from Nutra SA into equity interests of our subsidiaries which would dilute our ownership of our subsidiaries and lower the profits we would otherwise have received therefrom.

The capital expansion project and planned temporary shutdown at our Irgovel facility could adversely affect our business, financial condition or results of operations.

Irgovel is currently undergoing a capital expansion project involving installation of new equipment and improvements to existing infrastructure. As a result of the project, we expect production at the Irgovel facility to shutdown for approximately six to eight weeks while certain new equipment is brought on line. The timing of this shutdown is scheduled to occur in late December 2013, and is subject to change based on availability of funds, the timing of the delivery of equipment from suppliers, the availability of installers and other factors. Where possible, we intend to stockpile certain inventory for sale during the period the plant is shutdown. However, this inventory may not be adequate to timely fulfill all outstanding orders during this period. In addition, during such shutdown, we will have to continue to expend capital to maintain the Irgovel facility and equipment. Facility shutdown and subsequent restart expenses may adversely affect our operating results in the period when these events occur.

The installation of new equipment at the Irgovel facility involves significant uncertainties. For example, our new equipment may not perform as expected or may differ from design and/or specifications. If we are required to redesign or modify the equipment to ensure that it performs as expected, we may need to further shutdown the facility until the equipment has been redesigned or modified as necessary. The costs related to the capital expansion project are uncertain and the costs may increase beyond those projected. Any of the foregoing risks associated with the capital expansion project could lead to lower revenues or higher costs or otherwise have a negative impact on our future results of operations and financial condition.

If we fail to fund the Irgovel capital expansion project, the Investors may obtain certain rights with respect to Irgovel, including the right to participate in the operations of Irgovel.

Irgovel will need additional financing and/or capital to complete the capital expansion project and meet working capital needs during the planned shutdown. If we fail to purchase at least an additional $3.0 million of units in Nutra SA between November 1 and December 31, 2013, an event of default will be automatically declared on January 1, 2014. Upon an event of default, the Investors have certain rights, including the right to force the sale of all of Nutra SA’s assets and the right to substantively participate in the operations of Irgovel and Nutra SA. In addition, the amount the Investors are entitled to as a preferential return of any proceeds received from the sale of Nutra SA may increase.

Irgovel has certain financial and operating performance obligations which if not met may lead to us losing management control over Irgovel.

Under the limited liability company agreement for Nutra SA, as amended, Irgovel must satisfy certain financial performance requirements in order for us to maintain control over Irgovel. These financial performance requirements include Irgovel’s satisfaction of revenue, earnings and net debt targets described in the membership interest purchase agreement, as amended. In addition, Irgovel must meet certain minimum processing targets beginning in the second quarter of 2014 and achieve EBITDA of at least $4.0 million beginning in 2014. If Irgovel fails to meet these financial requirements, we could lose management control over Irgovel’s operations, and management control would transfer to the other investors in Nutra SA. Any such change in management control would cause us to no longer consolidate Irgovel’s financial results with our financial results. Instead, we would be required to account for Irgovel as an equity investment on our balance sheets which may negatively impact our share price.

Our business could be affected adversely by labor disputes, strikes or work stoppages in Brazil.

All of our employees at our Irgovel facility in Brazil are represented by a labor union and are covered by a collective bargaining agreement. As a result, we are subject to the risk of labor disputes, strikes, work stoppages and other labor-relations matters. Our collective bargaining agreement in Brazil has a one-year term and requires that we provide wage adjustments each year. We may be unable to negotiate new collective bargaining agreements on similar or more favorable terms and may experience work stoppages or other labor problems in the future. We could experience a disruption of our operations or higher ongoing labor costs, which could have a material adverse effect on our operating results and financial condition, potentially resulting in cancelled orders by customers, unanticipated inventory accumulation or shortages and reduced revenues and net income.

Fluctuations in foreign currency exchange could adversely affect our financial results.

We earn revenues, pay expenses, own assets and incur liabilities in countries using currencies other than the U.S. dollar, including primarily the Brazilian Real. Currently, a significant portion of our revenues and expenses occur in our Brazilian subsidiary, Irgovel. Because our consolidated financial statements are presented in U.S. dollars, we must translate revenues, income and expenses, as well as assets and liabilities, into U.S. dollars at exchange rates in effect historically, during or at the end of each reporting period. Therefore, increases or decreases in the value of the U.S. dollar against the Brazilian Real and any other currency which affects a material amount of our operations, will affect our revenues, cost of sales, gross profit (loss), operating expenses, or other income and expenses and the value of balance sheet items denominated in foreign currencies. These fluctuations may have a material adverse effect on our financial results. Disruptions in financial markets may result in significant changes in foreign exchange rates in relatively short periods of time which further increases the risk of an adverse currency effect. Since we plan to expand our international operations, we will likely increase our exposure to foreign currency risks. We do not hedge our currency risk, and do not expect to, as currency hedges are expensive and do not necessarily reduce the risk of currency fluctuations over longer periods of time.

We depend on a limited number of customers.

In the USA segment, during 2012 and the nine months ended September 30, 2013, three customers accounted for approximately 40% of segment revenues and the top ten customers accounted and 63% and 62% of segment revenues, respectively. As of December 31, 2012 and September 30, 2013, in the USA segment, the top ten customers accounted for 77% and 66% of segment accounts receivable, respectively.

In the Brazil segment, during 2012 and the nine months ended September 30, 2013, three customers accounted for 38% and 33% of segment revenues, respectively, and our top ten customers accounted for 57% and 47% of segment revenues, respectively. As of December 31, 2012 and September 30, 2013, in the Brazil segment, the top ten customers accounted for 75% and 39% of segment accounts receivable

The inability of our significant customers to meet their obligations to us may adversely affect our financial results.

We are subject to credit risk due to concentration of our trade accounts receivables. Although the accounts of our significant customers are current, the inability of our significant customers and obligors to meet their future obligations to us, may adversely affect our financial condition and results of operations.

We may encounter difficulties in maintaining relationships with distributors and customers while enforcing our credit policies.

We define credit risk as the risk of loss from obligors or counterparty default. Our credit risks arise from both distributors and consumers. Many of these risks and uncertainties are beyond our control. Our ability to forecast future trends and spot shifts in consumer patterns or behavior even before they occur are vital for success in today's economy. In managing risk, our objective is to protect our profitability, but also to protect, to the extent we can, our ongoing relationships with our distributors and customers. However, as part of our credit risk policies, we occasionally must, among other things, cancel, reduce credit limits and place cash only requirements for certain questionable accounts. These credit risk policies may negatively impact our relationships with our distributors and customers, which could adversely affect our results of operations.

We rely upon a limited number of product offerings.

The majority of the products that we have sold through September 30, 2013 have been based on SRB produced at our US facilities and RBO extracted at Irgovel. A decline in the market demand for our SRB and RBO products or the products of other companies utilizing our SRB and RBO products, would have a significant adverse impact on us.

Our ability to generate sales is dependent upon our ability to continue our ongoing marketing efforts to raise awareness of our products and benefits of rice bran products generally.

We are dependent on our ability to market products to animal food producers, food manufacturers, mass merchandisers and health food retailers, and to other companies for use in their products. We must increase the level of awareness of dietary supplements in general and our products in particular. We will be required to devote substantial management and financial resources to these marketing and advertising efforts and such efforts may not be successful. Further, because of our current cash position, we may face difficulties maintaining a sales force sufficient to effectively market our products as intended.

Our ability to adapt to sudden increases in demand of our product is limited by an adequate supply of raw rice bran and our ability to find additional facilities for production.

Many of our current products depend on our proprietary technology using raw rice bran, which is a by-product from milling paddy rice to white rice. Our ability to manufacture SRB is currently limited to the production capability of our equipment located at our two suppliers’ rice mills in California and our own plant located adjacent to our supplier in Mermentau, Louisiana. At the facilities and our value-added product plants in Dillon, Montana and our facility in Pelotas, Brazil, we currently are capable of producing enough finished products to meet current demand. If demand for our products were to increase dramatically in the future, we would need additional production capacity which may take time and may expose us to additional long term operating costs.

We may not be able to continue to secure adequate sources of raw rice bran to meet our future demand. Since rice bran has a limited shelf life, the supply of rice bran is affected by the amount of rice planted and harvested each year. If economic or weather conditions adversely affect the amount of rice planted or harvested, the cost of rice bran products that we use may increase. We are not always able to immediately pass cost increases to our customers and any increase in the cost of SRB products could have an adverse effect on our results of operations.

We face competition from other companies that produce bran, grains and other alternative ingredients with similar benefits as our rice brans.

Competition in our targeted industries, including nutraceuticals, functional food ingredients, rice bran oils, animal feed supplements and companion pet food ingredients is vigorous, with a large number of businesses engaged in the various industries. Many of our competitors have established reputations for successfully developing and marketing their products, including products that incorporate bran from other cereal grains and other alternative ingredients that are widely recognized as providing similar benefits as rice bran. In addition, many of our competitors have greater financial, managerial, and technical resources than we do. If we are not successful in competing in these markets, we may not be able to attain our business objectives.

We must comply with our contractual obligations.

We have numerous ongoing contractual obligations under various purchase, sale, supply, production and other agreements which govern our business operations. We also have contractual obligations which require ongoing payments such as various debt agreements and lease obligations and the agreement of Irgovel to pay tax obligations to the Brazilian government. While we seek to comply at all times with these obligations, we may not be able to comply with the terms of all contracts during all periods of time, especially if there are significant changes in market conditions or our financial condition. If we are unable to comply with our material contractual obligations, there likely would be a material adverse affect on our financial condition and results of operations.

We have a high concentration of credit risk.

We currently depend on a limited number of customers. This results in a concentration of credit risk with respect to our outstanding accounts receivable. We consider the financial strength of the customer, the remoteness of the possible risk that a default event will occur, the potential benefits to our future growth and development, possible actions to reduce the likelihood of a default event and the benefits from the transaction before entering into a large credit limit for a customer. Although we analyze these factors, the ultimate collection of the obligation from the customer may not occur. Although we continue to expand our customer base in an attempt to mitigate the concentration of credit risk, the writing off of an accounts receivable balance could have an adverse effect on our results of operations. Financial instruments that potentially subject us to concentration of credit risk consist primarily of cash and cash equivalents and trade receivables. Historically, we have not experienced any loss of our cash and cash equivalents, but we have experienced losses to our trade receivables.

We are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints both domestically and abroad and our failure to comply with these laws, regulations and constraints could lead to the imposition of significant penalties or claims, which could harm our financial condition and operating results.

In both the U.S. and foreign markets, the formulation, manufacturing, packaging, labeling, distribution, sale and storage of our products are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints may exist at the federal, state or local levels in the United States and at all levels of government in foreign jurisdictions. The dietary supplement and cosmetic industries are subject to considerable government regulation, both as to efficacy as well as labeling and advertising. We are subject to regulation by one or more federal agencies including the U.S. Food and Drug Administration (FDA), the U.S. Federal Trade Commission (FTC), and the U.S. Department of Agriculture (USDA), state and local authorities and foreign governmental agencies including the Brazilian National Health Surveillance Agency. There can be no assurance that we are in compliance with all of these regulations. In addition, the adoption of new regulations or changes in the interpretations of existing regulations may result in significant compliance costs or discontinuation of product sales and may negatively impact the marketing of our products, resulting in significant loss of sales revenues. Our failure to comply with these current and new regulations could lead to the imposition of significant penalties or claims, limit the production or marketing of any non-compliant products or advertising and could negatively impact our business.

We may be subject to product liability claims and product recalls.

We sell food and nutritional products for animal and human consumption, which involves risks such as product contamination or spoilage, product tampering and other adulteration of food products. We may be subject to liability if the consumption of any of our products causes injury, illness or death. We maintain a product liability policy for $5.0 million per year in the aggregate. In addition, we may voluntarily recall products in the event of contamination or damage. A significant product liability judgment or a widespread product recall may cause a material adverse affect on our financial condition. Even if a product liability claim is unsuccessful, there may be negative publicity surrounding any assertion that our products caused illness or injury which could adversely affect our reputation with existing and potential customers.

Many of the risks of our business have only limited insurance coverage and many of our business risks are uninsurable.

Our business operations are subject to potential product liability, environmental, fire, employee, manufacturing, shipping and other risks. Although we have insurance to cover some of these risks, the amount of this insurance is limited and includes numerous exceptions and limitations to coverage. In the event we were to suffer a significant uninsured claim, our financial condition would be materially and adversely affected.

Our success depends in part on our ability to obtain, enforce and protect our patents, licenses and other intellectual property rights for our products and technology.

Our success is dependent upon our ability to protect and enforce the patents, trade secrets and trademarks that we have and to develop and obtain new patents and trademarks for future processes, machinery, compounds and products that we develop. The process of seeking patent protection may be long and expensive, and patents might not be issued or not be broad enough in scope. We may not be able to protect our technology adequately, and our competition may be able to develop similar technology that does not infringe or encroach upon any of our rights.

There currently are no claims or lawsuits pending or threatened against us regarding possible infringement claims, but infringement claims by third parties, or claims for indemnification resulting from infringement claims, could be asserted in the future or that such assertions, if proven to be accurate, could have a material adverse affect on our business, financial condition and results of operations. In the future, litigation may be necessary to enforce our patents, to protect our trade secrets or know-how or to defend against claimed infringement of the rights of others and to determine the scope and validity of the proprietary rights of others. Any litigation could result in substantial cost and diversion of our efforts and other resources, which could have a material adverse affect on our financial condition and results of operations. Adverse determinations in any litigation could result in the loss of our proprietary rights, subjecting us to significant liabilities to third parties, require us to seek licenses from third parties or prevent us from manufacturing or selling our systems, any of which could have a material adverse affect on our financial condition and results of operations. A license under a third party’s intellectual property rights might not be available to us on reasonable terms, if at all.

We are dependent on key employees.

Our success depends upon the efforts of our top management team and certain other key employees, including the efforts of John Short (Chief Executive Officer), Dale Belt (Chief Financial Officer), Dave Hutchinson (Senior Vice President of Operations), and Robert Smith, PhD (Senior Vice President of Sales and Business Development). Although we have written employment agreements with our CEO and CFO, such individuals could die, become disabled, or resign. In addition, our success is dependent upon our ability to attract and retain key management persons for positions relating to the marketing and distribution of our products. We may not be able to recruit and employ such executives at times and on terms acceptable to us. Also, volatility, lack of positive performance in our stock price and changes in our overall compensation program, including our equity incentive program, may adversely affect our ability to retain such key employees.

Compliance with corporate governance and public disclosure regulations may result in additional expenses.

Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, and new regulations issued by the SEC, such as Dodd-Frank, are creating uncertainty for companies. In order to comply with these laws, we may need to invest substantial resources to comply with evolving standards, and this investment would result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Our officers and directors have limited liability and have indemnification rights.

Our articles of incorporation and bylaws provide that we may indemnify our officers and directors against losses sustained or liabilities incurred which arise from any transaction in that officer’s or director’s respective managerial capacity unless that officer or director violates a duty of loyalty, did not act in good faith, engaged in intentional misconduct or knowingly violated the law, approved an improper dividend, or derived an improper benefit from the transaction.

Risks Relating to this Offering

We may allocate net proceeds from this offering in ways which differ from our estimates based on our current plans and assumptions discussed in the section entitled “Use of Proceeds” and with which you may not agree.

The allocation of net proceeds of the offering set forth in the “Use of Proceeds” section below represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures. The amounts and timing of our actual expenditures will depend on numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes. Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used are discussed in the section entitled “Use of Proceeds” below. You may not have an opportunity to evaluate the economic, financial or other information on which we base our decisions on how to use our proceeds. As a result, you and other stockholders may not agree with our decisions. See “Use of Proceeds” section for additional information.

Future sales by our stockholders may adversely affect our stock price and our ability to raise funds in new stock offerings.

Sales of our common stock by our stockholders and warrant or option holders following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the approximately 1,149,890 shares of common stock outstanding as of November 18, 2013, all but 125,251 of which are, or will be, freely tradable without restriction, unless held by our “affiliates.” Some of these shares may be resold under Rule 144 of the Securities Act of 1933, as amended. The sale of 2,320 shares issuable upon conversion of an outstanding convertible debenture and 223,067 shares issuable upon exercise of outstanding options and warrants could also lower the market price of our common stock.

You will experience immediate and substantial dilution as a result of this offering and may experience additional dilution in the future.

You will incur immediate and substantial dilution as a result of this offering. After giving effect to the sale by us of up to __________ shares of common stock and corresponding warrants offered in this offering at a public offering price of $____ per share, and after deducting underwriter commissions and estimated offering expenses payable by us, investors in this offering can expect an immediate dilution of $___ per share, or __%, at the public offering price, assuming no exercise of the warrants. In addition, in the past, we issued options and warrants to acquire shares of common stock and may need to do so in the future to support our operations. To the extent these options and/or warrants are ultimately exercised, you will sustain future dilution.

Holders of warrants will have no rights as common stockholders until such holders exercise their warrants and acquire our common stock.

Until holders of warrants acquire shares of our common stock upon exercise of the warrants, holders of warrants will have no rights with respect to the shares of our common stock underlying such warrants. Upon exercise of the warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Risks Relating to Our Stock

Our stock price is volatile.

The market price of our common stock has fluctuated significantly in the past and may continue to fluctuate significantly in the future. Our common stock trades on the OTCQB. Our common stock is thinly traded and subject to volatility in price and demand. See “Price Range of Our Common Stock”.

The market price of the common stock and the warrants sold in this offering, may continue to fluctuate in response to a number of factors, including:

•	announcements of new products or product enhancements by us or our competitors;
•	fluctuations in our quarterly or annual operating results;
•	developments in our relationships with customers and suppliers;
•	our ability to obtain financing;

•	the loss of services of one or more of our executive officers or other key employees;
•	announcements of technological innovations or new systems or enhancements used by us or our competitors;
•	developments in our or our competitors’ intellectual property rights;
•	adverse effects to our operating results due to impairment of goodwill;
•	failure to meet the expectation of securities analysts’ or the public;
•	general economic and market conditions;
•	our ability to expand our operations, domestically and internationally;
•	the amount and timing of expenditures related to any expansion;
•	litigation involving us, our industry or both;
•	actual or anticipated changes in expectations by investors or analysts regarding our performance; and
•	price and volume fluctuations in the overall stock market from time to time.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Our stock price is volatile and we have been the target of shareholder litigation. Any shareholder litigation brought against us in the future could result in substantial costs and divert our management’s attention and resources from our business.

We have significant “equity overhang” which could adversely affect the market price of our common stock and impair our ability to raise additional capital through the sale of equity securities.

As of November 18, 2013, we had 1,149,890 shares of common stock outstanding. Additionally, as of November 18, 2013, 1,329,417 shares of our common stock were issuable upon exercise or conversion of outstanding options, warrants and convertible debt. The possibility that substantial amounts of our common stock may be sold by investors or the perception that such sales could occur, often called “equity overhang,” could adversely affect the market price of our common stock and could impair our ability to raise additional capital through the sale of equity securities in the future. Contingent upon our raising of at least $7.0 million in this offering and the listing of our common stock and warrants on a national securities exchange, certain warrant holders agreed to exchange warrants to purchase up to 496,060 shares of common stock for 1,554,734 shares of our common stock and an investor purchased an additional $200,000 note and agreed to purchase an additional $300,000 note in exchange for the Company issuing the investor 134,250 shares of common stock. In addition, commencing upon the earlier of January 2014, under certain circumstances, or upon an event of default under the limited liability agreement, the Investors in Nutra SA may elect to exchange their units in Nutra SA for shares of our common stock at a price to be determined based on the appraised fair value of Nutra SA. The consummation of the exchange of warrants for common stock, the additional shares issued to the note investor and the election of the Investors to exchange their units of Nutra SA for our common stock would significantly increase the amount of our common stock outstanding and the amount of the equity overhang.

Our outstanding options, warrants and convertible notes may dilute current shareholders.

As of November 18, 2013, there were outstanding options, warrants and convertible debt that are exercisable for a total of 1,329,417 shares of our common stock.

Assuming we raise at least $7.0 million in this offering, we will have 223,067 shares of common stock issuable upon exercise of outstanding warrants, with current exercise prices ranging from $14.00 per share to $46.80 per share, and 2,320 shares of common stock that are issuable upon conversion of an outstanding convertible debenture, with a current conversion price of $14.00 per share, which contain anti-dilution provisions that cause the exercise prices and conversion prices of the warrants and convertible debt to decrease automatically if we issue shares of our common stock or securities convertible into shares of our common stock at prices below the exercise and conversion prices of these warrants and convertible debt. These adjustments automatically cause the number of shares issuable upon exercise of these warrants and convertible debt to proportionately increase. Any such adjustment would materially dilute the holders of our common stock.

Our interests in certain of our subsidiaries have been pledged to secure obligations under certain credit agreements.

We have issued convertible notes and debentures which are secured against substantially all of the assets of certain of our subsidiaries. In the event of default under such notes and debentures, the holders may foreclose upon such interests to secure the obligations under the notes and debentures.

The authorization and issuance of preferred stock may have an adverse effect on the rights of holders of our common stock.

Our board of directors, without further action or vote by holders of our common stock, has the right to establish the terms, preference, rights and restrictions and issue shares of preferred stock. The terms of any series of preferred stock could be issued with terms, rights, preferences and restrictions that could adversely affect the rights of holders of our common stock and thereby reduce the value of our common stock. The designation and issuance of preferred stock favorable to current management or shareholders could make it more difficult to gain control of our board of directors or remove our current management and may be used to defeat hostile bids for control which might provide shareholders with premiums for their shares. We have designated and issued five series of preferred stock, no shares of which remain outstanding as of November 18, 2013. We may issue additional series of preferred stock in the future.

We have applied for listing of our common stock and the warrants issued in this offering on the NASDAQ Capital Market in connection with this offering. If we fail to comply with the continuing listing standards of The NASDAQ Capital Market, our securities could be delisted.

We expect that our common stock will be eligible to be quoted on the NASDAQ Capital Market. For our common stock to be listed on the NASDAQ Capital Market, we must meet the current NASDAQ Capital Market listing requirements. If we were unable to meet these requirements, our common stock could be delisted from the NASDAQ Capital Market. If our common stock were to be delisted from the NASDAQ Capital Market, our common stock could continue to trade on the over-the-counter bulletin board following any delisting from the NASDAQ Capital Market, or on the Pink Sheets, as the case may be. Any such delisting of our common stock could have an adverse effect on the market price of, and the efficiency of the trading market for, our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and less coverage of us by securities analysts, if any. Also, if in the future we were to determine that we need to seek additional equity capital, it could have an adverse effect on our ability to raise capital in the public or private equity markets.

Risks Associated with Our Reverse Stock Split

On November 13, 2013, we effected a one-for-200 reverse stock split. However, the reverse stock split may not result in a proportionate increase in the price of our common stock, in which case we may not be able to list our common stock and the warrants sold in this offering on The NASDAQ Capital Market, in which case this offering will not be completed.

We expect that the one-for-200 reverse stock split of our outstanding common stock will increase the market price of our common stock so that we will be able to meet the minimum bid price requirement of the listing rules of The NASDAQ Capital Market. However, the effect of a reverse stock split upon the market price of our common stock cannot be predicted with certainty, and the results of reverse stock splits by companies in similar circumstances have been varied. It is possible that the market price of our common stock following the reverse stock split will not increase sufficiently for us to be in compliance with the minimum bid price requirement. If we are unable meet the minimum bid price requirement, we may be unable to list our shares on The NASDAQ Capital Market, in which case this offering will not be completed.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock, we cannot assure you that we will be able to continue to comply with the minimum bid price requirement of The NASDAQ Capital Market.

Even if the reverse stock split achieves the requisite increase in the market price of our common stock to be in compliance with the minimum bid price of The NASDAQ Capital Market, there can be no assurance that the market price of our common stock following the reverse stock split will remain at the level required for continuing compliance with that requirement. It is not uncommon for the market price of a company’s common stock to decline in the period following a reverse stock split. If the market price of our common stock declines following the effectuation of the reverse stock split, the percentage decline may be greater than would occur in the absence of a reverse stock split. In any event, other factors unrelated to the number of shares of our common stock outstanding, such as negative financial or operational results, could adversely affect the market price of our common stock and jeopardize our ability to meet or maintain The NASDAQ Capital Market’s minimum bid price requirement.

Even if the reverse stock split increases the market price of our common stock, there can be no assurance that we will be able to comply with other continued listing standards of The NASDAQ Capital Market.

Even if the market price of our common stock increases sufficiently so that we comply with the minimum bid price requirement, we cannot assure you that we will be able to comply with the other standards that we are required to meet in order to maintain a listing of our common stock and/or warrants sold in this offering on The NASDAQ Capital Market. Our failure to meet these requirements may result in our common stock and/or warrants sold in this offering being delisted from The NASDAQ Capital Market, irrespective of our compliance with the minimum bid price requirement.

The reverse stock split may decrease the liquidity of the shares of our common stock.

The liquidity of the shares of our common stock may be affected adversely by the reverse stock split given the reduced number of shares that will be outstanding following the reverse stock split, especially if the market price of our common stock does not increase as a result of the reverse stock split. In addition, the reverse stock split may increase the number of stockholders who own odd lots (less than 100 shares) of our common stock, creating the potential for such stockholders to experience an increase in the cost of selling their shares and greater difficulty effecting such sales.

Following the reverse stock split, the resulting market price of our common stock may not attract new investors, including institutional investors, and may not satisfy the investing requirements of those investors. Consequently, the trading liquidity of our common stock may not improve.

Although we believe that a higher market price of our common stock may help generate greater or broader investor interest, there can be no assurance that the reverse stock split will result in a share price that will attract new investors, including institutional investors. In addition, there can be no assurance that the market price of our common stock will satisfy the investing requirements of those investors. As a result, the trading liquidity of our common stock may not necessarily improve.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this prospectus, including, without limitation, statements regarding the assumptions we make about our business and economic model, our dividend policy, business strategy and other plans and objectives for our future operations, are forward-looking statements.

These forward-looking statements include declarations regarding our management’s beliefs and current expectations. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “would,” “could,” “expects,” “plans,” “contemplates,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “intend” or “continue” or the negative of such terms or other comparable terminology, although not all forward-looking statements contain these identifying words. Forward-looking statements are subject to inherent risks and uncertainties in predicting future results and conditions that could cause the actual results to differ materially from those projected in these forward-looking statements. Some, but not all, of the forward-looking statements contained in this prospectus and the documents incorporated by reference herein include, among other things, statements about the following:

•	our significant losses and negative cash flow raise questions about our ability to continue as a going concern;
•	the risk that we will be unable to pay our debt obligations as they become due or that we will be unable to find sufficient financing to fund our operations;
•	the risks associated with foreign operations;
•	the effect certain conversions of securities may have on us, whether the conversion be pursuant to convertible notes, options, warrants, units of Nutra SA or contractual obligation and whether the conversion occurs at the parent or subsidiary levels;
•	future sale of our common stock that could depress the trading price of our common stock, lower our value and make it more difficult for us to raise capital;
•	our reliance on certain key customers;
•	our credit risk;
•	our currency exchange risk;
•	our ability to compete effectively;
•	regulatory compliance costs;
•	product liability claims and product recalls;
•	outstanding pledges and obligations to lenders; and
•	the other matters described in “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.”

You should also read the matters described in “Risk Factors” and the other cautionary statements made in this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus. The forward-looking statements in this prospectus may not prove to be accurate and therefore you are encouraged not to place undue reliance on forward-looking statements. You should read this prospectus completely.

USE OF PROCEEDS

We estimate that we will receive up to $__________ in net proceeds from the sale of common stock and corresponding warrant in this offering, based on an assumed price of $_____ per share of common stock and corresponding warrant and after deducting estimated underwriter fees and estimated offering expenses payable by us. We cannot predict when or if the warrants will be exercised. If all of the warrants issued in this offering are exercised for cash, then we will receive an additional $[            ] of proceeds. It is possible that the warrants may be exercised on a cashless basis or expire prior to being exercised, in which case we will not receive any additional proceeds.

We intend to use the net proceeds from this offering for the following purposes:

•	approximately $2,000,000 to fund the cash portion of the purchase price for the acquisition of H&N;
•	a minimum of $3,000,000 and a maximum of $5,000,000 for an additional capital contribution to Nutra SA to fund operations at its operating subsidiary Irgovel, including the planned capital expansion project, based upon the amount of net proceeds raised in this offering;
•	approximately $2,500,000 for a capacity expansion project at the Dillon, Montana facility;
•	approximately $1,000,000 for continued research and development to support certain product launches;
•	approximately $700,000 for repayment of certain accounts payables for professional services;
•	approximately $200,000 to pay accrued interest owed and due to certain subordinated convertible note holders; and
•	approximately $150,000 to pay deferred board of director fees.

The remaining net proceeds will be used for working capital and other general corporate purposes.

The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans and assumptions regarding industry and general economic conditions, our future revenues and expenditures.

The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations, business developments and related rate of growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

Circumstances that may give rise to a change in the use of proceeds and the alternate purposes for which the proceeds may be used include:

•	the existence of other opportunities or the need to take advantage of changes in timing of our existing activities;

•	the need or desire on our part to accelerate, increase or eliminate existing initiatives due to, among other things, changing market conditions and competitive developments; and/or

•	if strategic opportunities of which we are not currently aware present themselves (including acquisitions, joint ventures, licensing and other similar transactions).

From time to time, we evaluate these and other factors and we anticipate continuing to make such evaluations to determine if the existing allocation of resources, including the proceeds of this offering, is being optimized. Pending such uses, we intend to invest the net proceeds of this offering in direct and guaranteed obligations of the United States, interest-bearing, investment-grade instruments or certificates of deposit.

DILUTION

If you purchase securities in this offering, [and assuming no value is attributed to the warrants,] your interest will be diluted immediately to the extent of the difference between the assumed public offering price of $_____ per share and the as adjusted net tangible book value per share of our common stock immediately following this offering.

Our net tangible book value as of September 30, 2013 was approximately $(2,359,000), or approximately $2.14 per share. Net tangible book value per share represents our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of September 30, 2013.

Net tangible book value dilution per share of common stock to new investors represents the difference between the amount per share paid by purchasers in this offering and the as adjusted net tangible book value per share of common stock immediately after completion of this offering, [assuming that no value is attributed to the warrants.] After giving effect to our sale of _____ shares in this offering at an assumed public offering price of $_____ per share, and after deducting the underwriter commissions and estimated offering expenses, our as adjusted net tangible book value as of September 30, 2013 would have been $_____, or $_____ per share. This represents an immediate increase in net tangible book value of $_____ per share to existing stockholders and an immediate dilution in net tangible book value of $_____ per share to purchasers of shares in this offering, as illustrated in the following table:

Assumed public offering price per share	$
Net tangible book value per share as of September 30, 2013	$
Increase in net tangible book value per share attributable to new investors	$
Adjusted net tangible book value per share as of September 30, 2013, after giving effect to the offering	$
Dilution per share to new investors in the offering	$

The above discussion and tables do not include the following:

•	176,932 shares of common stock issuable upon exercise of outstanding stock options, at a weighted average exercise price of $24.60 per share, under our equity incentive plans;
•	130,862 additional shares of common stock reserved for future issuance under our equity incentive plans;
•	Assuming we raise at least $7.0 million in this offering, 2,320 shares of common stock that are issuable upon conversion of outstanding convertible promissory notes, with a current conversion price of $14.00 per share, which contain anti-dilution provisions that cause the conversion price to decrease automatically if we issue shares of our common stock or securities convertible into shares of our common stock at prices below $14.00;
•	Assuming we raise at least $7.0 million in this offering, 223,067 shares of common stock issuable upon exercise of outstanding warrants, with current exercise prices ranging from $14.00 per share to $46.80 per share. Warrants for 208,038 of these shares contain anti-dilution provisions that cause the exercise price to decrease automatically if we issue shares of our common stock or securities convertible into shares of our common stock at prices below either $16.00 or $14.00;
•	Shares issued to the Investors in Nutra SA if they elect to exchange their units in Nutra SA for shares of our common stock at a price to be determined based on the appraised fair value of Nutra SA;
•	___________ shares of common stock issuable upon exercise of the warrants issued to the public in connection with this offering; and
•	___________ shares of common stock issuable upon exercise of the warrants to be received by the underwriters in connection with this offering.

PRICE RANGE OF OUR COMMON STOCK

Market Information

Our common stock is quoted on the OTCQB under the symbol “RIBT.” We have applied to The NASDAQ Capital Market to list our common stock and warrants under the symbol “RIBT” and “RIBTW”, respectively. The following table sets forth, for the periods indicated, the high and low sales prices per share of our common stock as reported by the OTCQB. The prices below reflect inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions. All share and per share information in the table below reflects the one-for-200 reverse stock split which was effected on November 13, 2013. Our shares of common stock will not trade on a post-adjusted basis until the opening of the market on November 18, 2013.

	High	Low
2011
First Quarter	$82.00	$32.00
Second Quarter	$78.00	$32.00
Third Quarter	$38.00	$22.00
Fourth Quarter	$40.00	$20.00
2012
First Quarter	$32.00	$20.00
Second Quarter	$32.00	$8.00
Third Quarter	$18.00	$8.00
Fourth Quarter	$24.00	$8.00
2013
First Quarter	$24.00	$10.00
Second Quarter	$18.00	$12.00
Third Quarter	$14.00	$4.00
Fourth Quarter through November 15, 2013	$14.00	$12.00

Holders

On November 15, 2013, the last sales price reported on the OTCQB for our common stock was $0.06 per share ($12.00 per share in post-split shares). As of November 15, 2013, there were approximately 1,149,890 shares of our common stock outstanding and approximately 280 holders of record of our common stock.

Options and Warrants

There are outstanding warrants and outstanding options to purchase 719,128 and 176,932 shares of our common stock, respectively, as of November 18, 2013. Effective as of November 13, 2013, certain warrant holders agreed to exchange warrants to purchase 496,060 shares of common stock for 1,259,950 shares of our common stock contingent upon our raising of at least $7,000,000 in this offering and the listing of our common stock and warrants on a national securities exchange.

Convertible Notes and Debentures

Effective as of November 13, 2013, the holders of our subordinated convertible notes agreed to amend their notes to reduce the interest rate under the notes to five percent (5%) from ten percent (10%) and to remove the conversion feature and anti-dilutive protections under the note. The amendments to the notes are contingent upon our raising of at least $7.0 million in this offering and the listing of our common stock and warrants on a national securities exchange at which time we will have approximately $32,477 of principal on a convertible debenture outstanding that is convertible into 2,320 shares of our common stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain all future earnings for the expansion and operation of our business and do not anticipate paying cash dividends in the foreseeable future. Cash provided by operations in our Brazil segment is generally unavailable for distribution to our Corporate and USA segments pursuant to the terms of the limited liability company agreement for Nutra SA. Pursuant to the terms of outstanding senior convertible debentures and senior convertible notes, we may not pay any dividends while the debentures and senior convertible notes are outstanding. Otherwise, the payment of dividends on common stock, if any, in the future is within the discretion of our Board and will depend on its earnings, capital requirements and financial condition and other relevant facts.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and our capitalization as of September 30, 2013:

•	on an actual basis; and
•	on a pro forma basis, based upon an assumed offering price of $_____ per share of common stock and corresponding warrant, to give effect to the sale of _______ shares of common stock and _______ warrants in this offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

Based on the assumed offering price of $_____ per share of common stock and corresponding warrant, we allocated $_____ of the aggregate consideration to each share of common stock [(assuming no value to the corresponding warrants).] The pro forma information below is only for illustrative purposes and our capitalization following the completion of this offering will be adjusted based on the actual offering price and other terms of this offering determined at pricing. You should read this table in conjunction with “Use of Proceeds” above as well as our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and financial statements and the related notes appearing elsewhere in this prospectus.

	September 30, 2013
	Unaudited Actual	Unaudited Pro Forma
	(in thousands except share amounts)
Liabilities:
Senior convertible revolving note, net of discount	$1,608	$
Senior convertible debentures, net of discount	96
Subordinated convertible notes, net of discount	5,230
Other debt	14,843
Derivative warrant liabilities	6,508
Total Liabilities	28,285

Temporary Equity:
Redeemable noncontrolling interest in Nutra SA	7,488
Redeemable common stock (30,593 shares outstanding)	398
Total temporary equity	7,886

Equity:
Equity (deficit) attributable to our shareholders:
Preferred stock, 20,000,000 shares authorized and none issued	-

Common stock, no par value, 6,000,000 shares authorized, 1,103,597 shares issued and outstanding, actual; _____ shares issued and outstanding, pro forma	212,045
Accumulated deficit	(214,271)
Accumulated other comprehensive loss	(1,998)
Total equity (deficit) attributable to our shareholders	(4,224)
Capitalization	$31,947

The above discussion and table do not include the following:

•	176,932 shares of common stock issuable upon exercise of outstanding stock options, at a weighted average exercise price of $24.60 per share, under our equity incentive plans;
•	130,862 additional shares of common stock reserved for future issuance under our equity incentive plans;
•	Assuming we raise at least $7.0 million in this offering, 2,320 shares of common stock that are issuable upon conversion of an outstanding convertible debenture, with a current conversion price of $14.00 per share, which contain anti-dilution provisions that cause the conversion price to decrease automatically if we issue shares of our common stock or securities convertible into shares of our common stock at prices below $14.00;
•	Assuming we raise at least $7.0 million in this offering, 223,067 shares of common stock issuable upon exercise of outstanding warrants, with current exercise prices ranging from $14.00 per share to $46.80 per share. Warrants for 208,038 of these shares contain anti-dilution provisions that cause the exercise price to decrease automatically if we issue shares of our common stock or securities convertible into shares of our common stock at prices below either $16.00 or $14.00;
•	Shares issued to the Investors in Nutra SA if they elect to exchange their units in Nutra SA for shares of our common stock at a price to be determined based on the appraised fair value of Nutra SA;

•	___________ shares of common stock issuable upon exercise of the warrants issued to the public in connection with this offering; and
•	___________ shares of common stock issuable upon exercise of the warrants to be received by the underwriters in connection with this offering.

A $____ increase (decrease) in the assumed offering price of $_____ per share of common stock and corresponding warrant would increase (decrease) cash and cash equivalents and total stockholders’ equity by $_____ assuming that the number of shares and corresponding warrants offered by us, as set forth on the cover page of this prospectus, remains the same, and after deducting the estimated underwriting commissions and estimated offering expenses payable by us.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of financial condition and results of operations should be read together with the consolidated financial statements and accompanying notes for RiceBran Technologies appearing elsewhere in this prospectus.

All warrant, option, share and per share information in this prospectus gives retroactive effect to a one-for-200 reverse stock split effective as of November 13, 2013.

Company Overview

We are a human food ingredient, nutritional supplement and animal nutrition company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. We have proprietary and patented intellectual property that allows us to convert rice bran, one of the world’s most underutilized food sources, into a number of highly nutritious human food and animal nutrition products. Our target markets are human food and animal nutrition manufacturers and retailers, as well as natural food, functional food and nutraceutical supplement manufacturers and retailers, both domestically and internationally. We have developed a bio-refining approach to processing raw rice bran into various value added constituents such as stabilized rice bran (SRB), rice bran oil (RBO), defatted rice bran (DRB) and a variety of other valuable derivative products from each of these core products.

In order to make the January 2012 final creditor payments under the amended plan of reorganization from our 2009 bankruptcy filing, we raised cash by issuing convertible debt and warrants in the first quarter of 2012. In the third quarter of 2012, we issued additional convertible debt and common stock warrants for working capital needs. It remains important for us to adequately fund the USA segment while we grow revenues and gain additional market penetration in the human ingredient and animal nutrition sectors we sell into. We continue to experience negative cash flows in the USA segment.

In our Brazil segment, we are completing a capital plant expansion project at our subsidiary, Irgovel. Operating the Irgovel plant while simultaneously installing new equipment created inefficiencies associated with downtime and periodic shutdowns related to the expansion have had a negative impact on margins in the Brazil segment. Most phases of the project are now complete, but we will need to shutdown the facility for approximately six to eight weeks in beginning late December 2013 to complete the next phase of the project. We are excited about the post expansion financial outlook for the Brazil segment as we will gain numerous plant efficiencies from the new equipment and additional product volume capabilities. Pursuant to an amendment we entered into with the Investors, we have agreed to contribute an additional minimum amount of $3.0 million to Nutra SA at $2.00 per unit in the event we raise at least $7.0 million in this offering.

In 2011, we announced two strategic partner alliances. The first was a joint research and development program with DSM Innovation Center (DSM), a subsidiary of Royal DSM N.V., targeted at extracting and concentrating protein from rice bran. Additionally, we signed an exclusive, co-branded international distribution agreement with BENEO-Remy covering the sale of our SRB in over forty countries in Europe, Middle East and Africa. As of November 18, 2013, Beneo-Remy has made approximately $0.4 million in purchases under the agreement. Throughout 2012, we executed on both of these alliances. In March 2013, we completed our joint research and development program with DSM and announced that this program resulted in new technology that can be used to produce first generation protein products from rice bran.

In April 2013, we and our RBT PRO LLC subsidiary entered into a series of agreements with various affiliates of Wilmar International Limited to develop rice bran and its derivatives in China for human food ingredient and animal nutrition applications, including the development of products derived from the technology created with DSM.

On September 24, 2013, we entered into an acquisition and stock purchase agreement with H&N and the H&N Shareholders pursuant to which the H&N Shareholders will sell 100% of the issued and outstanding shares of capital stock of H&N to us (the Purchase Agreement). H&N is engaged in the business of functional food blending and manufacturing, and the distribution of food ingredients and product. Under the Purchase Agreement, we agreed to purchase 100% of the H&N capital stock for $2.0 million plus a number of shares of our common stock based on H&N’s adjusted EBITDA (as defined in the Purchase Agreement) for the calendar year ending December 31, 2013. The number of shares of our common stock that will be issued to the H&N Shareholders ranges from 187,500 to 237,500 shares. The closing of the Purchase Agreement remains subject to certain conditions including but not limited to the completion of our due diligence on H&N and our raising at least $7.5 million in a financing. A portion of the proceeds from this offering will be used to satisfy the cash purchase price at the closing of the Purchase Agreement. Upon closing of the transaction, H&N will become part of our USA segment.

Effective as of November 13, 2013, certain warrant holders agreed to exchange warrants to purchase 496,060 shares of common stock for 1,554,734 shares of our common stock. The warrant holders will be committed to exchange their warrants which will be cancelled upon our raising of at least $7.0 million; however the shares will not be issued until after our next shareholder meeting, which must occur prior to July 1, 2014 and at which time we will request to increase our authorized shares of common stock, provided our shareholders approve such increase. Additionally, the holders of our subordinated convertible notes agreed to amend their notes to reduce the interest rate under the notes to five percent (5%) from ten percent (10%) and to remove the conversion feature and anti-dilutive protections under the note. If our shareholders do not approve to increase the authorized number of shares of common stock by July 1, 2014 (as discussed above), the interest rate on the notes will increase to ten percent (10%). Finally, an investor purchased an additional $0.2 million note and agreed to purchase an additional $0.3 million note, each of which would bear five percent (5%) interest with a July 31, 2016 maturity date, in exchange for the Company issuing the investor 134,250 shares of common stock. The warrant exchange and amendments to the notes are contingent upon our raising of at least $7.0 million in this offering and the listing of our common stock and the warrants sold in this offering on a national securities exchange.

Further discussion and analysis of our financial condition and results of operations follows.

Basis of Presentation and Going Concern

We continue to experience losses and negative cash flows from operations on a consolidated basis which raises substantial doubt about our ability to continue as a going concern. We currently have insufficient funds to support our operations and service our debt in the near term. Although we believe that we will be able to obtain the funds necessary to continue as a going concern there can be no assurances that our efforts will prove successful. The accompanying consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. See “Liquidity and Capital Resources” section below for a discussion of actions taken and plans to improve liquidity.

Segments

We have three reportable business segments: (i) Corporate; (ii) USA, which manufactures and distributes SRB in various granulations along with other products derived from rice bran via proprietary and patented enzyme treatment processes; and (iii) Brazil, which extracts crude RBO and DRB from rice bran, which are then further processed into a number of valuable human food and animal nutrition products. The Corporate segment includes selling, general and administrative expenses including public company expenses, litigation and other expenses not directly attributable to other segments. No Corporate allocations, including interest, are made to the other segments.

The USA segment consists of two locations in California and two locations in Louisiana all of which can produce SRB. One of the two Louisiana SRB facilities, located in Lake Charles, has been idle since May 2009. The USA segment also includes our Dillon, Montana Stage II facility which produces our Stage II products RiSolubles (a highly nutritious, carbohydrate and lipid rich fraction of SRB), RiFiber (a fiber rich derivative of SRB), RiBalance (a complete rice bran nutritional package derived from further processing SRB), ProRyza P-35) a water soluble 35% protein extract from SRB) and ProRyza PF-20/50 (a 20% protein and 50% insoluble dietary fiber extract of SRB). The manufacturing facilities included in our USA segment have proprietary processing equipment and patented technology for the stabilization and further processing of rice bran into finished products. In 2013, approximately 55% of USA segment revenue is from sales of human food products and approximately 45% is from sales of animal nutrition products.

The Brazil segment consists of the consolidated operations of our majority-owned subsidiary Nutra SA, its only operating subsidiary Irgovel, located in Pelotas, Brazil. Irgovel manufactures RBO and DRB products for both the human and animal food markets in Brazil and internationally. In refining RBO to an edible grade, several co-products are obtained. One such product is distilled fatty acids, a valuable raw material for the detergent industry. DRB is sold in bulk as animal feed and compounded with a number of other ingredients to produce complex animal nutrition products which are packaged and sold under Irgovel brands in the Brazilian market. In 2013, approximately 40% of Brazil segment product revenue is from sales of RBO products and 60% is from sales of DRB products. Irgovel is a wholly owned subsidiary of our holding company, Nutra SA. As of December 31, 2012 and September 30, 2013, we owned 50.3% of Nutra SA with the remaining 49.7% held by the Investors. The Investors have certain rights associated with its equity ownership as more fully described in the footnotes to our financial statements.

Comparison of Results of Operations for the Years Ended December 31, 2012 and 2011

Consolidated net loss attributable to RiceBran Technologies shareholders for 2012 was $9.5 million, or $9.29 per share, compared to $10.1 million, or $10.18 per share for 2011. Loss from operations improved to $8.7 million in 2012 from $9.6 million in 2011. Results for 2012 include $4.4 million of other expense, an increase of $2.7 million compared to 2011. This increase was the result of (i) the $7.1 million of financing expense and loss on extinguishment related to the 2012 issuances of convertible debt and related warrants and (ii) a $0.5 million increase in foreign currency exchange loss, offset by (iii) a $5.1 million increase in other income from change in fair value of derivative warrant and conversion liabilities.

Revenue and Gross Profit

Revenues (in thousands):

	2012	% of Total Revenues	2011	% of Total Revenues	Change	% Change
USA segment	$12,633	33.5	$10,700	29.0	$1,933	18.1
Brazil segment	25,090	66.5	26,257	71.0	(1,167)	(4.4)
Total revenues	$37,723	100.0	$36,957	100.0	$766	2.1

Consolidated revenues for 2012, were $37.7 million compared to $37.0 million in the prior year an increase of $0.7 million, or 2.1%.

USA segment revenues improved 18.1% in 2012 compared to 2011. Animal feed product revenues increased $0.7 million, or 12.5%, on 6.0% lower volume due to the impact of price increases. Human nutrition product revenues increased $1.5 million, or 34.8% due to the impact of price increases and 9.6% higher volume. The $1.9 million increase in revenues is net of a $0.3 million decline in revenues from toll processing infant cereal products which ceased in April 2011.

Brazil segment revenues decreased 4.4%, or $1.2 million, in 2012 from 2011. Revenues decreased $4.3 million as a result of the 14.4% decline in the average exchange rate between these periods. Offsetting this $4.3 million decline was a $3.1 million net increase in revenues comprised of the following:

•	a $2.4 million increase in bulk DRB revenues; and
•	a $2.0 million increase in refined oil and derivative product revenues; and
•	a $0.2 million increase in bagged animal feed product revenues; offset by
•	a $1.5 million decline in crude oil revenues.

Brazil revenues experienced a shift from bagged animal feed products to bulk DRB and oil revenues experienced a shift from crude RBO to refined oil. Production disruptions during the capital expansion at Irgovel necessitated the shift to bulk DRB sales. The shift from crude oil sales to refined oil sales is part of a strategy to shift revenues to higher margin refined oil and derivative product sales. A US drought caused demand pressure for Brazilian soybean and corn which increased animal feedstock prices generally, and bran prices specifically, in 2012. As a result, the Brazil segment passed along higher prices for DRB and bagged animal feed products during 2012.

Gross profit (in thousands):

	2012	Gross Profit %	2011	Gross Profit %	Change	Change in Gross Profit %
USA segment	$3,687	29.2	$3,134	29.3	$553	(0.1)
Brazil segment	2,385	9.5	4,437	16.9	(2,052)	(7.4)
Total gross profit	$6,072	16.1	$7,571	20.5	$(1,499)	(4.4)

Consolidated gross profit for 2012 was $6.1 million compared to $7.6 million in 2011, a decrease of $1.5 million, or 4.4 percentage points.

The USA segment gross profit improved $0.6 million. Gross profit remained relatively unchanged at 29.2%. The USA segment gross profit was negatively impacted $1.3 million by higher raw bran prices in 2012 compared to 2011. Raw bran costs were on a continually escalating trend starting in early 2011 and continued to rise through the first quarter of 2012, before moderating slightly during the second quarter of 2012 and rising again after the third quarter of 2012. The impact of higher raw bran prices was offset by SRB selling price increases in the first and fourth quarters of 2011. The full impact of those SRB selling price increases impacted 2012.

The Brazil segment gross profit deteriorated $2.1 million, or 7.4 percentage points, from 16.9% to 9.5%. Gross profit decreased $0.4 million as a result of the 14.4% decline in the average foreign currency exchange rate between periods. The remaining margin reduction was attributable to higher raw bran costs, an unfavorable shift in sales mix to lower margin bulk animal feed products and decreased plant efficiency during the implementation of capital improvements to the animal feed plant. Raw bran costs were approximately 17% higher as of December 31, 2012 compared to December 31, 2011. Only a portion of these higher costs could be offset with higher selling prices. The plant inefficiencies associated with the capital expansion project resulted in higher production costs in 2012.

We intend to monitor bran prices and pass along increases to our customers in both the USA and Brazil segments, subject to market conditions.

Operating Expenses (in thousands):

	2012
	Corporate	USA	Brazil	Consolidated
Selling, general and administrative	$4,313	$3,370	$4,560	$12,243
Professional fees	652	-	795	1,447
Intersegment fees	(347)	-	347	-
Impairment of property	-	1,069	-	1,069
Total operating expenses	$4,618	$4,439	$5,702	$14,759

	2011
	Corporate	USA	Brazil	Consolidated
Selling, general and administrative	$4,850	$4,921	$4,670	$14,441
Professional fees	1,703	113	1,106	2,922
Intersegment fees	(439)	-	439	-
Impairment of intangibles and property	240	1,352	-	1,592
Recoveries from former customers	-	(1,800)	-	(1,800)
Total operating expenses	$6,354	$4,586	$6,215	$17,155

	Favorable (Unfavorable) Change
	Corporate	USA	Brazil	Consolidated
Selling, general and administrative	$537	$1,551	$110	$2,198
Professional fees	1,051	113	311	1,475
Intersegment fees	(92)	-	92	-
Impairment of property, plant and equipment	240	283	-	523
Recoveries from former customers	-	(1,800)	-	(1,800)
Total operating expenses	$1,736	$147	$513	$2,396

Consolidated operating expenses were $14.8 million in 2012, compared to $17.2 million in 2011, an improvement of $2.4 million, or 14.0%.

Corporate segment selling, general and administrative expenses (SG&A) improved $0.5 million. The favorable impacts of (i) a $0.2 million reduction in payroll and related costs (ii) a $0.3 million reduction in bonus expense and (iii) a $0.6 million broad reduction in other expenses due to cost containment efforts were offset by the unfavorable impacts of (i) a $0.2 million increase in share-based compensation expense and (ii) income of $0.4 million in 2011 associated with a settlement with a former officer.

Corporate professional fees improved $1.1 million between periods. Professional fees are primarily expenses associated with consultants, accounting, auditing, tax compliance, SOX 404 compliance, and outside legal counsel. Legal expense declined $0.5 million and other professional expenses declined $0.6 million between periods. In 2011, we incurred significant audit and other consultant fees related to preparation of our 2009 and 2010 Form 10-Q and Form 10-K filings, which were delayed and filed in the first quarter of 2011.

USA segment SG&A expenses decreased $1.6 million between periods due to $0.5 million lower payroll and related costs, $0.3 million due to lower depreciation and amortization and a $0.8 million decline in other SG&A expenses. Payroll and related costs were lower as a result of reductions in workforce. The reduction in depreciation and amortization was the result of the impairments of intangibles and property in 2012 and 2011.

Brazil segment SG&A decreased $0.1 million between periods. The 14.4% reduction in the average foreign currency exchange rate reduced Brazil SG&A $0.8 million between periods. This reduction was more than offset by (i) $0.3 million of increases in payroll and related costs as a result of the annual wage increase implemented effective July 31, 2012 (average 8% increase) and increases in sales and operations management personnel in preparation for operating the plant after the capital expansion project (ii) a $0.3 million increase in the provision for doubtful accounts and (iii) a $0.1 million increase in marketing expenses.

Brazil segment professional fees decreased $0.3 million between periods. Professional fees include management and meeting attendance fees payable to the investors who own a noncontrolling interest in Nutra SA (Investors).

Intersegment fees relate to Brazil segment fees payable to the Corporate segment beginning in January 2011 under the agreements with the investors in Nutra SA. The charges are intended to compensate the Corporate segment for management time spent on Irgovel operations.

Other Income (Expense) (in thousands):

	2012
	Corporate	USA	Brazil	Consolidated
Interest income	$18	$-	$56	$74
Interest expense	(742)	(17)	(1,167)	(1,926)
Change in fair value of derivative warrant and conversion liabilities	5,420	-	-	5,420
Loss on extinguishment and financing expense	(7,125)	-	-	(7,125)
Foreign currency exchange, net	-	-	(617)	(617)
Other	-	-	(210)	(210)
Other income (expense)	$(2,429)	$(17)	$(1,938)	$(4,384)

	2011
	Corporate	USA	Brazil	Consolidated
Interest income	$53	$-	$73	$126
Interest expense	(619)	(180)	(964)	(1,763)
Change in fair value of derivative warrant and conversion liabilities	332	-	-	332
Foreign currency exchange, net	-	-	(99)	(99)
Other	(286)	-	54	(232)
Other income (expense)	$(520)	$(180)	$(936)	$(1,636)

	Favorable (Unfavorable) Change
	Corporate	USA	Brazil	Consolidated
Interest income	$(35)	$-	$(17)	$(52)
Interest expense	(123)	163	(203)	(163)
Change in fair value of derivative warrant and conversion liabilities	5,088	-	-	5,088
Loss on extinguishment and financing expense	(7,125)	-	-	(7,125)
Foreign currency exchange, net	-	-	(518)	(518)
Other	286	-	(264)	22
Other income (expense)	$(1,909)	$163	$(1,002)	$(2,748)

Consolidated other expense increased to $4.4 million in 2012, compared to $1.6 million for 2011. Consolidated other expense increased $7.1 million as a result of the financing expense and loss on extinguishment recognized in connection with the 2012 issuances of convertible debt and related warrants. Interest expense increased $0.2 million as a result of increases in average outstanding debt between periods. Foreign currency exchange gains and losses relate to certain Irgovel debt, and to a smaller extent Irgovel export-related accounts receivable, which are denominated and settled in US Dollars. Brazil segment other expense is primarily bank fees. Corporate segment other expense includes $0.2 million in 2011 for transaction costs incurred in the settlement with Herbal Sciences.

Our liability warrants and conversion liabilities are valued using the lattice model each reporting period and the resulting change in fair value is recorded in the statements of operations. The lattice model requires us to assess the probability of future issuance of equity instruments at a price lower than the current exercise price of the warrants and make certain other assumptions. The decline in the price of our common stock during 2012 and 2011 was the primary reason the derivative warrant and conversion liabilities fair value fell in each period, resulting in the recognition of other income.

Comparison of Results of Operations for the Nine-Months Ended September 30, 2013 and 2012

Consolidated net loss attributable to RiceBran Technologies shareholders for the nine months ended September 30, 2013, was $9.9 million, or $9.10 per share, compared to $9.4 million, or $9.21 per share, in the prior period. The $2.4 million decline in gross profit was offset by a $2.3 million improvement in operating expenses, resulting in a $0.1 million increase in loss from operations between periods.

Revenue and Gross Profit

Revenues (in thousands):

	Nine Months Ended September 30,
	2013	% of Total Revenues	2012	% of Total Revenues	Change	% Change
USA segment	$9,099	33.9	$9,629	33.4	$(530)	(5.5)
Brazil segment	17,723	66.1	19,177	66.6	(1,454)	(7.6)
Total revenues	$26,822	100.0	$28,806	100.0	$(1,984)	(6.9)

Consolidated revenues for the nine months ended September 30, 2013, were $26.8 million compared to $28.8 million in the prior year period, a decrease of $2.0 million, or 6.9%.

USA segment revenues decreased $0.5 million, or 5.5%, in the first nine months of 2013 compared to the first nine months of 2012. Animal feed product revenues decreased $0.7 million on lower volume while human nutrition product revenues increased $0.2 million. The decline in animal feed revenue was attributable to the loss of one customer.

Brazil segment revenues decreased $1.5 million, or 7.6%, in the first nine months of 2013 compared to the first nine months of 2012. Revenues decreased $1.8 million as a result of the 9.4% decline in the average exchange rate between these periods. On a local currency basis, prior to translation into US dollars, Brazil segment revenues increased 2.0% period over period. Offsetting this $1.8 million decline was a 6.6% increase in revenue per ton. As part of a capital expansion project, we improved our animal feed production capabilities and launched new products which were unavailable for sale in 2012.

Gross profit (in thousands):

	Nine Months Ended September 30,
	2013	Gross Profit %	2012	Gross Profit %	Change	Change in Gross Profit %
USA segment	$2,204	24.2	$2,892	30.0	$(688)	(5.8)
Brazil segment	810	4.6	2,488	13.0	(1,678)	(8.4)
Total gross profit	$3,014	11.2	$5,380	18.7	$(2,366)	(7.5)

Consolidated gross profit in 2013 decreased $2.4 million, or 7.5 percentage points, to $3.0 million for the nine months ended September 30, 2013, compared to $5.4 million in the prior year period.

The USA segment gross profit declined $0.7 million, to $2.2 million in the first nine months of 2013, from $2.9 million in the first nine months of 2012, due to the impact of higher raw bran prices in 2013 compared to 2012. Raw bran and related third party bran processing costs increases impacted margin by 7.5 percentage points. Continuing competitive pressure for animal nutrition product revenues has restrained our ability to pass along these higher costs.

The Brazil segment gross profit declined $1.7 million, or 8.4 percentage points, from 13.0 to 4.6. The amount of raw bran processed was 3.8% lower in the first nine months of 2013 than in the comparable 2012 period. Since a significant portion of plant operating costs are fixed, lower volumes result in higher per unit production costs and negatively impacts gross profit percentage. Plant operational efficiency at Irgovel continues to be affected by the ongoing capital expansion project. Periodic rolling plant shut downs have been necessary throughout the first nine months of the year as new equipment is installed and/or adjusted. A final plant shut down is scheduled to begin at the end of December and last for six to eight weeks.

Operating Expenses (in thousands):

	Nine Months Ended September 30, 2013
	Corporate	USA	Brazil	Consolidated
Selling, general and administrative	$2,794	$1,801	$3,615	$8,210
Professional fees	850	-	365	1,215
Impairment of property	-	300	-	300
Total operating expenses	$3,644	$2,101	$3,980	$9,725

	Nine Months Ended September 30, 2012
	Corporate	USA	Brazil	Consolidated
Selling, general and administrative	$3,263	$2,743	$3,561	$9,567
Professional fees	542	-	811	1,353
Intersegment fees	(169)	-	169	-
Impairment of property	-	1,069	-	1,069
Total operating expenses	$3,636	$3,812	$4,541	$11,989

	Favorable (Unfavorable) Change
	Corporate	USA	Brazil	Consolidated
Selling, general and administrative	$469	$942	$(54)	$1,357
Professional fees	(308)	-	446	138
Intersegment fees	(169)	-	169	-
Impairment of property	-	769	-	769
Total operating expenses	$(8)	$1,711	$561	$2,264

Consolidated operating expenses were $9.7 million for the first nine months of 2013, compared to $12.0 million for the first nine months of 2012, an improvement of $2.3 million. The improvement related to lower selling, general and administrative expenses (SG&A) and lower impairment charges.

The improvement in Corporate segment SG&A of $0.5 million related to (i) a $0.2 million reduction in compensation expense for stock options and payroll as a result of reduction in force and the end of stock option vesting periods and (ii) $0.2 million lower depreciation expense.

USA segment SG&A expenses decreased $0.9 million due to a $0.4 million change in gain on sale of excess property and $0.4 million lower depreciation expense. Depreciation expense was lower in 2013 as a result of an impairment charge taken in the second quarter of 2012. On a combined basis, Corporate and USA segment SG&A declined a total of $1.4 million.

Brazil segment SG&A expense decreased $0.1 million. The $0.4 million reduction in expense from the 9.4% change in exchange rates between periods was offset by $0.4 million in severance costs associated with 2013 headcount reductions.

Brazil segment professional fees decreased $0.4 million because effective January 1, 2013, the Brazil segment no longer pays investor fees to the investors in Nutra SA. The investors in Nutra SA have agreed to waive all investor fees until further notice. The impact of the lower Brazil segment professional fees was largely offset by the higher Corporate segment legal fees.

The reduction in USA segment impairment charges between periods contributed $0.8 million to the improvement in consolidated operating expenses. The impairment charge in the nine months ended September 30, 2012, related to the impairment of machinery and equipment not currently in use, which was written down $1.1 million to its estimated fair value in the second quarter of 2012. In the first quarter of 2013, we reevaluated the machinery and equipment not in use and, based on current market conditions, recorded an additional impairment of $0.3 million. The estimate of net realizable value is subject to change.

Other Income (Expense) (in thousands):

	Nine Months Ended September 30, 2013
	Corporate	USA	Brazil	Consolidated
Interest income	$-	$-	$74	$74
Interest expense	(1,541)	-	(1,338)	(2,879)
Foreign currency exchange, net	-	-	(346)	(346)
Change in fair value of derivative warrant and conversion liabilities	(1,918)	-	-	(1,918)
Loss on extinguishment	(526)	-	-	(526)
Financing expense	(564)	-	-	(564)
Other	(63)	-	(268)	(331)
Other income (expense)	$(4,612)	$-	$(1,878)	$(6,490)

	Nine Months Ended September 30, 2012
	Corporate	USA	Brazil	Consolidated
Interest income	$19	$-	$47	$66
Interest expense	(494)	(17)	(792)	(1,303)
Foreign currency exchange, net	-	-	(573)	(573)
Change in fair value of derivative warrant and conversion liabilities	4,008	-	-	4,008
Loss on extinguishment	(4,941)	-	-	(4,941)
Financing expense	(2,184)	-	-	(2,184)
Other	-	-	(151)	(151)
Other income (expense)	$(3,592)	$(17)	$(1,469)	$(5,078)

	Favorable (Unfavorable) Change
	Corporate	USA	Brazil	Consolidated
Interest income	$(19)	$-	$27	$8
Interest expense	(1,047)	17	(546)	(1,576)
Foreign currency exchange, net	-	-	227	227
Change in fair value of derivative warrant and conversion liabilities	(5,926)	-	-	(5,926)
Loss on extinguishment	4,415	-	-	4,415
Financing expense	1,620	-	-	1,620
Other	(63)	-	(117)	(180)
Other income (expense)	$(1,020)	$17	$(409)	$(1,412)

Consolidated other expense was $6.5 million for the first nine months of 2013, compared to other expense of $5.1 million for the first nine months of 2012. The $1.4 million increase in other expense was comprised of the following:
•	a $1.6 million increase in interest expense, as a result of (i) an increase in average debt and interest bearing payables outstanding in both the Corporate and Brazil segments and (ii) the increase in interest expense in the Corporate segment as a result of amortizing the debt discount on a senior debenture when the principal was paid in 2013;
•	a Corporate segment $5.9 million increase in expense from the change in the fair value of derivative warrant and conversion liabilities. Our liability warrants and conversion liabilities are valued using the lattice model each reporting period and the resulting change in fair value is recorded in the statements of operations. The lattice model requires us to assess the probability of future issuance of equity instruments at a price lower than the current exercise price of the warrants and make certain other assumptions. The negative impacts as a result of the changes in our stock price between periods and the unfavorable impacts of the increase in average outstanding derivative contracts contributed to the increase in expense.
These higher expenses were offset by:
•	the $4.4 million reduction in Corporate segment loss on extinguishment. In 2013, the extinguishment losses were related to the conversion of $0.3 million of our senior debenture and the prepayment of $0.3 million on those debentures as described in the Debt note to the consolidated financial statements included herein;
•	the $1.6 million reduction in Corporate segment financing expense. In 2013, the loss was associated with the issuance of subordinated convertible notes and related warrants and represented the excess of the fair value of the derivative conversion and warrant liabilities, and other consideration, at issuance over the proceeds from issuance, as described in the Debt footnote to the consolidated financial statements;
•	a $0.2 million improvement in foreign exchange, related to the Brazil segments US Dollar denominated debt, as a result of the 9.4% decline in the average exchange rate between periods.

Liquidity and Capital Resources

We continue to experience losses and negative cash flows from operations on a consolidated basis which raises substantial doubt about our ability to continue as a going concern. We currently have insufficient funds to support our operations in the near term. We believe that following this offering, we will have sufficient funds necessary to continue as a going concern. Part of the proceeds from this offering will be used to fund the acquisition of H&N and the capital expansion project in Brazil. We believe that following the acquisition of H&N and the completion of the capital expansion project in Brazil, we will become cash flow positive, although there can be no assurances that our efforts will prove successful. The accompanying consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

With respect to liquidity and capital resources, we manage the Brazil segment, consisting currently of our plant in Brazil, separately from our U.S. based Corporate and USA segments. Cash on hand at our Brazil segment is generally unavailable for distribution to our Corporate and USA segments pursuant to the terms of the limited liability company agreement for Nutra SA.

Cash used in operating activities for 2012 and 2011, is presented below by segment (in thousands).

	2012
	Corporate and USA	Brazil	Consolidated
Net loss	$(7,816)	$(3,320)	$(11,136)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	2,071	2,541	4,612
Change in fair value of derivative warrant and conversion liabilities	(5,420)	-	(5,420)
Financing expense	2,184	-	2,184
Loss on extinguishment	4,941	-	4,941
Impairment of property	1,069	-	1,069
Other adjustments, net	1,333	(931)	402
Changes in operating asset and liabilities:
Pre-petition liabilities	(1,615)	-	(1,615)
Other changes, net	(413)	554	141
Net cash used in operating activities	$(3,666)	$(1,156)	$(4,822)

	2011
	Corporate and USA	Brazil	Consolidated
Net loss	$(8,506)	$(2,369)	$(10,875)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	2,418	2,562	4,980
Change in fair value of derivative warrant liability	(332)	-	(332)
Impairment of intangibles and property	1,592	-	1,592
Recovery from former customer	(1,000)	-	(1,000)
Other adjustments, net	2,063	(266)	1,797
Changes in operating asset and liabilities:
Pre-petition liabilities	(4,790)	-	(4,790)
Other changes, net	(206)	(318)	(524)
Net cash used in operating activities	$(8,761)	$(391)	$(9,152)

Corporate and USA

On a combined basis, the Corporate and USA segments used (i) $3.7 million of cash in operating activities in 2012 compared to $8.8 million in 2011. Prepetition liability payments in 2012 and 2011 were $1.6 million and $4.8 million, respectively.

We took steps in 2012 and 2011 to achieve profitability and liquidity by reducing our U.S. based employee headcount at both the corporate and plant operations level. In the ongoing effort to improve profitability, significant emphasis will be placed on growing revenues. The growth of revenues is expected to include the following:

•	growth in existing markets for stabilized rice bran (SRB), rice bran oil (RBO) and defatted rice bran (DRB);
•	expanding our product offerings and improving existing products;
•	aligning with strategic partners who can provide channels for additional sales of our products; and
•	implementing price increases.

We may also monetize certain assets which could result in additional impairment of asset values. Asset monetization may include some or all of the following:

•	sale of certain facilities;
•	sale of a noncontrolling interest in one or more subsidiaries; or
•	sale of surplus equipment.

We continue to work to improve Corporate and USA segment cash flows from operations. We made final distributions to unsecured creditors in the first quarter of 2012 which reduced pre-petition liabilities by $1.6 million. Payments of pre-petition liabilities reduced cash flows from operations in the periods paid, but were in payment of obligations incurred prior to our November 2009 filing of the voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. The funds for the 2012 distributions, included in cash used in operations, were derived from receipts on notes receivable, and proceeds from issuances of the subordinated convertible notes, senior convertible debentures and related warrants in January 2012.

Cash used in investing activities in 2012 included $0.6 million of proceeds from the sale of USA segment equipment, $0.7 million from collections of USA segment notes receivable and $0.2 million of restricted cash released for the payment of pre-petition liabilities.

Cash provided by financing activities in 2012 included $3.6 million of proceeds, net of costs (primarily legal and investment banking fees), which we received from the issuances of subordinated convertible notes, the senior convertible debenture and related warrants. The net proceeds of $3.6 million were used to fund the working capital needs of the Corporate and USA segments, including payments to the unsecured creditors. In addition, during 2012, the Corporate and USA segments received $1.5 million in proceeds from senior and subordinated debt issuances and paid $2.2 million on debt.

Cash used in operating activities for the nine months ended September 30, 2013 and 2012, is presented below by segment (in thousands).

	Nine Months Ended September 30, 2013
	Corporate and USA	Brazil	Consolidated
Net loss	$(8,152)	$(3,332)	$(11,484)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	1,040	1,935	2,975
Change in fair value of derivative warrant and conversion liabilities	1,918	-	1,918
Loss on extinguishment	526	-	526
Financing expense	564	-	564
Impairment of property	300	-	300
Other adjustments, net	703	(1,322)	(619)
Changes in operating assets and liabilities	437	2,861	3,298
Net cash used in operating activities	$(2,664)	$142	$(2,522)

	Nine Months Ended September 30, 2012
	Corporate and USA	Brazil	Consolidated
Net loss	$(8,166)	$(2,416)	$(10,582)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	1,744	1,879	3,623
Change in fair value of derivative warrant and conversion liabilities	(4,008)	-	(4,008)
Loss on extinguishment	4,941	-	4,941
Financing expense	2,184	-	2,184
Impairment of property	1,069	-	1,069
Other adjustments, net	1,068	(792)	276
Changes in operating asset and liabilities:
Pre-petition liabilities	(1,615)	-	(1,615)
Other changes, net	(397)	609	212
Net cash used in operating activities	$(3,180)	$(720)	$(3,900)

Corporate and USA

On a combined basis, the Corporate and USA segments used $2.7 million of cash in operating activities in the first nine months of 2013 compared to $3.2 million in the first nine months of 2012.

In the ongoing effort to achieve profitability, significant emphasis will be placed on growing revenues. The growth of revenues is expected to include the following:

•	growth in existing markets for stabilized rice bran (SRB), rice bran oil (RBO) and defatted rice bran (DRB);
•	expanding our product offerings and improving existing products;
•	aligning with, or acquiring, strategic partners who can provide channels for additional sales of our products; and
•	implementing price increases.

We may also monetize certain assets which could result in additional impairment of asset values. Asset monetization may include some or all of the following:

•	sale of certain facilities;
•	sale of an interest in one or more subsidiaries; or
•	sale of surplus equipment.

We continue to work to improve Corporate and USA segment cash flows from operations. We made final distributions to unsecured creditors in the first quarter of 2012 which reduced pre-petition liabilities by $1.6 million. Payments of pre-petition liabilities reduced cash flows from operations in the periods paid, but were in payment of obligations incurred prior to our November 2009 filing of the voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. The funds for the 2012 distributions, included in cash used in operations, were derived from receipts on notes receivable, and proceeds from issuances of the subordinated convertible notes, senior convertible debentures and related warrants in January 2012.

Cash used in investing activities in the first nine months of 2013 and 2012 included $0.8 million and $0.3 million of proceeds from the sale of USA segment equipment. Proceeds from the 2013 sales were used for general corporate purposes. The first nine months of 2012, also included $0.7 million from collections of USA segment notes receivable and $0.2 million of restricted cash released for the payment of pre-petition liabilities.

In 2011, we entered into an agreement with a partner with the goal of developing technology to extract and concentrate protein from rice bran. In March 2013, the agreement was mutually terminated under terms whereby we each received (i) the right to separately develop, modify and improve the jointly developed technology owned by the partner and (ii) we received a nonexclusive, royalty free, perpetual license to that technology (License). We agreed to pay the partner $1.2 million as a lump sum in April 2013. In April 2013 we sold a 50% interest in our subsidiary holding the License and paid this $1.2 million obligation to the partner with the proceeds of the sale.

Cash provided by financing activities in the first nine months of 2013 and 2012 included $0.5 million and $3.6 million of proceeds, net of costs, which we received from the issuance of subordinated convertible debt, the senior convertible debenture and related warrants (see the Debt note to the consolidated financial statements). The net proceeds were used to fund the working capital needs of the Corporate and USA segments, including distributions to the unsecured creditors in 2012.

Borrowings under a revolving credit facility with TCA Global Credit Master Fund, LP (TCA), effective May 2013, as amended July 2013 and October 2013, are evidenced by a revolving note which accrues interest at the rate of 12% per year and is due in January 2014. We owe TCA various other fees under the agreement that are expected to average approximately 7% of average borrowings per year.

USA segment accounts receivable collections are required to be directed to a TCA owned account. Collections TCA receives, in excess of amounts due for interest and fees and mandatory cumulative repayments are treated as additional repayments and reduce amounts outstanding. There are minimum repayments beginning in January 2014 and the note must be repaid in full by November 2014. Minimum cumulative repayments are $0.6 million as of March 2014, $1.3 million as of June 2014 and $2.2 million as of September 2014. Until cumulative repayments equal the required minimum, TCA may withhold 20% of collections. We may request, on a weekly basis, that TCA advance us any amounts collected in excess of amounts (i) due for interest and fees and (ii) required to meet the minimum cumulative repayments. During the second and third quarters of 2013, amounts outstanding under the agreement averaged $0.5 million and $1.5 million.

In May 2013, we borrowed $1.4 million under the TCA revolving note. The proceeds, net of cash expenses, totaled $1.2 million and were used to (i) pay down $0.4 million of debt, (ii) fund a $0.5 million investment in Nutra SA and (3) for general corporate purposes. In July 2013, we borrowed an additional $0.6 million (second tranche). The net proceeds of $0.6 million were used to make a $0.1 million investment in Nutra SA and for general corporate purposes. In October 2013, we borrowed an additional $0.8 million under the TCA revolving note (third tranche). The net proceeds of $0.7 million were used to make a $0.3 million investment in Nutra SA and for general corporate purposes. We do not expect to be able to borrow additional funds under this facility in the near term.

Brazil

The Brazil segment provided $0.1 million in operating cash in the first nine months of 2013, compared to using $0.7 million of operating cash in the first nine months of 2012. The reduction in use of cash was primarily the result of increased payables. Irgovel negotiated extended payment terms with certain vendors during the second quarter of 2013.

Irgovel is currently undergoing a capital expansion project involving installation of new equipment and improvements to existing infrastructure. As of September 30, 2013, additional capital expenditures on the project are expected to total R$2.5 million ($1.1 million at the September 30, 2013 exchange rate) of which R$1.3 million ($0.6 million) was included in accounts payable as of September 30, 2013. As a result of the project, we also expect production at the Irgovel facility to shut down near the end of December 2013 for approximately six to eight weeks while certain new equipment is brought on line. The timing of this shut down is subject to change based on availability of funds, the timing of the delivery of equipment from suppliers, the availability of installers and other factors. Where possible, we intend to stockpile certain inventory for sale during the period the plant is shutdown. However, this inventory may not be adequate to timely fulfill all outstanding orders during this period. In addition, during such shutdown, we will have to continue to expend capital to maintain the Irgovel facility and equipment. Facility shut-down and subsequent restart expenses may adversely affect operating results in the periods in which these events occur.

The investors who hold a 49.1% interest in Nutra SA, which owns Irgovel, have invested an additional $0.9 million in Nutra SA in the fourth quarter of 2013. If we do not contribute at least $3.0 million to Nutra SA by December 31, 2013, we will lose governance control of Nutra SA and the investors may gain the rights to additional preferences upon liquidation or sale. Proceeds from this offering should enable us to make an additional capital investment in Nutra SA, sufficient to (i) complete the capital expansion projects, (ii) provide the working capital Irgovel requires and (iii) maintain a majority ownership interest in and governance control of Nutra SA.

In the second and third quarters of 2013, we transferred $0.7 million and $0.1 million in cash to Nutra SA. In exchange, title was returned to us for certain equipment contributed to Nutra SA in December 2012 with an historical cost of $0.2 million. In the fourth quarter of 2013, we transferred an additional $0.3 million in cash to Nutra SA.

Off-Balance Sheet Arrangements

We have not entered into any transactions with unconsolidated entities whereby we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities, or any other obligation under a variable interest in an unconsolidated entity that provides financing and liquidity support or market risk or credit support risk to us.

Financial Guidance

Any projections set forth below or elsewhere in this prospectus have been prepared by our management in good faith on a basis believed to be reasonable. Such projections involve significant elements of subjective judgment and analysis as well as risks (many of which are beyond our control). As such, no representation can be made as to the attainability of our projections. Investors are cautioned that such projections have not been audited and have not been prepared in conformance with generally accepted accounting principles (GAAP). For a listing of risks and other factors that could impact our ability to attain our projected results, please see “Cautionary Notes Regarding Forward-Looking Statements” and “Risk Factors”.

BDO USA, LLP, our independent registered public accountants have not audited, reviewed, compiled or performed any procedures with respect to the projected financial information. Accordingly, BDO USA, LLP does not express an opinion or any other form of assurance with respect thereto.

We generally do not publish our business plans and strategies or make external disclosures of our anticipated financial position or results of operations. Accordingly, we do not currently intend to update or otherwise revise the projected financial information to reflect circumstances arising since its preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be no longer appropriate. Furthermore, we currently do not intend to update or revise the projected financial information to reflect changes in general economic or industry conditions.

Our projections for 2014 and 2013 are summarized below (amounts in thousands):

	Corporate and USA Segments	Brazil Segment	Consolidated

Year Ended December 31, 2014
Revenues	$29,494	$29,903	$59,397
Gross Profit	$10,211	$5,387	$15,598
Gross Profit Percentage	34.6%	18.0%	26.3%
Adjusted EBITDA	$1,967	$4,036	$6,003

Year Ended December 31, 2013
Revenues	$11,912	$21,136	$33,048
Gross Profit	$2,924	$2,506	$5,430
Gross Profit Percentage	24.5%	11.9%	16.4%
Adjusted EBITDA	$(2,778)	$(1,134)	$(3,912)

We utilize “Adjusted EBITDA” as a supplemental measure in our ongoing analysis of short term and long term cash requirement and liquidity needs. Adjusted EBITDA does not represent cash flows from operations as defined by GAAP, is not a measure derived in accordance with GAAP and should not be considered as an alternative to net income (the most comparable GAAP financial measure to EBITDA). Management uses Adjusted EBITDA as an indicator of our current financial performance. By eliminating the impact of all material non-cash charges as well as items of a non-recurring nature (see items delineated below), we believe that Adjusted EBITDA provides a more accurate and informative indicator of our cash requirements. The reconciliation of GAAP and non-GAAP financial measures for the projected periods are determined as follows:

Beginning with Net income/(loss) as determined by GAAP, the following items are added back:
•	Interest expense and interest income
•	Income taxes

•	Depreciation and amortization expenses
•	Share based compensation expense (stock option grants and stock grants)
•	Bonus accruals for management
•	Gain or loss for sale of fixed assets
•	Losses from impairment of long lived assets
•	Financing expenses related to debt issuances with derivative rights
•	Losses from extinguishment of debt
•	Foreign currency gains and losses
•	Derivative warrant liability expense or income; and
•	Non-recurring severance payments.

The resulting amount from the above calculation is defined as “Adjusted EBITDA”. Management uses Adjusted EBITDA as an indicator of cash flow either generated by or used in normalized operations without consideration of changes in working capital. Reconciliations of GAAP net income to Adjusted EBITDA are not provided because we cannot provide the reconciliation without unreasonable effort, because we are unable to determine the exact amounts of the components of GAAP net income for the 2013 and 2014 fiscal years. Due to the very nature of certain reconciling items, it is not possible to predict with any reliability what future outcomes may be with regard to the expense or income that may ultimately be recognized in future periods.

The financial estimates reflected in the above table are based on many assumptions, one or more of which could prove to be inaccurate in material respects. If one or more of these assumptions prove inaccurate or if future results differ from expected results, then our actual future results could be less favorable, and could be materially less favorable, than the results contemplated by the above estimates. Assumptions underlying the above estimates include the following:

USA Segment Assumptions

For year ended December 31, 2014:

1.	We assume that we will successfully raise at least $10.0 million in net proceeds under this offering by December 31, 2013.

2.	We further assume that we will complete the acquisition of H&N by December 31, 2013 and that H&N operates as a wholly-owned subsidiary effective January 1, 2014 for the entire 2014 financial year.

3.	Based on historical revenues, current customer activity and commitments under recently signed minimum purchase agreements, we assume 2014 annual revenues for H&N will be $15.0 million at over 30% gross margin.

4.	We expect H&N 2014 operating expenses will be $2.3 million based on current expense levels and anticipated staffing needs.

5.	We assume that all current customers with minimum purchase agreements in place continue as customers and meet their contractual minimum purchase obligations.

6.	We expect sales to new customers utilizing our SRB products for meat applications and cereal ingredient inclusion to start the year at low or no sales and increase throughout the year, contributing nearly 4% growth towards the overall increase in revenues for 2014.

7.	We assume that raw rice bran costs per metric ton remain at third quarter 2013 levels.

8.	We assume that volume production from an existing production facility diminishes to immaterial amounts and is consolidated into other plants, and another production facility remains idle.

9.	We assume about $2.5 million in capital project expenditures in 2014, including plant upgrades and capacity expansion at the Dillon, Montana facility.

10.	We assume our efforts to rationalize manufacturing facilities will increase capacity utilization in the second half of 2014 at remaining plants by approximately 5%.

11.	In 2014, we assume an increase in corporate overhead selling expense of 37% from the prior year’s levels primarily due to the acquisition of H&N and the re-staffing and filling of open sales positions.

For year ended December 31, 2013:

1.	Actual results are included through September 30, 2013.

2.	For the fourth quarter of 2013, we assume that revenues will remain constant with the third quarter 2013, with the exception of a reduction of $50,000 per week in revenues from the loss of a large, low-margin animal nutrition customer.

3.	We expect margins to improve by 3 percentage points in December due to the loss of our lowest margin revenues related to the customer noted above.

4.	Raw rice bran costs per metric ton remain at third quarter levels throughout 2013.

5.	Operating expenses remain at third quarter levels through the end of year.

6.	For the fourth quarter of 2013, no amounts were projected for derivative warrant liability income/expense due to the unpredictability of determining such amounts and their non-cash nature.

7.	For the fourth quarter of 2013, we assume that plant operations remain at third quarter levels with regard to volumes processed, capacity, capital expenditures or cost structures with the exception of volumes related to item 2 above.

Brazil Segment Assumptions

For year ended December 31, 2014:

1.	Assumes an exchange rate of US$1 to R$2.38.

2.	A plant shutdown in order to conduct upgrades that will increase rice bran oil extraction capacity begins in January 2014 and completes in late February 2014. No production will occur during the shutdown period.

3.	Revenue for 2014 is projected to grow 40% over 2013 assuming (i) no revenue during the 6 week shutdown period in January and February; and (ii) a build-up in raw rice bran processed from 6,000 metric tons per month in March 2014 building to 8,900 metric tons per month in the fourth quarter of 2014 resulting from the 50% increase in rice bran oil extraction capacity.

4.	Raw rice bran costs are projected to remain at fourth quarter 2013 levels.

5.	Plant operating efficiencies related to higher raw rice bran processing levels, without a corresponding increase in labor or plant overhead expenses, are projected to result in significant gross profit margin improvement.

6.	Operating expense growth for 2014 is projected to increase 10% over 2013 amounts in order to support the expected 50% increase in raw rice bran processing capacity and a 40% increase in sales revenue.

For year ended December 31, 2013:

1.	Assumes an exchange rate of US$1 to R$2.38.

2.	Actual results are included through the third quarter of 2013.

3.	Revenues for the fourth quarter 2013 are projected to remain constant with third quarter 2013 amounts through the end of the year.

4.	Raw rice bran costs per metric ton are projected to remain at current levels.

5.	For the fourth quarter of 2013, we assume raw rice bran processing levels on average remain consistent with third quarter production levels at approximately 5,800 metric tons per month.

6.	Plant labor, plant overhead and operating expenses for the projected period remain consistent with actual results through September 2013.

Critical Accounting Policies

The preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America (GAAP) requires us to make judgments, estimates and assumptions regarding uncertainties that affect the reported amounts presented and disclosed in the financial statements. We review these estimates and assumptions based on historical experience, changes in business conditions and other relevant factors that we believe to be reasonable under the circumstances. In any given reporting period, actual results could differ from the estimates and assumptions used in preparing our financial statements.

Critical accounting policies are those that may have a material impact on our consolidated financial statements and also require us to exercise significant judgment due to a high degree of uncertainty at the time the estimate is made. We have discussed the development and selection of our accounting policies, related accounting estimates and the disclosures set forth below with the audit committee of our board of directors. We believe our critical accounting policies include those addressing revenue recognition, allowance for doubtful accounts, inventories, long lived assets, intangible assets, goodwill and derivative liabilities.

Principles of Consolidation

The consolidated financial statements include the accounts of RiceBran Technologies and all subsidiaries in which we have a controlling interest. All significant inter-company accounts and transactions are eliminated in consolidation. Noncontrolling interests in our subsidiaries are recorded net of tax as net earnings (loss) attributable to noncontrolling interests.

Foreign Currencies

The consolidated financial statements are presented in our reporting currency, U.S. Dollars. The functional currency for Irgovel is the Brazilian Real. Accordingly, the balance sheet of Irgovel is translated into U.S. Dollars using the exchange rate in effect at the balance sheet date. Revenues and expenses are translated using the average exchange rates in effect during the period. Translation differences are recorded in accumulated other comprehensive income (loss) as foreign currency translation. Gains or losses on transactions denominated in a currency other than the subsidiaries’ functional currency which arise as a result of changes in foreign exchange rates are recorded as foreign exchange gain or loss in the statements of operations.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less at the time of purchase to be cash equivalents. As of June 30, 2013, we maintain our cash, including restricted cash, and cash equivalents, with major banks. We maintain cash in bank accounts, which at times may exceed federally insured limits. We have not experienced any losses on such accounts.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable represent amounts receivable on trade accounts. The allowance for doubtful accounts is based on our assessment of the collectability of customer accounts and the aging of accounts receivable. We analyze the aging of customer accounts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment patterns when evaluating the adequacy of the allowance for doubtful accounts. From period to period, differences in judgments or estimates utilized may result in material differences in the amount and timing of our provision for doubtful accounts. We continue to evaluate our credit policy to ensure that the customers are worthy of terms and support our business plans.

Inventories

Inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out method. In the USA segment, we employ a full absorption procedure using standard cost techniques. The standards are customarily reviewed and adjusted annually so that they are materially consistent with actual purchase and production costs. In the Brazil segment we use actual average purchase and production costs. Provisions for potentially obsolete or slow moving inventory are made based upon our analysis of inventory levels, historical obsolescence and future sales forecasts.

Long-Lived Assets, Intangible Assets and Goodwill

Long-lived assets, consisting primarily of property, intangible assets, and goodwill, comprise a significant portion of our total assets. Property is stated at cost less accumulated depreciation. Intangible assets are stated at cost less accumulated amortization.

The carrying values of property and intangible assets with finite lives are evaluated periodically in relation to the expected future cash flows of the underlying assets and monitored for other potential triggering events that might indicate impairment. Adjustments are made in the event that estimated undiscounted net cash flows estimated to be derived from the asset are less than the carrying value of the related asset. The cash flow projections are based on historical experience, management’s view of growth rates within the industry, and the anticipated future economic environment.

We are required to test goodwill for impairment at least annually (by policy, December 31) and more often if an event occurs or circumstances change that more likely than not reduce the fair value of a reporting unit below its carrying value. In assessing the recoverability of goodwill, we make estimates and assumptions about sales, operating margin, terminal growth rates and discount rates based on our budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors. The fair value of a reporting unit has been determined using an income approach based on the present value of the future cash flows of each reporting unit. The goodwill impairment test compares the fair value of individual reporting units to the carrying value of these reporting units. If fair value is less than carrying value then goodwill impairment may be present and a corresponding write down would be recorded. The market value of our common stock is an indicator of fair value and a consideration in determining the fair value of our reporting units.

Revenue Recognition

We recognize revenue for product sales when title and risk of loss pass to our customers, generally upon shipment for USA segment customers and Brazil segment international customers, and upon customer receipt for Brazil segment domestic customers. Each transaction is evaluated to determine if all of the following four criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) the selling price is fixed and determinable; and (iv) collectability is reasonably assured. If any of the above criteria cannot be satisfied then such a transaction is not recorded as revenue, or is recorded as deferred revenue and recognized only when the sales cycle is complete and payment is either received or becomes reasonably assured. Changes in judgments and estimates regarding the application of the above mentioned four criteria might result in a change in the timing or amount of revenue recognized by such transactions.

We make provisions for estimated returns discounts, and price adjustments when they are reasonably estimable. Revenues on the statements of operations are net of provisions for estimated returns, routine sales discounts, volume allowances and adjustments. Revenues on the statements of operations are also net of taxes collected from customers and remitted to governmental authorities.

Shipping and Handling Fees and Costs

Amounts billed to a customer in a sale transaction related to shipping costs are reported as revenues and the related costs incurred for shipping are included in cost of goods sold.

Research and Development

Research and development expenses include internal and external costs. Internal costs include salaries and employment related expenses. External expenses consist of costs associated with product development. All such costs are charged to expense in the period they are incurred.

Derivative Conversion Liabilities

We have certain convertible debt outstanding that contain anti-dilution clauses. Under these clauses, we may be required to lower the conversion price on the convertible debt based on future issuances of our common stock, awards of options to employees, additional issuance of warrants and/or other convertible instruments below certain conversion prices. We account for the conversion liabilities associated with these anti-dilution clauses as liability instruments, separate from the host debt. The conversion liabilities are classified as debt on our consolidated balance sheets. These conversion liabilities are valued using the lattice model each reporting period and the resultant change in fair value is recorded in the statements of operations in other income (expense).

Derivative Warrant Liabilities

We have certain warrant agreements in effect that contain anti-dilution clauses. Under these clauses, we may be required to lower the exercise price on these warrants and issue additional warrants based on future issuances of our common stock, awards of options to employees, additional issuance of warrants and/or other convertible instruments below certain exercise prices. We account for the warrants with these anti-dilution clauses as liability instruments. These warrants are valued using the lattice model each reporting period and the resultant change in fair value is recorded in the statements of operations in other income (expense).

Share-Based Compensation

Share-based compensation expense for employees is calculated at the grant date using the Black-Scholes-Merton valuation model based on awards ultimately expected to vest, reduced for estimated forfeitures, and expensed on a straight-line basis over the requisite service period of the grant. Forfeitures are estimated at the time of grant based on our historical forfeiture experience and are revised in subsequent periods if actual forfeitures differ from those estimates. The Black-Scholes-Merton option pricing model requires us to estimate key assumptions such as expected life, volatility, risk-free interest rates and dividend yield to determine the fair value of share-based awards, based on both historical information and management’s judgment regarding market factors and trends. We treat options granted to employees of foreign subsidiaries as equity options. We use alternative valuation models if grants have characteristics that cannot be reasonably estimated using the Black-Scholes-Merton model.

We account for share-based compensation awards granted to non-employees and consultants by determining the fair value of the awards granted at either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Generally we value options granted to non-employees and consultants using the Black-Scholes-Merton valuation model. If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of (i) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete. The expense of stock awards issued to consultants or other third parties is recognized over the term of service. In the event services are terminated early or we require no specific future performance, the entire amount is expensed. The value is re-measured each reporting period over the requisite service period. Most non-employee awards have graded vesting schedules resulting in higher compensation expense recorded early in the service period.

Income Taxes

We account for income taxes by recording a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of timing differences between the recognition of assets and liabilities for financial reporting and tax purposes during the year.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards. A valuation allowance is established, when necessary, to reduce the deferred tax asset if it is “more likely than not” that the related tax benefits will not be realized.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Because of the uncertainty inherent in such estimates, actual results could differ from those estimates.

OUR BUSINESS

Overview

History and Our Corporate Structure

We incorporated under the laws of the State of California on March 18, 1998. From July 2003 until October 2012, our corporate name was “NutraCea”. Our common stock is currently trading over-the-counter under the symbol “RIBT.” In November 2009, we filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code. The bankruptcy proceeding did not include any of our subsidiaries. We managed our assets and operated our business as “debtor-in-possession” under the jurisdiction of the bankruptcy court from November 2009 until we successfully exited Chapter 11 proceedings in November 2010, under an amended plan of reorganization. In January 2012, we made the final payments to our unsecured creditors under the amended plan of reorganization. All creditors under the amended plan were paid all amounts due to them, including interest.

We are a human food ingredient, nutritional supplement and animal nutrition company focused on value-added processing and marketing of healthy, natural and nutrient dense products derived from raw rice bran (RRB), an underutilized by-product of the rice milling industry.

Using our bio-refining business model, we apply our proprietary and patented technologies and intellectual properties to convert RRB into numerous high value products including stabilized rice bran (SRB), rice bran oil (RBO), defatted rice bran (DRB), RiBalance (a complete rice bran nutritional package derived from further processing of SRB), RiSolubles (a highly nutritious, carbohydrate and lipid rich fraction of SRB), RiFiber (a fiber rich derivative of SRB), ProRyza rice bran protein products and a variety of other valuable derivatives extracted from these core products.

Our target markets are natural food, functional food, nutraceutical supplement and animal nutrition manufacturers, wholesalers and retailers, both domestically and internationally.

In February 2008, through our Delaware subsidiary Nutra S.A., we acquired 100% ownership of Irgovel, our rice bran oil processing plant in Pelotas, Brazil. During 2011, we sold approximately 49% of our ownership of Nutra SA, to AF Bran Holdings-NL LLC and AF Bran Holding LLC.

We have three reportable business segments: (i) USA segment, which manufactures and distributes SRB in various granulations along with Stage II products and derivatives; (ii) Brazil segment, which extracts crude RBO and DRB from rice bran, which are then further processed into fully refined rice bran oil for sale internationally and in Brazil, compounded animal nutrition products for horses, cows, swine, sheep and poultry and a number of valuable human food and animal nutrition products derivatives and co-products; and (iii) Corporate segment, which includes our corporate staff, general and administrative expenses including public company expenses, intellectual property, professional fees, and other expenses not directly attributable to other segments. No Corporate allocations, including interests, are made to the other segments.

The combined operations of our USA and Brazil segments encompass our bio-refining approach to processing RRB into various high quality, value-added constituents and finished products. Over the past decade, we have developed and optimized our proprietary bio-refining processes to support the production of healthy, natural, hypoallergenic, gluten free, and non-genetically modified ingredients and supplements for use in human meats, baked goods, cereals, coatings, health foods, nutritional supplements, nutraceuticals and high-end animal nutrition and health products.

USA Segment

The USA segment consists of two locations in California and one location in Louisiana all of which produce SRB. A second SRB plant located in Lake Charles, Louisiana has been idle since May 2009 and the operating equipment from that plant has been sold. The USA segment also includes our Dillon, Montana Stage II facility which produces our Stage II products RiSolubles (a highly nutritious, carbohydrate and lipid rich fraction of SRB), RiFiber (a fiber rich derivative of SRB), RiBalance (a complete rice bran nutritional package derived from further processing SRB), ProRyza P-35 (a water-dispersible 35% protein extract from SRB) and ProRyza PF-20/50 (a 20% protein and 50% insoluble dietary fiber extract of SRB). Stage II refers to the proprietary processes run at our Dillon, Montana facility and includes products produced at that facility using our patented processes. The manufacturing facilities included in our USA segment have proprietary processing equipment and patented technology for the stabilization and further processing of rice bran into finished products. In 2013, approximately 55% of USA segment revenue is from sales of human food products and approximately 45% is from sales of animal nutrition products. We lease a 28,000 square foot facility in West Sacramento, California that houses a laboratory, warehouse and production facilities. Two rice bran stabilization facilities are co-located within supplier rice mills in Arbuckle and West Sacramento, California.

Brazil Segment

The Brazil segment consists of the consolidated operations of Nutra SA, whose only operating subsidiary is Irgovel, located in Pelotas, Brazil. Irgovel manufactures RBO and DRB products for both the human ingredient and animal nutrition markets in Brazil and internationally. In refining RBO to an edible grade, several co-products are obtained. One such product is distilled fatty acids, a valuable raw material for the detergent industry. Irgovel recently started production of rice lecithin, which has application in human nutrition, animal nutrition and industrial applications. DRB is compounded with a number of other ingredients to produce complex animal nutrition products which are packaged and sold under Irgovel brands in the Brazilian market, sold as a raw material for further processing into human food ingredients or sold in bulk into the animal nutrition markets in Brazil and neighboring countries. In 2013, approximately 40% of Brazil segment product revenue is from sales of RBO products and 60% is from sales of DRB products.

Our Irgovel subsidiary is comprised of several facilities on approximately 19 acres in Pelotas, Brazil. These facilities include a plant for extraction of RBO from raw rice bran, RBO refining processes, compounded animal nutrition manufacturing, consumer RBO bottling, distilled fatty acid manufacture, lecithin manufacture, and support systems including steam generation, maintenance, administrative offices and a quality assurance laboratory.

Ownership Interest in Nutra SA

In December 2010, we entered into a membership interest purchase agreement with AF Bran Holdings-NL LLC and AF Bran Holdings LLC (collectively, the Investors). The Investors agreed to purchase a 35.6% interest in Nutra SA for an aggregate purchase price of $7.7 million. The Corporate segment received $4.0 million of the proceeds from such sale. The remaining amount of $3.7 million, less $0.5 million retained by Nutra SA for administrative expenses, was invested in the Brazil segment for capital improvements and working capital needs. We received in the second quarter of 2011, an additional $3.0 million from the Investors - $1.0 million for the purchase of outstanding units in Nutra SA from the Corporate segment, which was used by that segment for working capital, and $2.0 million for the purchase of new units in Nutra SA, which was used by Irgovel to fund a capital expansion. In the third quarter of 2011, the Investors purchased additional units for $0.9 million, which was used by the Corporate segment for working capital. In the fourth quarter of 2012, the Investors purchased additional units in Nutra SA for $1.5 million, which was invested in the Brazil segment for capital improvements and working capital needs. In October 2013, we transferred an additional $0.3 million in cash to Nutra SA and in November 2013, the Investors contributed $0.9 million for additional units of Nutra SA. As of November 18, 2013, the Investors own a 49.1% interest in Nutra SA.

The Investors have certain rights, summarized below, under an investor rights agreement and the Nutra SA limited liability agreement (the LLC Agreement):

•	Conversion Rights – The Investors may exchange units in Nutra SA for equity interests in our subsidiaries. After any exchange, the Investors would possess the same rights and obligations with respect to the securities of our subsidiaries, as they have in Nutra SA.

•	Global Holding Company (GHC) Roll-Up – If we form an entity, GHC, to hold our Brazil segment assets, the Investors may exchange units in Nutra SA for equity interests in GHC. The investors may exercise this right after the second anniversary of the formation of GHC or, if an event of default has occurred, after the later of January 2013 and the GHC formation date. The appraised fair value of the Investors’ interest in Nutra SA would be used to determine the amount of ownership interest the Investors would receive in GHC.

•	RiceBran Technologies Roll-Up – The Investors may exchange units in Nutra SA for our common stock.. This right is available upon the earlier of January 2014 or upon an event of default. We may elect to postpone our obligation to complete the roll-up to January 2015 if the roll-up would result in over 25% of our common stock being owned by the Investors. The appraised fair value of the Investors’ interest in Nutra SA and the market price of our stock would be used to determine the amount of ownership interest the Investors would receive.

•	Drag Along Rights – The Investors have the right to force the sale of all Nutra SA assets on or after January 1, 2015 or upon the failure to process a certain level of rice bran in the second and third quarters of 2014. The right terminates upon the occurrence of certain events (a $50.0 million Nutra SA initial public offering or a change of control, as defined). We may elect to exercise a right of first refusal to purchase the Investors’ interest instead of proceeding to a sale.

The Investors have the right to subsequently purchase from Nutra SA up to an additional 750,000 units for another $1.5 million. If immediately prior to such purchase Nutra SA and Irgovel have sufficient cash to complete certain projects, then the units will have no voting rights.

Under the limited liability company agreement for Nutra SA (LLC agreement), as amended, any units held by the Investors beginning January 1, 2014, accrue a yield at 4% (the Yield). Commencing with the first quarter of 2014, Nutra SA must make distributions to the Investors quarterly in the amount equal to the previously accrued and unpaid Yield plus any additional distributions owed to the Investors. Until March 31, 2014, or if at any time Nutra SA is past due on its obligations to pay the Investors the Yield, all amounts due to us for management fees or for shared employees as provided under the LLC Agreement shall be tolled and remain unpaid until all past due amounts, if any, owed to the Investors have been paid in full.

Following the payment of the Yield, Nutra SA must distribute all distributable cash (as defined in the LLC Agreement) to the members on March 31 of each year as follows: (i) first, to the Investors in an amount equal to a multiplier (Preference Multiple) times the Investors’ capital contributions, less the aggregate amount of distributions paid to the Investors, (ii) second, to us in an amount equal to two times the capital contributions made by us, less the aggregate amount of distributions paid to us; and (iii) third, to us and the Investors in proportion to our respective membership interests. The Preference Multiple is currently 2.3.

Under an October 2013 amendment, in November 2013, the Investors contributed an additional $0.9 million for units in Nutra SA and have the right to invest additional funds before December 31, 2013. We also agreed to pay to Nutra SA ninety percent of any funds received (when and if received) from our restricted cash (see the Commitment and Contingencies note), with no resulting change in our Nutra SA voting rights. The Preference Multiple may change as of December 31, 2013, to an amount dependent on fundings made by us (including from restricted cash) and the Investors in November and December 2013. If we fail to purchase at least $3.0 million of units between November 1 and December 31, 2013, an event of default will be automatically declared January 1, 2014, and the Preference Multiple will increase to 2.5. If at any time after November 1, 2013, our contributions for additional Nutra SA units between November 1 and December 31, 2013, plus funds contributed to Nutra SA from restricted cash, exceed the total of the Investor’s fourth quarter 2013 contributions by more than $4.0 million, the Preference Multiple will be reduced to 2.0. Further, we agreed to purchase a certain amount of Nutra SA units at $2.00 per unit depending on the amount of net proceeds we raise in this offering as follows:

Minimum Net Proceeds Raised	Contribution to Nutra SA
$7.0 million	$3.0 million
$8.0 million	$3.5 million
$9.0 million	$4.0 million
$11.0 million	$4.5 million
$12.0 million	$5.0 million

In the second and third quarters of 2013, we transferred $0.7 million and $0.1 million in cash to Nutra SA. In exchange, title was returned to us for certain equipment contributed to Nutra SA in December 2012 with an historical cost of $0.2 million.

Under the LLC agreement, the business of Nutra SA is to be conducted by the manager, currently our CEO, subject to the oversight of the management committee. The management committee is comprised of three of our representatives and two Investor representatives. Upon an event of default or a qualifying event, we will no longer control the management committee and the management committee will include three Investor representatives and two of our representatives. In addition, following an event of default or a qualifying event, a majority of the members of the management committee may replace the manager of Nutra SA.

Background

Consistent with our mission to convert feed to food, our greatest opportunities are in the functional food, nutritional supplement, nutraceutical and human food ingredient markets.

Functional Foods, Nutritional Supplements and Nutraceuticals

The US nutraceutical and functional foods market is projected to reach $75.3 billion in 2017 and grow at a compounded annual growth rate of nearly 6% between 2013 and 2017. Premium ingredient manufacturers are in high demand and we are strategically positioned to take advantage of this growing and sustainable market opportunity as discussed below in “Our Growth Strategy”.

Nutraceuticals covers a range of products including botanical extracts, dietary supplements, isolated nutrients and medical foods. Our products can be used as functional ingredients in nutraceutical products to provide certain specific nutrients or food components (including antioxidants, oryzanols, vitamin E, vitamin B, and fiber) and general nutritional supplementation. Our ingredient products are primarily sold to consumer nutrition and healthcare companies, nutritional supplement retailers, and multi-level personal product marketers. In August 2013, we entered into a multi-year agreement to sell certain of our Stage II products to a rapidly growing direct marketing company. Pursuant to that agreement, that company will purchase a minimum of $7.65 million in products during the term of the agreement which expires in December 2016. We will seek additional long-term supply agreements with similar companies in the future. As part of this strategy, we have been working with co-packaging and fulfillment companies to expand our presence in these markets.

Human Food Ingredients

Our SRB, DRB, RBO and derivatives are nutritional, economical and beneficial food products that contain a unique combination of oil, protein, carbohydrates, vitamins, minerals, fibers, and antioxidants that enhance the nutritional value of popular consumer products. Foods that are ideally suited for the addition of our SRB and DRB to their products include processed meats, cereals, baked goods, breading and batters. The inclusion of DRB in breading and batters can result in a reduction in oil uptake, higher moisture retention, improved nutritional profiles, and reduced costs.

In 2008, we received USDA/FSIS approval to market rice bran as an ingredient to be used as a filler in comminuted meat products, such as meat and poultry sausages that contain binders, nugget-shaped patties, meatballs, meatloaf, and meat and poultry patties. Our products replace functional ingredients like soy protein isolate, soy protein concentrate, modified food starch, pea protein and mustard flour at a significantly reduced cost. With strong application benefits such as reduced cost per unit, increased product yield, and reduced purge, our SRB has a strong marketing position in the US meat market and an even stronger position outside the US where non-meat ingredients make up a larger percentage of meat products.

Animal Nutrition

Our SRB and DRB are marketed as feed ingredients in the US and international animal nutrition markets. We will continue to pursue high margin sales opportunities in those markets. Our SRB and DRB are used as equine feed ingredients and have been shown to provide health benefits. Show and performance horses represent the premium end of the equine market and are a key target for our animal nutrition products. In our Brazil segment, we also blend DRB with other ingredients to produce a variety of feed formulations targeted to animal species such as horses, beef cattle, dairy cows, pigs, sheep and poultry.

About Rice Bran

Rice is the staple food for over half of the world’s population and is the staple food source for several of the world’s most populous countries. Asia accounts for roughly 90% of global rice production and China is the world’s number one rice producer. Globally, Brazil and the United States rank about 9th and 10th, respectively, in production of rice at approximately 11 million metric tons annually.

When harvested from the field, individual rice kernels are stored in common receiving locations such as farm silos for future delivery to grain dryers or area rice mills. At this stage, large quantities of individual rice kernels are collectively called “paddy rice,” or “rough” rice. In this form, the rice kernel is fully enveloped by the rice hull, which serves as a protective cover, shielding the inner rice kernel from damage.

After storage and drying, if necessary, paddy rice is cleaned of foreign material (scalping, de-stoning and aspiration) just before it enters the first stage of milling, or paddy husking. In the paddy husker, the hull is removed from rough rice by differential speed rubber rollers. Loosened hulls are carried off by aspiration. After husking, a paddy separator uses a reciprocating motion to separate normal brown rice kernels (caryopsis) from unhusked kernels which are returned to the paddy husker.

In the second stage of milling, the outer brown layers of bran are removed from the inner white starch endosperm by an abrasive or frictional milling process which produces a milled, white rice kernel. After milling, white rice is typically sorted by size to remove broken pieces of rice kernels from whole kernels, as well as color sorting to remove discolored kernels. Additional stages may be required (per customer specifications) to polish the white rice to a smooth surface.

Raw rice bran collected from the milling process is composed of rice germ and several sub-layers (pericarp, testa, nucellus and aleurone) surrounding the white starchy endosperm. Commercial rice bran makes up approximately 10% of rough rice by weight. Rice germ, an especially nutrient rich material, makes up approximately 10% of commercial rice bran by weight.

As brown rice is milled into white rice, the oils present in raw rice bran come into contact with native lipase enzymes that are naturally present in the rice kernel. These lipase enzymes initiate a rapid enzymatic hydrolysis of the oil, converting oils (triglycerides) into monoglycerides, diglycerides and free fatty acids (FFA). As the FFA content builds in raw rice bran, the bran becomes unpalatable and off flavors (rancidity) develop. If left unchecked, enzymatic degradation at normal room temperatures can increase the FFA levels to 5-8% within 24 hours and can continue at a rate of approximately 4-5% per day thereafter. Enzymatic degradation is the most serious form of degradation of raw rice bran. Rice bran stabilization is the process of carefully deactivating native enzymes to prevent the increase of FFA otherwise caused by lipase enzyme activity. Proper stabilization is critical in the preservation of the nutritional value of the bran, an important nutrient source that is largely used as animal feed or otherwise wasted.

Historically there have been a number of attempts to develop rice bran stabilization techniques, including the use of chemicals, microwave heating, or variations of existing extrusion technology. Many of these approaches have had limited success in part because they have produced rice bran with limited shelf life or with significant degradation of nutrients.

Our Technologies

Our Proprietary Rice Bran Stabilization Technology

Our stabilization process uses proprietary innovations to create a combination of temperature, pressure and other conditions necessary to thoroughly deactivate enzymes without significantly damaging the structure or nutrient content of raw rice bran. This means that higher value compounds in bran, such as oils, proteins and phytonutrients are left undamaged and are available for utilization. Our process does not use chemicals to stabilize raw rice bran.

Our stabilizers are designed to be installed adjacent to, on the premises of or in near proximity to any conventional rice mill so that freshly milled raw rice bran can be quickly delivered to our proprietary stabilizers. Process logic controllers maintain exact process conditions within the prescribed pressure/temperature regime. In case of power failure or interruption of the flow of fresh bran into the system, the electronic control system is designed to purge the equipment of materials in process and resume production only after proper operating conditions are re-established.

SRB leaving our system is then discharged onto cooling units specifically designed to control air pressure and humidity. Cooled SRB can be loaded into bulk hopper trucks for large volume customers or sent by pneumatic conveyor to a bagging unit for packaging into 50 pound or 2,000 pound sacks.

Each stabilization module can process approximately 2,000 pounds of bran per hour and has a capacity of over 7,200 tons per year. Stabilization production capacity can be doubled, tripled or further multiplied by installing additional units sharing a common conveyor and stage system, which we believe can handle the output of the world’s largest rice mills. We have also developed and tested a smaller production unit, with a maximum production capacity of 840 tons per year, for installation in countries or locations where rice mills are substantially smaller than those in the United States.

Additional patented and proprietary processes involve enzyme treatment of SRB or DRB to produce fractions enriched in one or more macronutrients, including proteins, fibers, lipids and micronutrients such as vitamins, minerals and phytosterols, among others. In these processes SRB or DRB, in an aqueous slurry, is treated with one or more enzymes, centrifugally separated and the fractions dried on drum driers.

Our Bio-Refining Process

Rice bran is hypoallergenic and a valuable source of protein with a balanced amino acid profile for human nutrition and is rich in healthy oil, vitamins, antioxidants, dietary fiber and other nutrients. The approximate composition and caloric content of our SRB is as follows:

Fat (oil)	18-23%
Protein	12-16%
Total Dietary Fiber	20-30%
Moisture	4-8%
Ash	6-14%
Calories	3.2 kcal/gram

Rice bran contains approximately 18-23% oil, which has a favorable fatty acid composition and excellent heat stability. Rice bran oil contains essential fatty acids and a broad range of nutraceutical compounds that have been demonstrated to have therapeutic properties.

In the bio-refining process, raw rice bran is obtained from a number of rice mills and transported to a facility within which it is first stabilized via extrusion and then solvent extracted to produce crude RBO and DRB. Crude RBO is subsequently processed in a number of steps designed to sequentially capture constituents of value and to remove and discard impurities. The final outcome of these steps is a highly refined, edible RBO that has superior flavor and functional properties. In addition, the various co-products of crude RBO processing, distilled fatty acids for example, are refined and sold as products in their own right. DRB is finely ground and packaged for use as a versatile food ingredient in many applications. DRB may also be compounded with other ingredients such as a vegetable proteins, carbohydrates, vitamin premixes and minerals to produce an array of nutritionally targeted animal feeds for various species. The DRB can also be further processed to extract and concentrate protein and dietary fiber. Our bio-refining process and related technologies are being continuously improved and optimized as we examine the technical and commercial feasibility of producing additional products derived from both RBO and DRB.

DRB contains many of the same nutritional and functional benefits as SRB, except that the oil has been removed. This is important for several ingredient applications where SRB’s oil content could present food formulation challenges. By removing oil from SRB, nutritionists have greater options to formulate DRB into breakfast bars, low-calorie foods, low-fat baking applications and batter and breading for frying applications. Additionally, DRB is ideally suited for downstream enzymatic processing, transforming DRB into an ideal feedstock for protein concentrates and fiber concentrates.

RBO as extracted from stabilized rice bran can be utilized in a variety of edible and industrial oil applications. With proper processing, RBO becomes high quality cooking oil possessing beneficial high temperature frying characteristics. RBO has a unique fatty acid content that imparts improved oxidative stability as compared to other vegetable oils such as soy or cottonseed giving it advantages when used in food applications. The RBO extraction process utilized at our Brazilian facility uses a conventional solvent extraction process to separate oil from raw bran, resulting in crude RBO available for sale to industrial markets or other processors. Additional refining processes done in Brazil can involve degumming, neutralization, bleaching, de-waxing and deodorizing. A bio-refining process approach results in numerous marketable co-products in addition to the actual end product.

Our Growth Strategy

With the proceeds from this offering, we will be positioned to capitalize on specific market conditions that we believe will increase market acceptance of our products and lead to increased growth and profitability. These market conditions are:

1.	Increasing global demand for vegetable oil – Our Brazil segment currently sells all of the rice bran oil it can produce in our oil extraction and refining plant in Pelotas, Brazil. Following the capital expansion project at this plant, we expect raw rice bran processing capacity to increase by approximately 50% in early 2014.

2.	Increasing demand for new protein sources – We have co-developed proprietary technologies with DSM Innovation Center, a subsidiary of Royal DSM N.V., that enables the extraction of protein from DRB and SRB feed-stocks that we produce in both of our Brazil and USA segments. We recently launched new protein products from our US operations based on these technologies and plan to produce protein from DRB in our Brazil segment in the future. In addition, RBT has entered into a series of agreements with Wilmar-International (Wilmar) to develop and commercialize rice bran products, including protein, for the China market. Wilmar currently operates 12 large rice mills in China and is a leading producer of raw rice bran that is available for further processing into higher value products such as protein and fiber.

3.	Demand for “clean” labels on food products – The market for healthy and nutritious foods is rapidly expanding in the US, Europe and other global markets with increasing demand for healthy, natural and minimally processed ingredients that are hypoallergenic, non-genetically modified, and produced in a sustainable fashion. The regulatory need to add front-of-label warnings on food items is driving food companies to replace standard food ingredients like soy and wheat with “cleaner” ingredients such as rice bran which is non-allergenic, non-genetically modified, natural and minimally processed. Incorporation of our food ingredients by major global food companies into meats, baked goods and cereals has steadily increased in the past year helping drive sales. We expect this growth to continue as more food companies adopt rice bran as a standard food ingredient. This trend is not limited to human foods as we are finding a similar transition to “clean” ingredients among high-end animal nutrition companies.

4.	The value of proprietary, evidence-based functional ingredients for nutraceuticals and functional foods – With increasing medical costs associated with doctor visits and medications, consumers are becoming more proactive in adopting and maintaining healthier lifestyles through exercise, balanced nutrition and increased consumption of functional foods and nutraceuticals. Associated with this trend is higher demand by marketers of nutraceuticals and functional foods for novel functional ingredients and particularly for proprietary and patented ingredients that provide barriers to competition in the marketplace, therefore commanding higher premiums. We currently develop and commercialize proprietary rice bran ingredients and derivatives from our Stage II facility in the USA segment.

Expand Our Nutraceutical and Functional Foods (NFF) Business

The US nutraceutical and functional foods market is projected to reach $75.3 billion in 2017 and grow at compound annual growth rate of nearly 6% between 2013 and 2017. We have invested significant resources on research and development of rice bran extracts with health-related applications. Functionalities for a subset of these products were validated through scientific studies and human clinical studies. Our portfolio of functional ingredients includes rice bran extracts that demonstrate beneficial properties in areas of cardiovascular health, weight management, glucose balance, inflammatory response and gastrointestinal health. Premium ingredient manufacturers are in high demand and we are strategically positioned to take advantage of this growing and sustainable market opportunity. We believe our proprietary technology and patents represent valuable assets for achieving strategic leverage in this industry segment particularly in the nutraceuticals, functional foods and functional beverages sectors.

In late 2009, we ceased further development of our NFF business as we repositioned our overall business. We are now well positioned to expand our NFF business by adopting the following strategy:

Direct marketing to formulators and co-packers. We believe that marketing our active ingredients directly to formulators and co-packers who manufacture turnkey finished products for direct to consumer marketing companies (i.e. multi-level marketing (MLM), web, radio, retail) and to active ingredient distributors will reduce new product development cycles and drive sales of our functional ingredients. Co-packers and distributors of healthy and natural products have established credibility with multiple marketing companies who rely on these businesses to develop and manufacture new turnkey products. In our experience, working with formulators and co-packers to sell finished products to marketing and distribution companies can shorten the product development cycle and increases sales quickly.

In December 2010, we began working with H&N Distribution Inc., an Irving, Texas based company (H&N), specializing in filling and packaging healthy and natural products for NFF markets to develop turnkey products for a MLM company. This resulted in sales of approximately $68,000 of certain Stage II products in 2011. Sales in 2012 increased to approximately $310,000 and through August 2013 were approximately $630,000. In August 2013, we entered into a multi-year agreement to sell one of our Stage II products to a rapidly growing direct marketing company. Pursuant to the agreement, that company will purchase a minimum of $7.65 million in products during the term of the agreement which expires in December 2016.

In September 2013, we entered into an agreement with a Taiwanese marketing and distribution company to supply them with another of our Stage II products for exclusive distribution in Taiwan. The agreement is renewable based on annual minimum purchases.

We believe that focusing our marketing efforts on distributors, formulators and co-packaging companies will increase sales of our Stage II products in both the short- and long-term as new functional ingredients are added to our portfolio of products.

Acquisition of formulating and packaging company that serves the NFF. As part of our growth strategy, on September 24, 2013, we entered into the Purchase Agreement with H&N and the H&N Shareholders pursuant to which we will purchase 100% of the issued and outstanding shares of capital stock of H&N for $2.0 million plus a number of shares of our common stock based on H&N’s adjusted EBITDA for the calendar year ending December 31, 2013. The number of shares of our common stock that will be issued to the H&N Shareholders ranges from 187,500 to 237,500 shares. We will use a portion of the proceeds from this offering to fund the acquisition of H&N. Upon closing of the transaction, H&N will become part of our USA segment. H&N’s current chief executive officer and founder, Mark McKnight, will enter into a multi-year employment agreement with us and be appointed senior vice president of contract manufacturing for us and remain as chief executive officer of H&N.

By incorporating H&N’s formulating and packaging capabilities into our business model, we expect to drive sales of our Stage II products into multiple NFF channels allowing us to capture not only single ingredient sales but also sales of blended finished products consisting predominantly of our ingredients blended with other products and sold as a finished product on a business to business basis.

Increase production capacity of our Stage II products. Production of certain Stage II products at our Dillon, Montana facility is projected to grow by over 400% based on volume over current production levels by 2016. The Dillon plant can accommodate the growth in production through early 2015 but will require additional production capacity during 2015. As part of our growth strategy, we plan to use part of the proceeds from this offering to double production capacity at our Dillon plant. Expansion efforts are projected to begin in July 2014 with completion by the end of 2014.

Develop novel proprietary functional ingredients. As part of our long-term strategy to grow the NFF business, we will continue to develop functional ingredients and packaged, compounded finished products from rice bran and to validate their functionality through evidence-based scientific studies and human clinical trials.

Increase Global Distribution Network

Our growth strategy includes increasing sales of our products in overseas markets. As part of this strategy, in July 2013 we amended our exclusive distribution agreement with Beneo-Remy, a 100% owned subsidiary of Sudzucker AG, a German public company, under which Beneo-Remy will exclusively distribute our SRB product and non-exclusively distribute our other products to more than 40 countries in Europe, Middle East, Africa and other geographies. As previously described above, in September 2013, we also entered into an exclusive distribution agreement with a Taiwanese company to market our rice bran derivatives in Taiwan. We plan to add additional distributors to our network in Canada, Mexico, Central/South America, Asia and other global markets.

Complete Expansion of our Rice Bran Bio-Refinery in Brazil

Our Irgovel facility is currently undergoing a major expansion that is expected to be completed and fully operational by the first half of 2014. This expansion should increase RRB processing approximately 50% from current capacity of 6,000 metric tons per month to approximately 9,000 metric tons per month of processed RRB resulting in higher revenues and profitability.

Co-Research and Development and Investment in New Wilmar Businesses

We will continue to collaborate with Wilmar’s research and development and commercialization groups to develop and market rice bran derived products in China. Under the agreements, we obtained the right to purchase 45% of the capital stock of any entity Wilmar establishes to develop new products relating to rice bran or its derivative, as defined in the agreement, using the intellectual property licensed to Wilmar. If we decline the right to purchase 45% of the capital stock of any such new entity, we have the option to purchase 25% of the entity within two years of the entity’s formation. The exercise price for this option will equal 25% of the capital investment made in the entity, plus interest, as defined in the agreement. We believe this strategic partnership represents a significant opportunity for RBT to participate in the Asia food market and to increase the overall value of our business.

Continue to Generate Evidence-Based Functionality of Our Proprietary Ingredients

A 57-subject clinical trial conducted by Advanced Medical Research, with our funding, suggested that consumption of our RiSolubles nutritional supplements may lower blood glucose levels of type 1 and type 2 diabetes mellitus patients and may be beneficial in reducing high blood cholesterol and high blood lipid levels. If warranted, we may develop products which address the use of SRB products as medical foods for, and to potentially make health benefit claims relating to, the effects of dietary rice bran on overall health and well being and as it may relate to maintaining balanced sugar and lipid levels.

We have maintained relationships with several medical institutions and practicing physicians who may continue to conduct clinical trials and beta work for our products. Some of these previous clinical trials are reviewed in an article entitled “Effects of Stabilized Rice Bran, its Soluble and Fiber Fractions on Blood Glucose Levels and Serum Lipid Parameters in Humans with Diabetes Mellitus Types I and II” published in the Journal of Nutritional Biochemistry (March 2002, 175-187). The trial produced positive results by showing that the levels of blood lipids and glycosylated hemoglobin were reduced. Subsequently, three domestic and six international patents were issued to us on the strength of this clinical trial.

In December 2007, we formed Rice Science, LLC (Rice Science), a Delaware limited liability company, with Herbal Science Singapore Pte. Ltd. (Herbal Science) to develop nutraceutical extracts and pharmaceutical chemistries from our SRB. Herbal Science utilized sophisticated methodologies in the identification and isolation of specific biologically active compounds that have been tested for effectiveness against specific disease conditions. In March 2011, our partnership with Herbal Science ended with us acquiring the membership interest formerly owned by Herbal Science, leaving Rice Science as our wholly owned subsidiary. We are hopeful that the research performed by Herbal Science will result in biologically active SRB extracts for use in the nutraceutical and functional food industry.

In 2008, Rice Science conducted research regarding the development of extracts from SRB that would be effective in addressing inflammation and pain. A number of SRB extracts have been tested with two identified as having significant in vitro activities. A blend of these two extracts was created to produce a third extract that exhibits a high level of in vitro inhibition of Cox 1, Cox 2 and Lox 5 enzymes (Journal of Medicinal Food (2009) 12, 615-623). This extract was used in a pharmacokinetic study to determine uptake kinetics of key bioactives into human serum. Results indicated that the bioactive compounds were rapidly assimilated. The next step would be to conduct a human clinical trial if funds were available. A number of active compounds were identified and modeled.

Late in 2007, the Cancer Biomarkers Group in the Department of Cancer Studies and Molecular Medicine, University of Leicester in Leicester, UK published a research paper evaluating the effect of our SRB in ApcMin mice (British Journal of Cancer (2007) 96, 248-254). The mice were genetically modified to serve as models for mammary, prostate and intestinal carcinogenesis. They reported that consumption of SRB (30% in the diet) reduced the numbers of intestinal adenomas in these mice by 51% compared to the same mice on a control diet.

Intellectual Property

From 2011 to March 2013, we engaged in a joint research project with DSM Innovation Center, a subsidiary of Royal DSM N.V., to develop methods for extracting and concentrating high quality vegetable protein from rice bran. Combined spending on research and development related to that project totaled $3.0 million. In March 2013, we announced the development of an improved fiber protein product and a separate water soluble rice bran protein product which have been commercialized under the ProRyza mark. RBT will continue to support internal as well as external R&D efforts that improve on existing technologies or lead to the development of new technologies relating to rice bran processing and applications.

We hold eight U.S. patents relating to the production or use of rice bran and rice bran derivatives. In addition to the issued U.S. patents, we have been issued fourteen additional foreign patents covering the subject areas. We intend to apply for additional patents in the future as new products, treatments and uses are developed.

Our bio-refining and related stabilization activities are an adaptation and refinement of standard food processing technology applied to rice bran. We have chosen to treat certain of our methods and processes as a trade secret and not to pursue process or process equipment patents on the original processes. However, as we develop improvements we intend to periodically review whether we should seek patent protection for them. We believe that certain unique products, and their biological effects, resulting from our SRB may be patentable in the future. We also hold a number of U.S. registered trademarks and trade names and have applied for additional marks.

Government Regulations

In both our United States and foreign markets, we are affected by extensive laws, governmental regulations, administrative determinations, court decisions and similar constraints. Such laws, regulations and other constraints exist at the federal, state or local levels in the United States, and at all levels of government in foreign jurisdictions, including regulations pertaining to the formulation, manufacturing, packaging, labeling, distribution, sale and storage of our products. In addition, we are subject to regulations regarding product claims and advertising.

USA Segment

The formulation, manufacturing, packaging, labeling, advertising, distribution and sale of our products are subject to regulation by one or more federal agencies, primarily the FDA, the FTC, and the USDA. Our activities are also regulated by various governmental agencies for the states and localities in which our products are manufactured and sold, as well as by governmental agencies in certain countries outside the United States, such as Brazil as discussed below, in which our products are manufactured and sold. Among other matters, regulation by the FDA and FTC is concerned with product safety and claims made with respect to a product's ability to provide health-related benefits. Specifically, the FDA, under the Federal Food, Drug, and Cosmetic Act ("FDCA"), regulates the formulation, manufacturing, packaging, labeling, distribution and sale of food including dietary supplements. The FTC regulates the advertising of these products.

Federal agencies, primarily the FDA and the FTC, have a variety of procedures and enforcement remedies available to them, including initiating investigations, issuing warning letters and cease-and-desist orders, requiring corrective labeling or advertising, requiring consumer redress such as requiring that a company offer to repurchase products previously sold, seeking injunctive relief or product seizures, imposing civil penalties or commencing criminal prosecution. In addition, certain state agencies have similar authority. These federal and state agencies have in the past used these remedies in regulating participants in the food and dietary supplement industries, including the imposition of civil penalties.

The Dietary Supplement Health and Education Act (DSHEA) was enacted in 1994, amending the FDCA. DSHEA establishes a statutory class of "dietary supplements," which includes vitamins, minerals, herbs or other botanicals, amino acids and other dietary ingredients for human use to supplement the diet. Dietary ingredients marketed in the United States before October 15, 1994, may be marketed without the submission of a "new dietary ingredient" ("NDI") premarket notification to the FDA. Dietary ingredients marketed in the United States after October 15, 1994, may require the submission, at least 75 days before marketing, of an NDI notification containing information establishing that the ingredient is reasonably expected to be safe for its intended use. Among other things, DSHEA prevents the FDA from regulating dietary ingredients in dietary supplements as "food additives" and allows the use of statements of nutritional support on product labels and in labeling. The FDA has issued final regulations under DSHEA and has issued draft guidance on NDI notification requirements. Further guidance and regulations are expected.

The FDA issued a Final Rule on GMPs for dietary supplements on June 25, 2007. The GMPs cover manufacturers and holders of finished dietary supplement products, including dietary supplement products manufactured outside the United States that are imported for sale into the United States. Among other things, the new GMPs require identity testing on all incoming dietary ingredients; call for a "scientifically valid system" for ensuring finished products meet all specifications; include requirements related to process controls, including statistical sampling of finished batches for testing and requirements for written procedures; and require extensive recordkeeping.

On December 22, 2006, Congress passed the Dietary Supplement and Nonprescription Drug Consumer Protection Act, which went into effect on December 22, 2007. The law requires, among other things, that companies that manufacture or distribute nonprescription drugs or dietary supplements report serious adverse events allegedly associated with their products to the FDA and institute recordkeeping requirements for all adverse events.

The FDA Food Safety Modernization Act (FSMA), enacted January 4, 2011, amended the FDCA to significantly enhance FDA's authority over various aspects of food regulation including dietary supplements. The FSMA granted FDA mandatory recall authority when the FDA determines there is a reasonable probability that a food is adulterated or misbranded and that the use of, or exposure to, the food will cause serious adverse health consequences or death to humans or animals. One of the FSMA's more significant changes is the requirement of hazard analysis and risk-based preventive controls (HARBPC) for all food facilities required to register with the FDA, except dietary supplement facilities in compliance with both GMPs and the serious adverse event reporting requirements. Failure to comply with both GMPs and the serious adverse event reporting requirements may subject dietary supplement manufacturers to the HARBPC requirements.

As required by Section 113(b) of the FSMA, the FDA published in July 2011 a draft guidance document clarifying when the FDA believes a dietary ingredient is an NDI, when a manufacturer or distributor must submit an NDI premarket notification to the FDA, the evidence necessary to document the safety of an NDI and the methods for establishing the identity of an NDI. The draft guidance, if implemented as proposed, could have a material impact on our operations. It is possible that the FDA will begin taking enforcement actions consistent with the interpretations in the draft guidance before issuing a final version.

The new FSMA requirements, as well as the FDA enforcement of the NDI guidance as written, could require us to incur additional expenses, which could be significant, and negatively impact our business in several ways, including, but not limited to, the injunction of manufacturing of any dietary ingredients or dietary supplements until the FDA determines that such ingredients or products are in compliance and the potential imposition of fees for reinspection of noncompliant facilities. Each of these events could increase our liability and could have a material adverse effect on our financial condition, results of operations or cash flows.

In general, before any substance can be added to food, its safety must be assessed in a stringent approval process. When an additive is proposed for use in a meat, its safety, technical function, and conditions of use must also be evaluated by the USDA. Because the USDA retains jurisdiction over meat products and food ingredients intended for use in meats, the use of our SRB and DRB meat enhancers is regulated by this agency. Both SRB and DRB have USDA approval for use in meat products.

Brazil Segment

The Brazilian Ministry of Agriculture, Livestock and Food Supply (MAPA), one of the Federal administrative bodies, is the primary regulator of agricultural products in Brazil, which main activity is the management of public policies to encourage agriculture, the promotion of agribusiness and the regulation and standardization of services related to the sector. Amongst other activities, MAPA is responsible for the regulation and control of pharmaceuticals, biological products and medicated feed additives for animal use. MAPA is organized into departments, each one responsible for different sectors of the nation’s agribusiness. Amongst these departments, the Secretary of Agricultural Defense (SDA) is responsible for implementing the actions of the State which aims at the prevention, control and eradication of animal diseases and plant pests. The SDA also contributes to the formulation of the national agricultural policy by planning, regulating, coordinating and supervising the activities of agricultural defense throughout the country, being responsible for the coordination of the Department of Inspection of Livestock Products. In order to fulfill its mission, the SDA provides central management and regulatory bodies as well as projections within the states for the implementation and coordination of those activities for which it is responsible. Furthermore, ANVISA, a regulatory agency which operates in all those sectors related to products and services that affect the health of the population, and with expertise that covers both sanitary regulation and the economic regulation of the market, contributes to the enforcement of most of the regulations regarding processed food products, including vegetable oils, fats and vegetable creams.

In addition to the foregoing, our operations will be subject to federal, foreign, state, and local government laws and regulations, including those relating to zoning, workplace safety, and accommodations for the disabled, and our relationship with our employees are subject to regulations, including minimum wage requirements, anti-discrimination laws, overtime and working conditions, and citizenship requirements.

Sales and Marketing

Both of our USA and Brazil segments use internal sales staff, outside independent sales representatives and third party distributors to market our portfolio of products domestically and internationally. In 2012, three customers accounted for approximately 40% of USA segment revenues. In our Brazil segment, three customers accounted for approximately 38% of segment revenues. We continue to diversify our customer base in an attempt to mitigate the concentration of customers. We have recently signed multi-year contracts with two customers who we expect to grow significantly. In addition, we have recently initiated new ingredient sales to large international consumer products companies that we expect to further diversify our portfolio risk.

Our Strategic Alliances

In 2011, we entered into an agreement with DSM Innovation Center, a subsidiary of Royal DSM N.V., with the goal of developing technology to extract and concentrate protein from rice bran. In March 2013, the agreement was mutually terminated under terms whereby we each received (i) the right to separately develop, modify and improve the jointly developed technology owned by the partner and (ii) a nonexclusive, royalty free, perpetual license to that technology.

RBT PRO, LLC (RBT PRO) was a wholly owned subsidiary whose only asset was the license acquired in March 2013. In April 2013, we entered into a series of agreements with various affiliates of Wilmar International Limited (collectively, Wilmar). In connection therewith, we sold a 50% membership interest in RBT PRO to Wilmar for $1.2 million. RBT PRO granted an exclusive, royalty free, perpetual sublicense of the license to Wilmar for use throughout China and to us for use worldwide, excluding China.

We also entered into a cross license agreement with Wilmar. We agreed to license to Wilmar all of our intellectual property with respect to processing of rice bran and its derivatives for use in China. Wilmar agreed to license to us (i) its intellectual property with respect to processing of rice bran, and its derivatives, based on the intellectual property licensed to Wilmar under the license for use worldwide, excluding China and (ii) its other intellectual property with respect to processing of rice bran, and its derivatives, for use worldwide, excluding certain countries in Asia.

Under the agreements, we obtained the right to purchase 45% of the capital stock of any entity Wilmar establishes to develop new products relating to rice bran or its derivative, as defined in the agreement, using the intellectual property licensed to Wilmar. If we decline the right to purchase 45% of the capital stock of any such new entity, we have the option to purchase 25% of the entity within two years of the entity’s formation. The exercise price for this option will equal 25% of the capital investment made in the entity, plus interest, as defined in the agreement.

Our Competition

There are a number of companies that have invested significant resources to develop stabilizing technologies for stabilizing and further processing rice bran and who market rice bran products with varying levels of stabilization into multiple markets around the world. We believe that we have best of breed technologies for stabilizing rice bran and, as such, have developed significant brand recognition in the animal feed and human food ingredient sectors both domestically and internationally. Together with our decades of application technology know-how and patented processing methods, we believe that we have a first-to-market advantage over the competition with respect to our SRB products

We are aware of several new producers of rice based animal nutrition and food ingredient products in the US, Europe and Asia. We believe that our major nutritional supplement competitors include producers of isolated soy protein, wheat bran and oat bran, particularly in the functional food ingredients market segment.

We compete with other companies that offer products incorporating SRB as well as companies that offer other food ingredients and nutritional supplements. We also face competition from companies providing products that use oat bran and wheat bran as nutritional supplements as well as for health and beauty aids. Many consumers may consider such products to be a replacement for the products we manufacture and distribute.

Beginning in 2008 with the purchase of Irgovel, we also began to compete in the world's edible oil market. Our competition for exports of rice bran oil resides primarily in Southeast Asia. Our branded rice bran oil “Carreteiro” competes with other bottled oils such as soy, palm, canola, peanut and others in the Brazilian market. In addition, our exported rice bran oil competes with those same oils from other grains, seeds and plants in markets around the world.

Our Employees

As of September 30, 2013, the USA and Corporate segments had 41 employees located in the US and the Brazil segment had 237 employees. Our employee count may change periodically. From year to year we experience normal variable labor fluctuation at our production facilities. We believe relations with our employees are good. None of our U.S. based employees are covered by collective bargaining agreements. All of the non-managerial employees at our Irgovel facility in Brazil are represented by a labor union and are covered by a collective bargaining agreement.

Our Properties

We maintain various facilities that are used for manufacturing, warehousing, research and development, distribution, and administrative functions. These facilities consist of both owned and leased properties. The following table summarizes the properties used to conduct our operations as of September 30, 2013:

Primary Segment	Location	Status	Primary Use
USA	West Sacramento, California	Leased	Warehousing, and administrative

USA	Mermentau, Louisiana	Owned	Manufacturing

USA	Lake Charles, Louisiana	Building – owned	Manufacturing (idled since May 2009)
Land - leased

USA	Dillon, Montana	Owned	Manufacturing

Brazil	Pelotas, Brazil	Owned	Manufacturing, R&D and administrative

Corporate	Scottsdale, Arizona	Leased	Administrative – corporate offices

Our corporate headquarters are located at 6720 N. Scottsdale Rd. – Suite 390, Scottsdale, AZ 85253. We lease approximately 9,000 square feet of corporate office space in Scottsdale.

As part of the proposed acquisition of H&N, we would add an additional manufacturing, warehousing and distribution facility to the USA segment. The facility is located in Irving, Texas in leased space. The manufactured facilities are cGMP certified to 21CFR110 and 21CFR111 standards for production of human food and dietary supplement ingredients.

We believe that all facilities are in good operating condition, the machinery and equipment are well-maintained, the facilities are suitable for their intended purposes and they have capacities adequate for current operations.

Research and Development Expenditures

In 2011, we entered into a joint research and development agreement with DSM Innovation Center, a subsidiary of Royal DSM N.V., to develop methods for extracting and concentrating high quality vegetable protein from rice bran. Combined spending on research and development related to that project totaled $3.0 million. In March 2013, we announced the development of an improved fiber protein product and a separate soluble rice bran protein product. We will continue to support internal as well as external R&D efforts that improve on existing technologies or lead to the development of new technologies relating to rice bran processing and applications.

Legal Proceedings

Various lawsuits, claims, proceedings and investigations are pending involving us as described below in this section. When applicable, we record accruals for contingencies when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. In addition to the matters described herein, we are involved in or subject to, or may become involved in or subject to, routine litigation, claims, disputes, proceedings and investigations in the ordinary course of business, which in our opinion will not have a material adverse effect on our financial condition, cash flows or results of operations.

Irgovel Stockholders Lawsuit

On August 28, 2008, former Irgovel stockholder David Resyng filed an indemnification suit against Irgovel, Osmar Brito and the remaining former Irgovel stockholders (Sellers), requesting: (i) the freezing of the escrow account maintained in connection with the transfer of Irgovel’s corporate control to us and the presentation of all documentation related to the transaction, and (ii) damages in the amount of the difference between (a) the sum received by David Resyng in connection with the judicial settlement agreement executed in the action for the partial dissolution of the limited liability company filed by David Resyng against Irgovel and the Sellers and (b) the amount received by the Sellers in connection with the sale of Irgovel’s corporate control to us, in addition to moral damages as determined in the court’s discretion. The amount of damage claimed by Mr. Resyng is approximately $3.0 million.

We believe that the filing of the above lawsuit is a fundamental default of the obligations undertaken by the Sellers under the Quotas Purchase Agreement for the transfer of Irgovel’s corporate control, executed by and among the Sellers and us on January 31, 2008 (Purchase Agreement). Consequently, we believe that the responsibility for any indemnity, costs and expenses incurred or that may come to be incurred by Irgovel and/or us in connection with the above lawsuit is the sole responsibility of the Sellers.

On February 6, 2009, the Sellers filed a collection lawsuit against us seeking payment of the second installment of the purchase price under the Purchase Agreement, which the Sellers allege is approximately $1.0 million. We have withheld payment of the second installment pending resolution of the Resyng lawsuit noted above. We have not been served with any formal notices in regard to this matter so far. To date, only Irgovel has received formal legal notice. In addition, the Purchase Agreement requires that all disputes between us and the Sellers be adjudicated through arbitration. As part of the Purchase Agreement, $2.0 million was deposited into an escrow account to cover contingencies with the net remaining funds payable to the Sellers upon resolution of all contingencies. We believe any payout due to the lawsuit will be made out of the escrow account. As of November 18, 2013, the balance in the escrow account was $1.9 million and is included in restricted cash in our balance sheets. There is an escrow liability related to the lawsuit in accrued expenses on our balance sheets as of September 30, 2013 and December 31, 2012 totaling $1.4 million. When the escrow account was funded, we established an accrued liability equal to the amount of the escrow for contingencies and the net balance due to the Sellers under the terms of the Purchase Agreement. As of September 30, 2013 and December 31, 2012, $0.6 million of pre-acquisition contingencies have either been paid or specifically identified and accrued, leaving a balance of $1.4 million to settle any remaining contingencies. We believe that there is no additional material exposure as any amounts determined to be owed as a result of the above noted litigation and contingencies will be covered by the escrow account.

Diabco Life Sciences, LLC

On January 27, 2012, we filed a complaint in the Superior Court of California, Sacramento County, seeking damages arising out of Diabco Life Sciences, LLC’s (Diabco) breach of a 2008 Promissory Note in the principal amount of $0.5 million. A one-day court trial took place on August 30, 2013 at which time Diabco stipulated that total damages through July 23, 2013, including interest and late fees, amounted to $0.9 million. On September 23, 2013, the court issued its tentative statement of decision indicating that judgment will be entered in our favor in the amount of $0.9 million as of July 23, 2013 plus interest. We are awaiting the court’s final statement of decision at which time judgment will be entered thereon.

MANAGEMENT

Executive Officers and Directors

Our directors and executive officers, and their ages and positions as of November 18, 2013, are as follows:

Name	Age	Position

W. John Short (4)	64	Chief Executive Officer, President and Director
Jerry Dale Belt	55	Chief Financial Officer and Secretary
Robert D. Smith, Ph.D.	53	Senior Vice President of Sales and Business Development
David Goldman (1)(2)(3)(4)(5)	69	Director
Baruch Halpern (1)(2)(3)(9)	62	Director
Henk W. Hoogenkamp (3)	65	Director
Robert S. Kopriva(6)(7)	62	Director
Robert C. Schweitzer (1)(2)(3)(4)(5)	67	Chairman of the Board of Directors
Peter A. Woog(6)(8)	71	Director

(1)	Current member of the Audit Committee.
(2)	Current member of the Compensation Committee.
(3)	Current member of the Nominating and Governance Committee.
(4)	Current member of the Executive Committee.
(5)	Current member of the Strategic Committee.
(6)	Robert S. Kopriva and Peter A. Woog will become directors upon our uplisting to The NASDAQ Capital Markets.
(7)	Upon appointment as director, Mr. Kopriva will become a member of the Audit Committee and Compensation Committee.
(8)	Upon appointment as director, Mr. Woog will become the chairman of the Nominating and Governance Committee and a member of the Compensation Committee.
(9)	Upon the listing of our common stock and warrants sold in this offering on the NASDAQ Capital Markets, Baruch Halpern will no longer be a member of the Compensation Committee.

W. John Short has served as our chief executive officer and director since October 2009 and our president since April 2012. From July 2009 until October 2009 he also served as our president. In 2008 and 2009, as CEO and managing member of W John Short & Associates, LLC, Mr. Short was engaged as a management consultant, advisory board member and/or director to several companies including SRI Global Imports Inc., G4 Analytics Inc. and Unifi Technologies Inc. From April 2006 through December 2007, Mr. Short was the chief executive officer of Skip’s Clothing Company. From January 2004 through December 2005, Mr. Short was engaged as an advisor by the Government of El Salvador to assist in the restructuring of that country’s apparel industry in relation to the elimination of global apparel quotas. Mr. Short has held senior positions with financial services and consumer products businesses in North America, South America, Asia and Europe including over a decade in international corporate banking with Citibank N.A. in New York, Venezuela, Ecuador and Hong Kong. The Board believes that Mr. Short's experience in the financial services and consumer products industry, including his over 35 years of management experience in this industry, his expansive network of contacts and relationships in the industry, his detailed knowledge of our business structure and our products, and his experience as our chief executive officer, are the attributes, skills, experiences and qualifications that allow Mr. Short to make a valuable contribution as one of our directors.

Jerry Dale Belt has served as our chief financial officer, chief accounting officer and executive vice president since June 2010. He has also served as our secretary since December 2011. Mr. Belt is a certified public accountant, a certified turnaround professional, and a certified insolvency and restructuring advisor with thirty years experience in finance and accounting in both public and private industry. He had been our financial advisor from November 2009 to June 2010. From September 2008 through June 14, 2010, Mr. Belt served as managing director of restructuring for Sierra Consulting Group, a provider of turnaround, receivership, and consulting services. From 2002 through 2008, Mr. Belt served as managing director for FTI Consulting, Inc., a global business advisory firm. Mr. Belt began his restructuring career in 1999 with PricewaterhouseCoopers. Mr. Belt has consulted with companies ranging from startups to large multi-national enterprises. Prior to 1999, Mr. Belt served for 15 years in numerous senior management positions in privately held enterprises. From 1978 to 1984, Mr. Belt spent 6 years in the audit group of Coopers & Lybrand, conducting attestation services for large corporations.

Robert D. Smith, Ph.D., has served as our senior vice president of sales and business development since November 7, 2013 and was senior vice president of business development from March 2012 to November 2013. Dr. Smith brings over 20 years experience managing research and development and business development in the Ag-biotech industry. He served as director of business development at HerbalScience Group from 2007 to 2010 and worked at Affynis LLC from 2010 to 2012 as a consultant. Dr. Smith has also served as director of research and developments at Global Protein Products Inc. and PhycoGen Inc., and was project leader at Dekalb Genetics, a Monsanto Company. Dr. Smith was a research assistant professor at the Ag-Biotech Center at Rutgers University and did his post-doctoral work in plant molecular biology at the University of Missouri-Columbia. He holds a doctor of philosophy degree in molecular genetics and cell biology from the University of Chicago and a bachelor of arts degree in biology from the University of Chicago.

David Goldman has served as one of our directors since October 2012. Mr. Goldman, a certified public accountant, retired as a senior partner of Deloitte & Touche LLP (D&T) in 2001 after serving 35 years with that firm. During his career, Mr. Goldman specialized in serving SEC registrants, held the positions of partner-in-charge and senior technical partner of the Arizona audit practice, and served in D&T’s New York executive office, Los Angeles office and certain other offices. Since 2001, he has consulted on, and performed investigations of, various accounting and financial matters, many involving public companies. He is a past member of Council of the American Institute of CPAs and a past president of the Arizona Society of CPAs, among other executive board positions. In addition, he served as Audit Committee Chairman, Financial Expert, and member of the Board of Directors of Swift Transportation from 2003 to 2006. He currently serves on the board of ML Liquidating Trust. Mr. Goldman obtained a bachelors degree in business administration and a masters of accounting degree from the University of Arizona. The Board believes that Mr. Goldman’s extensive experience as a CPA, outside board experience and business knowledge and financial expertise are the attributes, skills, experiences and qualifications that allow Mr. Goldman to make a valuable contribution as one of our directors.

Baruch Halpern has served as one of our directors since January 2012. For more than 20 years, Mr. Halpern has been involved in equity research, advisory, capital raises, and has served as managing director of Halpern Capital, Inc., a boutique investment banking firm founded by Mr. Halpern in 2002. He has also held senior finance positions at major corporations. Since 2009, Mr. Halpern has been managing director of CrossCredit Capital, LLC, a firm focused on structured financial solutions, and since 2010 he has been managing director of Carbon Capital Advisors, LLC, a firm focused on green energy and carbon footprint amelioration. He is chairman and founder of Sustain:Green, a firm founded in 2012 offering financial products such as prepaid debit and credit cards designed to fight climate change. Prior to founding Halpern Capital in 2002, Mr. Halpern held various sell-side analyst positions. Additionally, he gained substantial buy-side experience as vice president and portfolio manager at Fred Alger & Co., an investment advisory firm. At Fred Alger & Co., Mr. Halpern served as a research group leader, managing a $1 billion portfolio with more than 600 companies in a broad range of industries. Mr. Halpern has an extensive corporate and industry background, having also held positions with Celanese Corporation and Beech-Nut, Inc. Mr. Halpern received his masters of business administration in finance from Baruch College. Mr. Halpern has been a CFA Charter holder since 1982 and holds numerous FINRA certifications. The Board believes that Mr. Halpern’s financial advisor and investment advisor experience, accounting and finance knowledge, and his detailed knowledge of our business structure and our products, are the attributes, skills, experiences and qualifications that allow Mr. Halpern to make a valuable contribution as one of our directors. Mr. Halpern was appointed as a director in connection with the financing under our January 2012 note and warrant purchase agreement.

Henk W. Hoogenkamp has served as one of our directors since April 2012. Since 2006, Mr. Hoogenkamp has been an author and an independent management consultant to multiple companies, including us from time to time. From 1990 to 2006, Mr. Hoogenkamp served as a senior director of strategic technology with Solae, a wholly owned subsidiary of DuPont. Mr. Hoogenkamp has authored eleven books on the importance of dairy protein and vegetable protein in formulated foods, beverages and meat products. He has published over 500 articles in 14 languages discussing protein ingredient solutions. Mr. Hoogenkamp is a member of several strategic and technology advisory boards to global food and ingredient companies. He previously served as the President of DMV-Campina USA, now Royal FrieslandCampina, the world's largest dairy protein operator. In December 1996, Mr. Hoogenkamp received an honorary doctoral degree from the Institute of Sports Medicine, in Bucharest, Romania, for his pioneering work on the effects of protein supplementation for elite sport performance. The Board believes that Mr. Hoogenkamp’s extensive knowledge of protein ingredient solutions, experience as a member of the strategic and technology advisory boards, network of contacts and relationships in this industry and his work experience, are the attributes, skills, experiences and qualifications that allow Mr. Hoogenkamp to make a valuable contribution as one of our directors. The investors in our January 2012 note and warrant financing had the right to designate one individual for the Board to consider appointing as a director on our Board. The investors designated Mr. Hoogenkamp, and after consideration and evaluation, the Board appointed Mr. Hoogenkamp as one of our directors.

Robert C. Schweitzer has served as a director and chairman of the board since October 2012. Mr. Schweitzer was formerly the president of Shay Investment Services Inc., a holding company consisting of a bank, an investment management company, and a broker-dealer. He served in that capacity from 2007 to 2012. From 2005 until 2007, Mr. Schweitzer was the Florida regional president of Northwest Savings Bank. Prior to 2005, he held numerous executive management positions at several banks and was also a director and head of real estate consulting for Coopers & Lybrand. He is currently chairman of the board of PetMed Express, Inc. (PETS/NASDAQ) and serves on the board of directors of Altisource Asset Management (AAMC/NYSE) and OmniComm Systems, Inc. (OMCM/OTCQB). He also has served on the boards of three privately held companies and several not-for-profit entities. Mr. Schweitzer holds a master of business administration degree from the University of North Carolina, and a bachelor of science degree from the United States Naval Academy. He served in the United States Navy in the Nuclear Submarine Force and Navy Reserve for 30 years and retired with a rank of captain. The Board believes that Mr. Schweitzer’s extensive experience in the financial services and investment industries, outside board experience with public, privately held and not-for-profit entities and extensive business knowledge, are the attributes, skills, experiences and qualifications that allow Mr. Schweitzer to make a valuable contribution as one of our directors.

Robert S. Kopriva will be appointed as a director upon the listing of our common stock and warrants on The Nasdaq Capital Market. Mr. Kopriva currently serves as Co-Chairman of Rupari Foods, a Wind Point portfolio company. He is also a senior advisor to the CEO of Bar-S Foods, a $500 million processed meat company, acquired by Sigma Alimentos in September 2010. Mr. Kopriva was the former chairman of Premium Standard Farms, a $900 million public company. Prior to Premium Standard Farms, he was president and CEO of Sara Lee Foods, where he headed the integration of the U.S. supply chain and the U.S. food businesses before also assuming responsibility for the Mexican and European meat businesses. Mr. Kopriva held various positions at Sara Lee including President of Jimmy Dean. He served as a director of Santa Maria Foods, a former Wind Point portfolio company. He holds a bachelors degree in accounting from the University of Illinois and an MBA from the Kellogg School of Management at Northwestern University. The Board believes that Mr. Kopriva’s extensive experience in the food industry, management and board experience with public entities, financial expertise and business knowledge, are the attributes, skills, experiences and qualifications that allow Mr. Kopriva to make a valuable contribution as one of our directors.

Peter A. Woog will be appointed as a director upon the listing of our common stock and warrants on The Nasdaq Capital Market. Mr. Woog is currently a Partner at Najafi Companies where he seeks and evaluates acquisition opportunities, participates in the negotiation and due diligence process and assists the management of the acquired company during the post sale period. Mr. Woog works closely with currently held companies for strategic, business and financial planning. Previously, Mr. Woog was with AT&T for over three decades, rising to vice-president. In 1995, he became the chief executive officer and a director of Cable Systems Holdings and Cable Systems International when CitiCorp Venture Capital acquired the copper cable products division from AT&T. This portfolio company then acquired a number of closely-held as well as publicly-traded communications companies. During this period he also was a director of IPC Communications, IXNET, and LoDan Electronics. Following the sale of these businesses he established Gray Fox Enterprises, a management consulting firm, where he assisted corporate managers and investors with business strategies and execution. Among a number of assignments, he was CEO of International FiberCom and led the restructuring and sale of the company. Mr. Woog holds a bachelors degree in mechanical engineering from Lowell Technological Institute (University of Massachusetts-Lowell) and a master of science in management science from Stevens Institute of Technology. The Board believes that Mr. Woog’s extensive experience in strategic, business and financial planning and extensive business knowledge and management experience are the attributes, skills, experiences and qualifications that allow Mr. Woog to make a valuable contribution as one of our directors.

Board Independence

Our securities are currently not listed on a national securities exchange or in an inter-dealer quotation system which has requirements that directors be independent. However, our Board annually determines the independence of each director, based on the independence criteria set forth in the listing standards of the Marketplace Rules of NASDAQ. In making its determinations, the Board considers all relevant facts and circumstances brought to its attention as well as information provided by the directors and a review of any relevant transactions or relationships between each director or any member of his or her family, and the Company, its senior management or our independent registered public accounting firm. Based on its review, the Board determined that each of Messrs. Goldman and Schweitzer is independent under the NASDAQ criteria for independent board members. In addition, the Board has determined that each of Messrs. Kopriva and Woog will also be considered independent under the NASDAQ criteria upon their appointment to the Board.

Board Committees

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, assists the Board in its general oversight of our financial reporting, internal controls, and audit functions, and is directly responsible for the appointment, compensation and oversight of the work of our independent registered public accounting firm. The members of the Audit Committee at the closing of this offering will be David Goldman, Robert C. Schweitzer and Robert S. Kopriva. Each of Messrs. Goldman, Schweitzer and Kopriva is independent under Nasdaq’s independence standards for audit committee members. The Board has determined that each of Messrs. Goldman, Schweitzer and Kopriva is an “audit committee financial expert”, as defined by the rules of the SEC. The charter of the Audit Committee is available on our website at www.ricebrantech.com on the Investor Relations page.

Compensation Committee

The Compensation Committee establishes our executive compensation policy, determines the salary and bonuses of our executive officers and recommends to the Board stock option grants for our executive officers. The members of the Compensation Committee at the closing of this offering will be Robert C. Schweitzer, Robert S. Kopriva and Peter A. Woog. Each of Messrs. Schweitzer, Kopriva and Woog is independent under Nasdaq’s independence standards for compensation committee members. Our chief executive officer often makes recommendations to the Compensation Committee and the Board concerning compensation of other executive officers. The Compensation Committee seeks input on certain compensation policies from the chief executive officer. The charter of the Compensation Committee is available on our website at www.ricebrantech.com on the Investor Relations page.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for matters relating to the corporate governance of our Company and the nomination of members of the Board and committees thereof. The members of the Nominating and Governance Committee at the closing of this offering will be David Goldman, Henk W. Hoogenkamp and Peter A. Woog. Each of Messrs. Goldman and Woog is independent under Nasdaq’s independence standards. The charter of the Nominating and Governance Committee is available on our website at www.ricebrantech.com on the Investor Relations page.

Executive Committee

The primary function of the Executive Committee is to exercise the power and authority of the Board as may be necessary during the intervals between meetings of the Board, subject to such limitations as are provided by law or by resolution of the Board. The members of the Executive Committee are Baruch Halpern, Robert C. Schweitzer and W. John Short. There is no charter for the Executive Committee.

Strategic Committee

On April 9, 2013, the Board established a Strategic Committee. The primary functions of the Strategic Committee are to actively engage with management on strategic planning and to review and evaluate potential strategic transactions, with the goal of improving our performance and shareholder value. The members of the Strategic Committee are David Goldman and Robert C. Schweitzer, each of whom is independent under Nasdaq’s independence standards. There is no charter for the Strategic Committee.

Code of Business Conduct and Ethics

Our Board has adopted a Code of Business Conduct and Ethics that applies to all of our directors, officers and employees. Any waivers of any provision of this code for our directors or officers may be granted only by the Board or a committee appointed by the Board. Any waivers of any provisions of this code for an employee or a representative may be granted only by our chief executive officer or principal accounting officer. We will provide any person, without charge, a copy of this Code. Requests for a copy of the code may be made by writing to RiceBran Technologies at 6720 N. Scottsdale Road, Suite 390, Scottsdale, Arizona 85253, Attention: Chief Financial Officer.

Executive Compensation

Compensation Philosophy

Our Compensation Committee is charged with the evaluation of the compensation of our executive officers and to assure that they are compensated effectively in a manner consistent with our compensation strategy and resources, competitive practice, and the requirements of the appropriate regulatory bodies.

Our compensation philosophy has the following basic components: (i) establish competitive base salaries to attract qualified talent, and (ii) evaluate performance and grant performance-based bonuses that may include equity and cash components. We try to establish executive compensation base salaries to allow us to remain competitive in our industry and to attract and retain executives of a high caliber. Similarly, we try to align a component of annual compensation to performance and achievement of our objectives in an effort to retain highly motivated executives who are focused on performance. We review other public reports and take into account the compensation paid to executives at similarly situated companies, both within and outside of our industry, when determining and evaluating our compensation philosophy and compensation levels. Our performance, including, but not limited to, earnings, revenue growth, cash flow, and continuous improvement initiatives, is a significant part of our evaluation and compensation levels.

Summary Compensation Table

The following table sets forth information regarding compensation earned in or with respect to our fiscal years 2012 and 2011 by:
•	each person who served as our chief executive officer in 2012; and
•	our two most highly compensated executive officers in 2012, other than our chief executive officer.

We refer to these officers collectively as our named executive officers.

Name and Principal Position	Year	Salary ($) (1) (2)	Option Awards ($) (1)(3)	All Other Compensation ($) (5)	Total ($)
W. John Short, President and Chief Executive Officer	2012	375,000	63,886	55,124	494,010
	2011	375,000	-	67,822	442,822

Jerry Dale Belt, Chief Financial Officer and Secretary	2012	255,000	14,307	6,885	276,192
	2011	255,000	-	6,885	261,885

Colin Garner, Senior Vice President of Sales (4)	2012	180,000	6,888	21,989	208,877
	2011	180,000	-	34,921	214,921

(1)	Option awards are reported at grant date fair value, if awarded in the period, and at incremental fair value, if modified in the period. The assumptions used to calculate the fair value of option awards are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for 2012.
(2)	As further described in the Narrative Disclosure to the Summary Compensation Table below, in 2011 we granted the named executive officers option awards in lieu of payment of cash salaries representing 20% of each of the named executive officer’s salary for the second half of 2011. In 2012, we also granted the named executive officers option awards in lieu of payment of cash salaries representing 10% with respect to Mr. Short and Mr. Belt and 16.67% with respect to Mr. Garner of the named executive officer’s salary for 2012. The fair value of each option award is included in the “Salary” column of the table above.
(3)	Reflects the change in the fair value of options held that were repriced on October 22, 2012.
(4)	Colin Garner resigned from the Company on November 7, 2013.
(5)	All other compensation consists of the following amounts for 2012 and 2011:

	2012
	Mr. Short	Mr. Belt	Mr. Garner
	($)	($)	($)
Life insurance premiums	19,316	-	-
Commuting expense reimbursements	25,683	-	8,133	(1)
401(k) safe harbor contribution	10,125	6,885	4,500
Housing allowance and relocation	-	-	9,356	(1)
Total	55,124	6,885	21,989

	2011
	Mr. Short	Mr. Belt	Mr. Garner
	($)	($)	($)
Life insurance premiums	19,316	-	-
Commuting expense reimbursements	34,756	-	16,127	(1)
401(k) safe harbor contribution	13,750	6,885	4,860
Housing allowance	-	-	13,934	(1)
Total	67,822	6,885	34,921

(1)	Includes Mr. Garner’s relocation expenses from New York to Phoenix. Under the terms of his relocation agreement, as amended, we paid for the costs of his commute between New York and Arizona and provided a housing allowance until March 2012.

Narrative Disclosure to the Summary Compensation Table

The following is a brief description of the employment agreements we entered into with each of the named executive officers and current executive officers. All warrant, option, share and per share information in this prospectus gives retroactive effect to a one-for-200 reverse stock split effective as of November 13, 2013.

W. John Short, President and Chief Executive Officer

On July 6, 2009, we entered into an employment agreement with W. John Short. The term of the employment agreement ran through June 30, 2012, and the term extends automatically for successive one-year terms unless either we or Mr. Short notifies the other in writing at least 180 days prior to the expiration of the then-effective term of its intention not to renew the employment agreement. Mr. Short’s annual salary was $300,000 until it was increased to $350,000 on June 30, 2010. Mr. Short is entitled to a one-time cash bonus of $150,000 and reimbursement if his family relocates to Arizona. Mr. Short is reimbursed for reasonable expenses for commuting between Arizona and Oregon. Mr. Short may be eligible to earn an annual bonus each year up to 75% of his annual salary and a discretionary bonus each year up to 100% of his annual salary, with the actual amount and requirements of these bonuses to be determined by our Board or Compensation Committee. Mr. Short was also entitled to an initial bonus of $100,000 which was paid in January 2011. No bonuses were earned for 2012 or 2011.

In connection with Mr. Short becoming an employee, we granted to Mr. Short employee stock options under our 2005 Equity Incentive Plan to purchase 6,000, 12,000 and 7,000 shares of common stock at a price per share equal to $40.00. The stock option to purchase 6,000 shares of common stock vested as to 2,000 shares on August 15, 2009. Following that date, 334 shares subject to that stock option vested on the last business day of each calendar quarter until fully vested on June 30, 2012. The stock option to purchase 12,000 shares vested as to 4,000 shares on August 15, 2009. Following that date, 667 shares vested on the last business day of each calendar quarter until fully vested on June 30, 2012. The stock option to purchase 7,000 shares vested on July 1, 2012.

On November 6, 2009, we amended Mr. Short’s employment agreement to provide that we maintain a $5,000,000 life insurance policy on Mr. Short’s life during the term of his employment. Prior to November 5, 2011, one-half of the proceeds of the policy was payable for the benefit of Mr. Short and his wife. After November 5, 2011, the policy is for the sole benefit of Mr. Short and his wife.

On July 2, 2010, we amended Mr. Short’s employment agreement, to extend the term of the agreement through the fourth anniversary of the effective date of our plan of reorganization filed with the United States Bankruptcy Court for the District of Arizona, which was November 30, 2010 (Plan Effective Date). The amendment increased Mr. Short’s base salary on the Plan Effective Date to $375,000 from $350,000. In addition, we agreed to pay Mr. Short, within ten days of the Plan Effective Date, (i) an initial bonus of $100,000 (as previously provided for in the initial employment agreement), and (ii) a bonus of $300,000 subject, among other things, to certain restrictions imposed by the Plan of Reorganization. The first bonus of $100,000, earned in 2010, was paid in January 2011.

On July 7, 2010, we granted Mr. Short an additional stock option under our 2010 Equity Incentive Plan to purchase 25,000 shares of common stock at an exercise price of $40.00 per share. This stock option vested as follows: (i) 5,000 shares vested on July 7, 2010 (ii) 5,000 shares vested on the Plan Effective Date and (iii) the remaining 15,000 shares will vest in equal monthly installments on the last day of each month over the 48 month period commencing the month following the Plan Effective Date.

On July 15, 2011, we amended the agreement to provide that 20% of Mr. Short’s salary for the last six months of 2011 be paid in stock options instead of cash. Mr. Short received stock options to purchase up to 3,576 shares at an exercise price equal to $40.00 per share which vested and became exercisable in installments during 2011. The option expired as to 1,962 of the underlying shares on July 15, 2012 and 1,023 of the underlying shares on July 15, 2013. The option will expire as to the remaining 591 of the underlying shares on July 15, 2014.

In 2012, Mr. Short received 90% of his salary under his employment agreement in cash. On April 25, 2012, Mr. Short was granted a stock option to purchase up to 1,719 shares of common stock at an exercise price equal to $24.00 per share. The option vested as to 25% of the underlying shares on April 25, 2012, and the remainder vested in installments through 2012. The fair value of the option on the date of grant equaled 10% of Mr. Short’s salary. In December 2012, the exercise price on all outstanding options held by Mr. Short was lowered from $40.00 per share to $16.00 per share.

For a description of the termination and change in control provisions of Mr. Short’s employment agreement, see “Termination and Change in Control Arrangements”.

Jerry Dale Belt, Chief Financial Officer and Secretary

On June 8, 2010, we entered into an employment agreement with Mr. Belt. Mr. Belt’s term of employment extends through June 1, 2014. Pursuant to the employment agreement, we agreed to pay Mr. Belt an annual salary of $230,000 which increased to $255,000 on January 1, 2011. Mr. Belt may be eligible to earn an annual bonus each year up to 50% of his annual salary and a discretionary bonus each year as determined by our Board or Compensation Committee. No bonuses were earned for 2012 or 2011. In connection with his employment, we granted to Mr. Belt a stock option under our 2010 Equity Incentive Plan to purchase 12,500 shares of common stock at a price per share equal to $40.00. This stock option vested as follows: (i) 2,500 shares vested on June 15, 2010, (ii) 2,500 shares vested on the date the Bankruptcy Court entered an order approving and confirming our plan of reorganization, which was October 27, 2010 and (iii) 157 shares vest each month for 48 months ending October 27, 2014.

On July 15, 2011, we amended the employment agreement with Mr. Belt to provide that 20% of his salary for the last six months of 2011 be paid in stock options instead of cash. Mr. Belt received stock options to purchase up to 2,432 shares at an exercise price equal to $40.00 per share which vested and became exercisable in installments during 2011. The option expired as to 1,335 of the underlying shares expired on July 15, 2012 and as to 696 of the underlying shares on July 15, 2013. The option will expire as to the remaining 402 of the underlying shares on July 15, 2014.

On February 14, 2012, we modified the termination and change in control provisions of Mr. Belt’s employment agreement. For a description of the termination and change in control provisions of Mr. Belt’s employment agreement, see “Termination and Change in Control Arrangements”.

In 2012, Mr. Belt received 90% of his salary under his employment agreement in cash. On April 25, 2012, we granted Mr. Belt a stock option to purchase up to 1,169 shares of common stock at an exercise price equal to $24.00 per share. The option vested as to 25% of the underlying shares on April 25, 2012, and the remainder vested in installments through 2012. The fair value of the option on the date of grant equaled 10% of Mr. Belt’s salary. In October 2012, the exercise price on all outstanding options held by Mr. Belt was lowered from $40.00per share to $16.00 per share.

Colin Garner, Senior Vice President of Sales

Colin Garner was appointed our Senior Vice President of Sales effective September 1, 2010. In connection with his appointment, we entered into an employment agreement with Mr. Garner on September 1, 2010. The agreement terminated September 1, 2012. Under the agreement we agreed to pay Mr. Garner an annual salary of $180,000 which would have increased to $200,000 on January 1, 2012 if Mr. Garner achieved certain sales targets that were approved by our Board. These targets were not met. Mr. Garner was eligible under the agreement to earn an annual bonus each year up to 50% of his annual salary and a discretionary bonus each year as determined by our Board or the Compensation Committee. No bonuses were earned for 2012 or 2011.

Under the terms of the agreement, Mr. Garner was eligible for reimbursement of up to $15,000 of actual moving expenses and reimbursement of up to $1,000 per month in temporary housing cost for up to nine months. Subsequently the temporary housing reimbursements were extended until March 2012.

On September 1, 2010, we granted Mr. Garner a stock option under our 2010 Equity Incentive Plan, expiring September 1, 2020, to purchase 5,000 shares of common stock at a price per share equal to $40.00. The option vests as to 105 shares each month for 48 months ending August 31, 2014.

On July 15, 2011, we entered into an amendment to the employment agreement with Mr. Garner to provide that 20% of his salary for the last six months of 2011 be paid in stock options instead of cash. Mr. Garner received stock options to purchase up to 1,717 shares, at an exercise price equal to $40.00 per share, which vested and became exercisable in installments during 2011. The option expired as to 942 of the underlying shares on July 15, 2012 and as to 491of the underlying shares on July 15, 2013. The option expires as to the remaining 284 of the underlying shares on July 15, 2014.

In 2012, Mr. Garner received 83.4% of his salary under his employment agreement in cash. On April 25, 2012, we granted Mr. Garner a stock option to purchase up to 1,376 shares of common stock at an exercise price equal to $24.00 per share. The option vested as to 25% of the underlying shares on April 25, 2012, and the remainder vested in installments through 2012. The fair value of the option on the date of grant equaled 16.6% of Mr. Garner’s salary. In October 2012, the exercise price on all outstanding options held by Mr. Garner was lowered from $40.00 per share to $16.00 per share.

On November 7, 2013, Mr. Garner resigned from the Company. Mr. Garner’s unvested options expired on his termination date. Options for 1,123,340 shares of common stock are exercisable until February 5, 2014.

Equity Compensation Arrangements
2005 Equity Incentive Plan

The Board adopted the 2005 Equity Incentive Plan (2005 Plan) in May 2005 and our shareholders approved the 2005 Plan in September 2005. Under the terms of the 2005 Plan, we could grant options to purchase common stock and shares of common stock to officers, directors, employees or consultants providing services to us on such terms as are determined by the Board. A total of 50,000 shares of common stock were reserved for issuance under the 2005 Plan. During 2012, no grants were made under the 2005 Plan. As of December 31, 2012, options to purchase a total of 36,982 shares were outstanding. In 2012, the Board determined that no additional grants will be made under the 2005 Plan.

Our Board administered the 2005 Plan, determined vesting schedules on plan awards and can accelerate their schedules for award recipients. Options granted under the 2005 Plan have terms of up to 10 years.

2010 Equity Incentive Plan

The Board adopted our 2010 Equity Incentive Plan (2010 Plan) in February 2010. A total of 125,000 shares of common stock were initially reserved for issuance under the 2010 Plan. The amount reserved increases annually each January 1st by 5% of the outstanding shares as of the prior December 31st. Additionally, in 2011 the Board approved a 40,000 share increase in the number of shares of common stock reserved under the 2010 Plan. Under the terms of the 2010 Plan, we may grant options to purchase common stock and shares of common stock to officers, directors, employees or consultants providing services on such terms as are determined by the Compensation Committee. The Compensation Committee administers the 2010 Plan, determines vesting schedules on plan awards and may accelerate the vesting schedules for award recipients. The options granted under the 2010 Plan have terms of up to 10 years. As of December 31, 2012, 88,985 shares were available for future issuance under the 2010 Plan.

December 31, 2012

Initially reserved	125,000
Additionally reserved - annual increases	99,156
Additionally reserved - board action	40,000
Options granted since inception, net of forfeited, expired or cancelled	(114,890)
Stock granted since inception	(60,282)
Available for issuance under the 2010 Plan	88,985

Pension Benefits

None of our named executive officers are covered by a pension plan or other similar benefit plan that provides for payments or other benefits at, following, or in connection with retirement.

Nonqualified Deferred Compensation

None of our named executive officers are covered by a defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Outstanding Equity Awards

The following table provides information as of December 31, 2012, regarding equity awards held by each of our named executive officers.

		Option Awards
		# of Securities Underlying Unexercised Options (# Exercisable)	# of Securities Underlying Unexercised Options (# Un-exercisable)	Equity Incentive Plan Awards: # of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($/sh)	Option Expiration Date
W. John Short		25,000	-	-	16.00	7/5/2019
		10,000	-	-	16.00	7/7/2020
	(1)	7,813	7,188	-	16.00	7/7/2020
	(4)	1,023	-	-	16.00	7/15/2013
	(4)	590	-	-	16.00	7/15/2014
	(5)	1,719			16.00	4/25/2022

Jerry Dale Belt		5,000	-	-	16.00	6/15/2020
	(2)	4,063	3,438	-	16.00	6/15/2020
	(4)	696	-	-	16.00	7/15/2013
	(4)	401	-	-	16.00	7/15/2014
	(5)	1,169			16.00	4/25/2022

Colin Garner	(3)	2,917	2,083	-	16.00	9/1/2020
	(4)	942	-	-	16.00	7/15/2013
	(4)	283	-	-	16.00	7/15/2014
	(5)	1,375			16.00	4/25/2022

(1)	Shares underlying the option vest and become exercisable monthly in equal installments over the 48 months ending November 30, 2014.
(2)	Shares underlying the option vest and become exercisable monthly in equal installments over the 48 months ending October 27, 2014.
(3)	Shares underlying the option vest and become exercisable monthly in equal installments over the 48 months ending August 31, 2014.
(4)	Awards granted in lieu of salary for 2011.
(5)	Awards granted in lieu of salary for 2012.

Termination and Change in Control Arrangements

We have entered into employment agreements with Mr. Short and Mr. Belt that require us to provide compensation to them upon termination of their employment with us or a change in control of the Company. Regardless of the manner in which their employment terminates, they will be entitled to receive amounts earned during the term of their employment. Such amounts include:

•	the portion of their current annual base salary and bonuses which have accrued through the date of termination;

•	vested stock options; and

•	payment for accrued but unused vacation.

In addition, immediately before a Change of Control Transaction, all stock options granted pursuant to the 2010 Plan will vest and become fully exercisable. Under the 2010 Plan, a “Change of Control Transaction” means the occurrence of any of the following events: (i) any person becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by our then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of its assets; or (iii) the consummation of a merger or consolidation of the Company or a subsidiary with another corporation or any other entity, other than a merger or consolidation which results in our voting securities of the Company outstanding immediately prior thereto continuing to represent at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

In addition to the consideration described above, the amount of compensation payable to each of Mr. Short and Mr. Belt following termination or a change of control is discussed below.

W. John Short

Termination for Disability. In the event we terminate Mr. Short’s employment because of his Disability, Mr. Short is entitled to a lump sum cash payment equal to all reasonable moving expenses incurred by Mr. Short to relocate his family and personal possessions to Bend, Oregon.

“Disability” is defined as Mr. Short’s substantial inability to perform his duties under this Agreement for a continuous period of 90 days or longer, or for 120 days or more in any 12-month period, due to a physical or mental disability.

Termination Without Cause, for Good Reason, Non-renewal of Employment Agreement, for Death or for Work Related Disability. In the event Mr. Short’s employment is terminated (i) by us other than for “cause”, (ii) because we elect to not renew his employment agreement at the end of its term, (iii) Mr. Short terminates his employment for “good reason”, (iv) due to Mr. Short’s death or (v) due to Mr. Short’s “work related disability”, Mr. Short shall be entitled to:

•	a cash lump sum payment equal to the greater of (i) the base salary and annual bonuses that Mr. Short would have been paid had he remained employed for the remainder of the then current term or (ii) the base salary and annual bonuses that Mr. Short would have been paid if he remained an employee for 12 months following the date of termination (such amount, the Short Severance Payment);

•	his option to purchase a total of 25,000 shares of common stock, expiring July 5, 2019, immediately vests in full and remains exercisable for 2 years following the date of termination; and

•	a cash lump sum payment equal to all reasonable moving expenses incurred by Mr. Short to relocate his family and personal possessions to Bend, Oregon.

“Cause” is defined as (i) a material breach of the terms of his employment agreement, which remains uncured for 30 days after written notice of the breach is delivered to Mr. Short, (ii) Mr. Short has been grossly negligent or has engaged in material willful or gross misconduct in the performance of his duties, (iii) Mr. Short has committed, as determined by our Board in good faith, or has been convicted of fraud, moral turpitude, embezzlement, theft, other criminal conduct or any felony, (iv) Mr. Short habitually misuses alcohol, drugs, or any controlled substance, or (v) Mr. Short breaches his proprietary information agreement with us.

“Good Reason” is defined as (i) any material breach by us of Mr. Short’s employment agreement; (ii) a material reduction of his duties or responsibilities, or the assignment of duties or responsibilities to Mr. Short that are not consistent or commensurate with his position as chief executive officer or (iii) any reduction of Mr. Short’s base salary.

“Work-Related Disability” shall mean that Mr. Short, due to a physical disability that arises out of or is incurred in connection with his employment, has been substantially unable to perform his duties under this Agreement for a continuous period of 90 days or longer, or for 120 days or more in any 12 month period; provided, that a “Work-Related Disability” shall not include a disability arising from, or resulting from, stress, mental, nervous, behavioral or emotional disorders, or related conditions or from alcohol, drug, or controlled substance abuse or misuse.

Termination in Connection With a Change of Control. In the event that Mr. Short resigns or is terminated within 60 days before and 90 days after a Change of Control (as defined below), Mr. Short shall be entitled to:

•	a cash lump sum payment equal to the Short Severance Payment;

•	his options to purchase a total of 25,000 shares of common stock, expiring July 5, 2019, shall immediately vest in full and remain exercisable for 2 years following the date of termination;

•	a cash lump sum payment equal to all reasonable moving expenses incurred by Mr. Short to relocate his family and personal possessions to Bend, Oregon; and

•	a cash lump sum payment equal to the difference between (i) two times the sum of Mr. Short’s base salary and target bonus level for the year in which the termination occurs and (ii) an amount equal to the Short Severance Payment.

“Change of Control” is defined as the occurrence of any of the following events: (i) the consummation of a merger or consolidation of the Company with any other entity which results in the voting securities of the Company outstanding immediately prior thereto failing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (ii) the sale, mortgage, lease or other transfer in one or more transactions not in the ordinary course of business of assets or earning power constituting more than fifty percent (50%) of the assets or earning power of the Company and its subsidiaries (taken as a whole) to any such person or group of persons.

Jerry Dale Belt

Termination Without Cause, for Non-renewal of Employment Agreement, for Good Reason, or Death. In the event Mr. Belt’s employment is terminated (i) by us other than for Cause, (ii) because we elect to not renew his employment agreement at the end of its term, (iii) by Mr. Belt for Good Reason, or (iv) due to Mr. Belt’s death, Mr. Belt shall be entitled to a cash lump sum payment in an amount equal to the base salary that Mr. Belt would have been paid had he remained employed for the 180 day period following the date of his termination (the Belt Severance Payment).

“Cause” is defined as (i) a material breach of the terms of his employment agreement, which breach remains uncured for 30 days following written notice of breach, (ii) Mr. Belt has been grossly negligent or has engaged in material willful or gross misconduct in the performance of his duties, (iii) Mr. Belt has committed, as reasonably determined by our Board, or has been convicted by a court of law of fraud, moral turpitude, embezzlement, theft, or similar criminal conduct, or any felony, (iv) Mr. Belt habitually misuses alcohol, drugs, or any controlled substance, (v) Mr. Belt breaches his proprietary information agreement, or (vi) Mr. Belt fails to meet reasonable written standards established by us for performance of his duties under his employment agreement.

“Good Reason”, is defined as (i) any material breach by us of any provision of Mr. Belt’s employment agreement; (ii) a material reduction of Mr. Belt’s duties or responsibilities, or the assignment of duties or responsibilities to Mr. Belt that are not consistent or commensurate with his position as chief financial officer or (iii) any reduction of Mr. Belt’s base salary other than as part of a general reduction of the salaries of all or substantially all of our employees.
Termination in Connection With a Change of Control. In the event that Mr. Belt resigns or is terminated within 60 days before and 90 days after a Change of Control, Mr. Belt shall be entitled to:

•	a cash lump sum payment equal to the Belt Severance Payment;

•	his options to purchase a total of 12,500 shares of common stock, expiring June 15, 2020, shall immediately vest in full and remain exercisable for a period of 90 days following termination; and

•	a cash lump sum payment equal to the difference between (i) two times the sum of Mr. Belt’s base salary for the year in which the termination occurs and (ii) an amount equal to the Belt Severance Payment.

Director Compensation

Non-employee directors receive the following cash consideration for serving as directors and as members of committees of our Board of Directors:

	General Board Service	Executive Committee	Audit Committee	Nominating and Governance Committee	Compen-sation Committee	Nutra SA Management Committee Meeting
	($)	($)	($)	($)	($)	($)
General board service - all directors	40,000	-	-	-	-	-
Service as Chairman	25,000	-	-	-	-	-
Committee Assignments:
Committee Chair	-	15,000	10,000	7,000	7,000	-
Members	-	2,000	4,000	2,000	2,000	2,000
Meeting Attendance Fees:
Full Board:
In-person face-to-face	2,000	-	-	-	-	-
Telephonic	1,000	-	-	-	-	-

For 2012, the non-employee directors, except those who began service in the fourth quarter of 2012 (Messrs. Goldman and Schweitzer), agreed to accept stock options in lieu of cash for one half of their fees for general board service, service as chairman and committee assignments. The number of shares subject to the stock options issued in lieu of cash was determined by dividing the amount of fees owed by the fair value of an option on the date of issuance.

In addition to the fees reflected in the table above, non-employee directors receive a fee for attendance of management committee meetings of our Nutra SA subsidiary. The fee is $6,000 per meeting attended in Brazil and $2,000 per meeting attended in the United States.

If a director chairs the Board and the Executive Committee, the $15,000 Executive Committee chair fee is not paid.

We reimburse all directors for travel and other necessary business expenses incurred in the performance of director services and extend coverage to them under our directors’ and officers’ indemnity insurance policies. Under the 2010 Equity Incentive Plan, each non-employee director automatically receives an option to purchase 1,250 shares of common stock on January 1 of each year. If a director becomes a member of the Board after January 1 of a year, the director will receive a stock option to purchase a pro rata portion of the 1,250 shares based upon the months remaining in the year after the director was elected. On April 18, 2013, the Board increased the number of shares of common stock that each non-employee director automatically receives annually under the 2010 Equity Incentive Plan from 1,250 to 5,000 shares.

In connection with the increase in the automatic director grant, on April 18, 2013, the Board granted each of the non-employee directors a stock option to purchase up to 3,750 shares of common stock. Each option has an exercise price of $16.00 per share, vests in nine equal monthly installments ending December 31, 2013, and expires on April 18, 2023.

On April 18, 2013, the Board granted each of the directors then serving on the Strategic Committee a stock option to purchase up to 1,250 shares of common stock. Each option has an exercise price of $16.00 per share, vests in twelve equal monthly installments ending March 31, 2014 and expires on April 18, 2018. The members of the Strategic Committee receive no additional compensation for serving on the committee.

Director Compensation Table

The following director compensation table sets forth summary information concerning the compensation paid to our non-employee directors in 2012 who served on the Board during the year:

	Fees Earned or Paid in Cash	Option Awards	All Other Compen-sation		Total
Name	($) (1)	($) (2)	($)		($)
David Goldman	16,917	2,519	-		19,436
Baruch Halpern	33,000	40,764	-		73,764
Henk W. Hoogenkamp	25,750	38,501	157,461	(4)	221,712
Richard H. Koppes (3)	37,500	51,410	-		88,910
James C. Lintzenich (3)	37,208	49,527	79,020	(5)	165,755
Edward L. McMillan (3)	42,500	56,771	78,877	(5)	178,148
John J. Quinn (3)	37,250	49,074	-		86,324
Steven W. Saunders (3)	-	24,625	97,158	(5)	121,783
Robert C. Schweitzer	19,583	2,519	-		22,102

(1)	Amounts shown in this column reflect the annual aggregate dollar amount of all fees earned or paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees, and meeting fees. In addition, the amount shown for Mr. Lintzenich includes $7,000 for attendance at management committee meetings of our Nutra SA subsidiary and the related retainer.
(2)	The amount shown is the grant date fair value of each award, and the assumptions used to calculate the fair value are set forth in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for 2012. As of December 31, 2012, the directors named in the table held outstanding option awards to purchase the following number of shares of our common stock: David Goldman, 313 shares; Baruch Halpern, 1,996 shares; Henk W. Hoogenkamp, 1,545 shares; Richard H. Koppes, 3,179 shares; James C. Lintzenich, no shares; Edward L. McMillan, no shares; John J. Quinn, 5,756 shares; Steven W. Saunders, no shares; and Robert C. Schweitzer, 313 shares.
(3)	Messrs. Koppes, Lintzenich, McMillan, Quinn and Saunders resigned from the Board on June 18, 2013, November 9, 2012, November 7, 2012, December 2, 2012 and January 18, 2012, respectively.
(4)	The amount shown represents fees earned by Mr. Hoogenkamp under a consultant agreement. It includes the fair value of 5,000 shares of stock issued under the agreement as well as cash fees.
(5)	The amounts shown represent the fair value of 5,340, 5,635 and 4,049 shares of our common stock granted to Messrs. Lintzenich, McMillan, and Saunders, respectively, in exchange for the cancellation of options for the purchase of 8,057, 8,381 and 7,283 shares of our common stock, respectively.

RELATED PARTY TRANSACTIONS

As provided in our Audit Committee charter, our Audit Committee reviews and approves, unless otherwise approved by our Compensation Committee, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, director nominee, executive officer or holder of more than 5% of any class of our capital stock, or members of any such person’s immediate family, had or will have a direct or indirect material interest (each such transaction, a Related Party Transaction). Each Related Party Transaction has been approved by our Board, Audit Committee or Compensation Committee.

Other than compensation described above in “Management - Executive Compensation”, we believe that there have been no Related Party Transactions since January 1, 2011, other than those described below.

Transactions with Mr. Hoogenkamp

In 2011, Mr. Hoogenkamp, a director of the Company, performed consulting services for us under an independent contractor agreement dated April 30, 2008, as amended pursuant to a letter agreement dated September 18, 2009, and pursuant to a second amendment to independent contractor agreement dated December 4, 2010. Under the agreement, as amended, we agreed to pay Mr. Hoogenkamp a total of $90,000 as compensation for Mr. Hoogenkamp’s services in 2011. In addition, we issued Mr. Hoogenkamp 750 shares of our common stock which fully vested on December 31, 2011.

On June 30, 2011, we entered into a third amendment to independent contractor agreement with Mr. Hoogenkamp, which reduced the scope of Mr. Hoogenkamp’s consulting services and reduced his compensation during the period of July 1, 2011 through December 31, 2011. Mr. Hoogenkamp agreed to be paid $36,000 for his consulting services in 2011. In addition, we agreed to extend the exercise period for certain stock options issued to Mr. Hoogenkamp for the purchase of up to 2,200 shares of our common stock to June 30, 2015.

On September 8, 2011, Mr. Hoogenkamp agreed to accept 2,500 shares of our common stock in full satisfaction of $105,000 owed for services previously provided.

Effective January 1, 2012, under a one-year independent contractor consulting agreement, we issued Mr. Hoogenkamp 5,000 shares of our common stock, which vested in twelve equal monthly installments during 2012. On April 1, 2012, in connection with Mr. Hoogenkamp’s appointment to the Board, we terminated the independent contractor agreement and agreed to immediately vest all of the nonvested shares of common stock previously granted under the agreement. During 2011 and 2012, we paid Mr. Hoogenkamp $40,000 and $1,000, respectively, for fees owed under the independent contractor agreement.

In December 2012, we lowered the exercise price on options for the purchase of up to 2,500 shares to $16.00. The options had been granted to Mr. Hoogenkamp for services rendered prior to his appointment to the Board on April 1, 2012.

Transactions with Baruch Halpern

In January 2012, Baruch Halpern became a member of our board of directors. Mr. Halpern is a principal in Halpern Capital, Inc. (HC). Under a February 2011 financial advisor agreement we are obligated to pay HC success fees ranging from 2.5% to 5.0% of the consideration received from certain equity, convertible securities or debt transactions. We were also required to issue warrants to purchase shares of common stock that equal from 2.5% to 5.0% of the consideration received in those transactions, divided by either the market price of the common stock or the conversion price of the securities issued in the transaction. This agreement terminated April 1, 2012, however, we remained obligated to pay HC success fees and issue HC warrants on any transaction with an investor introduced by HC occurring though March 31, 2013.

We issued the transactional warrants listed in the table below under the terms of our financial advisor agreement with HC.

	At Issuance in 2012			As of November 18, 2013
Date of Warrants	Shares Underlying Warrant (#)	Exercise Price of Warrant at Issuance ($ Per Share)	Expiration Date of Warrant	Shares Underlying Warrant (#)	Exercise Price of Warrant ($ Per Share)	Expiration Date of Warrant
Jan. 17, 2012	1,250	30.00	Jan. 17, 2017	2,679	14.00	Jan. 17, 2017
Jan. 18, 2012	5,563	20.00	Jan. 18, 2017	7,946	14.00	Jan. 18, 2017
May 17, 2012	63	20.00	May 17, 2017	89	14.00	May 17, 2017
Jul. 31, 2012	2,411	14.00	Jul. 31, 2017	2,411	14.00	Jul. 31, 2017
Aug. 31, 2012	268	14.00	Aug. 31, 2017	268	14.00	Aug. 31, 2017

(1)	All of the transactional warrants contain full ratchet anti-dilution provisions and require the holders to provide us with at least 61 days notice prior to conversion or exercise to the extent the holder would have a beneficial ownership interest in our common stock in excess of 4.99% of our outstanding common stock immediately after conversion or exercise.
(2)	Effective July 31, 2012, the exercise prices on these transactional warrants were reduced under full ratchet anti-dilution provisions, to $14.00 per share and the number of underlying shares increased to equal the number of original underlying shares times the initial exercise price divided by $14.00 per share.

During the period from January 1, 2011, to the date of this filing, we issued several convertible notes to Mr. Halpern and to the Shoshanna Shapiro Halpern Revocable Trust, a trust beneficially owned by Mr. Halpern (the Trust). In connection with the issuance of the convertible notes, we also issued warrants to Mr. Halpern and the Trust. The transactions are summarized below.

Date of Note and Warrant		Principal Amount of Note ($)	Interest Rate on Note (%)	Conversion Rate on Note ($ Per Share)	Maturity Date of Note	Shares Underlying Warrant (#)	Exercise Price of Warrant ($ Per Share)	Expiration Date of Warrant	Cash We Received for Note and Warrant ($)
Feb. 14, 2011	(1)	500,000	8.5	50.00	Feb. 13, 2013	2,500	50.00	Feb. 13, 2015	500,000
June 29, 2011	(2)	739,052	10.0	42.00	June 30, 2014	3,650	46.00	Dec. 14, 2014	230,000
July 15, 2011	(2)	270,000	10.0	42.00	June 30, 2014	1,350	46.00	Dec.14, 2014	270,000
Aug. 31, 2011	(2)	730,000	10.0	42.00	June 30, 2014	3,650	46.00	June 30, 2015	730,000
Oct. 7, 2011	(3)	1,773,186	10.0	40.00	Oct. 7, 2014				-
Oct. 7, 2011	(3)	550,000	10.0	40.00	Oct. 7, 2014	11,616	44.00	June 30, 2015	550,000
Jan. 18, 2012	(4)	2,500,000	10.0	20.00	Jan. 18, 2015	125,000	24.00	Jan. 18, 2018	112,523
July 31, 2012		100,000	10.0	20.00	July 31, 2015	7,143	16.00	July 31, 2017	100,000

(1)	The convertible note and warrant issued to Mr. Halpern February 14, 2011, were cancelled in connection with the issuance of the June 29, 2011 and July 15, 2011, convertible notes and warrants to Mr. Halpern.
(2)	The convertible notes and warrants issued to Mr. Halpern June 29, 2011, July 15, 2011, and August 31, 2011, were cancelled in connection with the issuance of the October 7, 2011, convertible notes and warrants to the Trust.
(3)	The convertible notes and warrants issued to the Trust October 7, 2011, were cancelled in connection with the issuance of the January 18, 2012, convertible notes and warrants to the Trust.
(4)	The convertible note and warrant issued to the Trust January 18, 2012, were issued in exchange for $112,523 and cancellation of the convertible notes and related warrant held by the Trust, dated October 7, 2011.

As of the date of this filing the convertible notes and related warrants listed below remain outstanding:

Investor	Principal Amount of Note ($)	Interest Rate on Note (%)	Conversion Rate on Note ($ Per Share)	Maturity Date of Note	Shares Underlying Warrant (#)		Exercise Price of Warrant ($ Per Share)	Expiration Date of Warrant	Cash We Received for Convertible Notes and Warrants ($)
At Issuance in 2012
Issued Jan. 18, 2012	2,500,000	10.0	20.00	Jan. 18, 2015	125,000		24.00	Jan. 18, 2017	112,523
Issued July 31, 2012	100,000	10.0	14.00	Jul. 31, 2015	7,143		16.00	Jul. 31, 2017	100,000

As of August 31, 2013
Issued Jan. 18, 2012	2,500,000	10.0	14.00	Jul. 31, 2015	178,571	(1)	16.00	Jul. 31, 2017	NA
Issued July 31, 2012	100,000	10.0	14.00	Jul. 31, 2015	7,143		16.00	Jul. 31, 2017	NA

(1)	On July 31, 2012, the warrants issued to the Trust were amended such that the exercise price decreased to $16.00 and the number of shares of common stock underlying such warrants increased from 125,000 to 178,571. In addition, the term of the warrant was extended to July 31, 2017. Had the warrant not been amended, the exercise price would have been reduced to $14.00 per share under the anti-dilution provisions in the warrant.

The convertible notes and warrants listed above contain full ratchet anti-dilution provisions and require the holders to provide us with at least 61 days notice prior to conversion or exercise to the extent the holder would have a beneficial ownership interest in our common stock in excess of 4.99% of our outstanding common stock immediately after conversion or exercise. Interest on the convertible notes is payable monthly at an annual rate of 10%. We cannot prepay the notes. The holders of the notes may elect to receive shares of common stock in lieu of cash as payment of interest. The amount of shares issuable for the interest would be 120% of the accrued interest for a month divided by 80% of the 20 trading day volume weighted average price (VWAP) of our common stock as of the end of the applicable month. All unpaid interest and principal is due when the notes mature. The convertible notes are secured by a junior interest in substantially all of our assets, excluding our interest in our Nutra SA subsidiary.

In January 2012, we agreed to extend the expiration dates on certain warrants held by Mr. Halpern and his family, for the purchase of 25,833 shares of common stock at an exercise price of $20.00 per share from July 1, 2014 to January 18, 2017.

Effective April 1, 2013, we issued a promissory note in the principal amount of $50,000 to Mr. Halpern. The note bore interest at 10% and was repaid in full in June 2013.

Other transactions with Mr. Halpern, the Trust and HC are summarized in the table below (in thousands).

		Jan. 1, 2013 to the Date of this Filing	2012	2011
Success fees earned by HC under financial advisor agreement payable in cash		$-	$164	$26
Interest earned by Mr. Halpern and the Trust		218	243	225
Interest paid to Mr. Halpern and the Trust		72	242	7
Payments to HC relevant to HC's class 6 general unsecured creditor claim	(1)	-	256	754

(1)	HC had a class 6 general unsecured creditor claim as part of our payment obligations under an amended plan of reorganization. The claim represented payment for services rendered prior to our November 2009 bankruptcy petition filing.

Other Related Party Transactions

Mr. Short, chief executive officer and director of the Company, Zanesville Partners Fund, LLC, which is beneficially owned by Mr. Lintzenich, a former director of the Company, and the Edward L. McMillan Revocable Trust, which is beneficially owned by Mr. McMillan, a former director of the Company, invested in our convertible notes and related warrants. Their investments are summarized in the table below.

Investor	Principal Amount of Note and Cash We Received ($)	Interest Rate on Note (%)	Conversion Rate on Note ($ Per Share)	Maturity Date of Note	Shares Underlying Warrant (#)	Exercise Price of Warrant ($ Per Share)	Expiration Date of Warrant
At Issuance January 18, 2012
W. John Short	25,000	10.0	20.00	Jan. 18, 2015	1,250	24.00	Jan. 18, 2017
Zanesville Partners Fund, LLC	50,000	10.0	20.00	Jan. 18, 2015	2,500	24.00	Jan. 18, 2017
Edward L. McMillan Revocable Trust	25,000	10.0	20.00	Jan. 18, 2015	1,250	24.00	Jan. 18, 2017

At Issuance April 9, 2013
W. John Short	25,000	10.0	14.00	Jul. 31, 2015	1,786	16.00	Jul. 31, 2017

As of August 31, 2013
W. John Short	25,000	10.0	14.00	Jul. 31, 2015	1,786	16.00	Jul. 31, 2017
Zanesville Partners Fund, LLC	50,000	10.0	14.00	Jul. 31, 2015	4,286	14.00	Jul. 31, 2017
Edward L. McMillan Revocable Trust	25,000	10.0	14.00	Jul. 31, 2015	2,143	14.00	Jul. 31, 2017
W. John Short	25,000	10.0	14.00	Jul. 31, 2015	1,786	16.00	Jul. 31, 2017

The convertible notes and warrants listed above contain full ratchet anti-dilution provisions and require the holders to provide us with at least 61 days notice prior to conversion or exercise to the extent the holder would have a beneficial ownership interest in our common stock in excess of 4.99% of our outstanding common stock immediately after conversion or exercise. Interest on each convertible note is payable monthly at an annual rate of 10%. We cannot prepay the notes. The notes are secured by a junior interest in substantially all of our assets, excluding our interest in our Nutra SA subsidiary. During 2012, we paid to Mr. Short, Zanesville Partners Fund, LLC and Edward L. McMillan Revocable Trust, interest on the convertible notes of $2,391, $4,781 and $2,391, respectively. From January 1, 2013, through the date of this filing, we paid Mr. Short, Zanesville Partners Fund, LLC and Edward L. McMillan Revocable Trust, interest on the convertible notes of $425, $4,664 and $2,082, respectively.

On June 18, 2013, Mr. Short made a payment-in-kind election for interest accruing under the notes from February 2013 through June 2014. In connection with the election, we issued 83 shares of common stock to Mr. Short on June 18, 2013. We also issued a warrant with 234 underlying shares and we increased the shares underlying Mr. Short’s convertible notes by 234 shares as payment for interest accruing under the convertible notes from February 1, 2013, through the date of this filing. The warrant expires May 31, 2018, and has an exercise price of $16.00 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our common stock as of November 1, 2013, by (i) each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of that class or series of our stock, (ii) each of our directors and director nominees, (iii) each of the named executive officers, and (iv) all directors, director nominees and executive officers as a group.

The table is based on information provided to us or filed with the SEC by our directors, executive officers and principal shareholders. Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting and investment power with respect to shares. Shares of common stock issuable upon exercise or conversion of options, warrants or promissory notes that are currently exercisable or convertible or are exercisable or convertible within 60 days after November 1, 2013, are deemed outstanding for purposes of computing the percentage ownership of the person holding such securities, but are not deemed outstanding for computing the percentage of any other shareholder. Unless otherwise indicated, the address for each shareholder listed in the following table is c/o RiceBran Technologies, 6720 N. Scottsdale Rd, Suite # 390, Scottsdale, AZ 85253.

	Stock Beneficially Owned Prior to the Offerimg		Stock Beneficially Owned After the Offerimg
Name and Address of Beneficial Owner	Number	Percentage (1)	Number	Percentage (1)
W. John Short (2)	57,874	4.82%
David Goldman (3)	6,196	*
Baruch Halpern (4)	60,130	4.99%
Henk W. Hoogenkamp (5)	18,094	1.57%
Robert S. Kopriva (10)	-	*
Robert C. Schweitzer (6)	6,646	*
Peter A. Woog (10)	-	*
Jerry Dale Belt (7)	12,508	1.08%
Robert D. Smith, PhD (8)	2,500	*

All directors and executive officers as a group (9 persons) (9)	163,948	14.32%

(1)	Applicable percentage of ownership is based on 1,144,890 shares of our common stock outstanding as of November 1, 2013, together with (i) shares issuable upon exercise of options and warrants exercisable within 60 days of November 1, 2013, and (ii) shares issuable upon conversion of debt convertible within 60 days of the date of this prospectus.
(2)	Includes 1,250 shares held by the KAWJS Trust, 82 shares held by Mr. Short, 48,872 shares issuable upon exercise of options held by Mr. Short, 3,835 shares issuable upon exercise of warrants held by Mr. Short and 3,835 shares issuable upon conversion of promissory notes held by Mr. Short.
(3)	Includes 50 shares held by the David Goldman & Lois A Goldman TRS FBO GOLDMAN FAMILY TRUST UA 04/23/2004 and 6,146 shares issuable upon exercise of options held by Mr. Goldman.
(4)	Includes (i) 178,571 shares underlying a convertible promissory note and 178,571 shares underlying a warrant held by the Shoshana Shapiro Revocable Trust, (ii) 2,200 outstanding shares, 7,143 shares underlying a convertible promissory note and 18,206 shares subject to warrants held by Mr. Halpern, (iii) 1,750 outstanding shares and 34,619 shares underlying warrants held by the Baruch Halpern Revocable Trust and (iv) 6,891 shares issuable upon exercise of options held by Mr. Halpern. The convertible promissory notes and the warrants (Halpern Blocked Securities) are not exercisable or convertible into shares of our common stock to the extent such exercise or conversion would cause Mr. Halpern to beneficially own more than 4.99% of our outstanding common stock, unless the holders provide us with sixty one days’ prior written notice that the blockers should not apply. No such notice has been provided. Because of these blockers, the beneficial ownership described in the table above represents Mr. Halpern’s beneficial ownership of 4.99% of our common stock.
(5)	Includes 8,640 shares issuable upon exercise of options.
(6)	Includes 6,146 shares issuable upon exercise of options.
(7)	Includes 12,508 shares issuable upon exercise of options.
(8)	Includes 2,500 shares issuable upon exercise of options.

(9)	Includes 99,373 shares issuable upon exercise or conversion of options, warrants and promissory notes and 49,289 shares underlying the Halpern Blocked Securities.
(10)	Mr. Kopriva and Mr. Woog will be appointed directors upon the listing of our common stock and warrants issued in this offering on The NASDAQ Capital Market.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 6.0 million shares of common stock, no par value, and 20.0 million shares of Preferred Stock, no par value, of which 3,000,000 shares are designated Series A Preferred Stock, 25,000 shares are designated Series B preferred Stock, 25,000 shares are designated Series C Preferred Stock, 10,000 shares are designated Series D Preferred Stock and 2,743 shares are designated Series E Preferred Stock. As of November 18, 2013, there were 1,149,890 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to receive ratably dividends when, as, and if declared by our board of directors out of funds legally available therefor. Upon our liquidation, dissolution, or winding up, the holders of our common stock are entitled to receive ratably the net assets available after the payment of all debts and other liabilities and subject to the prior rights of our outstanding preferred shares, if any. However, there are no assurances that upon any such liquidation or dissolution, there will be any net assets to distribute to the holders of our common stock.

The holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our shareholders. Under certain circumstances, California law permits the holders of our common stock to cumulate their votes for the election of directors, in which case holders of less than a majority of the outstanding shares of our common stock could elect one or more of our directors. Holders of our common stock have no preemptive, subscription, or redemption rights. The outstanding shares of our common stock are fully paid and nonassessable. The rights and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of holders of shares of preferred stock that we may designate and issue in the future.

Preferred Stock

Our board of directors is authorized to issue preferred stock in one or more series and to fix the rights, preferences, privileges, qualifications, limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by our shareholders. Any preferred stock to be issued could rank prior to our common stock with respect to dividend rights and rights on liquidation. Our board of directors, without shareholder approval, may issue preferred stock with voting and conversion rights which could adversely affect the voting power of holders of our common stock and discourage, delay or prevent a change in control of the Company.

Warrants

As of November 18, 2013, warrants for the issuance of 719,128 shares of our common stock were outstanding, exercisable at a weighted average exercise price of $15.40 per share, exercisable through various dates expiring through July 18, 2018. Effective as of November 13, 2013, certain warrant holders agreed to exchange warrants to purchase 496,060 shares of common stock for 1,554,734 shares of our common stock contingent upon our raising of at least $7.0 million in this offering; however the shares will not be issued until after our next shareholder meeting, which must occur prior to July 1, 2014 and at which time we will request to increase our authorized shares of common stock, provided our shareholders approve such increase. Outstanding warrants to acquire 223,067 shares of our common stock, assuming an offering in excess of $7.0 million, include a price protection mechanism in which the exercise price of these warrants will automatically be lowered in the event we issue shares of our common stock for a price less than either $16.00 or $14.00 per share.

Warrants Issued in this Offering

The warrants issued in this offering entitle the registered holder to purchase 1 share of our common stock at a price equal to $___ per share, subject to adjustment as discussed below, at any time commencing upon consummation of this offering and terminating at 5:00 p.m., New York City time, on the fifth anniversary of the date of this prospectus.

The warrants will be issued in registered form under a warrant agreement between us and our warrant agent. The material provisions of the warrants are set forth herein but are only a summary and are qualified in their entirety by the provisions of the warrant agreement that has been filed as an exhibit to the registration statement of which this prospectus forms a part.

The exercise price and number of shares of common stock issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary dividend on or recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the public warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. Under the terms of the warrant agreement, we have agreed to use our best efforts to maintain the effectiveness of the registration statement and current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. During any period we fail to have maintained an effective registration statement covering the shares underlying the warrants, the warrant holder may exercise the warrants on a cashless basis. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

[We may redeem the outstanding warrants without the consent of any third party or the representatives of the underwriters:

•	in whole and not in part;

•	at a price of $0.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days prior written notice of redemption; and

•	if, and only if, the last sales price of our common stock equals or exceeds $ per share (subject to adjustment for splits, dividends, recapitalization and other similar events) for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption;

provided that on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, we have an effective registration statement covering shares of common stock issuable upon exercise of the warrants and a current prospectus relating to such common stock.]

No fractional shares of common stock will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number of shares of common stock to be issued to the warrant holder. If multiple warrants are exercised by the holder at the same time, we will aggregate the number of whole shares issuable upon exercise of all the warrants.

Representative’s Warrants

We have agreed to grant to Maxim Group LLC, the representative of the underwriters, warrants to purchase a number of shares equal to 5% of the total number of shares of common stock sold in this offering at a price equal to 125% of the price per share of the common stock sold in this offering. The warrants will contain a cashless exercise feature.

Transfer Agent and Warrant Agent

American Stock Transfer & Trust Company, New York, New York, serves as transfer agent for our common stock. American Stock Transfer & Trust Company will also act as the warrant agent for the warrants issued under this offering.

UNDERWRITING

We have entered into an underwriting agreement with Maxim Group LLC acting as the sole book-running manager and sole representative for the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of shares of common stock and warrants to purchase common stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriter	Number of Shares
Maxim Group LLC
Chardan Capital Markets, LLC
Dawson James Securities, Inc.

Total

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares and warrants offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares and warrants offered by this prospectus if any such shares and warrants are taken, other than those shares and warrants covered by the over-allotment option described below.

Over-Allotment Option

We have granted to the underwriters an option, exercisable no later than 45 calendar days after the date of the underwriting agreement to purchase up to __________ shares of common stock at a price, after the underwriting discount, of $__________ per share and/or warrants to purchase up to __________ shares of common stock at a price, after the underwriting discount, of $0.0094 per warrant from us to cover over-allotments. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with this offering. To the extent the option is exercised and the conditions of the underwriting agreement are satisfied, we will be obligated to sell to the underwriters, and the underwriters will be obligated to purchase, these additional shares of common stock and/or warrant to purchase common stock.

Commissions

We have agreed to pay the underwriters (i) a cash fee equal to eight percent of the aggregate gross proceeds raised in this offering and (ii) warrants to purchase that number of shares of our common stock equal to an aggregate of five percent (5%) of the shares of common stock sold in the offering (or _______ shares). Such underwriters’ warrants shall have an exercise price equal to $_______ per share, which is 125% of the public offering price, terminate five years after the effectiveness of the registration statement of which this prospectus forms a part, and otherwise have the same terms as the warrants sold in this offering except that (1) they will not be subject to redemption by the Company and (2) they will provide for unlimited “piggyback” registration rights with respect to the underlying shares during the two year period commencing six months after the effective date of this offering. Such underwriters’ warrants will be subject to FINRA Rule 5110(g)(1) in that, except as otherwise permitted by FINRA rules, for a period of 180 days following the effectiveness of the registration statement, of which this prospectus forms a part, the underwriters’ warrants shall not be (A) sold, transferred, assigned, pledged, or hypothecated, or (B) the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person.

The representative has advised us that the underwriters propose to offer the shares and warrants directly to the public at the public offering price set forth on the cover of this prospectus. In addition, the representative may offer some of the shares and warrants to other securities dealers at such price less a concession of up to $_________ per share. After the offering to the public, the offering price and other selling terms may be changed by the representative without changing the Company’s proceeds from the underwriters’ purchase of the shares and warrants.

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares and warrants. The underwriting commissions are equal to the public offering price per share less the amount per share the underwriters pay us for the shares and warrants.

	Per Share(1)	Total Without Over Allotment	Total With Over- Allotment
Public Offering price
Underwriting discounts and commissions
Proceeds, before expenses, to us

(1)	The fees shown do not include the warrant to purchase shares of common stock issuable to the underwriters at closing.

We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $__________, all of which are payable by us. In addition, the underwriters will receive commemorative lucite (or other reasonable form) memorabilia and bound books valued up to $1,500.

Lock-Up Agreements

We and each of our officers, directors, and certain existing stockholders aggregating at least ___% of our outstanding shares, have agreed, subject to certain exceptions, not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any shares of our common stock or other securities convertible into or exercisable or exchangeable for shares of our common stock for a period of twelve (12) months after the effective date of the registration statement of which this prospectus is a part without the prior written consent of Maxim Group LLC. The lock-up period may be reduced to six (6) months, with respect to 50% of the shares subject to the lock-up, if after the six (6) month anniversary of the closing of the offering (i) the price per share of our common stock is trading at least two times the offering price of our common stock sold under this offering, and (ii) Maxim Group LLC grants a waiver, which waiver will not be unreasonably withheld.

Maxim Group LLC may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may over-allot in connection with this offering by selling more shares and warrants than are set forth on the cover page of this prospectus. This creates a short position in our common stock for its own account. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares common stock or warrants over-allotted by the underwriters is not greater than the number of shares of common stock or warrants that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock or warrants involved is greater than the number of shares common stock or warrants in the over-allotment option. To close out a short position, the underwriters may elect to exercise all or part of the over-allotment option. The underwriters may also elect to stabilize the price of our common stock or reduce any short position by bidding for, and purchasing, common stock in the open market. Since the warrants will not be listed and are not expected to trade, the underwriters cannot purchase the warrants in the open market and, as a result, the underwriters cannot and will not enter into naked short positions.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, shares of our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on NASDAQ, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

•	a passive market maker may not effect transactions or display bids for our common stock in excess of the highest independent bid price by persons who are not passive market makers;

•	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and
•	passive market making bids must be identified as such.

Other Terms

Commencing on August 6, 2013 and for a period of 12 months thereafter, we have agreed to pay Maxim Group LLC a monthly advisory fee of $10,000.

In addition, we have agreed to reimburse the underwriters for all reasonable out-of-pocket expenses up to $100,000, including but not limited to reasonable legal fees, incurred by the underwriters in connection with the offering. Any expenses in excess of $10,000, excluding fees for legal counsel, shall be subject to the prior approval of the Company, which such approval shall not be unreasonably withheld. The Company shall reimburse the underwriters for all such expenses regardless of whether the offering is consummated.

The underwriters and their affiliates may in the future provide various investment banking and other financial services for us, for which they may receive, in the future, customary fees. On August 6, 2013, we entered into an engagement agreement with Maxim Group LLC to provide advisory services related to potential mergers and acquisitions of the Company.

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to the offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Electronic Distribution

A prospectus in electronic format may be made available on a website maintained by the representatives of the underwriters and may also be made available on a website maintained by other underwriters. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations. In connection with the offering, the underwriters or syndicate members may distribute prospectuses electronically. No forms of electronic prospectus other than prospectuses that are printable as Adobe® PDF will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares and warrants offered by this prospectus to accounts over which they exercise discretionary authority.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

LEGAL MATTERS

Weintraub Tobin Chediak Coleman Grodin Law Corporation will pass upon the validity of the securities offered hereby. Certain legal matters in connection with this offering will be passed upon for the underwriters by Ellenoff Grossman & Schole LLP.

EXPERTS

The consolidated financial statements as of and for the years ended December 31, 2012 and 2011 included in this prospectus and in this Registration Statement have been so included in reliance on the report of BDO USA, LLP, an independent registered public accounting firm (the report on the Consolidated Financial Statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), appearing elsewhere herein and in the Registration Statement, given upon the authority of said firm as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except as noted below, no expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the shares and warrants and its underlying securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee. Weintraub Partners LP, a partnership formed by certain shareholders at Weintraub Tobin Chediak Coleman Grodin Law Corporation owns: (i) 17,133 shares of our common stock, (ii) warrants to purchase up to 20,146 shares of our common stock at $14.00 per share, and (iii) convertible notes in the principle amount of $284,272. Upon us raising at least $7.0 million in this offering and having our common stock and the warrants sold in this offering be listed on The NASDAQ Capital Market, Weintraub Partners LP agreed to exchange its warrant for a warrant to purchase up to 54,745 shares of our common stock at $14.00 per share and to amend its note to reduce the interest rate from 10% to 5% and to eliminate the conversion feature.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission, Washington, D.C., 20549, under the Securities Act of 1933, a registration statement on Form S-1 relating to the securities offered hereby. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to our company and the securities we are offering by this prospectus you should refer to the registration statement, including the exhibits and schedules thereto. You may inspect a copy of the registration statement without charge at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission. The Securities and Exchange Commission's World Wide Web address is http://www.sec.gov.

We file periodic reports, proxy statements and other information with the Securities and Exchange Commission in accordance with requirements of the Exchange Act. These periodic reports, proxy statements and other information are available for inspection and copying at the regional offices, public reference facilities and Internet site of the Securities and Exchange Commission referred to above. In addition, you may request a copy of any of our periodic reports filed with the Securities and Exchange Commission at no cost, by writing or telephoning us at the following address:

Investor Relations

RiceBran Technologies
6720 N. Scottsdale Road, Suite 390
Scottsdale, Arizona 85253
(602) 522-3000

Information contained on our website is not a prospectus and does not constitute a part of this prospectus.

You should rely only on the information contained in or incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

INDEX TO FINANCIAL STATEMENTS
RICEBRAN TECHNOLOGIES CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Financial Statements
for the Three and Nine Months Ended September 30, 2013 and 2012 (unaudited)

Consolidated Financial Statements
for the Years Ended December 31, 2012 and 2011

RiceBran Technologies
Condensed Consolidated Balance Sheets
September 30, 2013 and December 31, 2012
(Unaudited) (in thousands, except share amounts)

	September 30,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$701	$1,040
Restricted cash	1,919	1,919
Accounts receivable, net of allowance for doubtful accounts of $436 and $518 (variable interest entity restricted $2,154 and $2,505)	3,112	3,487
Inventories	1,560	1,994
Deferred tax asset	405	234
Income and operating taxes recoverable	592	1,167
Deposits and other current assets	895	975
Total current assets	9,184	10,816
Property, net (variable interest entity restricted $5,231 and $5,757)	25,820	28,457
Goodwill	4,331	4,773
Intangible assets, net	1,690	2,575
Other long-term assets	801	385
Total assets	$41,826	$47,006

LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current liabilities:
Accounts payable	$4,569	$3,021
Accrued expenses	5,217	4,509
Current maturities of debt (variable interest entity nonrecourse $7,679 and $7,013)	9,422	8,003
Total current liabilities	19,208	15,533

Long-term liabilities:
Long-term debt, less current portion (variable interest entity nonrecourse $7,126 and $7,454 )	12,355	11,581
Deferred tax liability	93	1,674
Derivative warrant liabilities	6,508	4,520
Total liabilities	38,164	33,308

Commitments and contingencies

Temporary Equity:
Redeemable noncontrolling interest in Nutra SA	7,488	9,262
Redeemable common stock (30,593 shares outstanding)	398	-
Total temporary equity	7,886	9,262

Equity:
Equity (deficit) attributable to RiceBran Technologies shareholders:
Preferred stock, 20,000,000 shares authorized and none issued	-	-
Common stock, no par value, 6,000,000 and 2,500,000 shares authorized, 1,103,597, and 1,038,080 shares issued and outstanding	212,045	210,396
Accumulated deficit	(214,271)	(204,420)
Accumulated other comprehensive loss	(1,998)	(1,540)
Total equity (deficit) attributable to RiceBran Technologies shareholders	(4,224)	4,436
Total liabilities, temporary equity and equity	$41,826	$47,006

See Notes to Unaudited Condensed Consolidated Financial Statements

RiceBran Technologies
Condensed Consolidated Statements of Operations
Three and Nine Months Ended September 30, 2013 and 2012
(Unaudited) (in thousands, except share and per share amounts)

	Three Months		Nine Months
	2013	2012	2013	2012

Revenues	$8,725	$9,349	$26,822	$28,806
Cost of goods sold	7,955	7,473	23,808	23,426
Gross profit	770	1,876	3,014	5,380

Operating expenses:
Selling, general and administrative	2,949	2,864	8,210	9,567
Professional fees	485	366	1,215	1,353
Impairment of property	-	-	300	1,069
Total operating expenses	3,434	3,230	9,725	11,989

Loss from operations	(2,664)	(1,354)	(6,711)	(6,609)

Other income (expense):
Interest income	48	3	74	66
Interest expense	(1,084)	(498)	(2,879)	(1,303)
Foreign currency exchange, net	(58)	209	(346)	(573)
Change in fair value of derivative warrant and conversion liabilities	576	3,502	(1,918)	4,008
Loss on extinguishment	-	(1,955)	(526)	(4,941)
Financing expense	-	(640)	(564)	(2,184)
Other income	22	18	27	25
Other expense	(152)	(59)	(358)	(176)
Total other income (expense)	(648)	580	(6,490)	(5,078)

Loss before income taxes	(3,312)	(774)	(13,201)	(11,687)
Income tax benefit	636	194	1,717	1,105
Net loss	(2,676)	(580)	(11,484)	(10,582)
Net loss attributable to noncontrolling interest in Nutra SA	605	212	1,633	1,184
Net loss attributable to RiceBran Technologies shareholders	$(2,071)	$(368)	$(9,851)	$(9,398)

Loss per share attributable to RiceBran Technologies shareholders
Basic	$(1.83)	$(0.36)	$(9.10)	$(9.21)
Diluted	$(1.83)	$(0.36)	$(9.10)	$(9.21)

Weighted average number of shares outstanding
Basic	1,129,290	1,024,345	1,082,452	1,020,242
Diluted	1,129,290	1,024,345	1,082,452	1,020,242

See Notes to Unaudited Condensed Consolidated Financial Statements

RiceBran Technologies
Condensed Consolidated Statements of Comprehensive Loss
Three and Nine Months Ended September 30, 2013 and 2012
(Unaudited) (in thousands)

	Three Months		Nine Months
	2013	2012	2013	2012

Net loss	$(2,676)	$(580)	$(11,484)	$(10,582)

Other comprehensive income (loss) - foreign currency translation, net of tax	(89)	279	(901)	(958)
			.
Comprehensive loss, net of tax	(2,765)	(301)	(12,385)	(11,540)

Comprehensive loss attributable to noncontrolling interest, net of tax	648	75	2,074	1,653

Total comprehensive loss attributable to RiceBran Technologies shareholders	$(2,117)	$(226)	$(10,311)	$(9,887)

See Notes to Unaudited Condensed Consolidated Financial Statements

RiceBran Technologies
Condensed Consolidated Statements of Cash Flows
Nine Months Ended September 30, 2013 and 2012
(Unaudited) (in thousands)

	2013	2012
Cash flow from operating activities:
Net loss	$(11,484)	$(10,582)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,975	3,623
Provision for doubtful accounts receivable	49	313
Stock and share-based compensation	524	879
Change in fair value of derivative warrant and conversion liabilities	1,918	(4,008)
Loss on extinguishment	526	2,184
Financing expense	564	4,941
Impairment of property	300	1,069
Deferred tax benefit	(1,717)	(1,105)
Other	525	189
Changes in operating assets and liabilities:
Accounts receivable	(253)	(737)
Inventories	463	(159)
Accounts payable and accrued expenses	2,595	1,147
Pre-petition liabilities	-	(1,615)
Other	493	(39)
Net cash used in operating activities	(2,522)	(3,900)

Cash flows from investing activities:
Purchases of property	(2,301)	(5,824)
Proceeds from sale of property	847	276
Payment for license	(1,200)	-
Receipts on notes receivable	-	700
Restricted cash	-	200
Other	-	(24)
Net cash used in investing activities	(2,654)	(4,672)

Cash flows from financing activities:
Payments of debt	(12,288)	(9,010)
Proceeds from issuance of debt, net of issuance costs	15,163	11,607
Proceeds from issuance of convertible debt and related warrants	537	3,563
Proceeds from sale of membership interest in Nutra SA	300	-
Proceeds from sale of membership interest in RBT PRO	1,200	-
Net cash provided by financing activities	4,912	6,160

Effect of exchange rate changes on cash and cash equivalents	(75)	(67)
Net change in cash and cash equivalents	(339)	(2,479)
Cash and cash equivalents, beginning of period	1,040	3,329
Cash and cash equivalents, end of period	$701	$850

Supplemental disclosures:
Cash paid for interest	$1,785	$1,162
Cash paid for income taxes	-	-

See Notes to Unaudited Condensed Consolidated Financial Statements

RiceBran Technologies
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 1. BASIS OF PRESENTATION

In the opinion of management, the accompanying unaudited condensed consolidated financial statements of RiceBran Technologies and subsidiaries were prepared in accordance with accounting principles generally accepted in the United States of America (GAAP) and the rules and regulations of the Securities and Exchange Commission (SEC) for reporting on Form 10-Q; therefore, as permitted under these rules, certain footnotes and other financial information included in audited financial statements were condensed or omitted. The Interim Financial Statements contain all adjustments necessary to present fairly the interim results of operations, financial position and cash flows for the periods presented.

These interim financial statements should be read in conjunction with the consolidated financial statements and notes thereto in our Annual Report on Form 10-K for the year ended December 31, 2012. The report of our independent registered public accounting firm that accompanies the audited consolidated financial statements for the year ended December 31, 2012, included in that Annual Report on Form 10-K, contains a going concern explanatory paragraph in which our independent registered public accounting firm expressed substantial doubt about our ability to continue as a going concern. We have experienced significant losses and negative cash flows and have an accumulated deficit in excess of $200 million as of September 30, 2013. Further, although we are focusing on raising additional funds to operate our business, there can be no assurances that these efforts will prove successful.

The interim results reported in these condensed consolidated financial statements are not necessarily indicative of the results to be expected for the full fiscal year, or any other future period, and have been prepared assuming we will continue as a going concern based on the realization of assets and the satisfaction of liabilities in the normal course of business.

Certain reclassifications have been made to amounts reported for the prior year to achieve consistent presentation with the current year.

Recent Accounting Pronouncements

There are no recent accounting pronouncements that are applicable to us and adoption of which could potentially have a material impact on our consolidated financial statements.

NOTE 2. BUSINESS

We are a human food ingredient, nutritional supplement, and animal nutrition company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. We have proprietary and patented intellectual property that allows us to convert rice bran, one of the world’s most underutilized food sources, into a number of highly nutritious human food and animal nutrition products. Our target markets are human food and animal nutrition manufacturers and retailers, as well as natural food, functional food and nutraceutical supplement manufacturers and retailers, both domestically and internationally. We have developed a bio-refining approach to processing raw rice bran into various value added constituents such as stabilized rice bran (SRB), rice bran oil (RBO), defatted rice bran (DRB) and a variety of other valuable derivative products from each of these core products.

We have three reportable business segments: (i) USA, which manufactures and distributes SRB in various granulations along with other products derived from rice bran via proprietary and patented enzyme treatment processes; (ii) Brazil, which extracts crude RBO and DRB from rice bran, which are then further processed into a number of valuable human food and animal nutrition products; and (iii) Corporate, which includes includes corporate, administrative regulatory and compliance functions. No allocations of expense are made from the Corporate segment to the other segments. General corporate interest is not allocated.

The USA segment consists of two locations in California and two locations in Louisiana all of which can produce SRB. One of the two Louisiana SRB facilities, located in Lake Charles, has been idle since May 2009. The USA segment also includes our Dillon, Montana Stage II facility which produces RiSolubles (a highly nutritious, carbohydrate and lipid rich fraction of SRB), RiFiber (a fiber rich derivative of SRB) and RiBalance (a complete rice bran nutritional package derived from further processing SRB). The manufacturing facilities included in our USA segment have proprietary and patented processing equipment and technology for the stabilization and further processing of rice bran into finished products. Approximately 55% of USA segment revenue was from sales of human food products and 45% was from sales of animal nutrition products.

RiceBran Technologies
Notes to Condensed Consolidated Financial Statements (Unaudited)

The Brazil segment consists of the consolidated operations of Nutra SA, LLC, whose only operating subsidiary is Industria Riograndens De Oleos Vegetais Ltda. (Irgovel), located in Pelotas, Brazil. Irgovel manufactures RBO and DRB products for both the human and animal food markets in Brazil and internationally. In refining RBO to an edible grade, several co-products are obtained. One such product is distilled fatty acids, a valuable raw material for the detergent industry. DRB is sold in bulk as animal feed and compounded with a number of other ingredients to produce complex animal nutrition products which are packaged and sold under Irgovel brands in the Brazilian market. Approximately 40% of Brazil segment product revenue was from sales of RBO products and 60% was from sales of DRB products.

NOTE 3. LIQUIDITY AND MANAGEMENT’S PLAN

We continue to experience losses and negative cash flows from operations which raises substantial doubt about our ability to continue as a going concern. We currently have insufficient funds to support our operations and service our debt in the near term and have inadequate financing arrangements in place at this time. Although we believe that we will be able to obtain the funds necessary to operate our business, there can be no assurances that our efforts will prove successful. We engaged Maxim Group LLC to assist us with fundsraising, filed a preliminary prospectus on Form S-1 dated September 30, 2013, applied to Nasdaq to list our stock on that exchange and we are pursuing an equity raise. The accompanying consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

In the ongoing effort to achieve profitability, significant emphasis will be placed on growing revenues. The growth of revenues is expected to include the following:

•	growth in existing markets for stabilized rice bran (SRB), rice bran oil (RBO) and defatted rice bran (DRB);
•	expanding our product offerings and improving existing products;
•	aligning with, or acquiring, strategic partners who can provide channels for additional sales of our products; and
•	implementing price increases.

We may also monetize certain assets which could result in additional impairment of asset values. Asset monetization may include some or all of the following:

•	sale of certain facilities;
•	sale of an interest in one or more subsidiaries; or
•	sale of surplus equipment.

NOTE 4. LOSS PER SHARE (EPS)

Basic EPS is computed by dividing net income (loss) attributable to RiceBran Technologies shareholders by the weighted average number of common shares outstanding during all periods presented. Shares underlying options, warrants and convertible debt are excluded from the basic EPS calculation but are considered in calculating diluted EPS.

Diluted EPS is computed by dividing the net income (loss) attributable to RiceBran Technologies shareholders by the weighted average number of shares outstanding during the period increased by the number of additional shares that would have been outstanding if the impact of assumed exercises and conversions is dilutive. The dilutive effect of outstanding options and warrants is calculated using the treasury stock method. The dilutive effect of outstanding convertible debt is calculated using the if-converted method.

RiceBran Technologies
Notes to Condensed Consolidated Financial Statements (Unaudited)

Below are reconciliations of the numerators and denominators in the EPS computations for the three and nine months ended September 30, 2013 and 2012.

	Three Months		Nine Months
	2013	2012	2013	2012
NUMERATOR (in thousands):
Basic and diluted - net loss attributable to RiceBran Technologies shareholders	$(2,071)	$(368)	$(9,851)	$(9,398)

DENOMINATOR:
Basic EPS - weighted average number of shares outstanding	1,129,290	1,024,345	1,082,452	1,020,242
Effect of dilutive securities outstanding	-	-	-	-
Diluted EPS - weighted average number of shares outstanding	1,129,290	1,024,345	1,082,452	1,020,242

Number of shares of common stock which could be purchased with weighted average outstanding securities not included in diluted EPS because effect would be antidilutive-
Stock options (average exercise price for the three and nine months ended September 30, 2013, of $24.00 and $28.00)	181,584	192,353	179,912	195,236
Warrants (average exercise price for the three and nine months ended September 30, 2013, of $16.00 and $20.00)	716,917	1,003,127	751,653	713,414
Convertible debt (average conversion price for the three and nine months ended September 30, 2013, of $14.00)	438,754	416,805	452,184	287,368

The impact of potentially dilutive securities outstanding at September 30, 2013 and 2012, was not included in the calculation of diluted EPS in 2013 and 2012 because to do so would be antidilutive. Those securities listed in the table above which were antidilutive in 2013 and 2012, which remain outstanding, could potentially dilute EPS in the future.

NOTE 5. REDEEMABLE NONCONTROLLING INTEREST IN NUTRA SA

We hold a variable interest which relates to our equity interest in Nutra SA, LLC (Nutra SA). We are the primary beneficiary of Nutra SA, and as such, Nutra SA’s assets, liabilities and results of operations are included in our consolidated financial statements. The other equity holders’ interests are reflected in net loss attributable to noncontrolling interest in Nutra SA, in the consolidated statements of operations, and redeemable noncontrolling interest in Nutra SA, in the consolidated balance sheets. Our variable interest in Nutra SA is our Brazil segment. A summary of the carrying amounts of Nutra SA balances included in our consolidated balance sheets follows (in thousands).

	September 30,	December 31,
	2013	2012
Cash and cash equivalents	$478	$562
Other current assets (restricted $2,154 and $2,505)	4,370	5,675
Property, net (restricted $5,231 and $5,757)	18,319	19,690
Goodwill and intangibles, net	5,185	6,215
Other noncurrent assets	24	54
Total assets	$28,376	$32,196

Current liabilities	$6,007	$5,141
Current portion of long-term debt (nonrecourse)	7,679	7,013
Long-term debt, less current portion (nonrecourse)	7,126	7,454
Other noncurrent liabilities	93	1,871
Total liabilities	$20,905	$21,479

Nutra SA’s debt is secured by its accounts receivable and property. Our parent company and our non-Brazilian subsidiaries do not guarantee any of Nutra SA’s debt.

RiceBran Technologies
Notes to Condensed Consolidated Financial Statements (Unaudited)

A summary of changes in redeemable noncontrolling interest for the three and nine months ended September 30, 2013 and 2012, follows (in thousands).

	Three Months		Nine Months Ended
	2013	2012	2013	2012
Redeemable noncontrolling interest in Nutra SA, beginning of period	$7,836	$8,340	$9,262	$9,918
Investors' interest in net loss of Nutra SA	(605)	(212)	(1,633)	(1,184)
Investors' interest in other comprehensive loss of Nutra SA	(43)	137	(441)	(469)
Investors' purchase of additional units of Nutra SA	300	-	300	-
Redeemable noncontrolling interest in Nutra SA, end of period	$7,488	$8,265	$7,488	$8,265

In December 2010, we entered into a membership interest purchase agreement (MIPA) with AF Bran Holdings-NL LLC and AF Bran Holdings LLC (Investors). The Investors’ interest was 49.0% in all periods presented, until September 2013, when it increased to 49.7% as a result of the Investors’ contribution of an additional $0.3 million to Nutra SA. In October 2013, we transferred an additional $0.3 million in cash to Nutra SA and in November 2013, the Investors contributed $0.9 million for additional units of Nutra SA, and the Investor’s interest decreased to 49.1%. The Investors’ share of Nutra SA’s net income (loss) increases (decreases) redeemable noncontrolling interest.

Redeemable noncontrolling interest in Nutra SA is recorded in temporary equity, above the equity section and after liabilities on our consolidated balance sheets, because the Investors have the right to force a sale of Nutra SA assets in the future (see Drag Along Rights described below). We have assessed the likelihood of the Investors exercising these rights as less than probable at September 30, 2013. We will continue to evaluate the probability of the Investors exercising their Drag Along Rights each reporting period. We will begin to accrete the redeemable noncontrolling interest up to fair value if and when it is probable the Investors will exercise these rights.

We are restricted from competing with Nutra SA and Irgovel in Brazil as further described in the MIPA.

Under the limited liability company agreement for Nutra SA (LLC agreement), as amended, any units held by the Investors beginning January 1, 2014, accrue a yield at 4% (the Yield). Commencing with the first quarter of 2014, Nutra SA must make distributions to the Investors quarterly in the amount equal to the previously accrued and unpaid Yield plus any additional distributions owed to the Investors. Until March 31, 2014, or if at any time Nutra SA is past due on its obligations to pay the Investors the Yield, all amounts due to us for management fees or for shared employees as provided under the LLC Agreement shall be tolled and remain unpaid until all past due amounts, if any, owed to the Investors have been paid in full.

Following the payment of the Yield, Nutra SA must distribute all distributable cash (as defined in the LLC Agreement) to the members on March 31 of each year as follows: (i) first, to the Investors in an amount equal to a multiplier (Preference Multiple) times the Investors’ capital contributions, less the aggregate amount of distributions paid to the Investors, (ii) second, to us in an amount equal to two times the capital contributions made by us, less the aggregate amount of distributions paid to us; and (iii) third, to us and the Investors in proportion to our respective membership interests. The Preference Multiple is currently 2.3.

Under an October 2013 amendment of investment agreements, in November 2013, the Investors contributed an additional $0.9 million for units in Nutra SA and have the right to invest additional funds before December 31, 2013. We also agreed to pay to Nutra SA ninety percent of any funds received (when and if received) from our restricted cash (see the Commitment and Contingencies note), with no resulting change in our Nutra SA voting rights. The Preference Multiple may change as of December 31, 2013, to an amount dependent on fundings made by us (including from restricted cash) and the Investors in November and December 2013. If the we fail to purchase at least $3.0 million of units between November 1 and December 31, 2013, an event of default will be automatically declared January 1, 2014, and the Preference Multiple will increase to 2.5 . If at any time after November 1, 2013, our contributions for additional Nutra SA units between November 1 and December 31, 2013, plus funds contributed to Nutra SA from restricted cash, exceed the total of the Investor’s fourth quarter 2013 contributions by more than $4.0 million, the Preference Multiple will be reduced to 2.0.

In the second and third quarters of 2013, we transferred $0.7 million and $0.1 million in cash to Nutra SA. In exchange, title was returned to us for certain equipment contributed to Nutra SA in December 2012 with an historical cost of $0.2 million.

RiceBran Technologies
Notes to Condensed Consolidated Financial Statements (Unaudited)

Under the LLC agreement, the business of Nutra SA is to be conducted by the manager, currently our CEO, subject to the oversight of the management committee. The management committee is comprised of three of our representatives and two Investor representatives. Upon an event of default or a qualifying event, we will no longer control the management committee and the management committee will include three Investor representatives and two of our representatives. In addition, following an event of default or a qualifying event, a majority of the members of the management committee may replace the manager of Nutra SA.

As of September 30, 2013, there have been no events of default. Events of default, as defined in the MIPA and the October 2013 amendment of investment agreements, are:
•	A Nutra SA business plan deviation, defined as the occurrence, for 2014, of a 20% unfavorable variation in two out of three of the following: (i) revenue, (ii) earnings before interest, taxes, depreciation and amortization (EBITDA) or (iii) debt,
•	A Nutra SA EBITDA default, which is defined as the failure to achieve 85% of planned EBITDA for three consecutive quarters,
•	A material problem, which is defined as a material problem in a facility (unrelated to changes in law, weather, etc.) likely to cause a Nutra SA business plan deviation or Nutra SA EBITDA default, which results in damages not at least 80% covered by insurance proceeds,
•	Failure of Irgovel to meet minimum quarterly processing targets beginning in the second quarter of 2014, or
•	Failure of Irgovel to achieve EBITDA of at least $4.0 million in any year after 2014.

As of September 30, 2013, there have been no qualifying events. The LLC agreement defines a qualifying event as any event prior to September 16, 2014, which results, or will result, in (i) a person or group of persons exercising the right to appoint members to our board of directors holding one third or more of the votes of all board members, (ii) the sale, exchange, pledge or use as guarantee of one half or more of our ownership interest in Nutra SA to a third party or (iii) the bankruptcy of RiceBran Technologies or Nutra SA.

The Investors have certain rights, summarized below, under an investor rights agreement and the LLC agreement, as further defined in the agreements.
•	Conversion Rights – The Investors may exchange units in Nutra SA for equity interests in our subsidiaries. After any exchange, the Investors would possess the same rights and obligations with respect to the securities of our subsidiaries, as they have in Nutra SA.
•	Global Holding Company (GHC) Roll-Up – If we form an entity, GHC, to hold our Brazil segment assets, the Investors may exchange units in Nutra SA for equity interests in GHC. The investors may exercise this right after the second anniversary of the formation of GHC or, if an event of default has occurred, after the GHC formation date. The appraised fair value of the Investors’ interest in Nutra SA would be used to determine the amount of ownership interest the Investors would receive in GHC.
•	RiceBran Technologies Roll-Up – The Investors may exchange units in Nutra SA for our common stock.. This right is available upon the earlier of January 2014 or upon an event of default. We may elect to postpone our obligation to complete the roll-up to January 2015 if the roll-up would result in over 25% of our common stock being owned by the Investors. The appraised fair value of the Investors’ interest in Nutra SA and the market price of our stock would be used to determine the amount of ownership interest the Investors would receive.
•	Drag Along Rights – The Investors have the right to force the sale of all Nutra SA assets after the earlier of January 1, 2015 or upon the failure to process a certain level of rice bran in the second and third quarters of 2014. The right terminates upon the occurrence of certain events (a $50 million Nutra SA initial public offering or a change of control, as defined). We may elect to exercise a right of first refusal to purchase the Investors’ interest instead of proceeding to a sale.

In evaluating whether we are the primary beneficiary of Nutra SA, we considered the matters which could be put to a vote of the members. Until there is an event of default or a qualifying event, the Investors’ rights and abilities, individually or in the aggregate, do not allow them to substantively participate in the operations of Nutra SA. The Investors do not currently have the ability to dissolve Nutra SA or otherwise force the sale of all its assets. They do have such rights in the future (Drag Along Rights as described above). We will continue to evaluate our ability to control Nutra SA each reporting period.

Cash provided by operations in our Brazil segment is generally unavailable for distribution to our Corporate and USA segments pursuant to the terms of the LLC agreement.

RiceBran Technologies
Notes to Condensed Consolidated Financial Statements (Unaudited)

NOTE 6. INVENTORIES

Inventories are composed of the following (in thousands):

	September 30,	December 31,
	2013	2012
Finished goods	$1,096	$1,146
Work in process	61	330
Raw materials	170	255
Packaging supplies	233	263
Total inventories	$1,560	$1,994

NOTE 7. PROPERTY

Property consisted of the following (in thousands):

	September 30,	December 31,
	2013	2012
Land	$389	$403
Furniture and fixtures	357	358
Plant	14,964	14,362
Computer and software	1,452	1,407
Leasehold improvements	200	189
Machinery and equipment	15,298	15,053
Construction in progress	7,098	9,118
Property	39,758	40,890
Less accumulated depreciation	13,938	12,433
Property, net	$25,820	$28,457

Included in accounts payable at September 30, 2013, is $0.6 million related to amounts payable for capital expansion project additions.

NOTE 8. EQUITY METHOD INVESTMENT

In 2011, we entered into an agreement with a partner with the goal of developing technology to extract and concentrate protein from rice bran. In March 2013, the agreement was mutually terminated under terms whereby we each received (i) the right to separately develop, modify and improve the jointly developed technology owned by the partner and (ii) a nonexclusive, royalty free, perpetual license to that technology (License). We paid the partner $1.2 million as a lump sum in April 2013.

RBT PRO, LLC (RBT PRO) was a wholly owned subsidiary whose only asset was the License acquired in March 2013. In April 2013, we entered into a series of agreements with various affiliates of Wilmar International Limited (collectively Wilmar). In connection therewith, we sold a 50% membership interest in RBT PRO to Wilmar for $1.2 million. RBT PRO granted an exclusive, royalty free, perpetual sublicense of the License to Wilmar for use throughout China and to us for use worldwide, excluding China.

We also entered into a cross license agreement with Wilmar. We agreed to license to Wilmar all of our intellectual property with respect to processing of rice bran and its derivatives for use in China. Wilmar agreed to license to us (i) its intellectual property with respect to processing of rice bran, and its derivatives, based on the intellectual property licensed to Wilmar under the License for use worldwide, excluding China and (ii) its other intellectual property with respect to processing of rice bran, and its derivatives, for use worldwide, excluding certain countries in Asia.

RiceBran Technologies
Notes to Condensed Consolidated Financial Statements (Unaudited)

Under the agreements, we obtained the right to purchase 45% of the capital stock of any entity Wilmar establishes to develop new products relating to rice bran or its derivative, as defined in the agreement, using the intellectual property licensed to Wilmar. If we decline the right to purchase 45% of the capital stock of any such new entity, we have the option to purchase 25% of the entity within two years of the entity’s formation. The exercise price for the option will equal 25% of the capital investment made in the entity, plus interest, as defined in the agreement.

There was no gain or loss recognized on these transactions because we entered the agreement with the partner in contemplation of the agreements with Wilmar. Our investment in RBT PRO is zero as of September 30, 2013 and RBT PRO has had no net income or loss since inception.

NOTE 9. DEBT

The following table summarizes current and long-term portions of debt (in thousands).

	September 30,	December 31,
	2013	2012
Corporate segment:
Senior convertible revolving note, net	$1,608	$-
Senior convertible debentures, net	96	1,048
Subordinated convertible notes, net	5,230	4,041
Other	38	28
	6,972	5,117
Brazil segment:
Capital expansion loans	5,021	5,555
Equipment financing	210	201
Working capital lines of credit	3,767	2,227
Advances on export letters of credit	3,189	3,953
Special tax programs	2,618	2,531
	14,805	14,467
Total debt	21,777	19,584
Current portion	9,422	8,003
Long-term portion	$12,355	$11,581

Corporate Segment

As of September 30, 2013, our convertible debt consists of the following components (in thousands):

	Senior		Subordinated
	Convertible	Senior	Convertible Notes
	Revolving	Convertible	Halpern	Other
	Note	Debentures	Entities	Investors	Total
Principal outstanding	$1,558	$97	$2,600	$3,419	$7,674
Discount	(41)	(3)	(470)	(3,419)	(3,933)
Derivative conversion liabilities	91	2	1,267	1,833	3,193
Debt	$1,608	$96	$3,397	$1,833	$6,934

Debt - current portion	$1,608	$96	$-	$-	$1,704
Debt - long-term portion	-	-	3,397	1,833	5,230

RiceBran Technologies
Notes to Condensed Consolidated Financial Statements (Unaudited)

Senior Convertible Revolving Note

Under a revolving credit facility with TCA Global Credit Master Fund, LP (TCA), effective May 2013, as amended July 2013 and October 2013, we may borrow up to $8 million, based on the amount of eligible accounts receivable we provide to secure the repayment of the amounts borrowed. We expect the amount of our eligible receivables will limit our ability to borrow under this facility, such that our outstanding borrowings at any time are less than approximately $2.8 million. Borrowings under the agreement are evidenced by a revolving note which accrues interest at the rate of 12% per year and is due in January 2014. We owe TCA various other fees under the agreement that are expected to average approximately 7% of average borrowings per year.

USA segment accounts receivable collections are required to be directed to a TCA owned account. Collections TCA receives, in excess of amounts due for interest and fees and mandatory minimum cumulative repayments are treated as additional repayments and reduce amounts outstanding. There are minimum repayments beginning in January 2014 and the note must be repaid in full by November 2014. Minimum cumulative repayments are $0.6 million as of March 2014, $1.3 million as of June 2014 and $2.2 million as of September 2014. Until cumulative repayments equal the required minimum, TCA may withhold 20% of collections. We may request, on a weekly basis, that TCA advance us any amounts collected in excess of amounts (i) due for interest and fees and (ii) required to meet the minimum cumulative repayments. During the second and third quarters of 2013, amounts outstanding under the agreement averaged $0.5 million and $1.5 million.

In May 2013, we borrowed $1.4 million under the TCA revolving note (first tranche). The proceeds net of cash expenses totaled $1.2 million and were used to (i) pay down $0.4 million of debt, (ii) fund a $0.5 million investment in Nutra SA and (iii) for general corporate purposes. In addition to cash expenses, we issued TCA 10,593 shares of our common stock with a market value of $0.2 million at issuance. We also issued warrants to investment bankers with a fair value of $0.1 million for the purchase of 6,000 shares of common stock, exercisable at $0.08 per share, through May 2018. The total $0.5 million costs incurred with the first tranche closing, consisting of $0.3 million of cash expenses and the $0.2 million fair value of the common stock and warrants were recorded as debt issuance costs in other long-term assets and are being amortized to interest expense over the term of the note.

In July 2013, we borrowed an additional $0.6 million under the TCA revolving note (second tranche). The net proceeds of $0.6 million were used to make a $0.1 million investment in Nutra SA and for general corporate purposes. In addition to cash expenses, we issued TCA 20,000 shares of our common stock with a market value of $0.2 million at issuance. We issued warrants to investment bankers with a fair value of less than $0.1 million for the purchase of 2,571 shares of common stock, exercisable at $16.00 per share through July 2018. The total $0.3 million costs incurred with the second tranche closing, consisting of $0.1 million of cash expenses and the $0.1 million fair value of the common stock and warrants were recorded as debt issuance costs in other long-term assets and are being amortized to interest expense over the remaining term of the note.

In October 2013, we borrowed an additional $0.8 million under the TCA revolving note (third tranche). The net proceeds of $0.7 million were used to make a $0.3 million investment in Nutra SA and for general corporate purposes. In addition to cash expenses, we issued TCA 6,667 shares of our common stock with a market value of $0.1 million at issuance. We issued warrants to investment bankers with a fair value of less than $0.1 million for the purchase of 3,429 shares of common stock, exercisable at $16.00 per share through October 2018. The total $0.1 million costs incurred with the third tranche closing, consisting of $0.1 million of cash expenses and the $0.1 million fair value of the common stock and warrants were recorded as debt issuance costs in other long-term assets in the third quarter of 2013 and are also being amortized to interest expense over the remaining term of the note.

We have guaranteed that TCA will realize a minimum of $0.5 million when shares of our common stock issued in connection with the three tranches are sold and, as a result of the amendment in October 2013, we must redeem the shares for a cash amount equal to the minimum in monthly installments beginning in January 2014 and ending in October 2014. As of September 30, 2013, the 30,593 shares of common stock issued to TCA in connection with the first and second tranches, are recorded in temporary equity at $0.4 million, the fair value of the shares at issuance, which exceeds the redemption value of the shares at September 30, 2013. The 6,667 shares of common stock issued to TCA in October 2013, will also be carried in temporary equity at the greater of their fair value at issuance or their current redemption value, until the redemption feature lapses.

RiceBran Technologies
Notes to Condensed Consolidated Financial Statements (Unaudited)

Upon an event of default, as defined in the agreement, TCA has the right to voluntarily convert all or any portion of the outstanding principal, interest and other amounts due under the agreement into shares of our common stock at a conversion price equal to 85% of the lowest daily volume weighted average price during the five trading days immediately prior to the conversion date. Because the conversion feature could require us to issue an indeterminate number of shares for settlement, the conversion feature is a derivative liability, classified as debt on our balance sheets. If TCA voluntarily converts, we have guaranteed that TCA will realize a minimum per share, when shares of our common stock issued in connection with the conversion are sold, equal to the volume weighted average price of our common stock during the five trading days immediately prior to the conversion date. As a result of the $0.1 million conversion liability associated with the first tranche and second tranches, we recorded debt discounts at issuance totaling $0.1 million which are amortizing to interest expense over the term of the revolving note. At September 30, 2013, the conversion liability on the revolving note was $0.1 million.

During the term of the agreement, the Corporate and USA segments may not without TCA’s consent or approval, among other things, (i) enter into new debt (ii) make any new investments, except capital expenditures less than $0.3 million per year, (iii) issue or redeem stock, (iv) declare or pay dividends or make other distributions to shareholders, and (v) make loans and distributions of assets to any persons, including affiliates.

In connection with the TCA transaction, our factoring agreement was cancelled and we paid the $0.1 million outstanding balance on the agreement in the second quarter of 2013.

Senior Convertible Debentures

In the first and second quarter of 2013, the holder of the debentures converted $0.1 million and $0.3 million of the outstanding principal into 7,000 shares and 21,429 shares of our common stock, at a conversion price of $14.00. We recognized, for each conversion, a loss on extinguishment of $0.1 million, representing the difference between the market values of the shares of common stock issued and the $0.1 million and $0.4 million carrying amounts of the debt (including the related derivative conversion liability), on the date of conversion.

Under a May 2013 amendment to the senior convertible debenture, we agreed to (i) prepay $0.3 million of the of the outstanding principal and (ii) issue 18,571 shares of common stock to the holder, and the holder agreed to share its senior interest in its collateral pari passu with TCA. The remaining $0.2 million principal is payable in equal monthly installments from July 2013 through December 2013. Prior to the amendment, principal was due in equal monthly installments from June 2013 to January 2014. We expensed the $0.3 million fair value of the shares issued in connection with the amendment and the $0.01 million cash amendment fees as loss on extinguishment.

Subordinated Convertible Notes

In the second quarter of 2013, we issued subordinated convertible notes and related warrants, which are described in the chart below.

Issuance	Principal Amount of Notes (in thousands)	Creditor's Debt Conversion Right	Stated Annual Interest Rate on Debt	Maturity Date of Debt	Number of Shares Under Warrant	Exercise Price of Warrant	Expiration Date of Warrant

Subordinated Convertible Notes and Warrants	$538	Convertible immediately at $14.00 per share	10%	July 2015 or July 2016	38,400	Exercisable immediately at $16.00 per share	July 2017 or May 2018

The convertible debt and warrants listed in the table above contain full ratchet antidilution provisions and require the holders to provide us with 61 day notice prior to conversion or exercise if the holder would have a beneficial ownership interest in excess of 4.99% immediately after conversion or exercise. The $0.5 million of proceeds from issuance of the convertible notes and related warrants was used for repayment of debt and for general corporate purposes.

RiceBran Technologies
Notes to Condensed Consolidated Financial Statements (Unaudited)

With regard to the issuances of convertible notes and related warrants listed in the table above, the total of (i) the $0.5 million fair value of the conversion features issued, (ii) the $0.5 million fair value of the liability warrants issued and (iii) the $0.1 million fair value of our common stock issued, exceeded the $0.5 million proceeds from these issuances, therefore we recorded financing costs of $0.6 million in the second quarter of 2013. The initial debt discounts recorded for the convertible notes equaled the principal amount of the notes at issuance. Because the fair value at issuance of the conversion features and warrants exceeded the proceeds from these issuances, in each case, under the effective interest method, this will result in the debt discount being expensed when the principal of the note matures or is redeemed, in proportion to the principal reduction.

In May 2013, we entered into agreements to allow each holder of existing subordinated convertible notes and warrants to invest in additional notes and related warrants and which provided that each holder making an additional investment (i) receive 0.0125 shares of our common stock for each dollar invested and (ii) agree to extend the maturity date for all of their notes to July 2016. Further, each holder of outstanding convertible notes could elect (PIK Election), in lieu of receiving cash interest payments otherwise payable though June 2014 on their existing convertible notes to receive (i) an increase in the number of shares of common stock underlying their notes (ii) an equity warrant to purchase shares of our common stock and (ii) 0.0125 shares of our common stock for each dollar of interest otherwise payable through June 2014. Holders making an additional investment were deemed under the agreement to have made a PIK Election.

One holder made an additional investment in a subordinated convertible note and related warrant of $0.4 million in May 2013 (included in the issuances discussed two paragraphs above), and, as a result, (i) the maturity date on the holder’s outstanding convertible notes in the principal amount of $1.1 million was extended from July 2015 to July 2016 and (ii) we issued 5,000 shares of common stock to the holder. No gain or loss was recognized as a result of the extension of the maturity date of the existing notes as the terms were not substantially different.

Other holders of convertible notes in the principal amount of $0.3 million made the PIK Election, without making an additional investment.

As a consequence of the PIK Elections, in the second quarter of 2013, we issued 3,026 shares of common stock with a fair value of $0.2 million. In lieu of paying certain interest, we (i) increased the shares of common stock underlying the holders’ convertible notes and (ii) issued the holders warrants (PIK warrants) at an exercise price of $16.00 per share, and a May 2018 expiration, as described in the table below:

Issuance	Second Quarter of 2013	Third Quarter of 2013
Increase in Shares of Common Stock Underlying PIK Warrant	4,346	3,263
Increase in Shares of Common Stock Underlying Notes	4,346	3,263
Increase in Note Principle Under PIK Election	$60,842	$45,688

The PIK warrants issued after we entered into the TCA debt agreement are carried as derivative liabilities because the TCA debt is convertible into an indeterminate number of shares in the event of a default. Those warrants had a value of less than $0.1 million as of September 30, 2013. Other PIK warrants were recorded in equity at their grant date fair value (less than $0.1 million). We recognized a loss on extinguishment for the difference between the fair value of the consideration issued and the accrued interest as of the date of the PIK election. Changes in fair value from increases in the shares of common stock underlying the PIK warrants and underlying the related convertible notes, related to the PIK Elections are recorded as interest expense.

Other Notes

In the second quarter of 2013, we also issued to Mr. Halpern a promissory note in the principal amount of $0.1 million, which was paid in full later in the quarter.

Brazil Segment

All Brazil segment debt is denominated in the Brazilian Real (R$), except advances on export letters of credit which are denominated in U.S. Dollars.

RiceBran Technologies
Notes to Condensed Consolidated Financial Statements (Unaudited)

In the first quarter of 2013, Irgovel received R$2.0 million ($1.0 million at the first quarter exchange rate) under a working capital line of credit agreement. The lending bank withheld R$1.0 million ($0.5 million) of the amount borrowed in a bank account, until the second quarter of 2013, when Irgovel had sufficient accounts receivable in its borrowing base to withdraw the funds. The working capital line is payable in monthly installments through September 2015 and bears interest at 17.0% per year.

In the third quarter of 2013, Irgovel converted R$1.6 million of payroll taxes payable into a debt agreement, payable in monthly installments through June 2018 and bears interest at 12.0% per year.

NOTE 10. PRE-PETITION LIABILITIES

On November 10, 2009, we filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Arizona in the proceeding entitled In re: NutraCea, Case No. 2:09-bk-28817-CGC. None of our subsidiaries were included in the bankruptcy filing. Creditors voted overwhelmingly in favor of an amended plan of reorganization which called for the payment in full of all allowed claims, and the plan became effective on November 30, 2010. In January 2012, we made our final $1.6 million distribution to the general unsecured creditors.

NOTE 11. EMPLOYEE BONUS PLAN

In 2010, our board of directors approved a cash incentive bonus plan. As of November 12, 2013, the plan, as amended, provides for payment of $0.6 million to employees, still employed at the time of payment, when (i) we are cash flow positive, defined by our board as earnings before interest, taxes, depreciation, amortization and certain non-cash charges, and (ii) cash is available for the payment as determined by our board at its sole discretion. In 2013, our board of directors approved an executive bonus plan which provides for payments of $0.3 million to employees, still employed at the time of payment, when cash is available for the payment as determined by our board at its sole discretion. Because the consolidated operating cash flow and cash availability conditions were not met as of September 30, 2013, and December 31, 2012, our board of directors has not approved payments and no accruals have been recorded for these bonuses.

NOTE 12. COMMITMENTS AND CONTINGENCIES

In addition to the matters discussed below, from time to time we are involved in litigation incidental to the conduct of our business. When applicable, we record accruals for contingencies when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. While the outcome of lawsuits and other proceedings against us cannot be predicted with certainty, in the opinion of management, individually or in the aggregate, no such lawsuits are expected to have a material effect on our financial position or results of operations. Defense costs are expensed as incurred and are included in professional fees.

Purchase Commitments

As of September 30, 2013, future capital expenditures on the Brazil segment capital expansion project are expected to total R$2.5 million ($1.1 million at the September 30, 2013 exchange rate) of which R$1.3 million ($0.6 million) was included in accounts payable as of September 30, 2013. We have a firm commitment and are obligated under contract for R$1.0 million ($0.4 million) of the future capital expenditures as of September 30, 2013.

Litigation

Irgovel Purchase

On August 28, 2008, former Irgovel stockholder David Resyng filed an indemnification suit against Irgovel, Osmar Brito and the remaining former Irgovel stockholders (Sellers), requesting: (i) the freezing of the escrow account maintained in connection with the transfer of Irgovel’s corporate control to us and the presentation of all documentation related to the transaction, and (ii) damages in the amount of the difference between (a) the sum received by David Resyng in connection with the judicial settlement agreement executed in the action for the partial dissolution of the limited liability company filed by David Resyng against Irgovel and the Sellers and (b) the amount received by the Sellers in connection with the sale of Irgovel’s corporate control to us, in addition to moral damages as determined in the court’s discretion. The amount of damage claimed by Mr. Resyng is approximately $3 million.

RiceBran Technologies
Notes to Condensed Consolidated Financial Statements (Unaudited)

We believe that the filing of the above lawsuit is a fundamental default of the obligations undertaken by the Sellers under the Quotas Purchase Agreement for the transfer of Irgovel’s corporate control, executed by and among the Sellers and us on January 31, 2008 (Purchase Agreement). Consequently, we believe that the responsibility for any indemnity, costs and expenses incurred or that may come to be incurred by Irgovel and/or us in connection with the above lawsuit is the sole responsibility of the Sellers.

On February 6, 2009, the Sellers filed a collection lawsuit against us seeking payment of the second installment of the purchase price under the Purchase Agreement, which the Sellers allege is approximately $1.0 million. We have withheld payment of the second installment pending resolution of the Resyng lawsuit noted above. Our parent company has not been served with any formal notices in regard to this matter. To date, only Irgovel has received formal legal notice. In addition, the Purchase Agreement requires that all disputes between us and the Sellers be adjudicated through arbitration. As part of the Purchase Agreement, $2.0 million was deposited into an escrow account to cover contingencies with the net remaining funds payable to the Sellers upon resolution of all contingencies. We believe any payout due to the lawsuit will be made out of the escrow account. As of September 30, 2013 and December 31, 2012, the balance in the escrow account was $1.9 million and is included in restricted cash in our balance sheets. There is an escrow liability related to the lawsuit in accrued expenses on our balance sheets as of September 30, 2013 and December 31, 2012, totaling $1.3 million and $1.4 million. When the escrow account was funded, we established an accrued liability equal to the amount of the escrow for contingencies and the net balance due to the Sellers under the terms of the Purchase Agreement. As of September 30, 2013, $0.7 million of pre-acquisition contingencies have either been paid or specifically identified and accrued, leaving a balance of $1.4 million to settle any remaining contingencies. We believe that there is no additional material exposure as any amounts determined to be owed as a result of the above noted litigation and contingencies will be covered by the escrow account. We agreed to pay ninety percent of any funds received from the escrow account to Nutra SA, with no resulting change in our Nutra SA voting rights.

Diabco Life Sciences, LLC

In January 2012, we filed a complaint in the Superior Court of California, Sacramento County, seeking damages arising out of Diabco Life Sciences, LLC’s (Diabco) breach of a 2008 promissory note in the principal amount of $0.5 million. A one-day court trial took place in August 2013, at which time Diabco stipulated that total damages through July 2013, including interest and late fees, amounted to $0.9 million. In September 2013, the court issued its tentative statement of decision indicating that judgment will be entered in our favor in the amount of $0.9 million as of July 2013, plus interest. We are awaiting the court’s final statement of decision at which time judgment will be entered thereon. We have not yet been able to assess the likelihood of realization of any judgment, if or when it is entered, and have no receivable from Diabco recorded in the accompanying financial statements.

NOTE 13. EQUITY, SHARE-BASED COMPENSATION AND LIABILITY WARRANTS

On October 28, 2013, our board of directors approved a 1 for 200 reverse split of our common stock. We began trading on a post split basis on November 18, 2013. All share and per share information has been retrospectively adjusted for all prior periods presented giving retroactive effect to the reverse stock split. Such adjustments include calculations of our weighted averages number of shares outstanding and loss per share, as well as disclosures regarding our share-based compensation and convertible debt.

A summary of equity activity for the nine months ended September 30, 2013, (in thousands, except share data) follows.

	Common Stock		Accumulated	Accumulated Other Comprehensive	Total
	Shares	Amount	Deficit	Loss	Equity
Balance, December 31, 2012	1,038,080	$210,396	$(204,420)	$(1,540)	$4,436
Share-based compensation, options	-	380	-	-	380
Conversion of senior subordinated debenture	28,429	500	-	-	500
Common stock issued for fees and services	37,088	613	-	-	613
Warrants issued for fees and services	-	156	-	-	156
Foreign currency translation	-	-	-	(458)	(458)
Net loss	-	-	(9,851)	-	(9,851)
Balance September 30, 2013	1,103,597	$212,045	$(214,271)	$(1,998)	$(4,224)

RiceBran Technologies
Notes to Condensed Consolidated Financial Statements (Unaudited)

In June 2013, our shareholders approved an increase in the number of our authorized shares of common stock from 2,500,000 to 6,000,000.

A summary of stock option and warrant activity for the nine months ended September 30, 2013, follows.

	Options			Equity and Liability Warrants
	Shares Under Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Shares Under Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding, December 31, 2012	169,254	$32.00	6.3	806,769	$24.00	3.5
Granted (1)	37,500	16.00		54,581	16.00
Impact of anti-dilution clauses	-	-		2,082	NA
Exercised	-	-		-	-
Forfeited, expired or cancelled	(27,551)	54.00		(146,106)	66.00
Outstanding, September 30, 2013	179,203	$24.40	6.4	717,326	$16.00	3.6
Exercisable, September 30, 2013	144,887	$26.00	5.9	717,326	$16.00	3.6

(1)	Includes adjustments to shares underlying PIK warrants.

Options

In April 2013, our board increased the number of shares of common stock that each non-employee director automatically receives annually each January 1 under our 2010 Equity Incentive Plan from 1,250 to 5,000 shares. In connection with the increase in the automatic director grant, in April 2013, our board granted each of our five non-employee directors a stock option to purchase up to 3,750 shares of common stock. Each option has an exercise price of $16.00 per share, vests in nine equal monthly installments ending December 31, 2013, and expires in April 2023. In January 2013, we issued each of those five non-employee directors an option for the purchase of up to 1,250 shares of common stock under the non-employee director automatic grant provision. Each option has an exercise price of $16.00 per share, vests in twelve equal monthly installments ending December 2013, and expires in January 2023.

In April 2013, the Board granted each of the two directors serving on the Strategic Committee and consulting special counsel a stock option to purchase up to 1,250 shares of common stock. Each option has an exercise price of $16.00 per share, vests in twelve equal monthly installments ending in March 2014 and expires in April 2018.

Warrants

We have outstanding warrants classified as equity (equity warrants) and as derivative warrant liability (liability warrants). We have certain warrant agreements in effect for outstanding liability warrants that contain antidilution clauses. Under the antidilution clauses, in the event of equity issuances, we may be required to lower the exercise price on liability warrants and increase the number of shares underlying liability warrants. Equity issuances may include issuances of our common stock, certain awards of options to employees, and issuances of warrants and/or other convertible instruments below a certain exercise price.

The April 2013 issuances of convertible debt and related warrants triggered the antidilution clauses in certain warrants and, as a result, we lowered the exercise price and increased the number of underlying shares on those liability warrants in April 2013. The affected warrants subsequently expired later in April 2013 with 146,106 underlying shares.

RiceBran Technologies
Notes to Condensed Consolidated Financial Statements (Unaudited)

The following table summarizes information related to outstanding warrants:

		As of September 30, 2013			As of December 31, 2012
Range of Exercise Prices	Type of Warrant	Shares Under Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Shares Under Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
$14.00-$16.00	Liability (1)	695,390	$16.00	3.6	656,990	$15.29	4.2
$16.00	Liability (2)	4,005	16.00	4.8	-	-	-
$16.00	Equity	12,176	16.00	4.7	-	-	-
$46.00	Equity	3,029	46.00	3.2	3,029	46.00	3.9
$66.00	Liability (1)	-	-	-	144,023	66.00	0.3
$138.00	Equity	2,727	138.00	0.1	2,727	138.00	0.8
		717,327	$16.00	3.6	806,769	$24.88	3.5

(1)	The warrant contain full ratchet anti-dilution provisions.
(2)	The warrants are classified as liability warrants because an indeterminate number of shares are issuable under the TCA debt agreement.

NOTE 14. SEGMENT INFORMATION

The tables below present segment information for the periods identified and provide reconciliations of segment information to total consolidated information (in thousands).

Three Months Ended September 30, 2013	Corporate	USA	Brazil	Consolidated
Revenues	$-	$3,065	$5,660	$8,725
Cost of goods sold	-	2,332	5,623	7,955
Gross profit	-	733	37	770
Depreciation and amortization (in selling, general and administrative)	(6)	(119)	(177)	(302)
Other operating expense	(1,292)	(622)	(1,218)	(3,132)
Loss from operations	$(1,298)	$(8)	$(1,358)	$(2,664)

Net loss attributable to RiceBran Technologies shareholders	$(1,433)	$(8)	$(630)	$(2,071)
Interest expense	666	-	418	1,084
Depreciation (in cost of goods sold)	-	207	468	675
Purchases of property	6	19	1,026	1,051

Nine Months Ended September 30, 2013	Corporate	USA	Brazil	Consolidated
Revenues	$-	$9,099	$17,723	$26,822
Cost of goods sold	-	6,895	16,913	23,808
Gross profit	-	2,204	810	3,014
Depreciation and amortization (in selling, general and administrative)	(17)	(358)	(576)	(951)
Other operating expense	(3,627)	(1,743)	(3,404)	(8,774)
Loss from operations	$(3,644)	$103	$(3,170)	$(6,711)

Net income (loss) attributable to RiceBran Technologies shareholders	$(8,255)	$103	$(1,699)	$(9,851)
Interest expense	1,541	-	1,338	2,879
Depreciation (in cost of goods sold)	-	665	1,359	2,024
Purchases of property	12	147	2,142	2,301

RiceBran Technologies
Notes to Condensed Consolidated Financial Statements (Unaudited)

Three Months Ended September 30, 2012	Corporate	USA	Brazil	Consolidated
Revenues	$-	$3,065	$6,284	$9,349
Cost of goods sold	-	2,184	5,289	7,473
Gross profit	-	881	995	1,876
Depreciation and amortization (in selling, general and administrative)	(175)	(145)	(201)	(521)
Intersegment fees	57	-	(57)	-
Impairment of property	-	-	-	-
Other operating expense	(836)	(662)	(1,211)	(2,709)
Loss from operations	$(954)	$74	$(474)	$(1,354)

Net income (loss) attributable to RiceBran Technologies shareholders	$(220)	$73	$(221)	$(368)
Interest expense	173	-	325	498
Depreciation (in cost of goods sold)	-	179	399	578
Purchases of property	-	6	2,025	2,031

Nine Months Ended September 30, 2012	Corporate	USA	Brazil	Consolidated
Revenues	$-	$9,629	$19,177	$28,806
Cost of goods sold	-	6,737	16,689	23,426
Gross profit	-	2,892	2,488	5,380
Depreciation and amortization (in selling, general and administrative)	(246)	(784)	(661)	(1,691)
Intersegment fees	169	-	(169)	-
Impairment of property	-	(1,069)	-	(1,069)
Other operating expense	(3,559)	(1,959)	(3,711)	(9,229)
Loss from operations	$(3,636)	$(920)	$(2,053)	$(6,609)

Net loss attributable to RiceBran Technologies shareholders	$(7,229)	$(937)	$(1,232)	$(9,398)
Interest expense	494	17	792	1,303
Depreciation (in cost of goods sold)	-	714	1,218	1,932
Purchases of property	-	72	5,752	5,824

The tables below present segment information for selected balance sheet accounts (in thousands).

	Corporate	USA	Brazil	Consolidated
As of September 30, 2013
Inventories	$-	$885	$675	$1,560
Property, net	59	7,442	18,319	25,820
Goodwill	-	-	4,331	4,331
Intangible assets, net	-	836	854	1,690
Total assets	3,328	10,122	28,376	41,826

As of December 31, 2012
Inventories	-	764	1,230	1,994
Property, net	36	8,731	19,690	28,457
Goodwill	-	-	4,773	4,773
Intangible assets, net	-	1,133	1,442	2,575
Total assets	3,201	11,609	32,196	47,006

All changes in goodwill between December 31, 2012 and September 30, 2013, relate to foreign currency translation. Corporate segment total assets include cash, restricted cash, property and other assets.

RiceBran Technologies
Notes to Condensed Consolidated Financial Statements (Unaudited)

The following table presents revenue by geographic area for the three and nine months ended September 30, 2013 and 2012 (in thousands).

	Three Months		Nine Months
	2013	2012	2013	2012
United States	$3,052	$2,685	$9,714	$8,501
Brazil	4,048	4,626	13,845	14,397
Other international	1,625	2,038	3,263	5,908
Total revenues	$8,725	$9,349	$26,822	$28,806

NOTE 15. FAIR VALUE MEASUREMENT

The fair value of cash and cash equivalents, accounts and other receivables and accounts payable approximates their carrying value due to their shorter maturities. As of September 30, 2013, the fair value of our USA segment debt is approximately $2.6 million higher than the carrying value of that debt, based on current market rates for similar debt with similar maturities. The fair value of our Brazil segment debt approximates the carrying value of that debt based on the current market rates for similar debt with similar maturities.

Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Certain assets and liabilities are presented in the financial statements at fair value. Assets and liabilities measured at fair value on a recurring basis include derivative warrant and conversion liabilities. Assets and liabilities measured at fair value on a non-recurring basis may include property.

We assess the inputs used to measure fair value using a three-tier hierarchy based on the extent to which inputs used in measuring fair value are observable in the market:

●	Level 1 – inputs include quoted prices for identical instruments and are the most observable.
●	Level 2 – inputs include quoted prices for similar assets and observable inputs such as interest rates, currency exchange rates and yield curves.
●	Level 3 – inputs are not observable in the market and include management’s judgments about the assumptions market participants would use in pricing the asset or liability.

For instruments measured using Level 3 inputs, a reconciliation of the beginning and ending balances is disclosed.

The following tables summarize the fair values by input hierarchy of items measured at fair value on a recurring basis on our consolidated balance sheets (in thousands):

		Level 1	Level 2	Level 3	Total
September 30, 2013
Derivative warrant liabilities	(1)	$-	$-	$(6,508)	$(6,508)
Derivative conversion liabilities	(2)	-	-	(3,193)	(3,193)
Total liabilities at fair value		$-	$-	$(9,701)	$(9,701)

December 31, 2012
Derivative warrant liabilities	(1)	$-	$-	$(4,520)	$(4,520)
Derivative conversion liabilities	(2)	-	-	(2,199)	(2,199)
Total liabilities at fair value		$-	$-	$(6,719)	$(6,719)

(1)	These warrants are valued using the lattice model each reporting period and the resultant change in fair value is recorded in the statements of operations. The lattice model requires us to assess the probability of future issuance of equity instruments at a price lower than the current exercise price of the warrants. The risk-free interest rate is determined by reference to the treasury yield curve rate of instruments with the same term as the warrant. Additional assumptions that were used to calculate fair value follow.

RiceBran Technologies
Notes to Condensed Consolidated Financial Statements (Unaudited)

	September 30, 2013	December 31, 2012
Risk-free interest rate	0.0% - 1.4%	0.1% - 0.7%
	(1.0% weighted average)	(0.6% weighted average)
Expected volatility	90%	93%

(2)	These conversion liabilities are valued using a lattice model each reporting period and the resultant change in fair value is recorded in the statements of operations. The lattice model requires us to assess the probability of future issuance of equity instruments at a price lower than the current conversion price of the debt. The risk-free interest rate is determined by reference to the treasury yield curve rate of instruments with the same term as the underlying debt. Additional assumptions that were used to calculate fair value follow.

	September 30, 2013	December 31, 2012
Risk-free interest rate	0.0-0.6%	0.2-0.3%
	(0.4% weighted average)	(0.3% weighted average)
Expected volatility	90%	93%

The following tables summarize the changes in level 3 items measured at fair value on a recurring basis (in thousands):

	Fair Value as of Beginning of Period	Total Realized and Unrealized Gains (Losses)	Issuance of New Instruments	Net Transfers (Into) Out of Level 3		Fair Value, at End of Period	Change in Unrealized Gains (Losses) on Instruments Still Held
		(1)
Nine Months Ended September 30, 2013
Derivative warrant liability	$(4,520)	$(1,413)	$(575)	$-		$(6,508)	$(1,413)
Derivative conversion liability	(2,199)	(505)	(588)	99	(2)	(3,193)	(896)
Total Level 3 fair value	$(6,719)	$(1,918)	$(1,163)	$99		$(9,701)	$(2,309)

Nine Months Ended September 30, 2012
Derivative warrant liability	$(1,296)	$1,142	$(6,983)	$711	(2)	$(6,426)	$1,414
Derivative conversion liability	-	2,866	(4,466)	(105)		(1,705)	2,866
Total Level 3 fair value	$(1,296)	$4,008	$(11,449)	$606		$(8,131)	$4,280

(1)	Included in change in fair value of derivative warrant and conversion liabilities in our consolidated statements of operations.
(2)	Represents transfers to equity as a result of the exercise of a warrant in 2012 and conversion of debt in 2013.

RiceBran Technologies
Notes to Condensed Consolidated Financial Statements (Unaudited)

The following tables summarize the fair values by input hierarchy of items measured at fair value in our balance sheets on a nonrecurring basis (in thousands).

						2013
		As of September 30, 2013				Impairment
		Level 1	Level 2	Level 3	Total	Losses
						(1)
Property, net	(1)	$-	$-	$394	$394	$300
Property, net		$-	$-	$394	$394	$300

						2012
		As of December 31, 2012				Impairment
		Level 1	Level 2	Level 3	Total	Losses
						(1)
Property, net	(1)	$-	$-	$1,058	$1,058	$1,069
Property, net		$-	$-	$1,058	$1,058	$1,069

(1)	Machinery and equipment not currently in use was evaluated for impairment and as a result was written down to estimated fair value in the first quarter of 2013 and the second quarter of 2012. Fair value is an estimate of net realizable value comprised of an estimate of proceeds from sale, based on an internal evaluation of market conditions, less estimated costs to sell. The estimate of net realizable value is subject to change.

NOTE 16. RELATED PARTY TRANSACTIONS

Transactions with Director Baruch Halpern

In January 2012, Baruch Halpern became a member of our board of directors. Mr. Halpern is the principal in Halpern Capital, Inc. (HC). Under a February 2011 financial advisor agreement, we were obligated to pay HC success fees ranging from 2.5% to 5.0% of the consideration received from certain equity, convertible securities or debt transactions. We were also required to issue warrants to purchase shares of common stock that equaled from 2.5% to 5.0% of the consideration received in those transactions, divided by either the market price of the common stock or the conversion price of the securities issued in the transaction. This agreement terminated April 1, 2012, however we remained obligated to pay HC success fees and issue HC warrants on any transaction with an investor introduced by HC though March 31, 2013.

During the three months ended March 31, 2012, in connection with the January 2012 issuances of the subordinated convertible notes and senior convertible note, and related warrants, HC received $0.1 million in cash fees under the financial advisor agreement. Mr. Halpern also received warrants exercisable for 3,563 shares of our common stock at $20.00 per share and warrants exercisable for 750 shares of our common stock at $30.00 per share, which were owed to HC under the financial advisor agreement. During the three months ended March 31, 2013, HC received no success fees or transaction warrants.

In January 2012, we agreed to extend the expiration dates on certain liability warrants, held by Mr. Halpern and his family, for the purchase of 25,833 shares of common stock at an exercise price of $20.00 per share from July 2014 to January 2017. The resulting $0.1 million change in the fair value of the warrants increased other income (expense).

Mr. Halpern held as of September 30, 2013 and December 31, 2012, $2.6 million of subordinated convertible notes. During the three and nine months ended September 30, 2013, we accrued $0.1 million and $0.2 million of interest on the convertible notes beneficially owned by Mr. Halpern and paid $0.1 million and $0.1 million of interest. During the three and nine months ended September 30, 2012, we accrued $0.1 million and $0.2 million of interest on the convertible notes beneficially owned by Mr. Halpern and paid $0.1 million and $0.2 million of interest. During the three and nine months ended September 30, 2012, we received $0.1 million of cash in connection with issuances of convertible debt and related warrants to entities beneficially owned by Mr. Halpern. We made no convertible note principal payments in any period presented.

In April 2013, we issued a promissory note in the principal amount of $0.1 million to Mr. Halpern. The note bore interest at 10% and was repaid in full in May 2013.

RiceBran Technologies
Notes to Condensed Consolidated Financial Statements (Unaudited)

During the three months ended March 31, 2012, we paid HC $0.4 million relevant to HC’s class 6 general unsecured creditor claim as part of our payment obligations under the Amended Plan of Reorganization. The claim represented payment for services rendered prior to the November 2009 bankruptcy petition filing.

Other Transactions with Directors and Officer

W. John Short, CEO and director, invested $50 thousand in the January 2012 subordinated convertible notes and related warrants and $25 thousand in the April 2013 subordinated convertible notes and related warrants. During the three and nine months ended September 30, 2013, we paid less than $1 thousand of interest on the convertible notes and during the nine months ended September 30, 2012, we paid $2 thousand of interest. In June 2013, Mr. Short made a PIK Election for interest accruing under the notes from February 2013 through June 2014. In connection with the election, we issued to Mr. Short 82 shares of common stock and a PIK warrant, currently with 204 underlying shares of common stock, and we increased the shares underlying Mr. Short’s convertible notes by 204 shares as payment for interest accruing under the convertible notes from February 2013 through September 2013.

NOTE 17. H&N ACQUISITION

In September 2013, we entered into an agreement to purchase all of the outstanding capital stock of H&N Distribution, Inc. (H&N), H&N blends and manufactures functional foods and also distributes food ingredients and products. We agreed to pay $2.0 million in cash and issue between 187,500 and 237,500 shares of our common stock. The number of shares issued will depend on H&N’s adjusted earnings before interest, taxes, depreciation and amortization, as defined in the agreement. Closing of the transaction must occur no later than March 31, 2014, and is subject to certain conditions including, but not limited to, the results of our due diligence and a successful equity fund raising of at least $7.5 million. We also entered into an employment agreement with the chief executive officer of H&N which will be effective upon closing of the acquisition and terminate December 31, 2018. Under the employment agreement the founder will receive an annual base salary of $0.2 million and be eligible for a bonus of up to $0.3 million per year.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders
RiceBran Technologies
Scottsdale, Arizona

We have audited the accompanying consolidated balance sheets of RiceBran Technologies (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive loss, changes in equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company at December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, the Company has suffered recurring losses from operations resulting in an accumulated deficit of $204.4 million at December 31, 2012. Although the Company emerged from bankruptcy in November 2010, there continues to be substantial doubt about its ability to continue as a going concern. Management’s plans in regard to this matter are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ BDO USA, LLP

Phoenix, Arizona
April 1, 2013, except for the reverse stock split disclosed in Note 11 which is as of November 18, 2013

RiceBran Technologies
Consolidated Balance Sheets
December 31, 2012 and 2011
(in thousands, except share amounts)

	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$1,040	$3,329
Restricted cash	1,919	2,118
Accounts receivable, net of allowance for doubtful accounts of $518 and $323 (variable interest entity restricted $2,505 at December 31, 2012)	3,487	3,702
Inventories	1,994	2,297
Deferred tax asset	234	159
Income and operating taxes recoverable	1,167	1,659
Deposits and other current assets	975	1,049
Note receivable, current portion	-	700
Total current assets	10,816	15,013
Property, net (variable interest entity restricted, $5,757 at December 31, 2012)	28,457	27,995
Goodwill	4,773	5,240
Intangible assets, net	2,575	3,928
Other long-term assets	385	56
Total assets	$47,006	$52,232

LIABILITIES, TEMPORARY EQUITY AND EQUITY
Current liabilities:
Accounts payable	$3,021	$2,995
Accrued expenses	4,509	4,202
Current maturities of long-term debt (variable interest entity nonrecourse, $7,013 at December 31, 2012)	8,003	6,792
Pre-petition liabilities	-	1,615
Total current liabilities	15,533	15,604
Long-term liabilities:
Long-term debt, less current portion (variable interest entity nonrecourse, $7,454 at December 31, 2012)	11,581	7,933
Deferred tax liability	1,674	3,767
Derivative warrant liabilities	4,520	1,296
Total liabilities	33,308	28,600

Commitments and contingencies

Temporary Equity: Redeemable noncontrolling interest in Nutra SA	9,262	9,918

Equity:
Equity attributable to RiceBran Technologies shareholders:
Preferred stock, 20,000,000 shares authorized and none issued	-	-
Common stock, no par value, 2,500,000 shares authorized, 1,038,080 and 1,006,323 shares issued and outstanding	210,396	209,613
Accumulated deficit	(204,420)	(194,911)
Accumulated other comprehensive loss	(1,540)	(988)
Total equity attributable to RiceBran Technologies shareholders	4,436	13,714
Total liabilities, temporary equity and equity	$47,006	$52,232

See Notes to Consolidated Financial Statements

RiceBran Technologies
Consolidated Statements of Operations
Years Ended December 31, 2012 and 2011
(in thousands, except share and per share amounts)

	2012	2011

Revenues	$37,723	$36,957
Cost of goods sold	31,651	29,386
Gross profit	6,072	7,571

Operating expenses:
Selling, general and administrative	12,243	14,441
Professional fees	1,447	2,922
Impairment of property	1,069	906
Impairment of intangible assets	-	686
Recoveries from former customers	-	(1,800)
Total operating expenses	14,759	17,155

Loss from operations	(8,687)	(9,584)

Other income (expense):
Interest income	74	126
Interest expense	(1,926)	(1,763)
Change in fair value of derivative warrant and conversion liabilities	5,420	332
Loss on extinguishment	(4,941)	-
Financing expense	(2,184)	-
Foreign currency exchange, net	(617)	(99)
Other income	27	232
Other expense	(237)	(464)
Total other income (expense)	(4,384)	(1,636)

Loss before income taxes	(13,071)	(11,220)
Income tax benefit	1,935	345
Net loss	(11,136)	(10,875)
Net loss attributable to noncontrolling interest in Nutra SA	1,627	776
Net loss attributable to RiceBran Technologies shareholders	$(9,509)	$(10,099)

Loss per share attributable to RiceBran Technologies shareholders
Basic	$(9.29)	$(10.18)
Diluted	$(9.29)	$(10.18)

Weighted average number of shares outstanding
Basic	1,023,412	991,852
Diluted	1,023,412	991,852

See Notes to Consolidated Financial Statements

RiceBran Technologies
Consolidated Statements of Comprehensive Loss
Years ended December 31, 2012 and 2011
(in thousands)

	2012	2011

Net loss	$(11,136)	$(10,875)

Other comprehensive loss - foreign currency translation, net of tax	(1,081)	(1,845)

Comprehensive loss, net of tax	(12,217)	(12,720)

Comprehensive loss attributable to noncontrolling interest, net of tax	2,156	1,707

Total comprehensive loss attributable to RiceBran Technologies shareholders	$(10,061)	$(11,013)

See Notes to Consolidated Financial Statements

RiceBran Technologies
Consolidated Statements of Changes in Equity
Years Ended December 31, 2012 and 2011
(in thousands, except share amounts)

	RiceBran Technologies' Shareholders
				Accumulated	Non-
	Common Stock		Accumulated	Other Comp-	controlling	Total
	Shares	Amount	Deficit	rehensive Loss	Interest	Equity

Balance, January 1, 2011	976,796	$207,432	$(184,812)	$(74)	$(156)	$22,390

Cancelled shares and options - settlements with former officers	(224)	(267)	-	-	-	(267)
Share-based compensation, options	-	907	-	-	-	907
Warrants issued	-	437	-	-	-	437
Acquisition of additional interests in subsidiary	-	(254)	-	-	156	(98)
Common stock issued to Buyer	12,884	618	-	-	-	618
Common stock issued for services	16,867	568	-	-	-	568
Other	-	172	-	-	-	172
Foreign currency translation	-	-	-	(914)	-	(914)
Net loss	-	-	(10,099)	-	-	(10,099)
Balance, December 31, 2011	1,006,323	209,613	(194,911)	(988)	-	13,714

Share-based compensation, options	-	923	-	-	-	923
Warrants exercised	7,763	711	-	-	-	711
Common stock issued for services	8,972	228	-	-	-	228
Common stock issued in exchange for options	15,022	10	-	-	-	10
Cancellation of convertible notes and warrant	-	(1,089)	-	-	-	(1,089)
Foreign currency translation	-	-	-	(552)	-	(552)
Net loss	-	-	(9,509)	-	-	(9,509)
Balance, December 31, 2012	1,038,080	$210,396	$(204,420)	$(1,540)	$-	$4,436
See Notes to Consolidated Financial Statements

RiceBran Technologies
Consolidated Statements of Cash Flows
Years Ended December 31, 2012 and 2011
(in thousands)

	2012	2011
Cash flow from operating activities:
Net loss	$(11,136)	$(10,875)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	3,430	3,532
Amortization	1,182	1,448
Provision for doubtful accounts receivable	401	162
Common stock and share-based compensation, options	1,161	1,475
Impairment of intangibles and property	1,069	1,592
Change in fair value of derivative warrant and conversion liabilities	(5,420)	(332)
Loss on extinguishment	4,941	-
Financing expense	2,184	-
Recovery from former customer	-	(1,000)
Settlement with former officer	-	(267)
Deferred tax benefit	(1,935)	(345)
Foreign exchange loss	617	-
Other	158	772
Changes in operating assets and liabilities:
Accounts receivable	(462)	(577)
Inventories	201	343
Accounts payable and accrued expenses	215	517
Pre-petition liabilities	(1,615)	(4,790)
Other	187	(807)
Net cash used in operating activities	(4,822)	(9,152)

Cash flows from investing activities:
Receipts on notes receivable	700	1,100
Proceeds from sales of property	576	-
Purchases of property	(6,482)	(6,867)
Restricted cash	200	(200)
Other	44	(210)
Net cash used in investing activities	(4,962)	(6,177)

Cash flows from financing activities:
Proceeds from sale of membership interests in Nutra SA, net of costs	1,500	11,625
Proceeds from issuance of convertible debt and related warrants	3,563	506
Payments of debt	(12,610)	(8,818)
Proceeds from issuance of debt	15,189	15,056
Net cash provided by financing activities	7,642	18,369

Effect of exchange rate changes on cash and cash equivalents	(147)	(248)
Net change in cash and cash equivalents	(2,289)	2,792
Cash and cash equivalents, beginning of year	3,329	537
Cash and cash equivalents, end of year	$1,040	$3,329

Supplemental disclosures:
Cash paid for interest	$1,651	$1,551
Cash paid for income taxes	-	-

See Notes to Consolidated Financial Statements

RiceBran Technologies
Notes to Consolidated Financial Statements

NOTE 1. CHAPTER 11 REORGANIZATION, LIQUIDITY AND MANAGEMENT’S PLANS

Chapter 11 Reorganization

On November 10, 2009, RiceBran Technologies (the Parent Company, formerly known as NutraCea) filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code (Bankruptcy Code) in the United States Bankruptcy Court for the District of Arizona (the Bankruptcy Court), in the proceeding entitled In re: NutraCea, Case No. 2:09-bk-28817-CGC (the Chapter 11 Reorganization). None of the Parent Company’s subsidiaries, including its Brazilian rice bran oil operation, were included in the bankruptcy filing. The Parent Company continued to manage its assets and operate its business as “debtor-in-possession” under the jurisdiction of the Bankruptcy Court through the November 2010 plan effective date (see below). Under the Bankruptcy Code, certain claims against the Parent Company in existence prior to the filing of the bankruptcy petition were stayed during the pendency of the Chapter 11 Reorganization. Additional claims arose subsequent to the filing date from the Parent Company’s business operations, its secured borrowing from Wells Fargo Bank, N.A., its employment of professionals, its disposition of certain non-core assets (as described below) and its treatment of certain executory contracts.

On August 10, 2010, the Parent Company and the Official Unsecured Creditors Committee filed with the Bankruptcy Court an amended plan of reorganization (Amended Plan) in accordance with the Bankruptcy Code. The Amended Plan called for the payment in full of all allowed claims. Creditors voted overwhelmingly in favor of the Amended Plan and, on October 27, 2010, the Bankruptcy Court entered its order confirming the Amended Plan. The confirmation order became final on November 10, 2010, and the Amended Plan became effective on November 30, 2010.

The liabilities subject to compromise became the Parent Company’s payment obligations under the Amended Plan of approximately $7.0 million when the Amended Plan became effective. As of December 31, 2011, the portion of these obligations remaining unpaid was reflected as pre-petition liabilities in our consolidated balance sheets. Interest accrued on the allowed liabilities subject to compromise from November 2009 through November 2010, at an annual rate of 0.38%. Interest accrued on the unpaid prepetition liabilities at an annual rate of 8.25% beginning in December 2010.

In January 2012, we made our final $1.6 million distribution to the general unsecured creditors. Cumulatively, we made distributions totaling $7.0 million, representing 100% of the amount owed under the Amended Plan, plus accrued interest. The distributions were made with the proceeds from (i) the sale of interests in Nutra SA, LLC (Nutra SA) in 2011, (ii) proceeds from the issuance of convertible notes, debentures and related warrants in 2012 and 2011 (iii) receipts on notes receivable in 2012 and 2011 and (iv) proceeds from the sale of the idle Phoenix facility in 2010.

Liquidity and Management’s Plans

We continue to experience losses and negative cash flows from operations which raises substantial doubt about our ability to continue as a going concern. Although we believe that we will be able to obtain the funds to operate our business, there can be no assurances that our efforts will prove successful. The accompanying consolidated financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

We took steps in 2012 and 2011 to improve profitability and liquidity by reducing our U.S. based employee headcount at both the corporate and plant operations level. In the ongoing effort to improve profitability, significant emphasis will be placed on growing revenues. The growth of revenues is expected to include the following:

•	growth in existing markets for stabilized rice bran (SRB), rice bran oil (RBO) and defatted rice bran (DRB);
•	expanding our product offerings and improving existing products;
•	aligning with strategic partners who can provide channels for additional sales of our products; and
•	implementing price increases.

In 2012 and 2011, we issued shares of common stock and options to satisfy certain obligations in an effort to conserve cash. In 2012 and 2011, we also obtained funds from issuances of convertible debt and warrants. We intend to obtain the necessary cash to continue our operations through the monetization of certain assets, improved profitability and possibly through equity and/or debt financing transactions. Some of these monetizations could result in additional impairment of asset values. Asset monetization may include some or all of the following:

•	sale of certain facilities;
•	sale of a noncontrolling interest in one or more subsidiaries; or

RiceBran Technologies
Notes to Consolidated Financial Statements

•	sale of surplus equipment.

NOTE 2. GENERAL BUSINESS

We are a human food ingredient and animal nutrition company focused on the procurement, bio-refining and marketing of numerous products derived from rice bran. We have proprietary and patented intellectual property that allows us to convert rice bran, one of the world’s most underutilized food sources, into a number of highly nutritious human food and animal nutrition products. Our target markets are human food and animal nutrition manufacturers and retailers, as well as natural food, functional food and nutraceutical supplement manufacturers and retailers, both domestically and internationally. We have developed a bio-refining approach to processing raw rice bran into various value added constituents such as stabilized rice bran (SRB), rice bran oil (RBO), defatted rice bran (DRB) and a variety of other valuable derivative products from each of these core products.

We have three reportable business segments: (i) Corporate; (ii) USA, which manufactures and distributes SRB in various granulations along with other products derived from rice bran via proprietary and patented enzyme treatment processes; and (iii) Brazil, which extracts crude RBO and DRB from rice bran, which are then further processed into a number of valuable human food and animal nutrition products. The Corporate segment includes selling, general and administrative expenses including public company expenses, litigation, and other expenses not directly attributable to other segments. No Corporate allocations are made to the other segments. General corporate interest is not allocated.

The USA segment consists of two locations in California and two locations in Louisiana all of which can produce SRB. One of the two Louisiana SRB facilities, located in Lake Charles, has been idle since May 2009. The USA segment also includes our Dillon, Montana Stage II facility which produces RiSolubles (a highly nutritious, carbohydrate and lipid rich fraction of SRB), RiFiber (a fiber rich derivative of SRB) and RiBalance (a complete rice bran nutritional package derived from further processing SRB). The manufacturing facilities included in our USA segment have proprietary and patented processing equipment and technology for the stabilization and further processing of rice bran into finished products. In 2012, approximately 50% of USA segment revenue was from sales of human food products and approximately 50% was from sales of animal nutrition products.

The Brazil segment consists of the consolidated operations of Nutra SA, whose only operating subsidiary is Industria Riograndens De Oleos Vegetais Ltda. (Irgovel), located in Pelotas, Brazil. Irgovel manufactures RBO and DRB products for both the human and animal food markets in Brazil and internationally. In refining RBO to an edible grade, several co-products are obtained. One such product is distilled fatty acids, a valuable raw material for the detergent industry. DRB is sold in bulk as animal feed and compounded with a number of other ingredients to produce complex animal nutrition products which are packaged and sold under Irgovel brands in the Brazilian market. In 2012, approximately 46% of Brazil segment product revenue was from sales of RBO products and 54% was from sales of DRB products.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation – The consolidated financial statements include the accounts of RiceBran Technologies (the Parent Company) and all subsidiaries in which we have a controlling interest. All significant inter-company accounts and transactions are eliminated in consolidation. Noncontrolling interests in our subsidiaries are recorded net of tax as net earnings (loss) attributable to noncontrolling interests.

Foreign Currencies - The consolidated financial statements are presented in our reporting currency, U.S. Dollars. The functional currency for Irgovel is the Brazilian Real. Accordingly, the balance sheet of Irgovel is translated into U.S. Dollars using the exchange rate in effect at the balance sheet date. Revenues and expenses are translated using the average exchange rates in effect during the period. Translation differences are recorded in accumulated other comprehensive income (loss) as foreign currency translation. Gains or losses on transactions denominated in a currency other than the subsidiaries’ functional currency which arise as a result of changes in foreign exchange rates are recorded as foreign exchange gain or loss in the statements of operations.

Cash and Cash Equivalents – We consider all highly liquid investments purchased with an original maturity of three months or less at the time of purchase to be cash equivalents. As of December 31, 2012, we maintain our cash, including restricted cash, and cash equivalents, with major banks. We maintain cash in bank accounts, which at times may exceed federally insured limits. We have not experienced any losses on such accounts.

RiceBran Technologies
Notes to Consolidated Financial Statements

Accounts Receivable and Allowance for Doubtful Accounts – Accounts receivable represent amounts receivable on trade accounts. The allowance for doubtful accounts is based on our assessment of the collectability of customer accounts and the aging of accounts receivable. We analyze the aging of customer accounts, customer concentrations, customer credit-worthiness, current economic trends and changes in our customer payment patterns when evaluating the adequacy of the allowance for doubtful accounts. From period to period, differences in judgments or estimates utilized may result in material differences in the amount and timing of our provision for doubtful accounts. We continue to evaluate our credit policy to ensure that the customers are worthy of terms and support our business plans.

Inventories - Inventories are stated at the lower of cost or market, with cost determined by the first-in, first-out method. In the USA segment, we employ a full absorption procedure using standard cost techniques. The standards are customarily reviewed and adjusted annually so that they are materially consistent with actual purchase and production costs. In the Brazil segment we use actual average purchase and production costs. Provisions for potentially obsolete or slow moving inventory are made based upon our analysis of inventory levels, historical obsolescence and future sales forecasts.

Long-Lived Assets, Intangible Assets and Goodwill – Long-lived assets, consisting primarily of property, intangible assets, and goodwill, comprise a significant portion of our total assets. Property is stated at cost less accumulated depreciation. Depreciation is computed on the straight-line basis over the estimated useful lives. Expenditures for maintenance and repairs are charged to operations as incurred while renewals and betterments are capitalized. Gains or losses on the sale of property and equipment are reflected in the statements of operations. Intangible assets are stated at cost less accumulated amortization.

The carrying values of property and intangible assets with finite lives are evaluated periodically in relation to the expected future cash flows of the underlying assets and monitored for other potential triggering events that might indicate impairment. Adjustments are made in the event that estimated undiscounted net cash flows estimated to be derived from the asset are less than the carrying value of the related asset. The cash flow projections are based on historical experience, management’s view of growth rates within the industry, and the anticipated future economic environment.

We are required to test goodwill for impairment at least annually (by policy December 31) and more often if an event occurs or circumstances change that more likely than not reduce the fair value of a reporting unit below its carrying value. In assessing the recoverability of goodwill, we make estimates and assumptions about sales, operating margin, terminal growth rates and discount rates based on our budgets, business plans, economic projections, anticipated future cash flows and marketplace data. There are inherent uncertainties related to these factors and management’s judgment in applying these factors. The fair value of a reporting unit has been determined using an income approach based on the present value of the future cash flows of each reporting unit. The goodwill impairment test compares the fair value of individual reporting units to the carrying value of these reporting units. If fair value is less than carrying value then goodwill impairment may be present. The market value of our common stock is an indicator of fair value and a consideration in determining the fair value of our reporting units.

Revenue Recognition – We recognize revenue for product sales when title and risk of loss pass to our customers, generally upon shipment for USA segment customers and Brazil segment international customers and upon customer receipt for Brazil segment domestic customers. Each transaction is evaluated to determine if all of the following four criteria are met: (i) persuasive evidence of an arrangement exists; (ii) delivery has occurred; (iii) the selling price is fixed and determinable; and (iv) collectability is reasonably assured. If any of the above criteria cannot be satisfied then such a transaction is not recorded as revenue, or is recorded as deferred revenue and recognized only when the sales cycle is complete and payment is either received or becomes reasonably assured. Changes in judgments and estimates regarding the application of the above mentioned four criteria might result in a change in the timing or amount of revenue recognized by such transactions.

We make provisions for estimated returns discounts, and price adjustments when they are reasonably estimable. Revenues on the statements of operations are net of provisions for estimated returns, routine sales discounts, volume allowances and adjustments. Revenues on the statements of operations are also net of taxes collected from customers and remitted to governmental authorities.

Shipping and Handling Fees and Costs – Amounts billed to a customer in a sale transaction related to shipping costs are reported as revenues and the related costs incurred for shipping are included in cost of goods sold.

Research and Development – Research and development expenses include internal and external costs. Internal costs include salaries and employment related expenses. External expenses consist of costs associated with product development. All such costs are charged to expense in the period they are incurred.

RiceBran Technologies
Notes to Consolidated Financial Statements

Derivative Conversion Liabilities – We have certain convertible debt outstanding that contain antidilution clauses. Under these clauses, we may be required to lower the conversion price on the convertible debt based on future issuances of our common stock, awards of options to employees, additional issuance of warrants and/or other convertible instruments below certain conversion prices. We account for the conversion liabilities associated with these antidilution clauses as liability instruments, separate from the host debt. The conversion liabilities are classified as debt on our consolidated balance sheets. These conversion liabilities are valued using the lattice model each reporting period and the resultant change in fair value is recorded in the statements of operations in other income (expense).

Derivative Warrant Liabilities – We have certain warrant agreements in effect that contain antidilution clauses. Under these clauses, we may be required to lower the exercise price on these warrants and issue additional warrants based on future issuances of our common stock, awards of options to employees, additional issuance of warrants and/or other convertible instruments below certain exercise prices. We account for the warrants with these antidilution clauses as liability instruments. These warrants are valued using the lattice model each reporting period and the resultant change in fair value is recorded in the statements of operations in other income (expense).

Share-Based Compensation – Share-based compensation expense for employees is calculated at the grant date using the Black-Scholes-Merton valuation model based on awards ultimately expected to vest, reduced for estimated forfeitures, and expensed on a straight-line basis over the requisite service period of the grant. Forfeitures are estimated at the time of grant based on our historical forfeiture experience and are revised in subsequent periods if actual forfeitures differ from those estimates. The Black-Scholes-Merton option pricing model requires us to estimate key assumptions such as expected life, volatility, risk-free interest rates and dividend yield to determine the fair value of share-based awards, based on both historical information and management’s judgment regarding market factors and trends. We treat options granted to employees of foreign subsidiaries as equity options. We will use alternative valuation models if grants have characteristics that cannot be reasonably estimated using the Black-Scholes-Merton model.

We account for share-based compensation awards granted to non-employees and consultants by determining the fair value of the awards granted at either the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measured. Generally we value options granted to non-employees and consultants using the Black-Scholes-Merton valuation model. If the fair value of the equity instruments issued is used, it is measured using the stock price and other measurement assumptions as of the earlier of (i) the date at which a commitment for performance by the counterparty to earn the equity instruments is reached or (ii) the date at which the counterparty's performance is complete. The expense of stock awards issued to consultants or other third parties are recognized over the term of service. In the event services are terminated early or we require no specific future performance, the entire amount is expensed. The value is re-measured each reporting period over the requisite service period. Most non-employee awards have graded vesting schedules resulting in higher compensation expense recorded early in the service period.

Income Taxes – We account for income taxes by recording a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of timing differences between the recognition of assets and liabilities for financial reporting and tax purposes during the year.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards. A valuation allowance is established, when necessary, to reduce that deferred tax asset if it is more likely than not that the related tax benefits will not be realized.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Because of the uncertainty inherent in such estimates, actual results could differ from those estimates.

Reclassifications – Certain reclassifications have been made to prior period amounts to conform to classifications adopted in the current year financial statement presentation.

Recent Accounting Pronouncements

Accounting pronouncements that are applicable to us and could potentially have a material impact on our financial statements are discussed below.

RiceBran Technologies
Notes to Consolidated Financial Statements

In May 2011, the Financial Accounting Standards Board (FASB) amended guidance on fair value measurement and expanded the required disclosures related to fair value. The amendments, among other things, clarify that the highest and best use concept applies only to nonfinancial assets and addresses the appropriate premiums and discounts to consider in fair value measurement. We adopted the guidance prospectively, effective January 1, 2012. Adoption did not have a significant impact on our financial position or results of operations.

In September 2011, the FASB amended guidance on goodwill impairment testing. The amendments permit us to first assess qualitative factors to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as a basis for determining whether it is necessary to perform the two-step goodwill impairment test. Previous guidance required us to test goodwill for impairment, on at least an annual basis, by comparing the fair value of a reporting unit with its carrying amount, including goodwill (step one). If the fair value of a reporting unit is less than its carrying amount, then the second step of the test must be performed to measure the amount of the impairment loss, if any. Under the amendments, we are not required to calculate the fair value of a reporting unit unless we determine that it is more likely than not that its fair value is less than its carrying amount. We adopted the amendments effective for annual and interim goodwill impairment tests (if required) performed after January 1, 2012. Adoption had no impact on our financial position or results of operations.

NOTE 4. LOSS PER SHARE (EPS)

Basic EPS is computed by dividing net income (loss) attributable to RiceBran Technologies shareholders by the weighted average number of common shares outstanding during all periods presented. Shares underlying options, warrants and convertible notes payable are excluded from the basic EPS calculation but are considered in calculating diluted EPS.

Diluted EPS is computed by dividing the net income (loss) attributable to RiceBran Technologies shareholders by the weighted average number of shares outstanding during the period increased by the number of additional shares that would have been outstanding if the impact of assumed exercises and conversions is dilutive. The dilutive effect of outstanding options and warrants is calculated using the treasury stock method. The dilutive effect of outstanding convertible debt is calculated using the if converted method.

Below are reconciliations of the numerators and denominators in the EPS computations.

	2012	2011
NUMERATOR (in thousands):
Basic and diluted - net loss attributable to RiceBran Technologies shareholders	$(9,509)	$(10,099)

DENOMINATOR:
Basic EPS - weighted average number of shares outstanding	1,023,412	991,852
Effect of dilutive securities outstanding	-	-
Diluted EPS - weighted average number of shares outstanding	1,023,412	991,852

Number of shares of common stock which could be purchased with weighted average outstanding securities not included in diluted EPS because effect would be antidilutive-
Stock options (average exercise price of $48.00 and $58.00 )	191,187	197,879
Warrants (average exercise price of $62.00 and $226.00)	736,753	214,765
Convertible notes (average conversion price of $16.00 and $42.00)	334,709	25,800

The impact of potentially dilutive securities outstanding at December 31, 2012 and 2011, was not included in the calculation of diluted EPS in 2012 and 2011 because to do so would be antidilutive. Those securities which were antidilutive in 2012 and 2011, which remain outstanding, could potentially dilute EPS in the future.

RiceBran Technologies
Notes to Consolidated Financial Statements

NOTE 5. REDEEMABLE NONCONTROLLING INTEREST IN NUTRA SA

We hold a variable interest which relates to our equity interest in Nutra SA, LLC (Nutra SA). We are the primary beneficiary of Nutra SA, and as such, Nutra SA’s assets, liabilities and results of operations are included in our consolidated financial statements. The other equity holders’ interests are reflected in net loss attributable to noncontrolling interest in Nutra SA, in the consolidated statements of operations, and redeemable noncontrolling interest in Nutra SA, in the consolidated balance sheets. Our variable interest in Nutra SA is our Brazil segment. A summary of the carrying amounts of Nutra SA balances included in our consolidated balance sheets follows (in thousands).

	December 31,
	2012	2011
Cash and cash equivalents	$562	$3,290
Other current assets (restricted $2,505 at December 31, 2012)	5,675	6,641
Property, net (restricted $5,757 at December 31, 2012)	19,690	15,833
Goodwill and intangibles, net	6,215	7,556
Other noncurrent assets	54	21
Total assets	$32,196	$33,341

Current liabilities	$5,141	$3,851
Current portion of long-term debt (nonrecourse $7,013 at December 31, 2012)	7,013	5,469
Long-term debt, less current portion (nonrecourse $7,454 at December 31, 2012)	7,454	6,361
Other noncurrent liabilities	1,871	3,766
Total liabilities	$21,479	$19,447

Nutra SA’s debt is secured by its accounts receivable and property. Our parent company and our non-Brazilian subsidiaries do not guarantee any of Nutra SA’s debt.

A summary of changes in redeemable noncontrolling interest in Nutra SA follows (in thousands):

	Investors' Ownership Interest After Transaction	2012	2011
Redeemable noncontrolling interest in Nutra SA, beginning of period		$9,918	$-
Investors' purchase of initial units - first quarter 2011	35.6%	-	7,725
Investors' purchase of additional units - second quarter 2011	45.2%	-	3,000
Investors' purchase of additional units - third quarter 2011	49.0%	-	900
Investors' purchase of additional units - fourth quarter 2012	49.0%	1,500	-
Investors' interest in net loss of Nutra SA		(1,627)	(776)
Investors' interest in accumulated other comprehensive income of Nutra SA		(529)	(931)
Redeemable noncontrolling interest in Nutra SA, end of period		$9,262	$9,918

In December 2010, we entered into a membership interest purchase agreement (MIPA) with AF Bran Holdings-NL LLC and AF Bran Holdings LLC (Investors). The transaction closed in January 2011. The Investors agreed to purchase units in Nutra SA for an aggregate purchase price of $7.7 million. Prior to the transaction, Nutra SA was our wholly owned subsidiary. Nutra SA owns 100% of Irgovel. Initially after the closing, effective in January 2011, we owned a 64.4% interest in Nutra SA, and the Investors owned a 35.6% interest in Nutra SA. The Parent Company received $4.0 million of the January 2011 proceeds. The remaining $3.7 million, less $0.5 million retained by Nutra SA for administrative expenses, was invested in Irgovel for capital improvements and working capital needs.

We agreed to use $2.2 million of the funds received from the January 2011 transaction closing to repay amounts owed to the Class 6 general unsecured creditors in accordance with the Amended Plan. The remaining $1.8 million was used for general corporate purposes, other unsecured creditor claims and administrative expenses associated with the Chapter 11 Reorganization.

RiceBran Technologies
Notes to Consolidated Financial Statements

We received in 2011 an additional $3.9 million from the Investors - $1.9 million for the purchase of outstanding units in Nutra SA from us, which was used by the Corporate and USA segments for working capital, and $2.0 million for the purchase of new units in Nutra SA, which were used by the Brazil segment to fund a capital expansion. These purchases increased the Investors’ interest in Nutra SA to a 49.0% interest as of December 31, 2011.

In December 2012, we received an additional $1.5 million from the Investors for the purchase of new units in Nutra SA, which were used by the Brazil segment to fund a capital expansion. We made additional capital contributions valued at $1.5 million under the agreement, consisting of the right to use certain proprietary equipment and forgiveness of fees Nutra SA owed us. We must deliver and install the equipment at our expense, within 90 days after requested by either the Investors or Irgovel. The Investors’ interest remained 49.0% interest as of December 31, 2012.

The Investors have the right to subsequently purchase from Nutra SA up to an additional 750,000 units for another $1,500,000. If immediately prior to such purchase Nutra SA and Irgovel have sufficient cash to complete certain projects, then the units will have no voting rights.

We determined that we continued to control Nutra SA after each of the membership interest sale transactions and should continue to consolidate Nutra SA. We treated each transaction similar to an equity transaction, with no gain or loss recognized in consolidated net loss or comprehensive loss. The $0.3 million historical cost of the equipment we contributed in December 2012, is reflected in Nutra SA’s balance sheet, in the Brazil segment, as of December 31, 2012. The Investors’ share of Nutra SA’s net income (loss) increases (decreases) redeemable noncontrolling interest.

Redeemable noncontrolling interest in Nutra SA is recorded in temporary equity, above the equity section and after liabilities on our consolidated balance sheets, because the Investors have the right to force a sale of Nutra SA assets in the future (see Drag Along Rights described below). We have assessed the likelihood of the Investors exercising these rights as less than probable at December 31, 2012, in part because it is more likely the Investors will exercise other rights prior to January 2014. We will continue to evaluate the probability of the Investors exercising their Drag Along rights each reporting period. We will begin to accrete the redeemable noncontrolling interest up to fair value if and when it is probable the Investors will exercise these rights.

We are restricted from competing with Nutra SA and Irgovel in Brazil as further described in the MIPA.

In connection with the December 2012 capital contributions, we amended the limited liability company agreement for Nutra SA (LLC agreement). Pursuant to this amendment, among other things, any units held by the Investors after January 1, 2014, accrue a yield at 4% if a certain milestone condition is satisfied, and at 8% if the milestone condition is not satisfied (the Yield). The milestone condition relates to Nutra SA having performed all of the following: obtaining additional back financing, completion of the capital expansion project within certain spending limitations, and operation of the plant post expansion at targeted processing levels. Commencing with the first quarter of 2014, Nutra SA must make distributions to the Investors quarterly in the amount equal to the previously accrued and unpaid Yield plus any additional distributions owed to the Investors. Until March 31, 2014, or if at any time Nutra SA is past due on its obligations to pay the Investors the Yield, all amounts due to us for management fees or for shared employees as provided under the LLC Agreement shall be tolled and remain unpaid until all past due amounts, if any, owed to the Investors have been paid in full.

Following the payment of the Yield, Nutra SA must distribute all distributable cash (as defined in the LLC Agreement) to the members on March 31 of each year as follows: (i) first, to the Investors in an amount equal to 2.3 times the Investors’ capital contribution, less the aggregate amount of distributions paid to the Investors, (ii) second, to us in an amount equal to two times the capital contributions made by us, less the aggregate amount of distributions paid to us; and (iii) third, to us and the Investors in proportion to our respective membership interests.

Under the LLC agreement, the business of Nutra SA is to be conducted by the manager, currently our CEO, subject to the oversight of the management committee. The management committee is comprised of three of our representatives and two Investor representatives. Upon an event of default or a qualifying event, we will no longer control the management committee and the management committee will include three Investor representatives and two of our representatives. In addition, following an event of default or a qualifying event, a majority of the members of the management committee may replace the manager of Nutra SA.

As of December 31, 2012, there have been no events of default. Events of default, as defined in the MIPA, are:
•	A Nutra SA business plan deviation, defined as the occurrence, in either 2012, 2013 or 2014, of a 20% unfavorable variation in two out of three of the following: (i) revenue, (ii) earnings before interest, taxes, depreciation and amortization (EBITDA) or (iii) debt,

RiceBran Technologies
Notes to Consolidated Financial Statements

•	A Nutra SA EBITDA default, which is defined as the failure to achieve 85% of planned EBITDA for three consecutive quarters, or
•	A material problem, which is defined as a material problem in a facility (unrelated to changes in law, weather, etc.) likely to cause a Nutra SA business plan deviation or Nutra SA EBITDA default, which results in damages not at least 80% covered by insurance proceeds.

As of December 31, 2012, there have been no qualifying events. The LLC agreement, defines a qualifying event as any event prior to September 16, 2014, which results, or will result in, (i) a person or group of persons exercising the right to appoint members to our board of directors holding one third or more of the votes of all board members, (ii) the sale, exchange, pledge or use as guarantee of one half of our ownership interest in Nutra SA to a third party or (iii) the bankruptcy of RiceBran Technologies or Nutra SA.

The Investors have certain rights, summarized below, under an investor rights agreement and the LLC agreement, as further defined in the agreements.
•	Conversion Rights – The Investors may exchange units in Nutra SA for equity interests in Irgovel. After any exchange, the Investors would possess the same rights and obligations with respect to the securities of Irgovel, as they have in Nutra SA.
•	Global Holding Company (GHC) Roll-Up – If we form an entity, GHC, to hold our Brazil segment assets, the Investors may exchange units in Nutra SA for equity interests in GHC. The investors may exercise this right after the second anniversary of the formation of GHC or, if an event of default has occurred, after the later of January 2013 and the GHC formation date. The appraised fair value of the Investors’ interest in Nutra SA would be used to determine the amount of ownership interest the Investors would receive in GHC.
•	RiceBran Technologies Roll-Up – The Investors may exchange units in Nutra SA for our common stock.. This right is available upon the earlier of January 2014 or, if an event of default has occurred, January 2013. We may elect to postpone our obligation to complete the roll-up to January 2015 if the roll-up would result in over 25% of our common stock being owned by the Investors. The appraised fair value of the Investors’ interest in Nutra SA and the market price of our stock would be used to determine the amount of ownership interest the Investors would receive.
•	Drag Along Rights – The Investors have the right to force the sale of all Nutra SA assets after the earlier of (i) January 2014, (ii) January 2013 if an event of default occurs, or (iii) the date of a qualifying event. The right terminates upon the occurrence of certain events (a $50 million Nutra SA initial public offering or a change of control, as defined). We may elect to exercise a right of first refusal to purchase the Investors’ interest instead of proceeding to a sale.

In evaluating whether we are the primary beneficiary of Nutra SA, we considered the matters which could be put to a vote of the members. Until there is an event of default or a qualifying event, the Investors’ rights and abilities, individually or in the aggregate, do not allow them to substantively participate in the operations of Nutra SA. The Investors do not currently have the ability to dissolve Nutra SA or otherwise force the sale of all its assets. They do have such rights in the future (Drag Along Rights as described above). We will continue to evaluate our ability to control Nutra SA each reporting period.

Cash provided by operations in our Brazil segment is generally unavailable for distribution to our Corporate and USA segments pursuant to the terms of the LLC agreement.

NOTE 6. INVENTORIES

Inventories are composed of the following (in thousands):

	As of December 31,
	2012	2011
Finished goods	$1,146	$906
Work in process	330	804
Raw materials	255	353
Packaging supplies	263	234
Total inventories	$1,994	$2,297

NOTE 7. CONCENTRATION OF CREDIT RISK

Financial instruments that potentially subject us to significant concentrations of credit risk consist primarily of trade accounts receivable and notes receivable. We perform ongoing credit evaluations on our customers’ financial condition and generally do not require collateral.

RiceBran Technologies
Notes to Consolidated Financial Statements

One customer accounted for approximately 10% and 20% of our sales in 2012 and 2011 and approximately 9% and 16% of our accounts receivable balances at December 31, 2012 and 2011. A second customer accounted for approximately 11% and 6% of our sales in 2012 and 2011 and approximately 30% and 14% of our accounts receivable balances at December 31, 2012 and 2011. A third customer accounted for approximately 7% and 6% of our sales in 2012 and 2011 and approximately 9% and 5% of our accounts receivable balances at December 31, 2012 and 2011.

NOTE 8. PROPERTY

Property consists of the following (in thousands):

	As of December 31,
	2012	2011	Estimated Useful Lives
Land	$403	$420
Furniture and fixtures	358	363	5-10 years
Plant	14,362	14,122	25-30 years, or life of lease
Computer and software	1,407	1,352	3-5 years
Leasehold improvements	189	189	3-7 years or life of lease
Machinery and equipment	15,053	17,249	5-10 years
Construction in progress	9,118	5,710
Subtotal	40,890	39,405
Less accumulated depreciation	12,433	11,410
Property, net	$28,457	$27,995

Our Lake Charles, Louisiana facility was built at a cost of $3.8 million to process rice bran from a rice milling company adjacent to the facility. The facility is built on leased land which is owned by the rice milling company. The facility was idled in May 2009 due to lack of orders. We recorded a $2.3 million impairment loss on the facility in 2009. The facility is not classified as held for sale due to potential alternative uses and because we are not aggressively marketing the property. We evaluated, and continue to evaluate, alternate uses of the facility. Depreciation on the facility has continued after the facility was idled. As of December 31, 2012, the net book value of the idled facility included in property, net, was $1.7 million.

We also own equipment purchased in 2009 for use in the Lake Charles, Louisiana facility. In 2012 and 2011, we recorded impairments of $1.1 million and $0.6 million on the Lake Charles equipment.

Property includes machinery and equipment that has never been installed or operated, which totals $1.4 million at December 31, 2012.

RiceBran Technologies
Notes to Consolidated Financial Statements

NOTE 9. INTANGIBLE ASSETS

Intangible assets consist of the following (in thousands):

	USA Segment			Brazil Segment		Total
			Customer		Customer	Intangible
	Patents	Trademarks	Lists	Trademarks	Lists	Assets
December 31, 2012
Cost	$1,697	$48	$2,677	$3,418	$1,250	$9,090
Accumulated amortization	(1,029)	(38)	(2,222)	(2,362)	(864)	(6,515)
Net book value	$668	$10	$455	$1,056	$386	$2,575

December 31, 2011
Cost	$1,768	$48	$2,677	$3,751	$1,372	$9,616
Accumulated amortization	(957)	(35)	(1,888)	(2,056)	(752)	(5,688)
Net book value	$811	$13	$789	$1,695	$620	$3,928

Estimated useful lives	17 years	7 years	7 years	7 years	7 years

We purchased no intangible assets in 2012 or 2011. All changes in the cost of Brazil segment intangibles are due to foreign currency translation. Amortization expense is expected to be $1.1 million in 2013, $1.0 million in 2014, $0.3 million in 2015, $0.1 million in 2016, $0.1 million in 2017 and $0.1 million thereafter.

In 2011, we wrote off patents with a net book value of $0.7 million. We determined the projected future cash flows were inadequate to recover the net book value of these patents.

NOTE 10. DEBT

The following table summarizes current and long-term portions of debt (in thousands):

	As of December 31,
	2012	2011
Corporate and USA segments:
Senior convertible debentures, net	$1,048	$-
Subordinated convertible notes, net	4,041	2,126
Factoring agreement	28	262
Other	-	507
	5,117	2,895
Brazil segment:
Working capital lines of credit	2,227	1,778
Capital expansion loans	5,555	3,789
Equipment financing	201	214
Advances on export letters of credit	3,953	2,838
Special tax programs	2,531	3,211
	14,467	11,830
Total debt	19,584	14,725
Current portion	8,003	6,792
Long-term portion	$11,581	$7,933

RiceBran Technologies
Notes to Consolidated Financial Statements

Required future minimum payments on our debt as of December 31, 2012, follow (in thousands).

	Corporate and USA Segments	Brazil Segment	Total
2013	$1,219	$7,013	$8,232
2014	108	1,283	1,391
2015	5,375	1,086	6,461
2016	-	983	983
2017	-	976	976
Thereafter	-	3,126	3,126
	$6,702	$14,467	$21,169

Corporate and USA Segments

Factoring Agreement

In January 2011, we entered into a domestic factoring agreement which provides for a $1.0 million credit facility with a bank. We may only borrow to the extent we have qualifying accounts receivable as defined in the agreement. The facility automatically renews for another year on December 31, 2013, unless proper termination notice is given. The bank charges the greater of $2,000 per month or a 2.0% fee on any borrowing. The 2.0% fee increases incrementally for any qualified account with a balance that remains outstanding in excess of 45 days. The average borrowings under this agreement totaled $0.1 million in 2012 and 2011.

Convertible Debt Outstanding as of December 31, 2012

Convertible debt instruments outstanding as of December 31, 2012, are listed below.

Issuance	Issuance Date of Debt	Principal Amount of Debt (in thousands)	Creditor's Debt Conversion Right	Stated Annual Interest Rate on Debt	Maturity Date of Debt
Senior Convertible Debentures	July 2012	$1,299	Convertible January 2013 at $14.00 per share	NA	January 2014
Subordinated Convertible Note	August 2012	150	Convertible immediately at $14.00 per share	10%	July 2015
Subordinated Convertible Notes	July 2012	850	Convertible immediately at $14.00 per share	10%	July 2015
Subordinated Convertible Note	May 2012	50	Convertible immediately at $14.00 per share	10%	July 2015
Subordinated Convertible Notes	January 2012	4,325	Convertible immediately at $14.00 per share	10%	July 2015

All of the convertible debt instruments listed above contain full ratchet antidilution provisions and require the holders to provide us with at least 61 days notice prior to conversion or exercise to the extent the holder would have a beneficial ownership interest in our common stock in excess of 4.99% of our outstanding common stock immediately after conversion or exercise.

In January 2012, we issued a senior convertible debenture and related warrant for $0.8 million, a $0.1 million discount from the debenture’s stated principal amount. We received cash proceeds of $0.6 million, net of cash financing costs. In the third quarter of 2012, this January 2012 debenture was exchanged for a July 2012 debenture with a stated principal amount of $1.0 million, representing the original principal amount plus interest which will accrue through the replacement debenture’s January 2014 maturity. In July 2012, we also issued a new senior convertible debenture and related warrant and received $0.2 million in proceeds, net of financing costs. Each of the July 2012 debentures is convertible immediately at $14.00 per share. Commencing February 2013, we are required to redeem 1/12th of the $1.3 million combined principal each month until the January 2014 maturity date. In lieu of a cash redemption we may elect to redeem the debentures by issuing a number of shares of common stock equal to the monthly redemption amount divided by the lesser of (i) the current debenture conversion price or (ii) 80% of the 20-day volume weighted average trading price of our common stock or (iii) the volume weighted average trading price of our common stock on the day immediately prior to the redemption date less $0.01. The number of shares delivered may not exceed 20% of the number of shares traded in the 20-day trading period prior to payment. The debentures are secured by a senior interest in substantially all of our assets, excluding our interest in Nutra SA. Pursuant to the terms of the debentures, we may not pay any dividends while the debenture is outstanding. Under the terms of the original January 2012 debenture, we had been required to redeem 1/12th of the $0.9 million principal each month commencing August 2012 until the July 2013 maturity date.

RiceBran Technologies
Notes to Consolidated Financial Statements

The January and May 2012 subordinated convertible notes with a face amount of $4.4 million, and the related warrants, were issued in exchange for $1.8 million cash, net of issuance costs, and surrender of then outstanding convertible notes with original principal totaling $2.3 million and a related warrant (old notes and old warrant). Interest is payable monthly at an annual rate of 10%. The notes are secured by a junior interest in substantially all of our assets, excluding our interest in Nutra SA. The old notes and old warrant were held by Baruch Halpern, who became a director concurrent with the January 2012 transaction. In exchange for surrendering the old notes and old warrant and an additional $0.1 million cash investment, we issued a $2.5 million subordinated convertible note and related warrant to a trust beneficially owned by Mr. Halpern (the Halpern Trust).

The July and August 2012 subordinated convertible notes with a face amount of $1.0 million, and the related warrants, were issued in exchange for $0.9 million cash, net of issuance costs. The notes are also secured by a junior interest in substantially all of our assets, excluding our interest in Nutra SA. The notes and warrants were issued to four investors who had purchased January and May 2012 subordinated convertible notes and warrants. We issued a $0.1 million subordinated convertible note and related warrant to an entity beneficially owned by Mr. Halpern (together with the Halpern Trust referred to as the Halpern Entities).

As of December 31, 2012, our convertible debt consists of the following components (in thousands):

		Notes
	Debentures	Halpern Entities	Other Investors	Total
Principal outstanding	$(1,299)	$(2,600)	$(2,775)	$(6,674)
Discount	422	587	2,775	3,784
Derivative conversion liabilities	(171)	(980)	(1,048)	(2,199)
Debt	$(1,048)	$(2,993)	$(1,048)	(5,089)

Debt - current portion	$(962)	$-	$-	$(962)
Debt - long-term portion	(86)	(2,993)	(1,048)	(4,127)

The discount recorded on the subordinated convertible note held by the Halpern Trust and the replacement senior convertible debenture, and the related deferred finance costs are amortized to interest expense under the effective interest method. As a result we are recognizing interest expense on the Halpern Trust subordinated convertible note at an effective interest rate of 20.9% and on the replacement senior convertible debenture at an effective interest rate of 25.1%.

The debt discounts on the other senior convertible debentures and subordinated convertible notes are also being amortized to interest expense under the effective interest method. However, because the fair value at issuance of the conversion features and warrants exceeded the proceeds from these issuances, in each case, under the effective interest method, this will result in the debt discount being expensed when the principal of the convertible debt matures or is redeemed, in proportion to the principal reduction. Deferred finance costs are also being amortized to interest expense under the effective interest method, in a similar fashion.

During 2012 and 2011, we recognized $0.3 million and $0.2 million of accreted interest on the convertible debt. We made no principal payments on convertible debt during 2012 or 2011.

RiceBran Technologies
Notes to Consolidated Financial Statements

2012 Convertible Debt Issuances

A summary of the allocation of the proceeds from the 2012 issuances of the senior convertible debenture, subordinated convertible notes and related warrants follows (in thousands).

	First and Second Quarter of 2012			Third Quarter of 2012
	Debenture	Notes and Warrants		Debentures and Warrants		Notes and Warrants
	and	Halpern	Other		Replace-	Halpern	Other
	Warrant	Entities	Investors	New	ment	Entities	Investors	Total
(Increases) decreases in:
Debt - principal	$(870)	$(2,500)	$(1,875)	$(290)	$(139)	$(100)	$(900)	$(6,674)
Debt - discount	870	630	1,875	290	(661)	100	900	4,004
Debt - derivative conversion liabilities	(296)	(1,942)	(1,448)	(128)	(105)	(69)	(583)	(4,571)
Derivative warrant liabilities	(648)	(2,473)	(1,848)	(273)	(907)	(88)	(746)	(6,983)
Debt (carrying amount of old note)	-	2,152	-	-	-	-	-	2,152
Equity	-	1,089	-	-	-	-	-	1,089
Loss on extinguishment	-	2,986	-	-	1,955	-	-	4,941
Financing expense	168	-	1,376	141	27	59	413	2,184
Other long -term assets - deferred finance costs	144	65	134	23	(148)	4	73	295
Proceeds, net of finance costs	632	(7)	1,786	237	(22)	94	843	3,563

We accounted for the July 2012 issuance of the replacement senior convertible debenture in the principal amount of $1.0 million and related warrant as a significant modification to the January 2012 debenture and related warrant. We recognized a loss on extinguishment for the difference between the fair value of the senior convertible debenture and warrant issued and the total of (i) the fair values of the conversion features embedded in the January 2012 debenture (ii) the carrying amount of the old debenture (zero) and (iii) the proceeds received, net of issue costs.

We accounted for the January 2012 issuance of the $2.5 million subordinated convertible note and related warrant to the Halpern Trust as a significant modification to the old notes and warrant held by Mr. Halpern. We recognized a loss on extinguishment for the difference between the fair value of the subordinated convertible note and warrant issued, and the total of (i) the fair values of the conversion features embedded in the old notes, (ii) the fair value of the old warrant, (iii) the carrying amount of the old notes and (iv) the proceeds received, net of issue costs. The old notes’ embedded conversion features and the old warrant did not qualify as separate derivative liabilities and, therefore, we reduced equity by the January 2012 fair value of the embedded conversion features and warrant.

The other issuances of senior convertible debentures, subordinated convertible notes and related warrants were not accounted for as significant modifications and the $3.6 million proceeds from those issuances were allocated to convertible debt and warrants. In each case, the fair value of the warrants and embedded conversion features exceeded the proceeds received, which resulted in the recognition of financing expense on the date of issuance.

Changes in the fair value of the derivative conversion and warrant liabilities subsequent to issuance are recognized in change in fair value of derivative warrant and conversion liabilities in the statement of operations. The changes in fair value of derivative liabilities as a result of the July 2012 amendment to the January 2012 and May 2012 subordinated convertible notes and related warrants, are also included in change in fair value of derivative warrant and conversion liabilities in the statement of operations. As a result of a July 2012 amendment, the exercise price on the warrants related to the January 2012 and May 2012 subordinated convertible notes decreased from $24.00 per share to $16.00 per share and the number of underlying shares was increased proportionately. In addition the terms of all of the subordinated convertible notes outstanding, were modified such that the maturity date was extended from January and May 2015 to July 2015.

The $2.4 million of the $3.6 million in proceeds from the 2012 issuances of convertible debt and related warrants were used to make the final distributions to the unsecured creditors in January 2012 and the remainder was used for general corporate purposes.

RiceBran Technologies
Notes to Consolidated Financial Statements

2011 Convertible Debt Issuances

During 2011, we issued several convertibles notes, with related warrants to our financial advisor, who became a director of RiceBran Technologies in January 2012. Below is a summary of the transactions.

Transaction		Principal amount of Note(s) (in thousands)	Stated Annual Interest Rate on Note(s)	Per Share Note Conversion Price	Cash Received in Transaction (in thousands)	Number of Shares Under Equity Warrant(s)	Average Exercise Price of Warrant(s)
First quarter 2011	(1)	$500	10%	$40.00	$500	2,500	$50.00
Second quarter 2011	(2)	730	10%	46.00	230	3,650	46.00
Third quarter 2011, event A	(2)	270	10%	46.00	270	1,350	46.00
Third quarter 2011, event B	(2)	730	10%	46.00	730	3,650	46.00
Fourth quarter 2011	(3)	2,323	10%	40.00	550	11,616	44.00
Total in 2011					$2,280	22,766

(1)	The convertible note and the related warrant issued in the first quarter of 2011, were terminated and cancelled in the second quarter of 2011 when the second quarter transaction occurred.
(2)	The convertible notes and related warrants issued in the second and third quarters of 2011, were terminated and cancelled in the fourth quarter of 2011 when the fourth quarter transaction occurred.
(3)	The convertible notes and related warrants issued in the fourth quarter of 2011, were terminated and cancelled in the first quarter of 2012, when a subordinated convertible note was issued to the Halpern Entities, as described further below.

The proceeds received from these transactions were allocated to convertible notes and warrants. We concluded in each case that the warrants were indexed to our common stock and should be recorded as equity. We determined the fair value of each warrant. We then determined the fair value of each convertible note as the total of (i) the fair value of the note, determined by discounting cash flows of the payments due under the note at 25%, plus (ii) the fair value of the related conversion feature. Based on the relative fair values, we allocated the proceeds to the convertible note and equity for the warrant portion. In each case, we concluded that the embedded conversion feature need not be accounted for as a derivative since it was indexed to our common stock. We then determined whether the conversion feature was a beneficial conversion feature based on the effective conversion price. If there was a beneficial conversion feature, the amount of that feature was recorded in equity with an offsetting increase in debt discount for that convertible note.

We recognized no gain or loss as a result of the 2011 refinancing of any of the convertible notes. During 2011, we received a total of $2.3 million from issuance of the notes and related warrants. We recorded in equity $0.5 million for the warrants and the beneficial conversion features, $0.1 million to other assets and $1.9 million to debt.

Brazil Segment

All Brazil segment debt is denominated in the Brazilian Real (R$), except advances on export letters of credit which are denominated in U.S. Dollars.

Capital Expansion Loans

In December 2011, Irgovel entered into agreements with the Bank of Brazil. Under the agreements, Irgovel may borrow up to R$2.8 million on one agreement and R$6.7 million on another agreement (a total of $4.7 million based on the December 31, 2012 exchange rate). The annual interest rate on the loans is 6.5%. Interest is payable quarterly on the amounts outstanding and the maturity date of the loans is December 2021. Irgovel must make monthly principal payments under each of the loans with the first payment due on January 2014. Irgovel used R$1.5 million of the proceeds for working capital purposes and the remainder for the purchase of equipment and machinery.

RiceBran Technologies
Notes to Consolidated Financial Statements

In July 2012, Irgovel entered into a third agreement with the bank under which it borrowed R$1.7 million ($0.9 million based on the December 31, 2012 exchange rate) for the purchase of certain equipment at an annual interest rate of 5.5%. Interest is payable quarterly on the amounts outstanding and the maturity date of the loans is July 2019. Irgovel must make monthly principal payments under the loan with the first payment due August 2015. The loan is secured by the related equipment.

Equipment Financing

Irgovel has entered into certain equipment financing arrangements with annual interest rates that range from 13.5% to 21.5%, and average 16.2%. Interest and principal on this debt is payable monthly and payments extend through March 2016. This debt is secured by the related equipment.

Working Capital Lines of Credit

Irgovel has working capital lines of credit secured by accounts receivable. The total amount of borrowing capacity is R$3.6 million ($1.8 million based on the December 31, 2012, exchange rate) but cannot exceed 40%-100% of the collateral, depending on the agreement. The annual interest rates on this debt range from 12.4% to 44.5%, and average 23.3%. Principal maturities of amounts outstanding at December 31, 2012, extend through May 2014.

Advances on Export Letters of Credit

Irgovel obtains advances against certain accounts receivable backed by export letters of credit. The annual interest rates on these advances range from 3.7% to 8.0%, and average 5.6%. Principal maturities of amounts outstanding at December 31, 2012, extend through July 2013.

Special Tax Programs

Irgovel has unsecured notes payable for Brazilian federal and social security taxes under a special Brazilian government tax program. Amounts due under the special tax program are part of an amnesty program relative to unpaid taxes that existed prior to our acquisition of Irgovel in 2008. Principal and interest payments are due monthly through 2022. Interest on the notes is payable monthly at the Brazilian SELIC target rate, which was 7.3% at December 31, 2012.

Irgovel qualified for a modification of one of its special tax program debts. The debt was lowered by $0.3 million in the second quarter of 2011 in exchange for a reduction in available net operating losses for Brazil tax purposes valued at $0.3 million. We recorded no gain or loss on the transaction. Prior to the modification the maturities on this debt ranged from 2011 through 2017. As modified, debt maturities range from 2011 through 2022.

NOTE 11. EQUITY AND SHARE-BASED COMPENSATION

On October 28, 2013, our board of directors approved a 1 for 200 reverse split of our common stock. We began trading on a post split basis on November 18, 2013. All share and per share information has been retrospectively adjusted for all prior periods presented giving retroactive effect to the reverse stock split. Such adjustments include calculations of our weighted averages number of shares outstanding and loss per share, as well as disclosures regarding our share-based compensation and convertible debt.

We have never declared or paid dividends on our common stock and have no plans to pay dividends in the foreseeable future. Pursuant to the terms of the senior convertible debentures, we may not pay any dividends while a debenture is outstanding. Cash provided by operations in our Brazil segment is generally unavailable for distribution to our Corporate and USA segments pursuant to the terms of the limited liability company agreement for Nutra SA.

In lieu of paying cash to non-employee board members for board retainer fees for the last three quarters of 2011, we issued 6,036 shares of common stock.

RiceBran Technologies
Notes to Consolidated Financial Statements

A summary of stock option and warrant activity for 2012 and 2011 follows.

	Options			Equity and Liability Warrants
	Shares Under Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Shares Under Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Outstanding, January 1, 2011	227,426	$60.00	6.8	202,148	$254.00	2.3
Granted	26,022	44.00		25,794	46.00
Impact of anti-dilution clauses	-	NA		31,517	NA
Exercised	-	NA		-	NA
Forfeited, expired or cancelled	(60,504)	72.00		(25,512)	148.00
Outstanding, December 31, 2011	192,944	54.00	6.3	233,947	208.00	1.7
Granted	29,060	30.00		423,782	20.00
Impact of anti-dilution clauses	-	NA		518,720	NA
Impact of amendment	-	NA		78,215	NA
Exercised	-	NA		(25,015)	20.00
Forfeited, expired or cancelled	(52,750)	68.00		(422,880)	86.00
Outstanding, December 31, 2012	169,254	$32.00	6.3	806,769	$24.00	3.5
Exercisable, December 31, 2012	143,522	$34.00	5.9	713,969	$26.00	3.3

Options

Our board of directors adopted our 2010 Equity Incentive Plan (2010 Plan) in February 2010. A total of 125,000 shares of common stock were initially reserved for issuance under the 2010 Plan. The amount reserved increases annually each January 1st by 5% of the outstanding shares as of the prior December 31st. Additionally, in 2011 the board approved an 40,000 increase in the number of shares of common stock reserved under the plan. Under the terms of the 2010 Plan, we may grant options to purchase common stock and shares of common stock to officers, directors, employees or consultants providing services on such terms as are determined by the board of directors. Our board of directors administers the 2010 Plan, determines vesting schedules on plan awards and may accelerate the vesting schedules for award recipients. The options granted under the 2010 Plan have terms of up to 10 years.

December 31, 2012

Initially reserved	125,000
Additionally reserved - annual increases	99,156
Additionally reserved - board action	40,000
Options granted since inception, net of forfeited, expired or cancelled	(114,890)
Stock granted since inception	(60,282)
Available for issuance under the 2010 Plan	88,984

Our board of directors adopted the 2005 Equity Incentive Plan (2005 Plan) in May 2005 and our shareholders approved the 2005 Plan in September 2005. Under the terms of the 2005 Plan, we could grant options to purchase common stock and shares of common stock to officers, directors, employees or consultants providing services on such terms as are determined by the board of directors. Options granted under the 2005 Plan have terms of up to 10 years. There are no longer any shares reserved for future issuance under the 2005 Plan.

We have outstanding a total of 17,077 options awarded to current and former directors, employees and consultants at various times beginning in 2004 through 2009 that do not fall under the plans described above. Expiration periods, typically ten years, and other terms of these non-plan specific options are not materially different from those issued under the 2010 Plan and 2005 Plan.

RiceBran Technologies
Notes to Consolidated Financial Statements

Share-based compensation expenses related to options are included in selling, general and administrative expenses in the statements of operations, and consisted of the following (in thousands):

	2012	2011
Consultants	$42	$14
Directors	285	280
Employees	152	112
Executive officers	444	501
Total share-based compensation expense, options	$923	$907

The following table summarizes option activity during 2012 and 2011:

	Employees and Directors		Consultants
	Weighted Average Exercise Price	Shares Under Options	Weighted Average Exercise Price	Shares Under Options	Total Number of Options
Outstanding, January 1, 2011	$82.00	218,808	$292.00	8,618	227,426
Granted	42.00	22,022	62.00	4,000	26,022
Forfeited, expired or cancelled	68.00	(60,336)	2,000.00	(168)	(60,504)
Exercised	NA	-	NA	-	-
Outstanding, December 31, 2011	48.00	180,494	152.00	12,450	192,944
Granted	26.00	28,060	16.00	1,000	29,060
Forfeited, expired or cancelled	58.00	(50,250)	266.00	(2,500)	(52,750)
Exercised	NA	-	NA	-	-
Outstanding, December 31, 2012	$26.00	158,304	$106.00	10,950	169,254

Exercisable, December 31, 2012	$28.00	134,155	$112.00	9,367	143,522
Exercisable, December 31, 2011	$52.00	129,571	$190.00	8,867	138,438

The following are the weighted-average assumptions used in valuing stock options:

	2012	2011

Fair value of options granted	$20.00	$38.00
Volatility	109.2%	101.5%
Risk free interest rate	0.9%	0.8%
Expected life of options (in years)	6.1	5.2
Expected dividends	-	-
Forfeiture rate	5%	5%

RiceBran Technologies
Notes to Consolidated Financial Statements

The following table summarizes information related to outstanding and exercisable options:

	As of December 31, 2012
	Outstanding			Exercisable
Range of Exercise Prices	Shares Under Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Shares Under Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)

$16.00	110,212	$16.00	7.0	86,063	$16.00	6.7
$28.00	3,540	28.00	9.2	3,540	28.00	9.2
$40.00	34,064	40.00	5.6	34,064	40.00	5.6
$60.00	15,000	60.00	2.0	15,000	60.00	2.0
$74.00	3,438	74.00	8.2	1,855	74.00	8.2
$242.00	500	242.00	3.0	500	242.00	3.0
$300.00	2,500	300.00	0.4	2,500	300.00	0.4
$16.00 to $300.00	169,254	32.00	6.3	143,522	34.00	5.9

In 2012, we issued 15,022 shares of common stock to retiring directors in exchange for the surrender of vested stock options exercisable for 23,710 shares of common stock. The fair value of the options surrendered on the date of the stock issuances was $0.3 million and fair value of the stock at issuances was $0.3 million.

For 2012, our non-employee directors agreed to accept stock options in lieu of cash representing one half of the board retainer fees to which they otherwise would have been entitled. As a result, we issued options for the purchase of 6,090 shares of common stock in 2012, at an exercise price of $28.00 per share. The stock options vested in installments during 2012. The $0.2 million grant date fair value of the options equaled the cash fees to which the directors were otherwise entitled.

In 2012, our three executive officers agreed to accept stock options in lieu of receiving their full salary in cash. Our three executive officers received cash equal to either 83.3% or 90.0% of their stated contract salary, as detailed in their employment agreements, and these officers were collectively issued stock options for the purchase of up to 4,263 shares of common stock at an exercise price equal to $24.00 per share. The options vested in installments during 2012. The $0.1 million grant date fair value of the options equaled the officers’ salary forbearance.

In 2012, we lowered the exercise price on outstanding options held by certain employees for the purchase of up to 108,588 shares of common stock to $16.00 per share from an average exercise price of $38.00 per share. The stock price on the date of the re-pricing was $14.00 per share. No other terms of the options were modified. We recorded expense of less than $0.1 million in 2012, representing the difference between the fair value of the options before and after the modification. Total unrecognized compensation increased less than $0.1 million as a result of the modification.

In 2011, we entered into amendments to employment agreements with each of our four executive officers. Twenty percent of each officer’s salary for the last six months of 2011 was paid in stock options instead of in cash. The options vested and became exercisable in installments during 2011. Under the amendments we issued options to purchase 10,584 shares of common stock, at an average exercise price of $40.00, and an average initial term of 1.6 years.

In 2010, we reached an agreement to settle all potential claims associated with the employment of Mr. Brad Edson, our former chief executive officer. The agreement was subject to the approval of the Bankruptcy Court and became effective upon court approval in 2011. Mr. Edson agreed to return to NutraCea $0.4 million, representing a bonus earned in 2008. We recorded a receivable for the return of the bonus. The corresponding income reduced selling, general and administrative expenses in the first quarter of 2011. As partial payment of the receivable, Mr. Edson forfeited 30,000 options granted in 2004 and returned 175 shares of common stock in payment of $0.3 million of his obligation. The options had an exercise price of $60.00 per share and were outstanding and exercisable as of December 31, 2010. We reduced the receivable from Mr. Edson, reduced equity by $0.3 million, and cancelled the options in 2011, when the Bankruptcy Court approved the agreement. The remaining $0.1 million receivable remains unpaid and reserved for due to uncertainty with regard to the collectability of the receivable as of December 31, 2012.

RiceBran Technologies
Notes to Consolidated Financial Statements

In 2011, we reached an agreement to settle all potential claims associated with the employment of Mr. Todd Crow, our former chief financial officer. As part of the settlement, Mr. Crow was required to forfeit 8,315 options and return 48 shares of common stock held. The agreement was subject to the approval of the Bankruptcy Court and became effective upon court approval in 2011. We cancelled the stock and options in 2011. The options had an average exercise price of $74.00 per share and were outstanding and exercisable as of December 31, 2010. No value was assigned to the cancelled stock or options because we transferred no cash or other assets in exchange. In connection with the settlement, Mr. Crow agreed to withdraw his $0.2 million bankruptcy claim.

Warrants

We have outstanding warrants classified as equity (equity warrants) and as warrant liability (liability warrants).

	Equity Warrants			Liability Warrants
	Shares Under Equity Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Shares Under Liability Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)
Balance, January 1, 2011	2,727	$138.00	2.8	199,421	$256.00	2.3
Granted	25,795	46.00		-
Impact of antidilution clauses	-			31,516
Exercised	-			-
Forfeited, expired or cancelled	(11,150)	46.00		(14,362)	226.00
Balance, December 31, 2011	17,372	60.00	3.5	216,575	220.00	1.5
Granted	-	-		423,782	20.00
Impact of antidilution clauses	-	-		518,720	NA
Impact of amendment	-	-		78,215	NA
Exercised	-	-		(25,015)	20.00
Forfeited, expired or cancelled	(11,616)	44.00		(411,264)	88.00
Outstanding, December 31, 2012	5,756	$90.00	2.4	801,013	$24.00	$3.5
Exercisable, December 31, 2012	5,756	$90.00	2.4	708,213	$24.00	$3.3

During the first quarter of 2012, the holder of a liability warrant to purchase 25,016 shares of common stock exercised the warrant on a cashless basis and, as a result, we issued the holder 7,764 shares of our common stock. We transferred the $0.7 million fair value of the liability warrant as of the date of exercise into equity.

The following table summarizes information related to outstanding and exercisable warrants:

		As of December 31, 2012
		Outstanding			Exercisable
Range of Exercise Prices	Type of Warrant	Shares Under Warrants	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Shares Under Warrants	Exercise Price	Remaining Contractual Life (Years)
$14.00-$16.00	Liability	656,990	$16.00	4.2	564,190	$16.00	4.1
$46.00	Equity	3,029	46.00	3.9	3,029	46.00	3.9
$66.00	Liability	144,023	66.00	0.3	144,023	66.00	0.3
$138.00	Equity	2,727	138.00	0.8	2,727	138.00	0.8
		806,769	$24.00	3.5	713,969	$26.00	3.3

We have certain warrant agreements in effect for outstanding liability warrants that contain antidilution clauses. Under the antidilution clauses, in the event of equity issuances, we may be required to lower the exercise price on liability warrants and increase the number of shares underlying liability warrants. Equity issuances may include issuances of our common stock, certain awards of options to employees, and issuances of warrants and/or other convertible instruments below a certain exercise price.

RiceBran Technologies
Notes to Consolidated Financial Statements

Common stock and warrant issuance to Buyer (Note 12), convertible note and warrant issuances (Note 10), in 2012 and 2011 triggered the antidilution clauses in certain liability warrants and, as a result, we were required to lower the exercise price and increase the number of shares underlying certain liability warrants. In addition, certain amendments required us to lower the exercise price and increase the numbers of shares underlying certain warrants.

NOTE 12. SETTLEMENT WITH HERBAL SCIENCE

In March 2010, Herbal Science Singapore Pte. Ltd. (HS) filed a proof of claim against the Parent Company in the amount of $1.5 million in the Chapter 11 Reorganization. In November 2010, we entered into a stipulated settlement agreement with HS and certain affiliates, which was subsequently approved by the Bankruptcy Court. The stipulation, as amended, provided that we would pay HS $0.9 million.

During 2011, we paid $0.4 million of our obligation to HS. In the second quarter of 2011, HS sold their receivable due from us to a third party (Buyer). In settlement of our remaining $0.5 million obligation to Buyer we issued to Buyer 12,884 shares of common stock and a warrant to purchase 3,029 shares, at $46.00 per share, expiring in November 2016, in a noncash transaction. The fair value of the common stock and warrant issued to Buyer exceeded our obligation to the Buyer by $0.2 million. This excess was recorded as a transaction cost in other expense in the second quarter of 2011. The stock had a fair value, based on the closing price of our stock, of $0.6 million. The warrant had a fair value of $0.1 million, determined using Black-Scholes valuation methodology.

As a result of the settlement of our obligation to HS in 2011, we became the sole member of Rice Rx, LLC (RRX) and Rice Science, LLC (RS), each Delaware limited liability companies formed with HS in December 2007. Our ownership interest in RRX, increased from 50% to 100% and our ownership interest in RS increased from 80% to 100%. In addition, we were assigned all interests in the patentable pharmaceuticals, SRB isolates and related intellectual property derived from the preliminary research and development activities of RRX and RS.

The $0.9 million settlement was comprised of $0.6 million for the satisfaction of liabilities RRX and RS had payable to HS, $0.1 million for interest expense on those liabilities, $0.1 million for reimbursement of HS attorney fees, and $0.1 million for the additional ownership interests in RRX and RS. We used cash to satisfy our obligation to pay the $0.1 million for the ownership interests and $0.3 million of the liabilities to RRX and RS and settled the remainder of the liabilities, interest and attorneys fees, with issuance of the shares of common stock and the warrant to the Buyer.

We had a controlling interest in RS prior to the transaction, therefore no gain or loss was recorded with the purchase of the additional RS ownership interests. We recorded the indicated loss, representing the cash paid for the RS ownership interests and the noncontrolling interest derecognized with the transaction, of $0.3 million in equity in 2011. RS had no loss from operations in 2012 or 2011.

We increased our interest in RRX from a noncontrolling interest to a controlling interest. Consequently, in the second quarter of 2011, we recorded a loss on the transaction, equal to the cash paid for the RRX ownership interests and the net RRX liabilities assumed, of $0.1 million. The $0.1 million loss on acquisition of the additional interest in RRX is included in other income (expense). RXX had no loss from operations in 2012 or 2011.

RiceBran Technologies
Notes to Consolidated Financial Statements

NOTE 13. INCOME TAXES

Deferred tax assets (liabilities) are comprised of the following (in thousands):

	As of December 31,
	2012	2011
United States
Net operating loss carryforwards	$41,374	$42,008
Gain on sale of membership interests in Nutra SA	374	374
Stock options and warrants	1,144	3,000
Intangible assets	960	577
Property	5,651	4,372
Capitalized expenses	715	1,217
Convertible debt	(399)	-
Other	86	283
Deferred tax assets	49,905	51,831
Less: Valuation allowance	(49,905)	(51,831)
Net deferred tax asset	-	-
Brazil
Intangible assets	(490)	(904)
Property	(2,165)	(2,927)
Net operating loss carryforwards	960	14
Other	255	209
Net deferred tax liability	(1,440)	(3,608)
	$(1,440)	$(3,608)

Deferred tax asset - current	$234	$159
Deferred tax liability - long-term	(1,674)	(3,767)
	$(1,440)	$(3,608)

Deferred taxes arise from temporary differences in the recognition of certain expenses for tax and financial reporting purposes. We have determined it is more likely than not that some portion or all of the deferred tax assets will not be realized. Accordingly we have provided a valuation allowance for deferred tax assets. Our valuation allowance is on U.S. deferred tax assets. The change in valuation allowance of $1.9 million in 2012 is due to (i) $1.7 million in net operating loss and other deferred changes from 2012 operations, offset by (ii) the $1.5 million impact of expiring net operating losses and (iii) the $2.1 million impact of adjustments to capitalized expenses and stock option compensation. The change in valuation allowance of $1.3 million in 2011 is primarily due to (i) $3.4 million in net operating loss and other deferred changes from 2011 operations, offset by (ii) the $0.4 million impact for state rate changes and (iii) a $1.7 million adjustment of net operating loss carryforwards to the returns filed.

As of December 31, 2012, net operating loss carryforwards for U.S. federal tax purposes totaled $110.7 million and expire at various dates from 2018 through 2032. Net operating loss carryforwards for state tax purposes totaled $70.3 million as of December 31, 2012, and expire at various dates from 2013 through 2032. As of December 31, 2012, net operating loss carryforwards for Brazil tax purposes totaled $2.8 million and do not expire.

Utilization of net operating loss carryforwards may be subject to substantial annual limitations due to the “change in ownership” provisions of the Internal Revenue Code of 1986, as amended and similar state regulations. The annual limitation may result in the expiration of substantial net operating loss carryforwards before utilization.

We are subject to taxation in the U.S. and various states. We record liabilities for income tax contingencies based on our best estimate of the underlying exposures. We are open for audit by the IRS for years after 2008 and, generally, by U.S. state tax jurisdictions after 2007. We are open for audit by the Brazilian tax authorities for years after 2008.

RiceBran Technologies
Notes to Consolidated Financial Statements

Loss before income taxes is comprised of the following (in thousands):

	2012	2011

Foreign	$(5,051)	$(2,277)
Domestic	(8,020)	(8,943)
Loss before income taxes	$(13,071)	$(11,220)

Foreign earnings are assumed to be permanently reinvested. U.S. federal income taxes have not been provided on undistributed earnings of our foreign subsidiary.

The income tax benefit of $1.9 million in 2012 and $0.3 million in 2011 is all foreign deferred tax benefit. We have no U.S. tax provision or benefit in 2012 or 2011.

Reconciliations between the amount computed by applying the U.S. federal statutory tax rate (34%) to loss before income taxes, and income tax benefit follows (in thousands):

	2012	2011

Income tax benefit at federal statutory rate	$(4,444)	$(3,815)
Increase (decrease) resulting from:
State tax benefit, net of federal tax effect	(251)	(347)
Change in valuation allowance	(1,926)	1,313
Adjustment to U.S. net operating losses	-	1,694
Adjustment to capitalized costs deferred balances	443	-
Adjustment to stock option compensation deferred balances	1,602	-
Reduction in deferred balances for forfeited, expired or cancelled options	602	-
Expiration of U.S. net operating losses	1,460	115
Nontaxable fair value adjustment	(1,843)	(113)
Nondeductible convertible debt issuance expenses	2,285	-
Impact of state rate changes	-	437
Nondeductible expenses	10	18
Foreign taxes	6	(6)
Adjustments to Brazil deferred balances	(222)	429
Adjustments to U.S. deferred balances	343	(70)
Income tax benefit	$(1,935)	$(345)

We have not identified any uncertain tax positions requiring a reserve as of December 31, 2012 or 2011.

NOTE 14. RECOVERIES FROM FORMER CUSTOMERS

In 2011, pursuant to a settlement agreement with a former customer, we received $0.8 million in connection with a 2007 transaction with that customer. We shipped products in 2007 to the customer and no revenue was recognized for the transaction under revenue recognition rules. The customer had not remitted payment prior to the settlement. The $0.8 million received is included in recoveries from former customers in the statements of operations for 2011.

In 2007, we closed on the sale of certain products to a customer. The applicable criteria for revenue recognition were not met at that time. The $1.0 million deposit we received in the transaction was carried as an other long-term liability on our balance sheet since 2007 until the fourth quarter of 2011, when we eliminated the liability upon the resolution of certain legal matters associated with the transaction. We recognized a reduction in operating expenses in the amount of $1.0 million, which is recorded in recoveries from former customers in the statements of operations for 2011.

RiceBran Technologies
Notes to Consolidated Financial Statements

NOTE 15. COMMITMENTS AND CONTINGENCIES

Employment Contracts

We have entered into employment and other agreements with certain executives and other employees that provide for compensation and certain other benefits. These agreements provide for severance payments under certain circumstances.

In the normal course of business, we periodically enter into employment agreements which incorporate indemnification provisions. While the maximum amount to which we may be exposed under such agreements cannot be reasonably estimated, we maintain insurance coverage, which we believe will effectively mitigate our obligations under these indemnification provisions. No amounts have been recorded in our financial statements with respect to any obligations under such agreements.

Leases

We lease certain properties under various operating lease arrangements that expire over the next twenty one years. These leases generally provide us with the option to renew the lease at the end of the lease term. Future minimum payments under these commitments as of December 31, 2012, are as follows: $0.4 million for 2013; $0.3 million for 2014; $0.3 million in 2015; $0.3 million in 2016, $0.1 million in 2017 and $1.2 million thereafter. We incurred lease expense of $0.4 million in 2012 and $0.5 million in 2011.

Litigation

In addition to the matters discussed below, from time to time we are involved in litigation incidental to the conduct of our business. When applicable, we record accruals for contingencies when it is probable that a liability will be incurred and the amount of loss can be reasonably estimated. While the outcome of lawsuits and other proceedings against us cannot be predicted with certainty, in the opinion of management, individually or in the aggregate, no such lawsuits are expected to have a material effect on our financial position or results of operations.

Defense costs are expensed as incurred and are included in professional fees.

Irgovel Stockholders Lawsuit

On August 28, 2008, former Irgovel stockholder David Resyng filed an indemnification suit against Irgovel, Osmar Brito and the remaining former Irgovel stockholders (Sellers), requesting: (i) the freezing of the escrow account maintained in connection with the transfer of Irgovel’s corporate control to us and the presentation of all documentation related to the transaction, and (ii) damages in the amount of the difference between (a) the sum received by David Resyng in connection with the judicial settlement agreement executed in the action for the partial dissolution of the limited liability company filed by David Resyng against Irgovel and the Sellers and (b) the amount received by the Sellers in connection with the sale of Irgovel’s corporate control to us, in addition to moral damages as determined in the court’s discretion. The amount of damage claimed by Mr. Resyng is approximately $3 million.

We believe that the filing of the above lawsuit is a fundamental default of the obligations undertaken by the Sellers under the Quotas Purchase Agreement for the transfer of Irgovel’s corporate control, executed by and among the Sellers and us on January 31, 2008 (Purchase Agreement). Consequently, we believe that the responsibility for any indemnity, costs and expenses incurred or that may come to be incurred by Irgovel and/or us in connection with the above lawsuit is the sole responsibility of the Sellers.

RiceBran Technologies
Notes to Consolidated Financial Statements

On February 6, 2009, the Sellers filed a collection lawsuit against us seeking payment of the second installment of the purchase price under the Purchase Agreement, which the Sellers allege is approximately $1.0 million. We have withheld payment of the second installment pending resolution of the Resyng lawsuit noted above. The Parent Company has not been served with any formal notices in regard to this matter so far. To date, only Irgovel has received formal legal notice. In addition, the Purchase Agreement requires that all disputes between us and the Sellers be adjudicated through arbitration. As part of the Purchase Agreement, $2.0 million was deposited into an escrow account to cover contingencies with the net remaining funds payable to the Sellers upon resolution of all contingencies. We believe any payout due to the lawsuit will be made out of the escrow account. As of December 31, 2012 and 2011, the balance in the escrow account was $1.9 million and is included in restricted cash in our balance sheets. There is an escrow liability related to the lawsuit in accrued expenses on our balance sheets as of December 31, 2012 and 2011 totaling $1.4 million and $1.9 million. When the escrow account was funded, we established an accrued liability equal to the amount of the escrow for contingencies and the net balance due to the Sellers under the terms of the Purchase Agreement. As of December 31, 2012, $0.6 million of pre-acquisition contingencies have either been paid or specifically identified and accrued, leaving a balance of $1.4 million to settle any remaining contingencies. We believe that there is no additional material exposure as any amounts determined to be owed as a result of the above noted litigation and contingencies will be covered by the escrow account.

NOTE 16. EMPLOYEE BONUS PLAN

In 2010, our board of directors approved a cash incentive bonus plan. As of December 31, 2012, the plan provided for payment of $0.5 million to employees, employed at the time of payment, if all of the following conditions are met: (i) court approval of our Plan of Reorganization and successfully exiting the Chapter 11 bankruptcy process, (ii) being cash flow positive, defined by our board as earnings before interest, taxes, depreciation, amortization and certain non-cash charges, and (iii) cash availability as determined by our board at its sole discretion. Because the consolidated operating cash flow condition and cash availability condition were not met as of December 31, 2012 and 2011, our board of directors has not approved payments and no accruals have been recorded.

NOTE 17. RELATED PARTY TRANSACTIONS

Transactions with Director Baruch Halpern

In January 2012, Baruch Halpern became a member of our board of directors. Mr. Halpern is the principal in Halpern Capital, Inc. (HC). Under a February 2011 financial advisor agreement we are obligated to pay HC success fees ranging from 2.5% to 5.0% of the consideration received from certain equity, convertible securities or debt transactions. We must also issue warrants to purchase shares of common stock that equal from 2.5% to 5.0% of the consideration received in those transactions, divided by either the market price of the common stock or the conversion price of the securities issued in the transaction. This agreement terminated April 1, 2012, however, we remain obligated to pay HC success fees and issue HC warrants on any transaction with an investor introduced by HC occurring though March 31, 2013.

In connection with the issuance of convertible debt in 2012 we issued the transactional warrants listed below under the terms of our financial advisor agreement with HC.

Date of Warrants	Number of Shares Under Warrants	Exercise Price of Warrant	Expiration Date of Warrant
		(1)
January 2012	1,250	Exercisable immediately at $30.00 per share (2)	January 2017
January 2012	5,563	Exercisable immediately at $20.00 per share (2)	January 2017
May 2012	63	Exercisable immediately at $20.00 per share (2)	May 2017
July 2012	711	Exercisable immediately at $14.00 per share	July 2017
August 2012	268	Exercisable immediately at $14.00 per share	August 2017

(1)	All of the transactional warrants contain full ratchet antidilution provisions and require the holders to provide us with at least 61 days notice prior to conversion or exercise to the extent the holder would have a beneficial ownership interest in our common stock in excess of 4.99% of our outstanding common stock immediately after conversion or exercise.

(2)	As a result of the July 31, 2012, issuances of convertible debt and related warrants, the exercise prices on these transactional warrants were reduced under the full ratchet antidilution provisions included in the transactional warrants, to $14.00 per share and the number of underlying shares increased to equal the number of original underlying shares times the initial exercise price divided by $14.00 per share.

RiceBran Technologies
Notes to Consolidated Financial Statements

Other transactions with Mr. Halpern, HC and Halpern Entities are summarized below (in thousands):

	2012	2011
Success fees earned by HC under financial advisor agreement payable in cash	$164	$26
Proceeds received from Mr. Halpern and Halpern Entities upon issuance of convertible debt and related warrants	213	1,739
Interest earned by Halpern Entities on convertible debt	302	225
Payments to HC relevant to HC's class 6 general unsecured creditor claim	256	754

As of December 31, 2012 and 2011, there was less than $0.1 million in accounts payable or accrued expenses due to Mr. Halpern, HC or the Halpern Entities.

In January 2012, we agreed to extend the expiration dates on certain liability warrants held by Mr. Halpern and others, for the purchase of 25,833 shares of common stock at an exercise price of $20.00 per share from July 2014 to January 2017. The resulting $0.1 million change in the fair value of the warrants was expensed in other income (expense).

As a result of the amendment discussed in Note 10, the terms of Mr. Halpern’s January 2012 subordinated convertible note were modified such that the maturity date was extended from January to July 2015, the exercise price on the related warrant was reduced from $24.00 per share to $16.00 per share and the number of underlying shares on those warrants was increased from 125,000 to 178,572. Had the warrant not been amended, the exercise price would have reduced to $14.00 per share under the antidilution provisions in the warrant.

Transactions with Other Directors

In April 2012, Henk Hoogenkamp became a member of our board of directors. In 2011, Mr. Hoogenkamp performed consulting services for us under an independent contractor agreement. Under the agreement, as amended, we agreed to pay Mr. Hoogenkamp a total of $0.1 million as compensation for services in 2011. In addition, we issued to Mr. Hoogenkamp 750 shares of our common stock which fully vested on December 31, 2011. In June 2011, we entered into an amendment to the independent contractor agreement, which reduced the scope of the consulting services and reduced his compensation during the last six months of 2011. Mr. Hoogenkamp agreed to be paid less than $0.1 million for his consulting services in 2011 and we agreed to extend the exercise period for certain stock options issued to Mr. Hoogenkamp for the purchase of up to 2,200 shares of our common stock to June 30, 2015. The change in fair value of the warrants was less than $0.1 million. Effective January 1, 2012, under a new one-year independent contractor consulting agreement, we issued Mr. Hoogenkamp 5,000 shares of our common stock, which were to vest in twelve equal monthly installments during 2012. In April 2012, in connection with Mr. Hoogenkamp’s appointment to the Board of Directors, we terminated the independent contractor agreement and agreed to immediately vest all of the 5,000 shares of common stock previously granted. During 2012 and 2011, we paid and expensed less than $0.1 million for cash fees owed under the independent contractor agreements. We expensed $0.1 million in both 2012 and 2011 for common stock issued under the independent contractor agreements.

W. John Short (CEO and director), Zanesville Partners Fund, LLC, which is beneficially owned by James C. Lintzenich (former director), and the Edward L. McMillan Revocable Trust, which is beneficially owned by Edward L. McMillan (former director), collectively invested $0.1 million in the January 2012 subordinated convertible notes and related warrants issuance. During 2012, we paid and expensed less than $0.1 million for interest on these three subordinated convertible notes.

NOTE 18. SEGMENT INFORMATION

We have three reportable business segments: (i) Corporate; (ii) USA, which manufactures and distributes SRB in various granulations along with other products derived from rice bran via proprietary and patented enzyme treatment processes; and (iii) Brazil, which extracts crude RBO and DRB from rice bran, which are then further processed into a number of valuable human food and animal nutrition products. The Corporate segment includes selling, general and administrative expenses including public company expenses, litigation, and other expenses not directly attributable to other segments. No Corporate allocations are made to the other segments. General corporate interest is not allocated.

RiceBran Technologies
Notes to Consolidated Financial Statements

The table below presents segment information for the years identified and provides a reconciliation of segment information to total consolidated information (in thousands).

	2012
	Corporate	USA	Brazil	Consolidated

Revenues	$-	$12,633	$25,090	$37,723
Cost of goods sold	-	8,946	22,705	31,651
Gross profit	-	3,687	2,385	6,072
Intersegment fees	347	-	(347)	-
Depreciation and amortization (in selling, general and administrative)	(197)	(1,006)	(859)	(2,062)
Impairment of property	-	(1,069)	-	(1,069)
Other operating expenses	(4,768)	(2,364)	(4,496)	(11,628)
Loss from operations	$(4,618)	$(752)	$(3,317)	$(8,687)

Net loss attributable to RiceBran Technologies shareholders	$(7,046)	$(770)	$(1,693)	$(9,509)
Interest expense	(743)	(17)	(1,166)	(1,926)
Depreciation (in cost of goods sold)	-	(899)	(1,651)	(2,550)
Purchases of property	1	150	6,331	6,482
Property, net, end of period	36	8,731	19,690	28,457
Goodwill, end of period	-	-	4,773	4,773
Intangible assets, net, end of period	-	1,133	1,442	2,575
Total assets, end of period	3,201	11,609	32,196	47,006

	2011
	Corporate	USA	Brazil	Consolidated

Revenues	$-	$10,700	$26,257	$36,957
Cost of goods sold	-	7,566	21,820	29,386
Gross profit	-	3,134	4,437	7,571
Intersegment fees	(439)	-	439	-
Depreciation and amortization (in selling, general and administrative)	(119)	(1,306)	(1,226)	(2,651)
Impairment of intangibles and property	(240)	(1,352)	-	(1,592)
Recoveries from former customers	-	1,800	-	1,800
Other operating expenses	(5,556)	(3,728)	(5,428)	(14,712)
Loss from operations	$(6,354)	$(1,452)	$(1,778)	$(9,584)

Net loss attributable to RiceBran Technologies shareholders	$(6,875)	$(1,631)	$(1,593)	$(10,099)
Interest expense	(619)	(180)	(964)	(1,763)
Depreciation (in cost of goods sold)	-	(993)	(1,336)	(2,329)
Purchases of property	-	98	6,769	6,867
Property, net, end of period	263	11,899	15,833	27,995
Goodwill, end of period	-	-	5,240	5,240
Intangible assets, net, end of period	-	1,612	2,316	3,928
Total assets, end of period	4,672	14,219	33,341	52,232

All changes in goodwill between December 31, 2012 and December 31, 2011, relate to foreign currency translation.

RiceBran Technologies
Notes to Consolidated Financial Statements

The following table presents revenues data by geographic area (in thousands):

	2012	2011

United States	$16,177	$9,178
Brazil	18,266	19,141
Other international	3,280	8,638
Total revenues	$37,723	$36,957

NOTE 19. FAIR VALUE MEASUREMENT

The fair value of cash and cash equivalents, accounts and other receivables and accounts payable approximates their carrying value due to their shorter maturities. As of December 31, 2012, the fair value of our USA segment debt is approximately $2.5 million higher than the carrying value of that debt, based on current market rates for similar debt with similar maturities. The fair value of our Brazil segment debt approximates the carrying value of that debt based on the current market rates for similar debt with similar maturities.

Fair value is based on the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Certain assets and liabilities are presented in the financial statements at fair value. Assets and liabilities measured at fair value on a recurring basis include derivative warrant and conversion liabilities. Assets and liabilities measured at fair value on a non-recurring basis may include property.

We assess the inputs used to measure fair value using a three-tier hierarchy based on the extent to which inputs used in measuring fair value are observable in the market:

●	Level 1 – inputs include quoted prices for identical instruments and are the most observable.
●	Level 2 – inputs include quoted prices for similar assets and observable inputs such as interest rates, currency exchange rates and yield curves.
●	Level 3 – inputs are not observable in the market and include management’s judgments about the assumptions market participants would use in pricing the asset or liability.

For instruments measured using Level 3 inputs, a reconciliation of the beginning and ending balances is disclosed.

The following tables summarize the fair values by input hierarchy of items measured at fair value on a recurring basis on our consolidated balance sheets (in thousands):

		Level 1	Level 2	Level 3	Total
December 31, 2012
Derivative warrant liabilities	(1)	$-	$-	$(4,520)	$(4,520)
Derivative conversion liabilities	(2)	-	-	(2,199)	(2,199)
Total liabilities at fair value		$-	$-	$(6,719)	$(6,719)

December 31, 2011
Derivative warrant liabilities	(1)	$-	$-	$(1,296)	$(1,296)
Total liabilities at fair value		$-	$-	$(1,296)	$(1,296)

(1)	These warrants are valued using the lattice model each reporting period and the resultant change in fair value is recorded in the statements of operations. The lattice model requires us to assess the probability of future issuance of equity instruments at a price lower than the current exercise price of the warrants. The risk-free interest rate is determined by reference to the treasury yield curve rate of instruments with the same term as the warrant. Additional assumptions that were used to calculate fair value follow.

RiceBran Technologies
Notes to Consolidated Financial Statements

	December 31, 2012	December 31, 2011
Risk-free interest rate	0.1% - 0.7%	0.1% - 0.8%
	(0.6% weighted average)	(0.2% weighted average)
Expected volatility	93%	84%

(2)	These conversion liabilities are valued using a lattice model each reporting period and the resultant change in fair value is recorded in the statements of operations. The lattice model requires us to assess the probability of future issuance of equity instruments at a price lower than the current conversion price of the debt. The risk-free interest rate is determined by reference to the treasury yield curve rate of instruments with the same term as the underlying debt. Additional assumptions that were used to calculate fair value follow.

December 31, 2012
Risk-free interest rate	0.2-0.3%
(0.3% weighted average)
Expected volatility	93%

The following tables summarize the changes in level 3 items measured at fair value on a recurring basis (in thousands):

	Fair Value as of Beginning of Period	Total Realized and Unrealized Gains (Losses)	Issuance of New Instruments	Net Transfers (Into) Out of Level 3		Fair Value, at End of Period	Change in Unrealized Gains (Losses) on Instruments Still Held
2012		(1)
Derivative warrant liability	$(1,296)	$3,048	$(6,983)	$711	(2)	$(4,520)	$3,320
Derivative conversion liability	-	2,372	(4,466)	(105	)(3)	(2,199)	2,372
Total Level 3 fair value	$(1,296)	$5,420	$(11,449)	$606		$(6,719)	$5,692

2011
Derivative warrant liability	$(1,628)	$332	$-	$-		$(1,296)	$332
Total Level 3 fair value	$(1,628)	$332	$-	$-		$(1,296)	$332

(1)	Included in change in fair value of derivative warrant and conversion liabilities in our consolidated statements of operations.
(2)	Represents transfers to equity as a result of a holder exercising a warrant.
(3)	Represents an adjustment to loss on extinguishment as a result of issuing the replacement senior convertible debenture.

The following tables summarize the fair values by input hierarchy of items measured at fair value in our balance sheets on a nonrecurring basis (in thousands):

						2012
		As of December 31, 2012				Impairment
		Level 1	Level 2	Level 3	Total	Losses
						(1)
Property, net	(1)	$-	$-	$1,058	$1,058	$1,069
Property, net		$-	$-	$1,058	$1,058	$1,069

(1)	During 2012, machinery and equipment not currently in use was evaluated for impairment and as a result was written down to estimated fair value. Fair value is an estimate of net realizable value comprised of an estimate of proceeds from sale, based on an internal evaluation of market conditions, less estimated costs to sell. The estimate of net realizable value is subject to change.

RiceBran Technologies
Notes to Consolidated Financial Statements

NOTE 20. SUBSEQUENT EVENTS

In 2011, we entered into a joint research and development agreement with a partner with the goal of developing technology to extract and concentrate protein from rice bran. In March 2013, the agreement was mutually terminated. We each received (i) the right to separately develop, modify and improve the jointly developed technology and (ii) nonexclusive, nonroyalty-bearing license rights to separately exploit the technology. We agreed to pay the partner a total of $1.3 million, which is payable in four equal quarterly installments beginning June 2013, or, alternatively, $1.2 million as a lump sum in June 2013.

In March 2013, W. John Short (CEO and director) and Baruch Halpern (director) loaned us collectively $0.1 million.

In March 2013, our board of directors agreed to defer receipt of their cash board fees for an indeterminate period of time.

No dealer, salesman or any other person has been authorized to give any information or to make any representation not contained in this prospectus in connection with the offer made by this prospectus. If given or made, such information or representation must not be relied upon as having been authorized by RiceBran. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by any person in any jurisdiction in which such an offer or solicitation is not authorized or is unlawful. Neither delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to the date of this prospectus.

Until [_________], 2013 (___ days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

RICEBRAN TECHNOLOGIES

__________ SHARES OF COMMON STOCK AND
WARRANTS TO PURCHASE __________ SHARES OF COMMON STOCK

____________________________

PROSPECTUS
____________________________

Sole Book Running Manager

Maxim Group LLC

Co-Managers

Chardan Capital Markets, LLC	Dawson James Securities, Inc.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Expenses of the Registrant in connection with the issuance and distribution of the securities being registered, are estimated as follows:

SEC Registration Fee		$2,046.00
Blue Sky Fees	$
FINRA Filing Fee	$
NASDAQ Filing Fee	$
Printing and Engraving Expenses	$
Edgarizing Costs	$
Transfer Agent Fees and Expenses	$
Legal Fees and Expenses	$
Accountants' Fees and Expenses	$
Miscellaneous Costs	$
Total	$

Item 14. Indemnification of Directors and Officers

The California General Corporation Law and our Articles of Incorporation and Bylaws provide that we may indemnify our officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest. This means that if indemnity is determined by the Board of Directors to be appropriate in any case we and not the individual might bear the cost of any suit that is filed by a shareholder against the individual officer, director or employee unless the court determines that the individual acted in bad faith. These provisions are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors and officers, and to persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this Registration Statement, we issued the securities described below that were not registered under the Securities Act. Unless otherwise indicated above, the above securities were issued pursuant to the private placement exemption provided by Section 4(2) of the Securities Act of 1933. All issuances above were made without any public solicitation, to a limited number of persons and were acquired for investment purposes only.

We issued options as described in the table which follows.

Date of Issuance	Recipient	Number of Underlying Shares of Common Stock	Exercise Price Per Share ($)	Vesting Period	Expiration	In Connection With
November 15, 2010	Employee	669	42.00	Immediate	November 15, 2020	Employment
January 1, 2011	Directors	7,500	40.00	One Year	January 1, 2021	Board Service
February 28, 2011	Consultant	2,500	74.00	Five Years	February 28, 2021	Consulting Services
March 31, 2011	Director	938	74.00	Nine Months	March 31, 2021	New Director Grant
June 9, 2011	Employees	500	40.00	Four Years	June 9, 2021	Employment
July 15, 2011	Employees	5,809	40.00	Six and One Half Months	July 15, 2012	In Lieu of Cash Salaries
July 15, 2011	Employees	3,028	40.00	Six and One Half Months	July 15, 2013	In Lieu of Cash Salaries
July 15, 2011	Employees	1,747	40.00	Six and One Half Months	July 15, 2014	In Lieu of Cash Salaries
August 24, 2011	Employee	2,500	40.00	Three Years	August 24, 2021	Employment
December 6, 2011	Consultant	1,500	40.00	One Year	December 6, 2021	Consulting Services
January 3, 2012	Directors	6,250	40.00	One Year	January 3, 2022	Board Service
January 18, 2012	Director	1,146	40.00	Eleven Months	January 18, 2022	New Director Grant
March 1, 2012	Employees	2,500	40.00	Two Years and Ten Months	March 1, 2022	Employment
March 27, 2012	Employees	6,250	40.00	Two Years and Nine Months	March 27, 2022	Employment
March 27, 2012	Directors	5,483	40.00	Nine Months	March 27, 2022	Board Service
April 2, 2012	Director	938	28.00	Nine Months	April 2, 2022	New Director Grant
April 2, 2012	Director	607	40.00	Nine Months	April 2, 2022	Board Service
April 25, 2012	Employees	4,263	24.00	Eight Months	April 25, 2022	Employment
October 3, 2012	Director	313	16.00	Three Months	October 3, 2022	New Director Grant
October 4, 2012	Director	313	16.00	Three Months	October 4, 2022	New Director Grant
November 7, 2012	Consultants	1,000	16.00	Immediate	November 7, 2015	Consulting Services
January 2, 2013	Directors	6,250	16.00	One Year	January 3, 2022	Board Service
April 18, 2013	Directors	18,750	16.00	Eight Months	April 18, 2023	Board Service
April 18, 2013	Directors	2,500	16.00	One Year	April 18, 2023	Board Service
April 18, 2013	Consultant	1,250	16.00	One Year	April 18, 2023	Consulting Services
July 29, 2013	Employee	5,000	16.00	Four Years	July 29, 2023	Employment
August 19, 2013	Employee	3,750	16.00	Three Years	August 19, 2023	Employment

Upon termination of employment, under the terms of our stock option agreements, employees are generally allowed a three-month grace period during which they may exercise options vested prior to termination of employment. We extended the grace period on the vested options of certain employees when the employees terminated employment as summarized in the table which follows.

Date of Transaction	Shares of Common Stock Underlying Impacted Stock Options	Date to Which Grace Period Extended
April 5, 2011	1,358	April 5, 2013
July 1, 2011	1,375	July 1, 2013
September 2, 2011	263	August 31, 2013
September 2, 2011	2,694	August 31, 2012
October 6, 2011	1,390	September 30, 2013

We issued the following shares of common stock under agreements with consultants and vendors as summarized in the table which follows.

Date of Issuance		Shares of Common Stock	Vesting Period
November 30, 2010		10,000	Immediate
December 22, 2010		1,345	Immediate
January 1, 2011		750	Six Months
March 31, 2011		1,594	Immediate
June 30, 2011		314	Immediate
August 1, 2011		3,000	Immediate
August 1, 2011		2,000	Six Months
September 8, 2011		2,500	Immediate
December 14, 2011		675	Immediate
February 1, 2012	(1)	5,000	Eleven Months
March 27, 2012		360	Immediate
March 31, 2012		338	Immediate
June 30, 2012		338	Immediate
September 17, 2012		1,250	Immediate
September 30, 2012		338	Immediate
December 31, 2012		844	Immediate
October 3, 2012		507	Immediate
January 31, 2013		1,250	Immediate
March 31, 2013		844	Immediate
April 30, 2013		1,250	Immediate
June 30, 2013		768	Immediate
July 31, 2013		1,250	Immediate
September 30, 2013		844	Immediate
October 1, 2013		2,500	Immediate
October 10, 2013		1,250	Immediate
November 7, 2013		5,000	Immediate

(1)	The agreement was terminated April 2, 2012, and under the terms of the termination agreement all shares became fully vested.

We issued shares of common stock to retiring directors in exchange for the surrender of options as summarized in the table below.

Date of Transaction	Shares of Common Stock Issued	Shares of Common Stock Underlying Stock Options Surrendered
January 18, 2012	4,049	7,273
November 7, 2012	5,635	8,381
November 9, 2012	5,340	8,057

On April 7, 2011, we issued 12,884 shares of our common stock and a warrant to purchase 3,059 shares of our common stock at an exercise price of $46.00 per share in satisfaction of $515,355 of outstanding debt. The warrant became exercisable on June 2, 2011 and expires in November 2016. These issuances were made after a fairness hearing pursuant to an exemption provided by Section 3(a)(10) of the Securities Act.

In lieu of paying cash to non-employee board members for board retainer fees for the last three quarters of 2011, we issued the board members 6,036 shares of common stock on July 15, 2011: 2,673 shares vested immediately, 1,682 vested September 30, 2011, and 1,681 shares vested December 31, 2011.

On January 31, 2012, the holder of a warrant to purchase 25,016 shares of common stock exercised the warrants on a cashless basis and, as a result, we issued the holder 7,764 shares of our common stock.

We issued several convertible notes to Mr. Halpern and to the Shoshana Shapiro Halpern Revocable Trust, a trust beneficially owned by Mr. Halpern (the Trust). In connection with the issuance of the convertible notes, we also issued warrants to Mr. Halpern and the Trust. The transactions are summarized below.

Date of Note and Warrant		Principal Amount of Note ($)	Interest Rate on Note (%)	Conversion Rate on Note ($ Per share)	Maturity Date of Note	Shares of Common Stock Underlying Warrant	Exercise Price of Warrant ($ Per Share)	Expiration Date of Warrant	Cash We Received for Note and Warrant ($)
Feb. 14, 2011	(1)	500,000	8.5	50.00	Feb. 13, 2013	2,500	50.00	Feb. 13, 2015	500,000
June 29, 2011	(2)	739,052	10.0	42.00	June 30, 2014	3,650	46.00	Dec. 14, 2014	230,000
July 15, 2011	(2)	270,000	10.0	42.00	June 30, 2014	1,350	46.00	Dec.14, 2014	270,000
Aug. 31, 2011	(2)	730,000	10.0	42.00	June 30, 2014	3,650	46.00	June 30, 2015	730,000
Oct. 7, 2011	(3)	1,773,186	10.0	40.00	Oct. 7, 2014				-
Oct. 7, 2011	(3)	550,000	10.0	40.00	Oct. 7, 2014	11,616	44.00	June 30, 2015	550,000

(1)	The convertible note and warrant issued to Mr. Halpern February 14, 2011, were cancelled in connection with issuance of the June 29, 2011 and July 15, 2011, convertible notes and warrants to Mr. Halpern.
(2)	The convertible notes and warrants issued to Mr. Halpern June 29, 2011, July 15, 2011, and August 31, 2011, were cancelled in connection with the issuance of the October 7, 2011, convertible notes and warrants to the Trust.
(3)	The convertible notes and warrants issued to the Trust October 7, 2011, were cancelled in connection with the issuance of a January 18, 2012, subordinated convertible notes and warrants to the Trust, in the principal amount of $2,500,000, the issuance of related warrants for the purchase of up to 125,000 shares of common stock and $112,523.

On January 17, 2012, we entered into a securities purchase agreement. Under the agreement we issued to a $870,000 original issue discount senior secured convertible debenture, convertible into common stock at $30.00 per share with interest at an annual rate of 10.0%, and a warrant to purchase up to a total of 31,250 shares of common stock at an exercise price of $24.00 per share and a term of five years.

On January 18, 2012, we entered into a note and warrant purchase agreement. Under the agreement, on January 18, 2012, we issued to creditors subordinated convertible notes in the principal amount of $4,325,000 (including notes in the principal amount of $2,500,000 to the Trust), convertible into common stock at $20.00 per share with interest at an annual rate of 10.0%, and warrants to purchase up to a total of 216,250 shares of common stock (including warrants for the purchase of up to 12,500 shares of common stock to the Trust), at an exercise price of $24.00 per share, expiring January 18, 2017.

As part of the consideration for the concurrent issuances, effective January 18, 2012, we extended from July 1, 2014 to January 18, 2017 the expiration date of warrants for the purchase of 14,196 shares of our common stock at a $40.00 exercise price. The warrants were originally issued July 1, 2009.

On May 17, 2012, we issued a creditor a subordinated convertible note in the principal amount of $50,000, convertible into common stock at $20.00 per share with interest at an annual rate of 10.0%, and a warrant to purchase up to a total of 2,500 shares of common stock at an exercise price of $24.00 per share and expiring July 31, 2017.

Effective July 31, 2012, we issued creditors subordinated convertible notes in the principal amount of $850 thousand, which are convertible into common stock at $14.00 per share and bears interest at an annual rate of 10.0%, and warrants to purchase up to a total of 60,715 shares of common stock at an exercise price of $16.00 per share, expiring July 31, 2017.

Effective July 31, 2012, the senior convertible debenture issued in January 17, 2012, in the principal amount of $870,000 was exchanged for a senior convertible debenture dated July 31, 2012 in the principal amount of $1,009,200 million. In addition, we issued that creditor a convertible debenture in the principal amount of $290,000, convertible into common stock at $14.00 per share with and annual interest rate of 10.0%, and a warrant to purchase up to a total of 92,800 shares of common stock at an exercise price of $16.00 per share. We received $250,000 in proceeds from the transaction.

In connection with July 31, 2012, issuances of convertible debt and related warrants described above, effective July 31, 2012, (i) the terms of subordinated convertible notes outstanding with a face amount of $4.4 million were modified such that the maturity dates were extended from January 18, 2012 and May 17, 2012 to July 31, 2015 and (ii) the conversion price of these subordinated convertible notes was lowered from $20.00 per share to $14.00 per share under their anti-dilution provisions.

In connection with July 31, 2012, issuances of convertible debt and related warrants described above, effective July 31, 2012, the exercise price on warrants issued with an initial 182,500 underlying shares was reduced from $24.00 per share to $16.00 per share, the number of underlying shares was increased to 260,715 and the expiration date of the warrants were extended from January 18, 2017 and May 17, 2017 to July 31, 2017.

On August 31, 2012, we issued a creditor a subordinated convertible note in the principal amount of $150,000, which is convertible into common stock at $14.00 per share and bears interest at an annual rate of 10.0%, and a warrant to purchase up to a total of 10,715 shares of common stock at an exercise price of $16.00 per share.

On April 1, 2013, April 5, 2013, April 9, 2013, we issued to creditors convertible notes with principal amounts totaling $137,603, which are convertible into common stock at $14.00 per share and bear interest at an annual rate of 10.0%, and related warrants to purchase up to a total of 9,829 shares of common stock at an exercise price of $16.00 per share, expiring July 31, 2017.

As a result of concurrently dated issuances previously described, we issued the transactional warrants listed in the table below under the terms of a financial advisor agreement. All of the transactional warrants contain full ratchet anti-dilution provisions and require the holders to provide us with at least 61 days notice prior to conversion or exercise to the extent the holder would have a beneficial ownership interest in our common stock in excess of 4.99% of our outstanding common stock immediately after conversion or exercise.

Date of Warrants	Shares Underlying Warrant	Exercise Price of Warrant at Issuance	Expiration Date of Warrant
Jan. 17, 2012	1,250	$30.00	Jan. 17, 2017
Jan. 18, 2012	5,563	20.00	Jan. 18, 2017
May 17, 2012	63	20.00	May 17, 2017
Jul. 31, 2012	2,411	14.00	Jul. 31, 2017
Aug. 31, 2012	268	14.00	Aug. 31, 2017

On February 4, 2013 and May 24, 2013, the holder of our senior convertible debentures converted $98,000 and $300,000 of the outstanding principal on the debentures into 7,000 shares and 21,429 shares of our common stock, at a conversion price of $14.00.

Under a May 24, 2013, amendment to our senior convertible debentures, we agreed to prepay $300,000 of the outstanding principal and issue 22,858 shares of common stock to the holder, and the holder agreed to share its senior interest in its collateral pari passu with TCA. The terms were changed for the $194,861 million principal remaining under a debenture such that it would be payable in equal monthly installments from July 1, 2013 through December 1, 2013. Prior to the amendment, principal was due in equal monthly installments from June 1, 2013 to January 1, 2014.

On May 24, 2013, we entered into agreements to allow each holder of existing subordinated convertible notes and warrants to invest in additional notes and related warrants and provided that each holder making an additional investment (i) receive 0.0125 shares of our common stock for each dollar invested and (ii) agree to extend the maturity date for all of their convertible notes to July 2016. Further, each holder of outstanding convertible notes could elect (PIK Election), in lieu of cash interest payments otherwise payable though June 2014 on their existing notes to receive (i) an increase in the number of shares of common stock underlying their notes (ii) a warrant to purchase shares of our common stock and (iii) 0.0125 shares of our common stock for each dollar of interest otherwise payable through June 2014. On May 24, 2013, one subordinate convertible note holder made an additional investment of $0.4 million under the agreements in a subordinated convertible note in the principal amount of $0.4 million, which is convertible into common stock at $14.00 per share and bear interest at an annual rate of 10.0%, and warrants to purchase up to a total of 28,572 shares of common stock at an exercise price of $16.00 per share and a May 24, 2018 expiration. As a result, (i) the maturity date on existing notes in the principal amount of $1.1 million was extended from July 31, 2015 to July 31, 2016 and (ii) we issued 5,000 shares of common stock. In addition, on May 24, 2013, we issued 2,484 shares of common stock, and in lieu of paying interest accrued through June 30, 2013 on all of the holder’s outstanding notes, (i) increased the shares of common stock underlying the holder’s outstanding notes 3,476 shares and (ii) issued equity warrants for the purchase of up to 3,476 shares of common stock, at an exercise price of $16.00 per share and a May 24, 2018 expiration date.

On June 19, 2013, two holders of subordinated convertible notes and warrants made a PIK Election. As a consequence, we issued to these holders 544 shares of common stock, and in lieu of paying interest accrued through June 30, 2013, (i) increased the shares of common stock underlying their convertible notes by 871 shares and (ii) issued warrants for the purchase of 871 shares of common stock, at an exercise price of $16.00 per share and a May 31, 2018 expiration.

Senior Secured Revolving Credit Facility Agreement

Under a revolving credit facility with TCA Global Credit Master Fund, LP (TCA), effective May 24, 2013, as amended July 18, 2013 and October 11, 2013, we may borrow up to $8 million, based on the amount of eligible accounts receivable we provide to secure the repayment of the amounts borrowed. We expect the amount of our eligible receivables will limit our ability to borrow under this facility, such that our outstanding borrowings at any time are less than approximately $2.8 million. Borrowings under the agreement are evidenced by a revolving note which accrues interest at the rate of 12% per year and is due in January 2014. We owe TCA various other fees under the agreement, that are expected to average approximately 7% of average borrowings per year.

USA segment accounts receivable collections are required to be directed to a TCA owned account. Collections TCA receives, in excess of amounts due for interest and fees and mandatory minimum cumulative repayments are treated as additional repayments and reduce amounts outstanding. There are minimum monthly repayments beginning in January 2014 and the note must be repaid in full by November 2014. Until cumulative repayments equal the required minimum, TCA may withhold 20% of collections. We may request, on a weekly basis, that TCA advance us any amounts collected in excess of amounts (i) due for interest and fees and (ii) required to meet the minimum cumulative repayments.

On May 24, 2013, we borrowed $1,400,000 under the TCA revolving note (first tranche). In addition to cash expenses we issued TCA 10,594 shares of our common stock. We also issued equity warrants to investment bankers for the purchase of 6,000 shares of common stock, exercisable at $16.00 per share, through May 24, 2018.

On July 18, 2013, we borrowed an additional $600,000 under the TCA revolving note (second tranche). In addition to cash expenses, we issued TCA 20,000 shares of our common stock. We issued equity warrants to investment bankers for the purchase of 3,429 shares of common stock, exercisable at $16.00 per share, through July 18, 2018.

On October 11, 2013, we borrowed an additional $800,000 under the TCA revolving note (third tranche). In addition to cash expenses, we issued TCA 6,667 shares of our common stock. We issued equity warrants to investment bankers for the purchase of 2,572 shares of common stock, exercisable at $16.00 per share, through October 2018.

We have guaranteed that TCA will realize a minimum of $523,000 when shares of our common stock issued in connection with the three tranches are sold and, as a result of the amendment in October 2013, we must redeem the shares for a cash amount equal to the minimum in monthly installments beginning in January 2014 and ending in October 2014.

Upon an event of default, as defined in the agreement, TCA has the right to voluntarily convert all or any portion of the outstanding principal, interest and other amounts due under the agreement into shares of our common stock at a conversion price equal to 85% of the lowest daily volume weighted average price during the five trading days immediately prior to the conversion date. If TCA voluntarily converts, we have guaranteed that TCA will realize a minimum per share, when shares of our common stock issued in connection with the conversion are sold, equal to the volume weighted average price of our common stock during the five trading days immediately prior to the conversion date.

Changes to Warrants Issued in Prior Equity Financings Resulting from Warrant Anti-dilution Provision

As a result of convertible debt, warrant and equity issuances described herein, we adjusted the exercise price and increased the number of shares underlying certain existing warrants to purchase common stock, issued to the investors and advisors in prior equity financings pursuant to the anti-dilution provisions contained in the respective warrants. The changes are described in the tables which follow. All of the changes were to warrants held by existing warrant holders without additional consideration pursuant to the terms of the respective financings, and no commission or other remuneration was paid or given directly or indirectly to any person in connection therewith. The changes to the existing warrants, as summarized in the table below, were exempt from registration under Section 3(a)(9) of the Securities Act of 1933.

			Before Event		After Event
Triggering Events		Financing	Shares Under Warrants	Exercise Price	Shares Under Warrants	Exercise Price	Increase in Shares Under Warrants

February 14, 2011	(1)	May 12, 2006	14,085	$230.00	14,200	$228.00	115
	(2)	February 16, 2007	88,971	408.00	92,728	392.00	3,757
	(3)	April 24, 2008	47,830	200.00	48,215	198.00	385

April 7, 2011	(1)	May 12, 2006	14,200	228.00	14,362	226.00	162
	(2)	February 16, 2007	92,728	392.00	96,882	374.00	4,154
	(3)	April 24, 2008	48,215	198.00	48,756	196.00	541

June 29, 2011	(2)	February 16, 2007	96,882	374.00	100,819	360.00	3,937
	(3)	April 24, 2008	48,756	196.00	49,253	194.00	497

July 15, 2011	(2)	February 16, 2007	100,820	360.00	103,764	350.00	2,944
	(3)	April 24, 2008	49,253	194.00	49,512	194.00	259

August 31, 2011	(2)	February 16, 2007	103,764	350.00	107,959	336.00	4,195
	(3)	April 24, 2008	49,512	194.00	50,208	190.00	696

October 7, 2011	(2)	February 16, 2007	107,959	336.00	116,239	312.00	8,280
	(3)	April 24, 2008	50,208	190.00	51,800	184.00	1,592

January 17, 2012 and January 18, 2012	(2)	February 16, 2007	116,239	312.00	185,831	196.00	69,592
	(3)	April 24, 2008	51,800	184.00	75,100	128.00	23,300
		May 7, 2009	34,091	40.00	68,182	20.00	34,091
		July 1, 2009	14,446	40.00	28,891	20.00	14,445

May 17, 2012	(2)	February 16, 2007	185,831	196.00	191,196	190.00	5,365
	(3)	April 24, 2008	75,100	128.00	75,377	128.00	277

July 31, 2012	(2)	February 16, 2007	191,196	190.00	411,264	88.00	220,068
	(3)	April 24, 2008	75,377	128.00	144,024	66.00	68,647
		May 7, 2009	43,167	20.00	61,667	14.00	18,500
		July 1, 2009	28,891	20.00	41,273	14.00	12,382
		May 17, 2012	63	20.00	90	14.00	27
		January 17, 2012	32,500	24.00	56,250	14.00	23,750
		January 18, 2012	41,813	24.00	70,090	14.00	28,277

April 1, 2013, April 5, 2013 and April 9, 2013	(3)	April 24, 2008	144,024	66.00	146,106	66.00	2,082

(1)	The warrants issued to the investors in the May 12, 2006 financing expired on May 12, 2011.
(2)	The warrants issued to the investors in the February 16, 2007 financing expired on August 16, 2012.
(3)	The warrants issued to the investors in the April 24, 2008 financing expired on April 24, 2013.

Item 16. Exhibits

The following is a list of exhibits filed as a part of this registration statement:

Exhibit Number	Exhibit Description
1.01 *	Form of Underwriting Agreement
2.01
Quotas Purchase and Sale Agreement, dated January 31, 2008, with Quota Holders of Irgovel - Industria Riograndens De Oleos Begetais Ltda (incorporated herein by reference to exhibits previously filed on Registrant’s Quarterly Report on Form 10-Q, filed on August 11, 2008 and on Registrant’s Annual Report on Form 10-K, filed on March 17, 2008)

2.02	First Amended Plan of Reorganization (incorporated herein by reference to exhibits previously filed on Registrant’s Current Report on Form 8-K, filed on November 2, 2010)
2.03
Second Amendment to Exhibit 1 to First Amended Plan of Reorganization (incorporated herein by reference to exhibits previously filed on Registrant’s Current Report on Form 8-K, filed on November 2, 2010)

3.01.1
Restated and Amended Articles of Incorporation as filed with the Secretary of State of California on December 13, 2001 (incorporated herein by reference to exhibits previously filed on Registrant’s Annual Report on Form 10-KSB, filed on April 16, 2002)

3.01.2
Certificate of Amendment of Articles of Incorporation as filed with the Secretary of State of California on August 4, 2003 (incorporated herein by reference to exhibits previously filed on Registrant’s Registration Statement on Form SB-2, filed on November 18, 2005)

3.01.3
Certificate of Amendment of Articles of Incorporation as filed with the Secretary of State of California on October 31, 2003 (incorporated herein by reference to exhibits previously filed on Registrant’s Quarterly Report on Form 10-QSB, filed on November 19, 2003)

3.01.4
Certificate of Amendment of Articles of Incorporation as filed with the Secretary of State of California on September 29, 2005 (incorporated herein by reference to exhibits previously filed on Registrant’s Registration Statement on Form SB-2, filed on November 18, 2005)

3.01.5
Certificate of Amendment of Articles of Incorporation as filed with the Secretary of State of California on August 20, 2007 (incorporated herein by reference to exhibits previously filed on Registrant’s Quarterly Report on Form 10-Q, filed on August 14, 2007)

3.01.6
Certificate of Amendment of Articles of Incorporation as filed with the Secretary of State of California on June 30, 2011 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on July 5, 2011)

3.01.7
Certificate of Amendment of Articles of Incorporation filed with the Secretary of State of California on July 12, 2013 (incorporated herein by reference to exhibits previously filed on Registrant’s Quarterly Report on Form 10-Q, filed August 14, 2013)

3.02
Certificate of Designation of the Rights, Preferences, and Privileges of the Series A Preferred Stock as filed with the Secretary of State of California on December 13, 2001 (incorporated herein by reference to exhibits previously filed on Registrant’s Registration Statement on Form SB-2, filed on June 4, 2002)

3.03
Certificate of Determination, Preferences and Rights of Series B Convertible Preferred Stock as filed with the Secretary of State of California on October 4, 2005 (incorporated herein by reference to exhibits previously filed on Registrant’s Current Report on Form 8-K, filed on October 4, 2005)

3.04
Certificate of Determination, Preferences and Rights of Series C Convertible Preferred Stock as filed with the Secretary of State of California on May 10, 2006 (incorporated herein by reference to exhibits previously filed on Registrant’s Current Report on Form 8-K, filed on May 15, 2006)

3.05
Certificate of Determination, Preferences and Rights of the Series D Convertible Preferred Stock, as filed with the Secretary of State of California on October 17, 2008 (incorporated herein by reference to exhibits previously filed on Registrant’s Current Report on Form 8-K, filed on October 20, 2008)

3.06
Certificate of Determination, Preferences and Rights of the Series E Convertible Preferred Stock, as filed with the Secretary of State of California on May 7, 2009 (incorporated herein by reference to exhibits previously filed on Registrant’s Current Report on Form 8-K, filed on May 8, 2009)

3.07.1	Bylaws (incorporated herein by reference to exhibits previously filed on Registrant’s Registration Statement on Form SB-2, filed on June 12, 2006)

3.07.2	Amendment of Bylaws effective June 19, 2007 (incorporated herein by reference to exhibits previously filed on Registrant’s Current Report on Form 8-K, filed on June 25, 2007)
3.07.3	Amendment of Bylaws effective December 4, 2009 (incorporated herein by reference to exhibits previously filed on Registrant’s Current Report on Form 8-K, filed on December 10, 2009)
3.08	Certificate of Ownership dated October 3, 2012 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on October 10, 2012)
4.05	Common Stock Warrant issued to Hillair Capital Investments L.P. (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on January 23, 2012)
4.06
Form of warrant to purchase shares issued to holders of secured convertible promissory notes (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on January 23, 2012)

4.07	Common Stock Warrant issued to Hillair Capital Investments L.P. (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on August 6, 2012)
4.08*	Warrant Agreement by and between RiceBran Technologies and American Stock Transfer & Trust Company and Form of Warrant Certificate
5.1*	Form of Opinion of counsel as to legality of securities being registered
10.07	Employment Agreement with W. John Short (incorporated herein by reference to exhibits previously filed on Registrant’s Current Report on Form 8-K, filed on July 10, 2009)
10.08	First Amendment of Employment Agreement with W. John Short (incorporated herein by reference to exhibits previously filed on Registrant’s Current Report on Form 8-K, filed on July 10, 2009)
10.09	Second Amendment of Employment Agreement with W. John Short (incorporated herein by reference to previously filed Form 10-Q, filed on May 11, 2011)
10.10
Third Amendment to Employment Agreement with W. John Short dated July 2, 2010 (incorporated herein by reference to exhibit 10.1 previously filed on Registrant’s Current Report on Form 8-K, filed on July 8, 2010)

10.11
Fourth Amendment to Employment Agreement with W. John Short dated July 15, 2011 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on July 20, 2011)

10.15	Employment Agreement with Jerry Dale Belt dated June 8, 2010 (incorporated herein by reference to exhibit 10.1 previously filed on Registrant’s Current Report on Form 8-K, filed on June 8, 2010)
10.16
First Amendment to Employment Agreement with Jerry Dale Belt dated July 15, 2011 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on July 20, 2011)

10.17
Second Amendment to Employment Agreement with Jerry Dale Belt dated February 14, 2012 (incorporated herein by reference to exhibits previously filed on Registrant’s Annual Report on Form 10-K, filed on March 30, 2012)

10.18	Employment Agreement with Colin Garner dated September 1, 2010 (incorporated herein by reference to exhibits previously filed on Registrant’s Current Report on Form 8-K, filed on January 5, 2011)
10.19
First Amendment to Employment Agreement with Colin Garner dated July 15, 2011 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on July 20, 2011)

10.20	2005 Equity Incentive Plan (incorporated herein by reference to exhibits previously filed on Form SB-2, filed on November 18, 2005)
10.21
Form of Non-Employee Director Stock Option Agreement under the 2005 Equity Incentive Plan (incorporated herein by reference to exhibits previously filed on Registrant’s Annual Report on Form 10-K, filed on March 17, 2008)

10.22	Form of Stock Option Agreement for 2005 Equity Incentive Plan (incorporated herein by reference to exhibits previously filed on Registrant’s Quarterly Report on Form 10-Q, filed on May 12, 2008)
10.23
Form of Restricted Stock Grant Agreement for 2005 Equity Incentive Plan (incorporated herein by reference to exhibits previously filed on Registrant’s Quarterly Report on Form 10-Q, filed on August 11, 2008)

10.28
Asset Purchase Agreement with Kerry Inc. dated February 11, 2010 (incorporated herein by reference to exhibit 10.77 previously filed on Registrant’s Annual Report on Form 10-K, filed on February 24, 2011)

10.29	Stipulation and Agreement of Settlement dated May 17, 2010 (incorporated herein by reference to exhibit 10.1 previously filed on Registrant’s Current Report on Form 8-K, filed on May 18, 2010)
10.30
Nutra SA, LLC Membership Interest Purchase Agreement dated December 29, 2010 (incorporated herein by reference to exhibits previously filed on Registrant’s Current Report on Form 8-K/A, filed on August 10, 2011)

10.31	Form of Investor Rights Agreement (incorporated herein by reference to exhibits previously filed on Registrant’s Current Report on Form 8-K, filed on January 5, 2011)
10.32
Form of Amended and Restated Limited Liability Company Agreement for Nutra SA, LLC (incorporated herein by reference to exhibits previously filed on Registrant’s Annual Report on Form 10-K, filed on February 24, 2011)

10.33	2010 Equity Incentive Plan (incorporated herein by reference to previously filed Form 10-Q, filed on May 11, 2011)
10.34
Form of Non-Employee Director Stock Option Agreement under the 2010 Equity Incentive Plan (incorporated herein by reference to exhibits previously filed on Registrant’s Annual Report on Form 10-K, filed on March 30, 2012)

10.35	Form of Stock Option Agreement for the 2010 Equity Incentive Plan (incorporated herein by reference to exhibits previously filed on Registrant’s Annual Report on Form 10-K, filed on March 30, 2012)
10.36
Form of Restricted Stock Grant Agreement for the 2010 Equity Incentive Plan (incorporated herein by reference to exhibits previously filed on Registrant’s Annual Report on Form 10-K, filed on March 30, 2012)

10.37	Form of Indemnification Agreement for officers and directors (incorporated by reference to previously filed Form 10-Q, filed on May 11, 2011)
10.38
Loan agreement between Industria Riograndens De Oleos Vegetais Ltd. and Banco do Brasil S.A. in the amount of R$2,784,838, respectively, with a Brazilian bank dated December 15, 2011, English translation from the original Portuguese (incorporated herein by reference to exhibits previously filed on Registrant’s Annual Report on Form 10-K, filed on March 30, 2012)

10.39
Loan agreement between Industria Riograndens De Oleos Vegetais Ltd. and Banco do Brasil S.A. in the amount of R$6,676,012 dated December 15, 2011, English translation from the original Portuguese (incorporated herein by reference to exhibits previously filed on Registrant’s Annual Report on Form 10-K, filed on March 30, 2012)

10.40	Securities Purchase Agreement dated January 17, 2012 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on January 23, 2012)
10.41	Security Agreement dated January 17, 2012 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on January 23, 2012)
10.42	Subsidiary Guarantee dated January 17, 2012 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on January 23, 2012)
10.43
Form of Original Issue Discount Senior Secured Convertible Debenture Due July 1, 2013 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on January 23, 2012)

10.44	Note and Warrant Purchase Agreement dated January 17, 2012 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on January 23, 2012)
10.45	Form of Secured Convertible Promissory Note (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on January 23, 2012)
10.46	Security Agreement dated January 17, 2012 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on January 23, 2012)
10.47	Form of Subordination Agreement (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on January 23, 2012)
10.48	Securities Purchase Agreement dated July 31, 2012 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on August 6, 2012)
10.49	Security Agreement dated July 31, 2012 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on August 6, 2012)
10.50	Subsidiary Guarantee dated July 31, 2012 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on August 6, 2012)
10.51
$1,009,200 Original Issue Discount Senior Secured Convertible Debenture Due January 1, 2014 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on August 6, 2012)

10.52
$290,000 Original Issue Discount Senior Secured Convertible Debenture Due January 1, 2014 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on August 6, 2012)

10.53
Securities Exchange Agreement dated July 31, 2012 with Hillair Capital Investments L.P. (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on August 6, 2012)

10.54	Amendment to Loan Documents dated July 31, 2012 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on August 6, 2012)
10.55	Subordination Agreement dated July 31, 2012 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on August 6, 2012)
10.56
Contribution and Subscription Agreement dated December 24, 2012 regarding Nutra SA, LLC (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on December 31, 2012)

10.57
Second Amended and Restated Limited Liability Agreement for Nutra SA, LLC dated December 24, 2012 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on December 31, 2012)

10.58	License Agreement dated March 14, 2013 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on March 20, 2013)
10.59	Membership Interest Purchase Agreement dated April 2, 2013 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on April 5, 2013)
10.60
Sublicense Agreement with RBT PRO LLC and Wilmar (Shanghai) Biotechnology Research Development Center Co., Ltd. dated April 2, 2013 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on April 5, 2013)

10.61	Sublicense Agreement with RBT PRO LLC dated April 2, 2013 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on April 5, 2013)
10.62
Cross License Agreement with Wilmar (Shanghai) Biotechnology Research Development Center Co., Ltd. dated April 2, 2013 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on April 5, 2013)

10.63
Amended and Restated Limited Liability Company Agreement for RBT PRO LLC, dated April 2, 2013 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on April 5, 2013)

10.64
Senior Secured Revolving Credit Facility Agreement with TCA Global Credit Master Fund, LP, dated as of April 30, 2013 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on May 30, 2013)

10.65
Promissory Note issued to TCA Global Credit Master Fund, LP, dated as of April 30, 2013 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on May 30, 2013)

10.66
Form of Guaranty Agreement by Subsidiary Guarantors in favor of TCA Global Credit Master Fund, LP, dated as of April 30, 2013 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on May 30, 2013)

10.67
Security Agreement with TCA Global Credit Master Fund, LP, dated as of April 30, 2013 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on May 30, 2013)

10.68
Form of Security Agreement, dated as of April 30, 2013, by Subsidiary Guarantors and TCA Global Credit Master Fund, LP (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on May 30, 2013)

10.69
Form of Pledge with TCA Global Credit Master Fund, LP, dated as of April 30, 2013 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on May 30, 2013)

10.70
Amendment and Waiver Agreement with Hillair Capital Investments L.P., dated as of May 24, 2013 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on May 30, 2013)

10.71	Amended and Restated Security Agreement dated as of May 24, 2013 (incorporated herein by reference to exhibits previously filed on Registrant’s Quarterly Report on Form 10-Q, filed August 14, 2013)
10.72
Amended and Restated Note and Warrant Purchase Agreement dated as of May 24, 2013 (incorporated herein by reference to exhibits previously filed on Registrant’s Quarterly Report on Form 10-Q, filed August 14, 2013)

10.73	Restated Subordination Agreement dated as of May 24, 2013 (incorporated herein by reference to exhibits previously filed on Registrant’s Quarterly Report on Form 10-Q, filed August 14, 2013)
10.74
Amendment 1 to Senior Secured Revolving Credit Facility Agreement with TCA Global Credit Master Fund, LP dated July 18, 2013 (incorporated herein by reference to exhibits previously filed on Registrant’s Quarterly Report on Form 10-Q, filed August 14, 2013)

10.75
Promissory Note issued to TCA Global Credit Master Fund, LP dated July 18, 2013 (incorporated herein by reference to exhibits previously filed on Registrant’s Quarterly Report on Form 10-Q, filed August 14, 2013)

10.76
Acquisition and Stock Purchase Agreement with the Shareholders of H&N Distribution, Inc. dated September 24, 2013 (incorporated herein by reference to exhibits previously filed on registrant’s current report on Form 8-K, filed on September 26, 2013)

10.77
Amendment No. 2 to Senior Secured Revolving Credit Facility Agreement with TCA Global Credit Master Fund, LP dated October 11, 2013 (incorporated herein by reference to exhibits previously filed on Registrant’s Quarterly Report on Form 10-Q, filed November 12, 2013)

10.78
Promissory Note issued to TCA Global Credit Master Fund, LP dated October 11, 2013 (incorporated herein by reference to exhibits previously filed on Registrant’s Quarterly Report on Form 10-Q, filed November 12, 2013)

21.01		List of subsidiaries. (previously filed as Exhibit 21.01 to the registrant’s Registration Statement on Form S-1 filed September 27, 2013 (File No. 333-191448) and incorporated herein by reference)
23.1		Consent of Independent Registered Public Accounting Firm.
23.2	*	Consent of Weintraub Tobin Chediak Coleman Grodin Law Corporation
24.1		Power of Attorney (See signature page).
101.INS*	@	XBRL Instance Document
101.SCH*	@	XBRL Taxonomy Extension Schema Document
101.CAL*	@	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF*	@	XBRL Taxonomy Extension Calculation Definition Linkbase Document
101.LAB*	@	XBRL Taxonomy Extension Calculation Label Linkbase Document
101.PRE*	@	XBRL Taxonomy Extension Calculation Presentation Linkbase Document

*	To be filed by amendment.
@	XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections.

Item 17. Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)	If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(7)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on this 14th day of November, 2013.

RICEBRAN TECHNOLOGIES

Date: November 18, 2013	By:	/s/ W. John Short
W. John Short,
President and Chief Executive Officer
(Principal Executive Officer)

Date: November 18, 2013	By:	/s/ Jerry Dale Belt
Jerry Dale Belt,
Chief Financial Officer and Secretary
(Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Date: November 18, 2013	By:	/s/ W. John Short
W. John Short, Director, President
and Chief Executive Officer

Date: November 18, 2013	By:	/s/ *David Goldman
David Goldman, Director

Date: November 18, 2013	By:	/s/ *Baruch Halpern
Baruch Halpern, Director

Date: November 18, 2013	By:	/s/ *Henk W. Hoogenkamp
Henk W. Hoogenkamp, Director

Date: November 18, 2013	By:	/s/ *Robert C. Schweitzer
Robert C. Schweitzer, Director

*By:	/s/ W. John Short
W. John Short
attorney-in-fact